Form 10-K, Exhibit 13
period 1995-09-30
NEW YORK BANCORP INC
filed 1995-12-14
CIK 820068


SELECTED

CONSOLIDATED

FINANCIAL &

OTHER DATA




                                                                     Year Ended September 30,
                                              __________________________________________________________________
                                                 1995         1994(1)       1993(1)       1992(1)       1991(1)
                                              __________    __________    __________    __________    __________
                                                           (In Thousands, Except Per Share Amounts)
OPERATING DATA:
Interest income............................   $  196,972    $  175,530    $  160,752    $  152,417    $  157,117
Interest expense...........................      101,730        79,948        71,385        84,415       107,975
                                              __________    __________    __________    __________    __________
  Net interest income......................       95,242        95,582        89,367        68,002        49,142
Provision for possible loan losses.........       (1,700)       (2,650)       (4,700)       (8,404)       (3,401)
                                              __________    __________    __________    __________    __________
  Net interest income after provision
   for possible loan losses................       93,542        92,932        84,667        59,598        45,741
                                              __________    __________    __________    __________    __________

Other operating income:
  Loan fees and service charges............        2,566         3,292         3,341         3,196         2,717
  Net gain (loss) on the sales of mortgage
   loans and securities available for sale.       (1,088)          214         3,857        13,185         2,532
  Net loss on financial futures
   transactions............................           --            --          (495)           --          (388)
  Real estate operations, net..............         (883)         (880)       (1,296)       (3,413)       (7,774)
  Other....................................        5,134         4,494         4,481         2,604         2,084
                                              __________    __________    __________    __________    __________
    Total other operating income ..........        5,729         7,120         9,888        15,572          (829)
                                              __________    __________    __________    __________    __________
Merger and restructuring expense...........       19,024           --            --            --            --
                                              __________    __________    __________    __________    __________
Other operating expenses...................       48,968        50,845        48,455        42,374        35,586
                                              __________    __________    __________    __________    __________
Income before taxes on income and
 extraordinary item and cumulative
 effect of change in accounting principle..       31,279        49,207        46,100        32,796         9,326
Income tax expense ........................      (19,717)      (21,740)      (20,912)      (15,346)       (6,089)
Extraordinary item, early
 extinguishment of debt....................           --            --            --          (570)           --
Cumulative effect of change in
 accounting for income taxes...............           --         5,685            --            --            --
                                              __________    __________    __________    __________    __________
Net income ................................   $   11,562    $   33,152    $   25,188    $   16,880    $    3,237
                                              ==========    ==========    ==========    ==========    ==========

EARNINGS PER COMMON SHARE:
Income before extraordinary item
 and cumulative effect of change
 in accounting principle...................     $    .87      $   2.02      $    N/M(4)   $    N/M(4)   $    N/M(4)
Net income.................................     $    .87      $   2.44      $    N/M(4)   $    N/M(4)   $    N/M(4)

BOOK VALUE PER SHARE(2)....................     $  12.88      $  12.95      $  11.75      $    N/M(4)   $    N/M(4)

DIVIDENDS PER SHARE(2), (3)................     $    .80      $    .78      $    .64      $    .45      $    .40

DIVIDEND PAYOUT RATIO(2), (3)..............        76.92%        24.84%        29.36%        25.71%       108.11%




                                                                         September 30,
                                           ______________________________________________________________________
                                               1995           1994(1)      1993(1)        1992(1)       1991(1)
                                           ____________   ____________  ____________   ____________  ____________
                                                                        (In Thousands)
FINANCIAL CONDITION DATA:
Total assets.............................. $  2,731,592   $  2,583,982  $  2,250,605   $  2,153,861  $  1,760,968
First mortgage loans, net.................    1,370,175      1,134,882     1,078,960        977,017       685,130
Other loans, net..........................      294,768        297,472       309,457        322,746       241,307
 Loans receivable, net....................    1,664,943      1,432,354     1,388,417      1,299,763       926,437
Mortgage-backed securities held
 to maturity..............................      664,726        785,593       439,605        448,296       577,943
Mortgage-backed securities available
 for sale.................................      206,794        171,983       234,236         76,707        32,015
Investment securities held to maturity....       21,179         52,984         4,662         26,620        15,300
Investment securities available for sale..       46,273            180            --             67        21,301
Federal Home Loan Bank stock..............       20,288         17,409        21,734         20,876        19,334
Money market investments..................       13,915         21,844        77,261        192,758        85,384
Trading account securities................        2,003         12,939        12,487         12,242        11,778
Deposits..................................    1,748,874      1,791,514     1,758,102      1,782,764     1,207,107
Borrowed funds............................      767,138        578,897       293,693        222,850       430,333
Shareholders' equity......................      156,386        171,291       153,769         99,933(5)     89,209(5)




                                                                           September 30,
                                           _______________________________________________________________________
                                                 1995          1994(1)       1993(1)        1992(1)       1991(1)
                                           ________________  __________    __________     __________    __________

SELECTED FINANCIAL RATIOS & OTHER DATA:
Return on average assets..................        .44%          1.35%         1.16%           .89%          .19%
Return on average shareholders' equity....       6.81          20.13         18.74          17.81          3.55
Shareholders' equity to assets............       5.73           6.63          6.83           4.64          5.07
Net interest rate spread..................       3.43           3.73          3.99           3.47          2.71
Net interest margin.......................       3.68           3.95          4.23           3.68          2.99
Nonaccrual loans and real estate owned,
 net, as a percentage of total assets.....       1.18           1.64          2.02           2.08          2.48
Allowance for possible loan losses as
 a percentage of nonaccrual loans.........      70.04          70.23         69.02          54.87         19.62
Average interest-earning assets to
 average interest-bearing liabilities.....     106.47         106.82        107.04         104.67        104.32
CUSTOMER SERVICE FACILITIES:
Full service..............................      27             26            26             29            21
Loan production offices...................       6              6             6              7             7
Executive office..........................       1              1             1              1             1




(1)  Restated  to reflect  the merger with  Hamilton  Bancorp,  Inc.,  which was  accounted  for as a pooling of interests.
(2)  Per share amounts have been calculated to fully reflect the 3-for-2 stock splits effective October 22, 1992 and July 29, 1993 and the ten percent stock dividend effective February 14, 1994.
(3)  Dividends per share,  and the dividend  payout  ratio,  have not been restated for the merger with Hamilton
     Bancorp, Inc.
(4)  N/M - Hamilton Bancorp, Inc. converted to stock ownership on April 1, 1993. Accordingly, restated per share data is not meaningful.
(5)  Includes only the retained earnings of Hamilton  Bancorp,  Inc. which converted to stock ownership on April
     1, 1993.


MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS



GENERAL
New York Bancorp Inc. ("New York Bancorp" or the "Company") is a savings and loan holding company. The Company, through its subsidiary, Home Federal Savings Bank (the "Savings Bank"), operates as a community savings bank. The Savings
Bank's principal business consists of attracting deposits from the general public and investing these deposits, together with funds from ongoing operations and borrowings, in the origination and purchase of residential and commercial mortgage loans, cooperative residential loans and consumer loans. The Savings Bank also maintains a portion of its assets in mortgage-backed securities and investment securities, including obligations of the U.S. Government and federal agencies, money market investments, corporate notes and other securities.

On January 27, 1995, Hamilton Bancorp, Inc. ("Hamilton"), the parent company of Hamilton Federal Savings F.A. ("Hamilton Savings") was merged with and into New York Bancorp. This transaction has been accounted for as a pooling of interests, and, as a result, the financial results for the periods prior to the merger reported in the accompanying management's discussion and analysis and consolidated financial statements have been restated to include the results of Hamilton. The Company reports its financial results on a fiscal year ended September 30, whereas Hamilton reported its financial results on a calendar year basis. In order to present historical consolidated financial information, the consolidated financial statements for years prior to fiscal year 1995 reflect the combination of the Company at and for the years ended September 30 with Hamilton's financial condition and results of operations at and for the years ended December 31.

During the year ended September 30, 1995, the interest rate environment resulted in a relatively flat yield curve, thus producing an adverse risk/reward relationship for growing the asset size of the balance sheet through security purchases. As part of the Company's strategy to find ways to best utilize its available capital, during fiscal year 1995 New York Bancorp continued its stock repurchase program by repurchasing 1,431,700 shares of its common stock in the open market, bringing the total number of Treasury shares to 2,607,876 and the total number of outstanding common shares to 12,138,974 at September 30, 1995.

In June 1995, New York Bancorp's common stock commenced trading on the New York Stock Exchange. This has given the Company's stock added visibility and additional investor interest as well as increased the stock's liquidity.

In August and October 1992, New York Bancorp, through the Savings Bank, acquired $273.9 million in assets and assumed $480.0 million in liabilities of the former Union Savings Bank ("Union Savings") from the Federal Deposit Insurance Corporation (the "FDIC"), as receiver of Union Savings.

EARNINGS SUMMARY
New York Bancorp earned net income of $11.6 million, or $.87 per share, for the year ended September 30, 1995, compared with $33.2 million, or $2.44 per share, for the prior year. The results for the year ended September 30, 1995 included $16.1 million in after tax non-recurring costs and $.7 million in an after tax loss on the sale of securities, both of which were incurred in connection with the Hamilton merger. Net income for the year ended September 30, 1994 included $5.7 million in income, or $.42 per share, from the cumulative effect of a change in accounting for income taxes.

ASSET/LIABILITY MANAGEMENT
The Savings Bank is subject to interest rate risk to the extent that its interest-bearing liabilities reprice or mature more or less frequently, or on a different basis, than its interest-earning assets. The Savings Bank's primary approach to controlling interest rate risk and maximizing net interest margin emphasizes gap management. The Savings Bank does not have a mandated targeted gap, but historically has managed the gap so that it will range from a modest positive to a modest negative position, which would generally result in upper-end ranges of positive to negative positions of 15%. The size and direction of the gap is determined by management, reflecting its views on the direction of interest rates and general market conditions. The Savings Bank's cumulative one year gap as a percent of total interest-earning assets moved from a positive .16% at September 30, 1994 to a negative 12.51% at September 30, 1995.

A negative gap denotes liability sensitivity which in a given period will result in more liabilities than assets being subject to repricing. Generally, liability sensitive gaps would result in a net positive effect on net interest margin and, consequently, net income in a declining interest rate environment. Alternatively, liability sensitive gaps would generally result in a net negative effect on net interest margin and, consequently, net income in an increasing interest rate environment.

The change from a .16% positive cumulative one year gap to a 12.51% negative cumulative one year gap resulted from an increased use of short term borrowings to fund growth in longer term assets, and a transfer by depositors to short term (less than one year) certificates of deposit from regular savings accounts. In determining the one year cumulative gap, regular savings accounts are assumed not to reprice. Alternatively, it is anticipated that their balance will be transferred into other more interest-sensitive liabilities over time, and therefore have a minimal repricing impact on the one year gap. In 1995, the transfer by depositors of these funds into short term (less than one year) certificates of deposit resulted in increasing interest-bearing liabilities which reprice within one year, and, therefore, increased the cumulative one year negative gap.

At September 30, 1995, the Savings Bank's interest-earning assets principally consisted of adjustable rate mortgage and other loans and securities, multi-tranche fixed rate REMIC securities and an assortment of fixed rate mortgage and other loans. At September 30, 1995, 52.2% of such interest-earning assets were adjustable rate assets. Within the framework of the targeted gap, the Savings Bank may choose to extend the maturity of its funding source and/or reduce the repricing mismatches by using interest rate swaps and financial futures arrangements. Additionally, the Savings Bank uses interest rate caps and interest rate floor arrangements to assist in further insulating the Savings Bank from volatile interest rate changes.

During the year ended September 30, 1995, the Company's mortgage-backed securities portfolio decreased $86.1 million, from $957.6 million at September 30, 1994 to $871.5 million at September 30, 1995. This decrease is primarily attributed to the transfer, and subsequent sale, of $66.8 million of mortgage-backed securities held to maturity to available for sale in connection with restructuring the Hamilton portfolio's risk profile to be more consistent with the Company's. The average lives of mortgage-backed securities are sensitive to changes in the interest rate environment. The average lives tend to shorten in periods of declining interest rate environments and lengthen in periods of increasing interest rate environments. At September 30, 1995, the mortgage-backed securities portfolios had an estimated average life of approximately 5.3 years. Assuming an immediate and parallel shift of 300 basis points in the yield curve, the average life of these portfolios would extend to approximately 7.2 years. The Savings Bank considers its investment in mortgage-backed securities as a separate investment category from mortgage loans because of the liquidity characteristics of these instruments. The Savings Bank further segregates its mortgage-backed securities holdings as either held to maturity or available for sale. At September 30, 1995, the Savings Bank's portfolios of mortgage-backed securities represented 31.9% of total assets. Such mortgage-backed securities are either guaranteed by the FHLMC, GNMA or FNMA or constitute REMIC and private-issue passthrough mortgage-backed securities which are virtually all rated AAA by nationally recognized rating services. The Savings Bank purchases such securities at premiums and discounts to face value depending on present market conditions. As interest rates rise or decline, the yield on these securities may increase or decrease due to prepayments, which will lengthen or shorten the estimated average lives and thus affect the level of premium amortization and discount accretion. Additionally, the cash flows from such prepayments will be reinvested in interest-earning assets at then current market rates.

In connection with its interest rate risk management strategy, at September 30, 1995 the Savings Bank maintained interest rate swap arrangements with a notional amount of $205.0 million. For $140.0 million of the $205.0 million of interest rate swap arrangements, the Savings Bank receives a variable rate (which is matched against the related variable rate borrowing) and pays a fixed rate, thus locking in a spread on fixed rate mortgage loans or fixed rate mortgage-backed securities during the term of the swap. Such swaps have maturities ranging from January 1996 to May 1996. For the remaining $65.0 million of interest rate swaps, the Savings Bank is receiving a fixed rate of 5.80% and paying a variable rate based on Federal funds (5.79% on September 30, 1995). This interest rate swap effectively unwound $65.0 million (of the aforementioned $140.0 million in interest rate swaps) where the Savings Bank was receiving a variable rate based on Federal funds (5.79% on September 30, 1995) and paying a fixed rate of 4.04%. The term of such swaps extend through January 1996.

Additionally, in an effort to further protect against interest rate risk associated with the repricing of its interest-bearing deposit liabilities, the Savings Bank was a party to $1.0 billion of interest rate floor agreements which were scheduled to expire on February 22, 1998. During the third quarter of fiscal year 1995, in an effort to secure the hedge position provided against the aforementioned interest rate risk, the Savings Bank terminated its position as a party to the $1.0 billion of interest rate floor agreements. Accordingly, and in accordance with generally accepted accounting principles, the Savings Bank deferred recognition of the gain on the terminated interest rate floor agreements and is amortizing such gain as an adjustment to the cost of interest-bearing deposit liabilities over the original contractual life of the interest rate floor agreements. At September 30, 1995 the amount of the unamortized gain was $7.4 million.

At September 30, 1995 the Company had approximately $2.6 million in contracts for purposes of hedging the "Standard & Poor's 500" index. The call options maturities range from March 1999 through August 1999. The Savings Bank uses stock indexed call options for purposes of hedging its MarketSmart CDs and MarketSmart I.R.A. CDs. The call options hedge the interest rate paid on these 5 year CD deposits which is an annual percentage yield based on the changes in the Standard & Poor's 500 Composite Stock Price Index during each of the 5 year terms of the CDs. Premiums paid on the call options are amortized to interest expense over the terms of the underlying CD using the straight line method. Gains and losses, if any, resulting from the early termination of the call option are deferred and amortized to interest expense over the remaining term of the underlying CD.

Although the Company's asset/liability plan is intended to protect the Company's interest rate spread against changes in prepayment speeds caused by changes in interest rates, there is a risk that during periods of rapidly changing interest rates, the Company's spread could be reduced or become negative. The following table sets forth the scheduled repricing or maturity of the Company's assets, liabilities and yields at September 30, 1995 using assumptions based on its historical experience and other data available to management. This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest yield because the repricing of various assets and liabilities is subject to customer discretion and competitive and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.


                                                               At September 30, 1995
                              _______________________________________________________________________________________________
                                                           More        More          More
                                            More than      than        than          than       Over
                               6 Months     6 Months      1 Year      3 Years       5 Years      10
                               or Less      to 1 Year    to 3 Years  to 5 Years   to 10 Years   Years        Total      Yield
                              __________   ___________  ____________ ___________ _____________ ________  ____________   _____
                                                                  (Dollars in Thousands)
INTEREST-EARNING ASSETS:
   First mortgage loans...... $  330,923   $   305,542  $  342,028  $  215,477   $  102,811  $   92,995  $  1,389,776   8.18%
   Other loans...............    141,822        34,322      57,138      35,522       20,883       6,752       296,439   8.80
   Investment securities.....     45,538        10,000       1,237      10,000          677          --        67,452   6.69
   Federal Home Loan Bank
    stock....................     20,288            --          --          --           --          --        20,288   7.00
   Mortgage-backed
    securities...............    107,522        77,973     136,560      86,229      463,236          --       871,520   6.55
   Money market
    investments..............     13,915            --          --          --           --          --        13,915   6.25
   Trading account
    securities...............      2,003            --          --          --           --          --         2,003   6.25
                              __________   ___________  __________  __________   __________  __________  ____________
       Total interest-earning
        assets...............    662,011       427,837     536,963     347,228      587,607      99,747     2,661,393   7.66
                              __________   ___________  __________  __________   __________  __________  ____________
INTEREST-BEARING LIABILITIES:
   NOW accounts..............     10,108        10,108      30,536      20,872       27,679      17,423       116,726   1.41
   Money market deposit
    accounts.................     16,140        16,140      37,370      17,610       13,290       2,387       102,937   2.83
   Regular savings and club
    accounts.................     52,599        52,599     168,266     124,447      187,186     166,277       751,374   2.29
   Certificate accounts......    304,074       205,676     151,070      82,989        1,207          --       745,016   5.50
   Borrowed funds............    743,598        11,700       8,040       3,800           --          --       767,138   6.14
                              __________   ___________  __________  __________   __________  __________  ____________
       Total interest-bearing
        liabilities..........  1,126,519       296,223     395,282     249,718      229,362     186,087     2,483,191   4.42
                              __________   ___________  __________  __________   __________  __________  ____________
INTEREST RATE HEDGING........         45           (45)         --          --           --          --
INTEREST SENSITIVITY GAP
 PER PERIOD..................   (464,463)      131,569     141,681      97,510      358,245     (86,340)
                              __________   ___________  __________  __________   __________  __________
CUMULATIVE INTEREST
 SENSITIVITY GAP............. $ (464,463)  $  (332,894) $ (191,213) $  (93,703)  $  264,542  $  178,202
                              ==========   ===========  ==========  ==========   ==========  ==========
CUMULATIVE GAP AS A
 PERCENT OF TOTAL INTEREST-
 EARNING ASSETS..............    (17.45)%    (12.51)%      (7.18)%      (3.52)%      9.94%       6.70%
                                =======      ======       ======       ======      ======      ======
CUMULATIVE NET INTEREST-
 SENSITIVE ASSETS AS A
 PERCENT OF INTEREST-
 SENSITIVE LIABILITIES.......    (18.70)%    (13.41)%      (7.70)%      (3.77)%     10.65%       7.18%
                                =======      ======       ======       ======      ======      ======

(1)  Assumes a prepayment  rate for fixed rate  mortgage  loans of 10% for coupons  less than 8.00%,  a prepayment rate of 13.00% for coupons ranging from 8.00% to 8.99%, a prepayment rate of 18.00% for coupons  ranging  from 9.00% to 9.99%,  and  prepayment  rates of 22.00% to 26.00% for  coupons of
     10.00% or higher.
(2)  Assumes  mortgage-backed  securities  prepay  using actual  prepayment  rates  experienced  on the underlying securities.
(3)  Assumes NOW accounts,  money market deposit accounts and regular savings and club accounts will be withdrawn at annual rates of 17.00%,  14.00% and 31.00%,  respectively,  based on their  declining balance.


ANALYSIS OF CORE EARNINGS
The Company's profitability is primarily dependent upon net interest income, which represents the difference between interest and fees earned on loans, mortgage-backed securities and investments, and the cost of deposits and borrowings. Net interest income is dependent on the average balances and rates received on interest-earning assets, the average balances and rates paid on interest-bearing deposits and borrowings, and the effect of the Savings Bank's off-balance sheet financial instruments which are used to manage the repricing characteristics of interest-bearing liabilities. Net income is further affected by the provision for possible loan losses, other operating income, other operating expenses and taxes.

The following table sets forth certain information relating to the Company's average consolidated statement of financial condition and reflects the average yield on assets and average cost of liabilities for the periods indicated. The impact of interest rate swaps, interest rate caps, and interest rate floors are included in the table in the respective category to which they relate. The yields and costs are derived by dividing income or expense by the average balance of assets (which include nonaccrual loans) or liabilities, respectively, for the periods shown.


                                                                      Year Ended September 30,
                              ______________________________________________________________________________________________________
                                           1995                                1994                                1993
                              ________________________________   _________________________________   _______________________________
                                Average                 Yield/       Average                Yield/     Average                Yield/
                                Balance     Interest    Cost        Balance     Interest    Cost       Balance     Interest   Cost
                              ____________  _________  _______   ____________  __________  _______   ___________  __________ _______
                                                                       (Dollars in Thousands)
ASSETS:
Interest-earning assets:
   First mortgage loans...... $  1,257,057  $ 104,042    8.28%   $  1,109,571  $  93,373    8.42%   $ 1,103,022  $   96,586   8.76%
   Other loans...............      303,649     25,916    8.53         301,496     24,094    7.99        322,112      26,313   8.17
   Mortgage-backed
    securities...............      921,198     60,331    6.55         894,938     52,521    5.87        560,416      32,019   5.71
   Money market
    investments..............       18,845      1,080    5.73          57,770      2,113    3.66         70,327       2,208   3.14
   Trading account securities       12,883        726    5.63          12,689        453    3.57         12,371         361   2.92
   Investment securities --
    taxable..................       71,158      4,877    6.85          41,876      2,976    7.11         45,639       3,265   7.15
                              ____________  _________            ____________  _________            ___________  __________
   Total interest-earning
    assets...................    2,584,790    196,972    7.62       2,418,340    175,530    7.26      2,113,887     160,752   7.60
   Non-interest-earning
    assets...................       43,442                             44,864                            52,124
                              ____________                       ____________                       ___________
     Total assets............ $  2,628,232                       $  2,463,204                       $ 2,166,011
                              ============                       ============                       ===========

LIABILITIES AND SHAREHOLDERS'
  EQUITY:
Interest-bearing liabilities:
   Deposits.................. $  1,758,701     62,394    3.55    $  1,790,985     56,996    3.18    $ 1,760,036      57,688   3.28
   Borrowed funds............      669,090     39,336    5.88         472,954     22,952    4.85        214,830      13,697   6.38
                              ____________  _________            ____________  _________            ___________
     Total interest-bearing
      liabilities............    2,427,791    101,730    4.19       2,263,939     79,948    3.53      1,974,866      71,385   3.61
   Other liabilities.........       30,720                             34,600                            56,746
                              ____________                       ____________                       ___________
     Total liabilities.......    2,458,511                          2,298,539                         2,031,612
   Shareholders' equity......      169,721                            164,665                           134,399
                              ____________                       ____________                       ___________
     Total liabilities and
      shareholders' equity... $  2,628,232                       $  2,463,204                       $ 2,166,011
                              ============                       ============                       ===========
NET INTEREST INCOME/INTEREST
  RATE SPREAD................               $  95,242    3.43%                 $  95,582    3.73%                $   89,367   3.99%
                                            =========  ======                  =========  ======                 ========== ======
NET EARNING ASSETS/NET
  INTEREST MARGIN............ $    156,999               3.68%   $    154,401               3.95%   $   139,021               4.23%
                              ============             ======    ============             ======    ===========             ======
PERCENTAGE OF INTEREST-
  EARNING ASSETS TO
  INTEREST-BEARING
  LIABILITIES................                          106.47%                            106.82%                           107.04%
                                                       ======                             ======                            ======

RATE/VOLUME ANALYSIS
Net interest income can also be analyzed in terms of the impact of changing interest rates and changing volumes. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) increases and decreases attributable to changes in volume (changes in volume multiplied by prior rate),
(ii) increases and decreases attributable to changes in rates (changes in rates multiplied by prior volume), and (iii) the net change. The change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.


                                               Year Ended September 30, 1995       Year Ended September 30, 1994
                                                   Compared to Year Ended              Compared to Year Ended
                                                     September 30, 1994                   September 30, 1993
                                                     Increase (Decrease)                 Increase (Decrease)
                                               ______________________________      ______________________________
                                                 Volume     Rate       Net           Volume    Rate       Net
                                               _________  _________ _________      _________  ________  _________
                                                                         (In Thousands)
INTEREST INCOME ON INTEREST-EARNING
 ASSETS:
  First mortgage loans....................     $  12,178 $  (1,509) $  10,669      $     577  $ (3,790) $  (3,213)
  Other loans.............................           173     1,649      1,822         (1,657)     (562)    (2,219)
  Mortgage-backed securities..............         1,577     6,233      7,810         19,609       893     20,502
  Money market investments................        (1,828)      795     (1,033)          (427)      332        (95)
  Trading account securities..............             7       266        273              9        83         92
  Investment securities -- taxable........         2,003      (102)     1,901           (267)      (22)      (289)
                                               _________ _________  _________      _________  ________  _________
Total income on interest-
 earning assets...........................        14,110     7,332     21,442         17,844    (3,066)    14,778
                                               _________ _________  _________      _________  ________  _________
INTEREST EXPENSE ON INTEREST-
 BEARING LIABILITIES:
  Deposits................................        (1,005)    6,403      5,398          1,060    (1,752)      (692)
  Borrowed funds..........................        10,851     5,533     16,384         11,551    (2,296)     9,255
                                               _________ _________  _________      _________  ________  _________
Total expenses on interest-
 bearing liabilities......................         9,846    11,936     21,782         12,611    (4,048)     8,563
                                               _________ _________  _________      _________  ________  _________
Net interest income.......................     $   4,264 $  (4,604) $    (340)     $   5,233  $    982  $   6,215
                                               ========= =========  =========      =========  ========  =========

(1) Nonaccrual loans are included in the volume variances.


COMPARISON OF YEARS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994

GENERAL
The Company's net income for the year ended September 30, 1995 was $11.6 million as compared to $33.2 million for the year ended September 30, 1994. Comments regarding the components of net income are detailed in the following paragraphs.

INTEREST INCOME
Interest income on interest-earning assets for the year ended September 30, 1995 increased by $21.5 million, or 12.2%, to $197.0 million as compared with $175.5 million for the year ended September 30, 1994. The increase in interest income was attributable to a $166.5 million increase in average interest-earning assets, resulting primarily from an increase in mortgage loans, coupled with a 36 basis point increase in yield on interest-earning assets. The increase in yield on interest-earning assets for the current year resulted from the increasing interest rate environment experienced in the second half of fiscal year 1994 through the first half of fiscal year 1995. The second half of fiscal year 1995 saw interest rates become more stable, and decline slightly. This interest rate environment resulted in the upward repricing of adjustable rate loans and the origination of new loans at higher rates.

Interest and fees on loans for the year ended September 30, 1995 increased by $12.5 million, or 10.6%, to $130.0 million as compared to fiscal year 1994. The increase in loan income reflects a $149.6 million increase in the average balance and a 54 basis point increase in the yield on other loans which, however, were partially offset by a 14 basis point decrease in the yield on first mortgage loans. The increase in average balance reflects the purchase of $114.7 million of loans, combined with increased originations. Interest on mortgage-backed securities held to maturity and mortgage-backed securities available for sale for the year ended September 30, 1995 increased by $7.8 million to $60.3 million as compared to fiscal year 1994. The increase in mortgage-backed securities income reflects a 68 basis point increase in yield to 6.55%, coupled with a $26.3 million increase in the average balance of the portfolio to $921.2 million. Interest and dividends on investment securities increased by $1.9 million for the year ended September 30, 1995 to $4.9 million as compared to fiscal year 1994. The increase in interest and dividends on investment securities reflects a $29.3 million increase in the average balance of the portfolio to $71.2 million, partially offset by a 26 basis point decline in the yield to 6.85%. Money market investment income declined by $1.0 million to $1.1 million as compared to fiscal year 1994. The decline in money market investment income reflects a $38.9 million decrease in the average balance of the portfolio which, however, was partially offset by a 207 basis point increase in yield to 5.73%. Interest on trading account securities for the year ended September 30, 1995 increased by $.3 million as compared to fiscal year 1994. This increase was the result of a 206 basis point increase in yield, coupled with a $.2 million increase in the average balance of the portfolio.

INTEREST EXPENSE
Interest  expense on  interest-bearing  liabilities for the year ended September
30, 1995 increased by $21.8 million, or 27.2%, to $101.7 million as compared with $79.9 million for the year ended September 30, 1994. The increase in interest expense reflects a $163.9 million increase in the average balance of total interest-bearing liabilities to $2,427.8 million, coupled with a 66 basis point increase in the cost of funds. The increase in the cost of interest-bearing liabilities reflects the increased utilization of short-term borrowed funds which reprice faster than deposit liabilities. The impact of the Savings Bank's use of interest rate swaps and other off-balance sheet instruments was to decrease interest expense by $1.2 million for the year ended September 30, 1995 and increase interest expense by $1.5 million for the year ended September 30, 1994. Further, the impact of the Savings Bank's use of reverse repurchase agreements with imbedded interest rate caps, all of which have matured, was to decrease interest expense by $1.6 million and $1.1 million for the years ended September 30, 1995 and 1994, respectively.

Interest expense on deposits increased $5.4 million, or 9.5%, to $62.4 million for the year ended September 30, 1995 as compared with the year ended September 30, 1994. This increase reflects a 37 basis point increase in the average cost of deposits from 3.18% in fiscal year 1994 to 3.55% in fiscal year 1995 which, however, was partially offset by a $32.3 million decrease in the average balance of deposits to $1,758.7 million. Interest expense on borrowed funds increased $16.4 million, or 71.4%, to $39.3 million for the year ended September 30, 1995, as compared to the year ended September 30, 1994. This increase reflects a $196.1 million increase in the average balance of borrowed funds to $669.1 million, coupled with a 103 basis point increase in the average cost of borrowed funds from 4.85% in fiscal year 1994 to 5.88% in fiscal year 1995.

PROVISION FOR POSSIBLE LOAN LOSSES
The Company provided $1.7 million and $2.7 million for possible loan losses during the years ended September 30, 1995 and 1994, respectively. The continued reduction in the provision for possible loan losses reflects the stabilization of the Savings Bank's ratio of its allowance for possible loan losses to total nonaccrual loans which amounted to 70.0% and 70.4% at September 30, 1995 and 1994, respectively.

As part of the Savings Bank's determination of the adequacy of the allowance for loan losses, the Savings Bank monitors its loan portfolio through its Asset Classification Committee. The Committee, which meets no less than quarterly, consists of employees who are independent of the loan origination process and members of management. This Committee reviews individual loans with the lending officers and assesses risks relating to the collectibility of these loans. The Asset Classification Committee determines the adequacy of the allowance for possible loan losses through ongoing analysis of historical loss experience, the composition of the loan portfolios, delinquency levels, underlying collateral values and cash flow values. Utilizing these procedures, management believes that the allowance at September 30, 1995 is sufficient to cover anticipated losses inherent in the loan portfolios.

Activity in the allowance for possible loan losses is summarized as follows:


                                                                                       As of and For the
                                                                                    Year Ended September 30,
                                                                        __________________________________________
                                                                            1995            1994            1993
                                                                        __________      __________      __________
                                                                                      (In Thousands)
Allowance for possible loan losses,
 beginning of year..............................................        $   25,705      $   26,828      $   19,455

Charge-offs:
   Commercial real estate.......................................             3,435           1,732             682
   Residential real estate......................................             1,422           1,572           1,586
   Other loans..................................................             1,442             901           1,731
                                                                        __________      __________      __________
    Total charge-offs...........................................             6,299           4,205           3,999
    Less recoveries:
      Commercial real estate....................................                --            (349)           (220)
      Residential real estate...................................                (4)            (47)            (41)
      Other loans...............................................               (75)            (36)           (122)
                                                                        __________      __________      __________
        Total recoveries........................................               (79)           (432)           (383)
                                                                        __________      __________      __________
          Net charge-offs.......................................             6,220           3,773           3,616
Hamilton's net activity for the quarter
 ended December 31, 1994........................................                87              --              --
Addition to allowance in connection with the
 acquisition of Union Savings...................................                --              --           6,289
Addition to allowance, charged to expense.......................             1,700           2,650           4,700
                                                                        __________      __________      __________
Allowance at end of year........................................        $   21,272      $   25,705      $   26,828
                                                                        ==========      ==========      ==========


The Savings Bank's allowance for possible loan losses at September 30, 1995 was $21.3 million which represented 70.0% of nonaccrual loans, or 1.3% of total loans, compared to $25.7 million at September 30, 1994 which represented 70.4% of nonaccrual loans, or 1.8% of total loans.

The following table sets forth information regarding nonaccrual loans, real estate owned, and restructured loans at the dates indicated:


                                                                                       September 30,
                                                                       ___________________________________________
                                                                            1995            1994            1993
                                                                       ___________     ___________     ___________
                                                                                      (In Thousands)
Nonaccrual loans:
  First mortgage loans:
    One-to-four family conventional residential.................       $    13,391     $    14,642     $    14,322
    Commercial real estate......................................            14,447          20,174          22,984
                                                                       ___________     ___________     ___________
                                                                            27,838          34,816          37,306
                                                                       ___________     ___________     ___________
  Other loans:
    Cooperative residential loans...............................             2,534           1,717           1,502
                                                                       ___________     ___________     ___________
      Total nonaccrual loans....................................       $    30,372     $    36,533     $    38,808
                                                                       ===========     ===========     ===========

Real estate owned...............................................       $     1,967     $     5,919     $     6,609
                                                                       ===========     ===========     ===========

Restructured loans..............................................       $     9,104     $     9,481     $     6,237
                                                                       ===========     ===========     ===========

At September 30, 1995, 1994 and 1993, total nonaccrual loans as a percentage of total assets amounted to 1.11%, 1.42% and 1.73%, respectively. The decrease in nonaccrual loans and real estate owned at September 30, 1995 reflects the Savings Bank's increased collection activity and the acceleration of write-offs of delinquent loans.

The amount of interest income on nonaccrual and restructured loans that would have been recorded had these loans been current in accordance with their original terms, was $4,049,000, $3,940,000 and $3,530,000 for the years ended September 30, 1995, 1994 and 1993, respectively. The amount of interest income that was recorded on these loans was $1,808,000, $1,181,000 and $1,123,000 for the years ended September 30, 1995, 1994 and 1993, respectively.

NET INTEREST  INCOME AFTER  PROVISION  FOR POSSIBLE LOAN LOSSES
Net interest income after provision for possible loan losses for the year ended September 30, 1995 amounted to $93.5 million, representing an increase of $.6 million, or .7%, from the year ended September 30, 1994. Net interest income for the current year declined $.3 from the prior year, which was more than offset by a $.9 million decline in the provision for possible loan losses. The decline in net interest income resulted from a 27 basis point decline in the Savings Bank's net interest margin, partially offset by a $166.5 million increase in average interest-earning assets. The decline in net interest margin resulted primarily from the increased reliance on short-term borrowed funds which resulted in a greater upward repricing of the Savings Bank's interest-bearing liabilities versus interest-earning assets in connection with the current interest rate environment as compared to last year.

OTHER OPERATING INCOME
Other operating income amounted to $5.7 million for the year ended September 30, 1995 as compared with $7.1 million for the year ended September 30, 1994. The $1.4 million decline in other operating income is primarily attributable to a $1.2 million loss on the sale of securities available for sale incurred during the second quarter of the current year related to the restructuring of the Hamilton portfolio. Such restructuring and sale were completed in order to make the acquired portfolio's risk profile more consistent with the Company's.

OTHER OPERATING EXPENSES
Other  operating  expenses  amounted  to $68.0  million  during  the year  ended
September  30,  1995 as  compared  with  $50.8  million  during  the year  ended
September 30, 1994. This increase of $17.2 million primarily reflects $19.0 million in merger and restructuring expenses incurred in connection with the merger with Hamilton (see note 2 to Consolidated Financial Statements).
Compensation and benefits decreased $3.4 million primarily attributable to consolidation efficiencies from the merger. Excluding the merger and restructuring expenses, other operating expenses represented 1.86% of average assets as compared to 2.06% in fiscal year 1994.

INCOME TAX EXPENSE
Income taxes totaled $19.7 million for an effective tax rate of 63.0% during fiscal year 1995 compared to $21.7 million for an effective tax rate of 44.2% during fiscal year 1994. The higher effective income tax rate during the current year resulted from the non-deductibility of certain merger and restructuring charges.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE -- INCOME TAXES
Prior to October 1, 1993, deferred income taxes were provided for timing differences in the recognition of revenues and expenses for tax reporting and financial statement purposes (an income statement approach), pursuant to Accounting Principles Board Opinion No. 11.

On October 1, 1993, New York Bancorp adopted SFAS No. 109 which adopted a balance sheet approach (or liability method) in place of the income statement approach. The liability method requires that an asset or a liability, as appropriate, be recorded for financial statement purposes for the deferred tax consequences of all temporary differences in the recognition of revenue and expense, which is measured by applying enacted tax laws and rates. Additionally, SFAS No. 109 permits the recognition of net deferred tax assets based upon the likelihood of realization of tax benefits in the future. The cumulative effect at October 1, 1993 of the change in accounting for income taxes which was implemented on a prospective basis amounted to $5.7 million for the year ended September 30, 1994.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 1994 AND SEPTEMBER 30, 1993

GENERAL
The Company's net income for the year ended September 30, 1994 was $33.2 million as compared to $25.2 million for the year ended September 30, 1993. Comments regarding the components of net income are detailed in the following paragraphs.

INTEREST INCOME
Interest income on interest-earning assets for the year ended September 30, 1994 increased by $14.7 million, or 9.2%, to $175.5 million as compared with $160.8 million for the year ended September 30, 1993. The increase in interest income was attributable to a $304.5 million increase in average interest-earning assets, resulting primarily from an increase in mortgage-backed securities purchases. These increases, however, were partially offset by a 34 basis point decrease in yield on interest-earning assets, reflecting the continued low interest rate environment throughout the first half of fiscal year 1994 and its impact upon adjustable rate assets, loan originations and mortgage-backed securities purchases. The second half of fiscal year 1994 saw the commencement of an increasing interest rate environment which resulted in increasing yields on the Savings Bank's interest-earning assets.

Interest and fees on loans for the year ended September 30, 1994 decreased by $5.4 million, or 4.4%, to $117.5 million, compared with $122.9 million for the year ended September 30, 1993. The decrease in loan income reflects a 34 basis point decline in yield on first mortgage loans, an 18 basis point decline in yield on other
                                       16
loans, and a $14.1 million decrease in the average loan balance to $1,411.1 million. The decrease in yields reflect the effect of the continued low interest rate environment during much of the early part of the year and during the prior year and its resulting effect on newly originated loans, refinancings of existing loans, and repricings in the Savings Bank's adjustable rate loan portfolios. Interest on mortgage-backed securities held to maturity and mortgage-backed securities available for sale for the year ended September 30, 1994 increased by $20.5 million to $52.5 million as compared to fiscal year 1993. The increase in mortgage-backed securities income reflects a $334.5 million increase in the average balance of the portfolio to $894.9 million, coupled with a 16 basis point increase in yield to 5.87%. Interest and dividends on investment securities decreased by $.3 million for the year ended September 30, 1994 to $3.0 million as compared to fiscal year 1993. The decline in interest and dividends on investment securities reflects a $3.8 million decrease in the average balance of the portfolio to $41.9 million, coupled with a 4 basis point decrease in the yield to 7.11%. Money market investment income decreased by $.1 million to $2.1 million as compared to fiscal year 1993. The decrease in money market investment income reflects a $12.6 million decrease in the average balance of the portfolio which, however, was partially offset by a 52 basis point increase in yield to 3.66%. Interest on trading account securities for the year ended September 30, 1994 increased by $.1 million as compared to fiscal year 1993. This increase was the result of a 65 basis point increase in yield, coupled with a $.3 million increase in the average balance of the portfolio.

INTEREST EXPENSE
Interest expense on interest-bearing liabilities for the year ended September 30, 1994 increased by $8.5 million, or 12.0%, to $79.9 million as compared with $71.4 million for the year ended September 30, 1993. The overall increase in interest expense reflects a $289.1 million increase in the average balance of total interest-bearing liabilities to $2,263.9 million. The increase in interest expense, however, was partially offset by an 8 basis point decline in the cost of funds which includes the effect of off-balance sheet financial instruments which are used to manage the repricing characteristics of interest-bearing liabilities. These off-balance sheet financial instruments had the effect of increasing interest expense by $1.5 million during the year ended September 30, 1994 and reducing interest expense by $.5 million during the year ended September 30, 1993.

Interest expense on deposits decreased $.7 million, or 1.2%, to $57.0 million for the year ended September 30, 1994 as compared with the year ended September 30, 1993. This decrease reflects a 10 basis point decline in the average cost of deposits from 3.28% in fiscal year 1993 to 3.18% in fiscal year 1994 which, however, was partially offset by a $30.9 million increase in the average balance of deposits to $1,791.0 million. Interest expense on borrowed funds increased $9.3 million to $23.0 million for the year ended September 30, 1994, as compared to the year ended September 30, 1993. This increase reflects a $258.1 million increase in the average balance of borrowed funds to $473.0 million. This increase, however, was partially offset by a 153 basis point decline in the average cost of borrowed funds from 6.38% in fiscal year 1993 to 4.85% in fiscal year 1994, reflecting the Savings Bank's expanded use of short-term borrowed funds. Included in interest on borrowed funds throughout fiscal year 1994 were the effect of $150.0 million of capped variable rate reverse repurchase agreements. These borrowings had imbedded interest rate caps ranging from 3.92% to 4.25% and matured between February 1995 and May 1995.

PROVISION FOR POSSIBLE LOAN LOSSES
The Company provided $2.7 million and $4.7 million for possible loan losses during the years ended September 30, 1994 and 1993, respectively. The reduction in the provision for possible loan losses reflects the stabilization of the Savings Bank's ratio of its allowance for possible loan losses to total nonaccrual loans which amounted to 70.4% and 69.0% at September 30, 1994 and 1993, respectively.

NET INTEREST  INCOME AFTER  PROVISION  FOR POSSIBLE LOAN LOSSES
Net interest income after provision for possible loan losses for the year ended September 30, 1994 amounted to $92.9 million, representing an increase of $8.3 million, or 9.8%, from the year ended September 30, 1993. This increase reflects a $304.4 million increase in average interest-earning assets to $2,418.3 million. This increase, however, was partially offset by a 28 basis point decline in the Savings Bank's net interest margin from 4.23% in fiscal year 1993 to 3.95% in fiscal year 1994. The decline in net interest margin resulted principally from a decrease in yield on loans as a result of the low interest rate environment during fiscal year 1993 through the first half of fiscal year 1994 and its resulting effect on newly originated loans, refinancings of existing loans, and repricings on the Savings Bank's adjustable rate loan portfolios.

OTHER OPERATING INCOME
Other operating income amounted to $7.1 million for the year ended September 30, 1994 as compared with $9.9 million for the year ended September 30, 1993. The $2.8 million decline in other operating income is primarily attributable to a $3.6 million reduction in net gain on sales of mortgage loans and securities available for sale, which was partially offset by a $.5 million net loss on financial futures transactions during fiscal year 1993.

OTHER OPERATING EXPENSES
Other operating expenses amounted to $50.8 million, or 2.06% of average assets, during the year ended September 30, 1994 as compared with $48.5 million, or 2.24% of average assets, during the year ended September 30, 1993. This increase of $2.3 million primarily reflects a $2.5 million increase in compensation and benefits expenses, which includes a $.9 million increase in Hamilton's ESOP and RRP expense over the prior year, coupled with a $.5 million expense associated with the Savings Bank's postretirement benefits other than pensions during fiscal year 1994.

INCOME TAX EXPENSE
Income taxes totaled $21.7 million for an effective tax rate of 44.2% during fiscal year 1994 compared to $20.9 million for an effective tax rate of 45.4% during fiscal year 1993. The lower effective income tax rate during the fiscal year 1994 resulted principally from the recognition of tax benefits associated with the provision for possible loan losses and lost interest on nonaccrual loans. Prior
                                       17
to the adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109") these differences were accounted for as permanent differences.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE -- INCOME TAXES
Prior to October 1, 1993, deferred income taxes were provided for timing differences in the recognition of revenues and expenses for tax reporting and financial statement purposes (an income statement approach), pursuant to Accounting Principles Board Opinion No. 11.

On October 1, 1993, New York Bancorp adopted SFAS No. 109 which adopted a balance sheet approach (or liability method) in place of the income statement approach. The liability method requires that an asset or a liability, as appropriate, be recorded for financial statement purposes for the deferred tax consequences of all temporary differences in the recognition of revenue and expense, which is measured by applying enacted tax laws and rates. Additionally, SFAS No. 109 permits the recognition of net deferred tax assets based upon the likelihood of realization of tax benefits in the future. The cumulative effect at October 1, 1993 of the change in accounting for income taxes which was implemented on a prospective basis amounted to $5.7 million for the year ended September 30, 1994.

ANALYSIS OF FINANCIAL CONDITION
In managing its financial condition, the Company establishes objectives to maximize the appropriate levels of asset and liability mix to meet profit, risk and capital goals. Total assets increased $147.6 million to $2.7 billion at September 30, 1995. The increase in total assets primarily reflects a $232.6 million increase in loans receivable, net, partially offset by an $86.1 million decrease in mortgage-backed securities. The increase in total assets was primarily funded through the Savings Bank's $188.2 million increase in borrowed funds. Although the Savings Bank's strategy is to fund asset growth with core deposits, the Savings Bank will also continue to utilize borrowings to fund the balance sheet expansion when such expansion can be conducted profitably within the Savings Bank's asset/liability management parameters and regulatory capital constraints.

Loans serviced for others at September 30, 1995 amounted to $523.7 million as compared to $530.3 million at September 30, 1994.

CAPITAL
As required by regulation of the Office of Thrift Supervision (the "OTS"), savings institutions are required to maintain regulatory capital in the form of a "tangible capital requirement," a "core capital requirement" and a "risk-based capital requirement."

As of September 30, 1995, the Savings Bank is considered a "well-capitalized" institution under the prompt corrective action regulations of the OTS and continues to exceed all regulatory capital requirements as detailed in the following table (dollars in thousands):


                                          TANGIBLE CAPITAL            CORE CAPITAL(1)           RISK-BASED CAPITAL(2)
                                     __________________________  _________________________  __________________________
                                        Amount    Percentage(3)     Amount   Percentage(3)     Amount    Percentage(3)
                                     ___________  _____________  ___________ _____________  ___________  _____________
Total Savings Bank equity........... $   146,169      5.35%      $   146,169      5.35%     $   146,169      11.38%
Add (subtract):
      o  Allowable portion of
          subordinated capital
          notes.....................          --       .--                --       .--            3,268        .25
      o  Other......................       (648)      (.02)            (590)      (.02)           7,849        .61
                                     ___________    ______       ___________    ______      ___________    _______
Capital for regulatory purposes.....     145,521      5.33           145,579      5.33          157,286      12.24

Minimum regulatory requirement......      40,955      1.50            81,913      3.00          102,775       8.00
                                     ___________    ______       ___________    ______      ___________    _______

Excess.............................. $   104,566      3.83%      $    63,666      2.33%     $    54,511       4.24%
                                     ===========    ======       ===========    ======      ===========    =======

(1)  Beginning  December  19, 1992,  the core  capital  requirement  was  effectively  increased to 4.00% since OTS regulations  stipulate that as of that date an institution with less than 4.00% core capital will be deemed to be classified as "undercapitalized."
(2)  In August 1993, the OTS adopted a final regulation which incorporates an interest rate risk component into its existing risk-based capital standard.  The regulation  requires certain  institutions with more than a "normal level" of interest rate risk to maintain capital in addition to the 8.0% risk-based capital  requirement.  The
     Savings Bank does not anticipate  that its risk-based  capital  requirement  will be materially  affected as a result of the new regulation.
(3)  For tangible and core capital the ratio is to adjusted total assets. For risk-based  capital,  the ratio is to total risk-weighted assets.


The ability of New York Bancorp to pay dividends depends upon dividend payments by the Savings Bank to New York Bancorp, which is New York Bancorp's primary source of income. The Savings Bank is not permitted to pay dividends on its capital stock or repurchase shares of its stock if its shareholder's equity would be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The Savings Bank is currently allowed under regulation to pay cash dividends to New York Bancorp in an amount not to exceed 100% of its net income to date, during a calendar year, plus an amount not to exceed one-half of its surplus capital ratio at the beginning of the calendar year. Additionally, under terms of its subordinated capital note agreements, the Savings Bank is permitted to pay, on a cumulative basis, cash dividends to New York Bancorp in an amount not to exceed 75% of its net income from November 30, 1988 to date, plus $5.0 million.

During the past five years, the Company's net income has amounted to $3.2 million in fiscal year 1991, $16.9 million in fiscal year 1992, $25.2 million in fiscal year 1993, $33.2 million in fiscal year 1994, and $11.6 million in fiscal year 1995 (which included $16.1 million in after tax non-recurring expenses and $.7 million in an after tax loss on the sale of securities, both of which were incurred in connection with the Hamilton merger). The Company's regular quarterly dividend has increased 98% since September 1992. During this same period the Savings Bank has continued to exceed the OTS's regulatory capital requirements.

LIQUIDITY
The maintenance of an appropriate level of liquid resources to meet not only regulatory requirements but also to provide the funding necessary to meet the institution's business activities and obligations is an integral element in the successful management of the Company's assets. Federal regulations currently require that for each calendar month, a savings institution maintain an average daily balance of cash and cash equivalents and certain uncommitted marketable securities equal to 5% of net withdrawable accounts and borrowings payable in one year or less. Under OTS regulations, the percentage of assets which must be liquid assets may vary between 4% and 10% of the obligation of the savings institution on withdrawable accounts and borrowings payable on demand or with unexpired maturities of one year or less. During September 1995, the Savings Bank's liquidity ratio was 5.28% compared to 5.73% for the month of September 1994. The liquidity levels will vary dependent upon savings flows, future loan fundings, operating needs and general prevailing economic conditions. Because of the Savings Bank's diverse available funding sources, including cash flows from the Savings Bank's regular amortization and interest received in connection with the loan and mortgage-backed securities portfolios and borrowings, available on a collateralized basis, the Company does not foresee any problems in generating liquidity to meet its operational, debt repayment and other requirements.

The Savings Bank's lending and investment activities are predominately funded by deposits, Federal Home Loan Bank of New York ("FHLB-NY") advances, reverse repurchase agreements with primary government securities dealers, subordinated capital notes, scheduled amortization and prepayments on loans and mortgage-backed securities, and funds provided by operations.

IMPACT OF INFLATION AND CHANGING PRICES
The consolidated financial statements and accompanying notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time and due to inflation. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS
In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). In October 1994, the FASB issued Statement of Financial Accounting Standards No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" ("SFAS No. 118") which amended SFAS No. 114 (collectively the "Statements"). Both Statements are effective for financial statements issued for fiscal years beginning after December 15, 1994. These Statements address the accounting by creditors for impairment of certain loans which, among other things, include all loans that are restructured in a troubled debt restructuring involving a modification of terms. They require that impaired loans that are within the scope of these Statements be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Based upon a review of these Statements, management has determined that the adoption of SFAS No. 114 and SFAS No. 118 on a prospective basis will not have a materially adverse effect on the Company.

In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets To Be Disposed Of" ("SFAS No. 121 "). The Statement is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Statement establishes accounting standards for, among other things, the impairment of long-lived assets. The Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based upon a review of the Statement, management does not believe that the adoption of SFAS No. 121 would have a materially adverse effect on the Company.

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"). The Statement is effective for fiscal years beginning after December 15, 1995. The Statement establishes accounting standards for mortgage servicing rights, which are the contractual right to service loans owned by others, typically for a fee. Prior to this Statement, only purchased mortgage servicing rights were capitalized as an asset. SFAS No. 122 requires originated mortgage servicing rights (OMSR) to be capitalized as an asset. OMSR represent mortgage servicing rights acquired when an institution originates and subsequently sells mortgage loans but retains the servicing rights. The Statement also requires all capitalized mortgage servicing rights to be evaluated for impairment based on their value. Management is reviewing its options for adopting SFAS No. 122, which includes the possibility of adopting the Statement as of October 1, 1995. The Statement will be adopted on a prospective basis, and the positive impact on future earnings would depend on the level of future mortgage loan sales, with servicing retained. To the extent that a servicing right asset is capitalized, future earnings could be negatively impacted when capitalized mortgage servicing rights are subsequently evaluated for impairment.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Statement is effective for fiscal years beginning after December 15, 1995. The Statement establishes accounting and reporting standards for stock-based employee compensation awards granted in fiscal years that begin after December 15, 1994. Examples of such plans are stock purchase plans, stock options, restricted stock, and stock appreciation rights. The Statement defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting. Entities may elect, however, to remain with previous accounting standards which do not require the fair value method of accounting. Those entities electing not to adopt the fair value method of accounting must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in the Statement were adopted. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Management has not yet performed a review to determine the effect this Statement could have on the Company.
However, if the Company adopts fair value accounting for its stock-based compensation plans, compensation and benefit expense would be increased, and earnings decreased, for options granted in future periods.

In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). Under SFAS No. 115, investment and mortgage-backed securities which a company has the positive intent and ability to hold until maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts on a level yield method. Investment and mortgage-backed securities to be held for indefinite periods of time and not intended to be held to maturity and marketable equity securities are classified as available for sale securities and are recorded at fair value, with unrealized appreciation and depreciation, net of tax, reported as a separate component of shareholders' equity. In November 1995, the FASB issued an implementation guide for SFAS No. 115. The implementation guide provides guidance in the form of a question and answer format and would allow an opportunity from mid-November 1995 to December 31, 1995 for companies to reclassify securities in the held to maturity portfolio to securities in the available for sale portfolio without tainting the remainder of the portfolio. Management has not yet performed a review to determine the effect this implementation guide could have on the Company.

PROPOSED REGULATORY MATTERS
The Savings Bank is subject to extensive regulation, supervision, and examination by the OTS, as its chartering authority and primary Federal regulator, and by the FDIC, which insures its deposits up to applicable limits. Such regulation and supervision establish a comprehensive framework of activities in which an institution can engage and are intended primarily for the protection of the insurance fund and depositors. Any change in such regulation, whether by the OTS, the FDIC, or the United States Congress, could have a material impact on the Savings Bank and its operations.

Currently, approximately 81.4% of the deposits of the Savings Bank are insured by the Savings Association Insurance Fund ("SAIF") and 18.6% of the deposits of the Savings Bank are insured by the Bank Insurance Fund ("BIF"). On August 8, 1995, in recognition of the BIF achieving its mandated reserve ratio of 1.25% of insurance deposits, the FDIC revised the premium schedule for BIF members beginning June 1, 1995 to provide a new range of .04% to .31% of deposits (as compared to .23% to .31% of deposits which represents the previous range for BIF insured deposits and the current range for SAIF insured deposits). Most recently, the FDIC has voted to reduce the BIF assessment schedule further for the first half of calendar year 1996 so that most BIF members will pay the statutory minimum semiannual assessment of $1,000. Without a substantial increase in premium rates, or the imposition of special assessments or other significant developments, such as a merger of the SAIF and BIF, it is not anticipated that SAIF will meet its mandated reserve ratio of 1.25% of insured deposits until 2002. As a result of the disparity in BIF and SAIF premium rates, SAIF members could be placed at a significant competitive disadvantage in relation to BIF members with respect to pricing of loans and deposits and the ability to lower their operating costs.

Legislation currently before the United States Congress reportedly provides for a one-time, special assessment on all SAIF insured deposits of approximately $.85 to $.90 per $100 of deposits. This one-time assessment which is intended to recapitalize the SAIF to the required level of 1.25% of insured deposits, may be an expense of the first or second quarter of fiscal year 1996, depending on the enactment, timing and final wording of such legislation. If the assessment is made at the proposed rates, the effect on the Savings Bank would be a charge of approximately $12.2 million to $13.0 million. It is anticipated that if the one-time assessment is levied, and the SAIF brought to its required level, the Savings Bank may see a decrease in the annual deposit premium in future periods.

There have also been proposals to merge the SAIF with the BIF, and to eliminate the thrift charter. If such proposals are approved, the Savings Bank would be required to convert its existing thrift charter to a bank charter. The elimination of the thrift charter would also eliminate the current tax method of allowing the Savings Bank to take a percentage of income deduction for bad debts in determining its taxable income. The Savings Bank may also be required, under certain conditions, to recapture a portion of its Federal, state and local bad debt reserves maintained for income tax purposes. If the state and local bad debt recapture is made at the income tax rates currently in effect, the Company could have a charge to future earnings of $5.0 million on an after tax basis.

No assurance can be given that the legislation when it is eventually signed into law will conform with the above and that the impact of such legislation will not have a significant impact upon the Company's financial results.


CONSOLIDATED STATEMENTS
OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            September 30,
                                                                                 __________________________________
                                                                                      1995             1994(1)
                                                                                 ______________    ________________
ASSETS
Cash and due from banks.....................................................            $31,189            20,021
Money market investments (note 3)...........................................             13,915            21,844
Trading account securities..................................................              2,003            12,939
Investment securities held to maturity (estimated market
 value of $21,107 and $51,390 at September 30, 1995
 and 1994, respectively) -- (notes 4 and 14)................................             21,179            52,984
Investment securities available for sale, at market value (note 5)..........             46,273               180
Federal Home Loan Bank stock (note 14)......................................             20,288            17,409
Mortgage-backed securities held to maturity (estimated
 market value of $637,503 and $730,500 at September 30,
 1995 and 1994, respectively) -- (notes 6 and 14)...........................            664,726           785,593
Mortgage-backed securities available for sale (notes 7, 14 and 21)..........            206,794           171,983
Loans receivable, net (notes 8, 9 and 14):
 First mortgage loans.......................................................          1,389,776         1,158,604
 Other loans................................................................            296,439           299,455
                                                                                 ______________    ______________
                                                                                      1,686,215         1,458,059
  Less allowance for possible loan losses...................................            (21,272)          (25,705)
                                                                                 ______________    ______________
   Total loans receivable, net..............................................          1,664,943         1,432,354
Accrued interest receivable (note 10).......................................             21,723            19,104
Premises and equipment, net (note 11).......................................             12,851            14,804
Other assets (notes 12 and 16)..............................................             25,708            34,767
                                                                                 ______________    ______________
  Total assets..............................................................     $    2,731,592    $    2,583,982
                                                                                 ==============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits (note 13)........................................................     $    1,748,874    $    1,791,514
  Borrowed funds, including securities sold under
   agreements to repurchase of $344,860 and $244,891 at
   September 30, 1995 and 1994, respectively (note 14)......................            767,138           578,897
  Mortgagors' escrow payments...............................................             16,520            15,247
  Accrued expenses and other liabilities (notes 15 and 18)..................             42,674            27,033
                                                                                 ______________    ______________
    Total liabilities.......................................................          2,575,206         2,412,691
                                                                                 ______________    ______________
Commitments, contingencies and contracts (notes 8, 16 and 20)
SHAREHOLDERS' EQUITY (NOTES 16, 17 AND 19):
 Preferred stock, $.01 par value, 2,000,000 shares
  authorized; none issued...................................................                 --                --
  Common stock, $.01 par value, 30,000,000 shares
   authorized; 14,746,850 and 14,756,005 shares issued at
   September 30, 1995 and 1994, respectively; 12,138,974
   and 13,223,698 shares outstanding at September 30,
   1995 and 1994, respectively..............................................                147               147
  Additional paid-in capital................................................             63,575            62,812
  Retained earnings, substantially restricted...............................            125,593           125,528
  Treasury stock, at cost, 2,607,876 and 1,532,307
   shares at September 30, 1995 and 1994, respectively......................            (33,740)           (9,995)
  Employee stock ownership plan.............................................                 --            (2,174)
  Recognition and retention plan............................................                 --            (1,130)
  Unrealized appreciation (depreciation) on securities
   available for sale, net of tax effect....................................                811            (3,897)
                                                                                 ______________    ______________
    Total shareholders' equity..............................................            156,386           171,291
                                                                                 ______________    ______________
   Total liabilities and shareholders' equity..............................      $    2,731,592    $    2,583,982
                                                                                 ==============    ==============

(1)  Restated to reflect the merger with Hamilton Bancorp, Inc., which was accounted for as a pooling of interests.

See accompanying notes to consolidated financial statements.

                                                       21


CONSOLIDATED
STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               Year Ended September 30,
                                                                 ________________________________________________
                                                                     1995             1994(1)           1993(1)
                                                                 ____________       ____________      ___________
INTEREST INCOME:
  Interest and fees on loans:
    First mortgage loans......................................   $    104,042       $    93,373       $    96,586
    Other loans...............................................         25,916            24,094            26,313
                                                                 ____________       ___________       ___________
      Total interest and fees on loans........................        129,958           117,467           122,899
  Money market investments....................................          1,080             2,113             2,208
  Trading account securities..................................            726               453               361
  Investment securities - taxable.............................          4,877             2,976             3,265
  Mortgage-backed securities..................................         60,331            52,521            32,019
                                                                 ____________       ___________       ___________
    Total interest income.....................................        196,972           175,530           160,752
                                                                 ____________       ___________       ___________
INTEREST EXPENSE:
  Deposits (notes 13 and 21)..................................         62,394            56,996            57,688
  Borrowed funds (notes 14 and 21)............................         39,336            22,952            13,697
                                                                 ____________       ___________       ___________
    Total interest expense....................................        101,730            79,948            71,385
                                                                 ____________       ___________       ___________
    Net interest income.......................................         95,242            95,582            89,367
  Provision for possible loan losses (note 9).................         (1,700)           (2,650)           (4,700)
                                                                 ____________       ___________       ___________
    Net interest income after provision for
     possible loan losses.....................................         93,542            92,932            84,667
                                                                 ____________       ___________       ___________
OTHER OPERATING INCOME:
  Loan fees and service charges...............................          2,566             3,292             3,341
  Net gain (loss) on the sales of mortgage loans and
   securities available for sale (notes 5, 7 and 8)...........         (1,088)              214             3,857
  Net loss on financial futures transactions..................             --                --              (495)
  Real estate operations, net (note 12).......................           (883)             (880)           (1,296)
  Other ......................................................          5,134             4,494             4,481
                                                                 ____________       ___________       ___________
    Total other operating income..............................          5,729             7,120             9,888
                                                                 ____________       ___________       ___________
OTHER OPERATING EXPENSES:
  Compensation and benefits (notes 18 and 19).................         21,809            25,197            22,703
  Occupancy, net (notes 11 and 20)............................          8,751             8,346             8,220
  Advertising and promotion...................................          2,565             2,370             2,363
  Federal deposit insurance premiums..........................          4,464             4,756             4,241
  Merger and restructuring (note 2)...........................         19,024                --                --
  Other.......................................................         11,379            10,176            10,928
                                                                 ____________       ___________       ___________
    Total other operating expenses............................         67,992            50,845            48,455
                                                                 ____________       ___________       ___________
    Income before taxes on income and cumulative
     effect of change in accounting principle.................         31,279            49,207            46,100
                                                                 ____________       ___________       ___________
TAXES ON INCOME (NOTE 16):
  Federal expense.............................................         13,460            14,214            13,489
  State and local expense.....................................          6,257             7,526             7,423
                                                                 ____________       ___________       ___________
    Total taxes on income.....................................         19,717            21,740            20,912
                                                                 ____________       ___________       ___________
    Income before cumulative effect
     of change in accounting principle........................         11,562            27,467            25,188
Cumulative effect of change in accounting for income taxes....             --             5,685                --
                                                                 ____________       ___________       ___________
    Net income................................................   $     11,562       $    33,152       $    25,188
                                                                 ============       ===========       ===========

EARNINGS PER COMMON SHARE (NOTE 17):
  Income before cumulative effect
   of change in accounting principle..........................        $ .87            $  2.02          N/M (2)
  Cumulative effect of change in accounting for income taxes..        $ .--            $   .42          N/M (2)
    Net income................................................        $ .87            $  2.44          N/M (2)

(1) Restated to reflect the merger with Hamilton Bancorp, Inc., which was accounted for as a pooling of interests.
(2) N/M -- Hamilton converted to stock ownership on April 1, 1993. Accordingly, per share data is not meaningful.

See accompanying notes to consolidated financial statements.

                                                       22

CONSOLIDATED
STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           Unrealized
                                                                                                Common    Appreciation
                                                                                      Common     Stock   (Depreciation)
                                                  Additional                           Stock   Acquired  on Securities
                                        Common     Paid-in    Retained     Treasury  Acquired     by       Available
                                        Stock      Capital    Earnings      Stock     by ESOP   MRP/RRP    for Sale      Total
                                        ______   ___________ _________   __________ _________  _________  ___________ ___________

Balance at September 30, 1992(1)....... $  78    $  15,780  $   90,718   $  (6,607) $     --   $    (36)  $     --    $   99,933

Net income for the year ended
 September 30, 1993....................    --           --      25,188          --        --         --         --        25,188
Dividends declared on common stock.....    --           --      (4,660)         --        --         --         --        (4,660)
Issuance of 6,862,625 shares...........    69       41,212          --          --        --         --         --        41,281
Employee stock ownership plan..........    --           --          --          --    (3,043)        --         --        (3,043)
Recognition and retention plan.........    --           --          --          --        --     (1,739)        --        (1,739)
Compensation amortized to expense......    --           --          --          --       326        297         --           623
Cash paid in lieu of 210
 fractional shares in the aggregate
 resulting from stock splits...........    --           (4)         --          --        --         --         --            (4)
Purchase of 72,200 shares of
 treasury stock........................    --           --          --      (1,116)       --         --         --        (1,116)
Purchase and retire 361,887 shares.....    (3)      (3,134)         --          --        --         --         --        (3,137)
Exercise of 66,236 shares of
 stock options.........................    --           --         (86)        529        --         --         --           443
                                        _____    _________  __________   _________  ________   ________   ________    __________

Balance at September 30, 1993(1).......   144       53,854     111,160      (7,194)   (2,717)    (1,478)        --       153,769

Net income for the year ended
 September 30, 1994....................    --           --      33,152          --        --         --         --        33,152
Dividends declared on common stock.....    --           --      (5,720)         --        --         --         --        (5,720)
Distribution of 10% stock dividend.....     7       12,133     (12,140)         --        --         --         --            --
Cash paid in lieu of 221
 fractional shares in the aggregate,
 resulting from stock dividend.........    --           (3)         --          --        --         --         --            (3)
Compensation amortized to expense......    --          600          --          --       543        348         --         1,491
Purchase of 339,280 shares of
 treasury stock........................    --           --          --      (4,544)       --         --         --        (4,544)
Purchase and retire 283,030 shares.....    (4)      (3,772)         --          --        --         --         --        (3,776)
Exercise of 92,791 shares of
 stock options.........................    --           --        (924)      1,743        --         --         --           819
Unrealized appreciation on securities
 available for sale at October 1,
 1993, net of taxes of $377............    --           --          --          --        --         --        449           449
Change in unrealized depreciation
 on securities available for
 sale, net of tax benefits of $3,428...    --           --          --          --        --         --     (4,346)       (4,346)
                                        _____    _________  __________   _________   _______   ________   ________    __________

Balance at September 30, 1994(1).......   147       62,812     125,528      (9,995)   (2,174)    (1,130)    (3,897)      171,291

Net income for the year
 ended September 30, 1995..............    --           --      11,562          --        --         --         --        11,562
Dividends declared on common stock.....    --           --      (9,114)         --        --         --         --        (9,114)
Exercise of 385,464 shares of
 stock options.........................     3           --        (603)      1,544        --         --         --           944
Purchase of 1,453,016 shares of
 treasury stock........................    --           --          --     (28,784)       --         --         --       (28,784)
Purchase and retire 196,643 shares ....    (2)      (3,710)         --          --        --         --         --        (3,712)
Net proceeds from sale of 298,375
 shares of treasury stock (note 2).....    --        1,035          --       3,495        --         --         --         4,530
ESOP and RRP activity,
 including tax benefit (note 2)........    (1)       3,438          --          --     2,174      1,130         --         6,741
Hamilton Bancorp's net income
 for the three months ended
 December 31, 1994 (note 2)............    --           --      (1,780)         --        --         --         --        (1,780)
Change in unrealized
 appreciation on securities
 available for sale, net
 of taxes of $3,690....................    --           --          --          --        --         --      4,708         4,708
                                        _____    _________  __________   _________  ________   ________   ________    __________
Balance at September 30, 1995.......... $ 147    $  63,575  $  125,593   $ (33,740) $     --   $     --   $    811    $  156,386
                                        =====    =========  ==========   =========  ========   ========   ========    ==========

(1) Restated to reflect the merger with Hamilton Bancorp, Inc., which was accounted for as a pooling of interests.

See accompanying notes to consolidated financial statements.



CONSOLIDATED
STATEMENTS OF CASH
FLOWS
(IN THOUSANDS)

                                                                              Year Ended September 30,
                                                                _________________________________________________
                                                                       1995            1994(1)          1993(1)
                                                                _______________   _______________   _____________

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income before cumulative effect of change in
    accounting principle.....................................   $        11,562   $        27,467   $      25,188
   Cumulative effect of change in accounting
    for income taxes.........................................                --             5,685              --
                                                                _______________   _______________   _____________
   Net income................................................            11,562            33,152          25,188
   Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation and amortization...........................             2,064             1,817           1,784
     Amortization and accretion of deferred fees,
      discounts and premiums.................................             1,538             8,414          (3,247)
     Provision for possible loan losses......................             1,700             2,650           4,700
     Provision for losses on foreclosed real estate..........               361                --             200
     Net loss (gain) on sale of foreclosed real estate.......                82              (190)            (20)
     Net loss (gain) on sale of mortgage loans and
      securities available for sale..........................             1,088              (214)         (3,857)
     Deferred income taxes...................................            (1,965)           (6,832)           (188)
     Amortization of ESOP and RRP compensation
      expense................................................               464             1,491             623
     Termination of ESOP and RRP.............................             4,992                --              --
     Net (increase) decrease in trading account..............            10,936              (452)           (245)
     (Increase) decrease in accrued interest receivable......            (2,579)           (5,446)          1,058
     Increase (decrease) in accrued interest payable.........               838             1,161          (1,302)
     Increase (decrease) in accrued expenses and
      other liabilities......................................             3,779            (1,981)            359
     (Increase) decrease in other assets.....................             2,751              (491)          3,672
                                                                _______________   _______________   _____________
     Total adjustments.......................................            26,049               (73)          3,537
                                                                _______________   _______________   _____________
   Net cash provided by operating activities.................            37,611            33,079          28,725
                                                                _______________   _______________   _____________

CASH FLOWS FROM INVESTING ACTIVITIES:
   Principal payments on loans...............................           201,852           211,300         231,307
   Principal payments on mortgage-backed securities..........            80,169           350,694         409,632
   Principal payments, maturities and calls
    on investment securities.................................            30,987             1,477          22,971
   Proceeds on sales of loans................................            38,799           109,063         128,921
   Proceeds on sales of mortgage-backed securities
    available for sale.......................................            77,279            39,058          70,000
   Proceeds on sales of investment securities
    available for sale.......................................             7,737               181         120,145
   Investment in first mortgage loans........................          (432,050)         (341,555)       (458,692)
   Investment in other loans.................................           (71,057)          (49,798)        (48,422)
   Investment in mortgage-backed securities
    available for sale.......................................           (45,789)          (80,978)       (207,298)
   Investment in mortgage-backed securities
    held to maturity.........................................                --          (589,083)       (366,009)
   Investment in investment securities available for sale....           (52,221)             (135)       (120,504)
   Investment in investment securities held to maturity......                --           (49,985)           (934)
   Proceeds on sales of foreclosed real estate...............             7,927             3,896           4,048
   Proceeds from sale of interest rate floor agreements......            10,835                --              --
   Purchases of Federal Home Loan Bank Stock, net............            (2,879)            4,325            (858)
   Other, net................................................            (3,470)           (2,466)         (2,175)
                                                                _______________   _______________   _____________
   Net cash used in investing activities.....................          (151,881)         (394,006)       (217,868)
                                                                _______________   _______________   _____________
                                                    (Continued)


CONSOLIDATED
STATEMENTS OF CASH
FLOWS (CONTINUED)
(IN THOUSANDS)

                                                                              Year Ended September 30,
                                                                _________________________________________________
                                                                       1995            1994(1)         1993(1)
                                                                ________________  _______________   _____________

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in non-interest bearing
    demand, savings, money market,
    and NOW accounts.........................................   $      (187,214)  $       (56,591)  $      44,263
   Net increase (decrease) in time deposits..................           152,542            90,003         (68,925)
   Net increase in borrowings with original maturities
    of three months or less..................................           248,715           160,304         147,469
   Proceeds from long-term borrowings........................            10,000           200,000         101,743
   Repayment of long-term borrowings.........................           (66,517)          (75,100)       (178,369)
   Proceeds from issuance of common stock....................                --                --          41,281
   Purchase of common stock by ESOP..........................                --                --          (3,043)
   Purchase of common stock by RRP...........................                --                --          (1,739)
   Purchaes of common stock for treasury
    or retirement............................................           (32,496)           (8,320)         (4,253)
   Payment of common stock dividends.........................            (8,156)           (5,582)         (4,421)
   Exercise of stock options.................................               872               819             443
   Proceeds from sale of treasury stock......................             4,530                --              --
   Cash paid in lieu of fractional shares
    resulting from stock dividend............................                --                (3)             (4)
   Increase (decrease) in mortgagors' escrow accounts........             1,004              (810)         (2,569)
                                                                _______________   _______________   _____________
   Net cash provided by financing activities.................           123,280           304,720          71,876
                                                                _______________   _______________   _____________
   Net increase (decrease) in cash and cash equivalents......             9,010           (56,207)       (117,267)
   Hamilton activity for the three months ended
    December 31, 1994 (note 2)...............................            (5,771)               --              --
   Cash and cash equivalents at beginning of year............            41,865            98,072         215,339
                                                                _______________   _______________   _____________
   Cash and cash equivalents at end of year..................   $        45,104   $        41,865   $      98,072
                                                                ===============   ===============   =============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
   Transfer of loans to real estate owned....................       $     4,455       $     5,784     $      6,285
                                                                    ===========       ===========     ============
   Transfer of mortgage-backed securities available
    for sale to mortgage-backed securities
    held to maturity (note 6)................................       $        --       $    71,492     $         --
                                                                    ===========       ===========     ============
   Transfer of mortgage-backed securities held
    to maturity to mortgage-backed securities
    available for sale (notes 2 and 6).......................       $    69,817       $    78,067     $         --
                                                                    ===========       ===========     ============
   Securitization and transfer of loans to
    mortgage-backed securities available for sale............       $    11,418       $    18,817     $     53,023
                                                                    ===========       ===========     ============
   Transfer of investment securities held to maturity to
    investment securities available for sale (note 2)........       $     7,465       $        --     $         --
                                                                    ===========       ===========     ============

(1) Restated to reflect the merger with Hamilton Bancorp, Inc., which was accounted for as a pooling of interests.

See accompanying notes to consolidated financial statements.


NOTES TO
CONSOLIDATED
FINANCIAL STATEMENTS
SEPTEMBER 30, 1995, 1994 AND 1993


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
New York Bancorp Inc. ("New York Bancorp" or the "Holding Company") is a savings and loan holding company under the savings and loan holding company act, as amended ("SLHCA"). The Holding Company, through its savings bank subsidiary, Home Federal Savings Bank (the "Savings Bank") operates as a community savings bank. On January 27, 1995, Hamilton Bancorp, Inc. ("Hamilton"), the parent company of Hamilton Federal Savings F.A. ("Hamilton Savings"), was merged with and into New York Bancorp (see note 2) and Hamilton Savings was merged into the Savings Bank. The merger was accounted for as a pooling of interests and, as a result, the Holding Company's consolidated financial statements have been retroactively restated for all reporting periods to include the consolidated accounts of Hamilton. The more significant accounting and reporting policies are summarized below.

(A) PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION
The accompanying consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of New York Bancorp and its wholly owned subsidiary, Home Federal Savings Bank (collectively the "Company"). All material intercompany transactions and balances have been eliminated.

The Company reports its financial results on a fiscal year basis ending September 30, whereas Hamilton had reported its financial results on a calendar year basis. The consolidated financial statements for the current year have been adjusted to conform Hamilton's year-end with that of the Company. The consolidated financial statements for years prior to fiscal 1995 have been adjusted to conform Hamilton's fiscal year with that of the Company. The consolidated financial statements for years prior to fiscal 1995 reflect the combination of the Company at and for the years ended September 30 with Hamilton at or for the years ended December 31.

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and money market investments.

(B) MONEY MARKET INVESTMENTS
Money market investments represent short-term instruments (generally ninety days or less), which are generally held to maturity. These investments are carried at cost or, if applicable, at cost adjusted for accretion of discount or amortization of premium using a method which approximates the level-yield method over the period to maturity. Carrying values of these investments approximate current market values.

(C) TRADING ACCOUNT SECURITIES
Trading account securities are carried at estimated market value. Net realized and unrealized gains (losses) are included in other operating income. Interest on trading account securities is included in interest income.

(D) INVESTMENT AND MORTGAGE-BACKED SECURITIES
Effective October 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investment in Debt and Equity Securities" ("SFAS No. 115"). Under SFAS No. 115, investment and mortgage-backed securities which the Company has the positive intent and ability to hold until maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts on a level yield method. Investment and mortgage-backed securities to be held for indefinite periods of time and not intended to be held to maturity and marketable equity securities are now classified as available for sale securities and are recorded at fair value, with unrealized appreciation and depreciation, net of tax, reported as a separate component of shareholders' equity.

Prior to October 1, 1993, investment and mortgage-backed securities which the Company had the ability and the intent to hold on a long-term basis or until maturity were carried at cost, adjusted for amortization of premiums and accretion of discounts. Investment and mortgage-backed securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis were classified as held for sale and were carried at the lower of cost or market value. Such securities held for sale included securities used as part of the Company's asset/liability strategy, or securities that may have been sold in response to, among other things, changes in interest rates, prepayment risk, the need or desire to increase capital, the need to satisfy regulatory requirements or other similar factors.

Gains and losses on the sale of securities are determined using the specific identification method.

(E) LOANS RECEIVABLE
Loans are carried at amortized cost. Interest on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of ninety days or more, indicate reasonable doubt as to the timely collectibility of such income. Interest previously recognized on past due loans is charged to the allowance for loan losses when in the opinion of management such interest is deemed to be uncollectible. Loans on which the accrual of income has been discontinued are designated as nonaccrual loans and income is recognized subsequently only in the period collected.

Loan origination fees, less certain direct origination costs, are deferred and recognized as an adjustment of the loan's yield over the life of the loan by the interest method, which results in a constant rate of return. When loans are sold, any remaining unaccreted deferred fees are recognized as income at the time of sale.

Discounts (premiums) on mortgage loans purchased are deferred and accreted (amortized) to income over the life of the loans using methods which approximate the level-yield method.

Provisions for possible loan losses are charged to operations based on management's periodic review and evaluation of the loan portfolio in relation to the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrower's ability to repay, overall portfolio quality, and underlying collateral values and cash flow values. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for possible loan losses. Such agencies could require the Savings Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Management believes that the allowance for possible loan losses is adequate.

(F) LOAN SERVICING
Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred. The cost of loan servicing rights acquired is amortized in proportion to, and over the period of, estimated servicing income.

(G) PREMISES AND EQUIPMENT
Land is carried at cost. Buildings and building improvements, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Buildings, building improvements and furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the terms of the related leases.

(H) REAL ESTATE OWNED
Real estate owned includes both formally foreclosed and in-substance foreclosed property. In-substance foreclosed property includes properties for which borrowers have little or no equity or prospects for building equity in the collateral and for which the loan repayment can only be expected from the operation or sale of the collateral. In-substance foreclosed properties are generally in the process of formal foreclosure. When a property is acquired through foreclosure or in-substance foreclosure, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses.

An allowance for real estate owned has been established to maintain these properties at the lower of cost or fair value less estimated cost to sell. Real estate owned is shown net of the allowance.

The allowance is established through charges to income and are included in real estate operations, net. Operating results of real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of properties owned, are recorded in real estate operations, net.

(I) REVERSE REPURCHASE AGREEMENTS
Reverse repurchase agreements are accounted for as financing transactions. Accordingly, the collateral securities continue to be carried as assets and a borrowing liability is established for the transaction proceeds.

(J) INCOME TAXES
The Company and its subsidiary file a consolidated Federal income tax return. The subsidiary pays to or receives from the Company, as appropriate, an allocated portion of the consolidated income taxes or benefits based upon the effective current income tax rate of the consolidated group.

Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") which adopts a balance sheet approach (or liability method) in place of the income statement approach. The liability method requires that an asset or a liability, as appropriate, be recorded for financial statement purposes for the deferred tax consequences of all temporary differences between the tax and financial statement recognition of revenue and expense, which is measured by applying enacted tax laws and rates. Additionally, SFAS No. 109 permits the recognition of net deferred tax assets based upon the likelihood of realization of tax benefits in the future. A valuation allowance is provided for deferred tax assets which are determined to not likely be recognized. The cumulative effect at October 1, 1993 of the change in accounting for income taxes has been included in the consolidated statement of income for the year ended September 30, 1994.

Prior to October 1, 1993, deferred income taxes were provided for timing differences in the recognition of revenues and expenses for tax reporting and financial statement purposes (an income statement approach), pursuant to Accounting Principles Board Opinion No. 11.

(K) RETIREMENT PLANS
The Company has pension plans covering substantially all employees who have attained minimum service requirements. The Company's policy is to contribute annually an amount sufficient to meet Employee Retirement Income Security Act ("ERISA") funding standards.

Postretirement and postemployment benefits are recorded on an accrual basis with an annual provision that recognizes the expense over the service life of the employee, determined on an actuarial basis.

(L) OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Interest rate swaps, caps, floors, options and financial futures agreements are periodically used to manage the Company's interest rate risk. Generally, the net settlements on such transactions used as hedges of non-trading assets or liabilities are accrued as an adjustment to interest income or interest expense over the lives of the agreements. Further, gains or losses on terminated contracts used as hedges of non-trading assets or liabilities are generally deferred and amortized over the life of the original hedge. Contracts which are not matched against specific assets, liabilities, or the repricing of interest rate floor arrangements or do not meet correlation criteria are accounted for at market value with the resulting gain or loss recognized in operations.

(M) EARNINGS PER COMMON SHARE
Earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. The weighted average number of shares of common stock and common stock equivalents used in the computation of earnings per common share for the years ended September 30, 1995 and 1994 was 13,327,915 and 13,609,867,
respectively.

(N) RECLASSIFICATIONS
Certain reclassifications have been made to 1994 and 1993 amounts to conform to the 1995 presentation.


(2) BUSINESS COMBINATIONS
HAMILTON
On January 27, 1995, New York Bancorp acquired Hamilton in a transaction accounted for under the pooling of interests method of accounting. Pursuant to the merger agreement, New York Bancorp issued 1.705 shares of common stock for each outstanding share of Hamilton common stock and reserved for issuance 182,824 shares of common stock for Hamilton's stock options outstanding as of the merger consummation date. In addition, 306,392 shares of common stock were issued to holders of Hamilton stock options who received stock for the options calculated in accordance with the formula contained in the merger agreement. As a condition to the merger, Hamilton, immediately prior to the consummation of the merger, reissued in an underwritten offering 175,000 shares of Hamilton treasury stock amounting to net proceeds of $4,530,000, after underwriting commission and offering costs. As a result of the above, 6,224,921 shares of common stock were issued in connection with the merger.

The Company reports its financial results on a fiscal year basis ending September 30, whereas Hamilton had reported its financial results on a calendar year basis. Accordingly, the accompanying Consolidated Statement of Financial Condition as of September 30, 1994 has been restated to include the financial position of Hamilton as of December 31, 1994 and the accompanying Consolidated Statements of Income, Changes in Shareholders' Equity and Cash Flows for the two years ended September 30, 1994 have been restated to include the operations of Hamilton for the two years ended December 31, 1994. The effect on the accompanying consolidated financial statements arising from the inclusion of the $1,780,000 of net income of Hamilton for the three months ended December 31, 1994 in the Company's results of operations for both fiscal year 1995 and 1994 is presented in the accompanying Consolidated Statement of Changes in Shareholders' Equity as an adjustment for change in fiscal year of Hamilton. Additionally, the accompanying Consolidated Statements of Income for both fiscal year 1995 and 1994 each include $7,948,000 and $1,780,000 representing net interest income after provision for possible loan losses and net income, respectively, reflecting those results of Hamilton's operations for the three months ended December 31, 1994.

In accordance with the pooling of interests method of accounting, the Company's financial statements have been restated for all periods presented to include the reported results of Hamilton. The combination of previously reported operating results of the Company and Hamilton for the two years ended September 30, 1994 are presented below:


                                                                                   1994               1993
                                                                                ___________        ___________
                                                                                       (In Thousands)
Net interest income after provision for loan losses:
    New York Bancorp.....................................................       $    61,828        $    55,726
    Hamilton.............................................................            31,104             28,941
                                                                                ___________        ___________
       Total combined....................................................       $    92,932        $    84,667
                                                                                ===========        ===========
Income before cumulative effect
 of a change in accounting principle:
    New York Bancorp.....................................................       $    17,927        $    16,344
    Hamilton.............................................................             9,540              8,844
                                                                                ___________        ___________
       Total combined....................................................       $    27,467        $    25,188
                                                                                ===========        ===========
Cumulative effect of a change
 in accounting principle:
    New York Bancorp.....................................................       $     5,685        $        --
    Hamilton.............................................................                --                 --
                                                                                ___________        ___________
       Total combined....................................................       $     5,685        $        --
                                                                                ===========        ===========
Net income:
    New York Bancorp.....................................................       $    23,612        $    16,344
    Hamilton.............................................................             9,540              8,844
                                                                                ___________        ___________
       Total combined....................................................       $    33,152        $    25,188
                                                                                ===========        ===========


New York Bancorp's investment in Hamilton was eliminated in the accompanying Consolidated Statement of Financial Condition as of September 30, 1994, which resulted in a $4.2 million reduction of the combined shareholders' equity. The following provides the effect of combining New York Bancorp's shareholders' equity as of September 30, 1994 with that of Hamilton as of December 31, 1994:


                                                                                                  Shareholders'
                                                                                                     Equity
                                                                                                  ____________
                                                                                                 (In Thousands)

New York Bancorp...........................................................................        $    91,376
Hamilton...................................................................................             84,129
Elimination of intercorporate investment...................................................             (4,214)
                                                                                                   ___________

                                                                                                   $   171,291
                                                                                                   ===========

                                       28

The following is a summary of Hamilton Bancorp's cash flows for the three months ended December 31, 1994 (in thousands):


Net cash provided by operating activities..................................................        $       678
Net cash used by investing activities......................................................             (4,389)
Net cash provided by financing activities..................................................              9,482
                                                                                                   ___________
Net increase in cash and cash equivalents..................................................        $     5,771
                                                                                                   ===========

In connection with the merger, the Company recorded certain non-recurring merger-related and restructuring expenses of approximately $19.0 million and reclassified $77.3 million of Hamilton's held to maturity securities to available for sale securities. Of these securities, $66.8 million were subsequently sold, resulting in a $1.2 million loss. The non-recurring merger-related and restructuring charges reflected $4.3 million in investment banking, legal and accounting fees, $6.3 million in severance costs, $5.1 million related to the termination of Hamilton's ESOP and the accelerated vesting of shares of the RRP pursuant to the requirements of such plans upon a change in control, and $3.3 million in certain back-office and facilities consolidation costs and signage costs.

The following table summarizes the activity with respect to the merger-related and restructuring expenses, on a pre-tax basis, for the current fiscal year.


                                                                                      Merger-Related
                                                                                           and
                                                                                       Restructuring
                                                                                         Accrual
                                                                                       ____________
                                                                                      (In Thousands)

Balance at December 31, 1994...................................................        $        --
Provision charged against operations...........................................             19,024
Cash outlays...................................................................            (12,287)
Noncash items..................................................................             (6,395)
                                                                                       ___________
Balance at September 30, 1995..................................................        $       342
                                                                                       ===========

The noncash items relate to the termination of Hamilton's ESOP, the accelerated vesting of shares of the RRP and the write-off of leasehold improvements. There were no merger-related and restructuring expenses recorded in the prior year period.

UNION SAVINGS BANK
In August and October 1992, New York Bancorp, through the Savings Bank, acquired $273.9 million in assets and assumed $480.0 million in liabilities of the former Union Savings Bank ("Union Savings") from the Federal Deposit Insurance Corporation (the "FDIC"), as receiver of Union Savings.


(3) MONEY MARKET INVESTMENTS
Money market investments are summarized as follows:

                                                                                             September 30,
                                                                                   _____________________________
                                                                                        1995              1994
                                                                                   ____________      ___________
                                                                                           (In Thousands)

FHLB overnight deposits.....................................................       $      4,997      $    11,561
Securities purchased under agreements to resell.............................              8,400            5,031
Commercial paper............................................................                 --            4,002
Federal funds sold..........................................................                500            1,250
Other.......................................................................                 18               --
                                                                                   ____________      ___________
                                                                                   $     13,915      $    21,844
                                                                                   ============      ===========

During the years ended September 30, 1995 and 1994, the Savings Bank entered into purchases of securities under agreements to resell. The amounts advanced under these agreements represented short-term loans and are reflected as money market investments in the consolidated statements of financial condition. Securities representing collateral for these transactions were delivered by appropriate entry into the Savings Bank's account maintained at a third-party custodian. At September 30, 1995 and 1994, these agreements matured within thirty days. Securities purchased under agreements to resell averaged $1.2 million, $16.2 million and $14.8 million for the years ended September 30, 1995, 1994 and 1993, respectively. The maximum amount of such agreements outstanding at any month-end during the years ended September 30, 1995, 1994 and 1993 was $8.4 million, $30.0 million and $59.0 million, respectively.

(4) INVESTMENT SECURITIES HELD TO MATURITY
The carrying values and estimated market values of investment securities held to maturity are summarized as follows:


                                                                               September 30, 1995
                                                             _____________________________________________________
                                                                             Gross          Gross      Estimated
                                                              Carrying     Unrealized     Unrealized     Market
                                                                Value        Gains          Losses       Value
                                                             __________    __________    __________    __________
                                                                                (In Thousands)
BONDS AND NOTES:
  U.S. Government and Agency Obligations.................    $   20,000    $       --    $      (75)   $   19,925
  Corporate notes........................................         1,179             5            (2)        1,182
                                                             __________    __________    __________    __________
  Total..................................................    $   21,179    $        5    $      (77)      $21,107
                                                             ==========    ==========    ==========    ==========



                                                                            September 30, 1994
                                                             ____________________________________________________
                                                                             Gross         Gross       Estimated
                                                              Carrying     Unrealized    Unrealized      Market
                                                               Value         Gains         Losses        Value
                                                             __________    __________    __________    __________
                                                                               (In Thousands)
BONDS AND NOTES:
  U.S. Government and Agency Obligations.................    $   51,501    $       20    $   (1,609)   $   49,912
  Corporate notes........................................         1,483            --            (5)        1,478
                                                             __________    __________    __________    __________
  Total..................................................    $   52,984    $       20    $   (1,614)   $   51,390
                                                             ==========    ==========    ==========    ==========

The amortized cost and contractual maturity of debt securities at September 30, 1995 and 1994 are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations without call or prepayment penalties.


                                                                                 September 30,
                                                             ____________________________________________________
                                                                             1995                         1994
                                                             _______________________     ________________________
                                                                           Estimated                    Estimated
                                                              Amortized      Market      Amortized       Market
                                                                Cost         Value          Cost         Value
                                                             __________    __________    __________    __________
                                                                                (In Thousands)
  Due in one year or less................................    $      502    $      507    $      100    $      101
  Due after one year through five years..................        20,000        19,925        39,510        38,220
  Due after five years through ten years.................            --            --         3,718         3,574
  Due after ten years....................................           677           675         9,656         9,495
                                                             __________    __________    __________    __________
  Total..................................................    $   21,179    $   21,107    $   52,984    $   51,390
                                                             ==========    ==========    ==========    ==========


There were no sales of investment securities held to maturity during the years ended September 30, 1995, 1994 and 1993. (See note 2 regarding the transfer of securities in connection with the Hamilton merger.)


(5) INVESTMENT SECURITIES AVAILABLE FOR SALE
The cost and estimated market values of investment securities available for sale are summarized as follows:


                                                                                September 30, 1995
                                                             ____________________________________________________
                                                                             Gross         Gross       Estimated
                                                                           Unrealized    Unrealized      Market
                                                                Cost         Gains         Losses        Value
                                                             __________    __________    __________    __________
                                                                                 (In Thousands)
EQUITY SECURITIES:
  Common stocks..........................................    $    4,082    $      407    $       --    $    4,489
  Stock in FNMA..........................................             2            29            --            31
                                                             __________    __________    __________    __________
                                                                  4,084           436            --         4,520

BONDS AND NOTES:
   U.S. Government and Agency obligations................        41,740            13            --        41,753
                                                             __________    __________    __________    __________
                                                                $45,824    $      449    $       --    $   46,273
                                                             ==========    ==========    ==========    ==========





                                                                               September 30, 1994
                                                             ____________________________________________________
                                                                             Gross         Gross       Estimated
                                                                           Unrealized    Unrealized      Market
                                                                Cost         Gains         Losses        Value
                                                             __________    __________    __________    __________
                                                                                 (In Thousands)
EQUITY SECURITIES:
  Common stocks..........................................    $      134    $       22    $       --    $      156
  Stock in FNMA..........................................             2            22            --            24
                                                             __________    __________    __________    __________
                                                             $      136    $       44    $       --    $      180
                                                             ==========    ==========    ==========    ==========



Gains and losses were realized on sales of investment securities available for sale as follows:

                                                                                    Year ended September 30,
                                                                           ______________________________________
                                                                                1995          1994          1993
                                                                           __________    __________    __________
                                                                                        (In Thousands)

  Gross gains.........................................................     $      304    $       --    $      260
  Gross losses........................................................           (168)           (3)         (145)
                                                                           __________    __________    __________
   Net gains (losses).................................................     $      136    $       (3)   $      115
                                                                           ==========    ==========    ==========


(6) MORTGAGE-BACKED SECURITIES HELD TO MATURITY
The amortized cost and the estimated market values of mortgage-backed securities held to maturity are summarized as follows:

                                                                         September 30, 1995
                                                      ___________________________________________________________
                                                                         Gross          Gross          Estimated
                                                        Amortized      Unrealized     Unrealized         Market
                                                          Cost           Gains          Losses           Value
                                                      ____________   _____________   ____________    ____________
                                                                               (In Thousands)
FHLMC..............................................   $     21,858   $         100   $       (137)   $     21,821
FNMA...............................................         35,662              20           (618)         35,064
REMIC & CMO........................................        607,206             532        (27,120)        580,618
                                                      ____________   _____________   ____________    ____________
  Total............................................   $    664,726   $         652   $    (27,875)   $    637,503
                                                      ============   =============   ============    ============


                                                                         September 30, 1994
                                                      ___________________________________________________________
                                                                         Gross          Gross          Estimated
                                                        Amortized     Unrealized      Unrealized         Market
                                                          Cost           Gains          Losses           Value
                                                      ____________   _____________   ____________    ____________
                                                                               (In Thousands)
FHLMC..............................................   $     27,955   $          81   $       (838)   $     27,198
FNMA...............................................         47,738              --         (1,120)         46,618
GNMA...............................................         55,073             127         (2,763)         52,437
REMIC & CMO........................................        654,827              --        (50,580)        604,247
                                                      ____________   _____________   ____________    ____________
  Total............................................   $    785,593   $         208   $    (55,301)   $    730,500
                                                      ============   =============   ============    ============


The amortized cost and estimated market values of mortgage-backed securities held to maturity, all of which have prepayment provisions, are distributed to a maturity category based on the estimated average life as shown below. These principal prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.


                                                                                              September 30,
                                                                                     _____________________________
                                                                                                 1995
                                                                                     _____________________________
                                                                                                        Estimated
                                                                                        Carrying         Market
                                                                                         Value            Value
                                                                                     ____________    _____________
                                                                                            (In Thousands)

Due in one year or less........................................................      $      3,636    $      3,633
Due after one year through five years..........................................           338,482         330,333
Due after five years through ten years.........................................           282,507         266,407
Due after ten years............................................................            40,101          37,130
                                                                                     ____________    ____________
                                                                                     $    664,726    $    637,503
                                                                                     ============    ============

                                       30

There were no sales of mortgage-backed securities held to maturity during the years ended September 30, 1995, 1994 and 1993. (See note 2 regarding the transfer of securities in connection with the Hamilton merger.)

In connection with the adoption of SFAS No. 115, mortgage-backed securities previously classified as held for sale, and carried at the lower of cost or market, were classified as available for sale. The carrying value of these mortgage-backed securities was adjusted to their market value, which resulted in increasing the carrying value by $826,000, and increasing shareholders' equity by $449,000, which was net of taxes of $377,000. In addition, the Savings Bank reclassified $71.5 million of mortgage-backed securities available for sale to mortgage-backed securities held to maturity, and reclassified $78.1 million of mortgage-backed securities held to maturity to mortgage-backed securities available for sale. At the time of the reclassifications, the carrying value of such mortgage-backed securities approximated market value.

At September 30, 1995 and 1994,  $17,568,000 and $79,199,000,  respectively,  of the mortgage-backed securities held to maturity portfolio consists of securities with underlying adjustable rate loans. Such securities had an estimated market value of $17,474,000 and $76,140,000, respectively.

The privately-issued REMICs and CMOs and privately-issued pass-through mortgage-backed securities contained in the Savings Bank's held to maturity and available for sale portfolios have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are rated AAA by one or more of the nationally recognized securities rating agencies. These securities are subject to certain credit-related risks normally not associated with U.S. Government Agency mortgage-backed securities. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the creditworthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the mortgage-backed securities holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses, thus the Company has not provided an allowance for losses on its privately issued mortgage-backed securities.


(7) MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
The amortized cost and the estimated market value of mortgage-backed securities available for sale are summarized as follows:

                                                                         September 30, 1995
                                                      ___________________________________________________________
                                                                         Gross          Gross          Estimated
                                                        Amortized      Unrealized     Unrealized         Market
                                                          Cost           Gains          Losses           Value
                                                      ____________   _____________   ____________    ____________
                                                                               (In Thousands)

FHLMC..............................................   $     72,968   $       1,139   $       (695)   $     73,412
FNMA...............................................         35,191             901             --          36,092
GNMA...............................................         10,578             486             (7)         11,057
REMIC and CMO......................................         56,676              82           (999)         55,759
Private-issue pass-through.........................         30,383             162            (71)         30,474
                                                      ____________   _____________   ____________    ____________
  Total............................................   $    205,796   $       2,770   $     (1,772)   $    206,794
                                                      ============   =============   ============    ============


                                                                         September 30, 1994
                                                      ___________________________________________________________
                                                                         Gross          Gross          Estimated
                                                        Amortized     Unrealized      Unrealized         Market
                                                          Cost           Gains          Losses           Value
                                                      ____________   _____________   ____________    ____________
                                                                               (In Thousands)

FHLMC..............................................   $     48,473   $          15   $     (2,813)   $     45,675
FNMA...............................................         33,568              --           (908)         32,660
GNMA...............................................          2,184              --            (12)          2,172
REMIC and CMO......................................         64,213              45         (2,588)         61,670
Private-issue pass-through.........................         30,541              53           (788)         29,806
                                                      ____________   _____________   ____________    ____________
  Total............................................   $    178,979   $         113   $     (7,109)   $    171,983
                                                      ============   =============   ============    ============


The amortized cost and estimated market values of mortgage-backed securities available for sale, all of which have prepayment provisions, are distributed to a maturity category based on the estimated average life as shown below. These principal prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.


                                                                                              September 30,
                                                                                     _____________________________
                                                                                                1995
                                                                                     _____________________________
                                                                                                        Estimated
                                                                                       Amortized          Market
                                                                                         Cost             Value
                                                                                     ____________    _____________
                                                                                            (In Thousands)

Due in one year or less........................................................      $      4,407    $      4,384
Due after one year through five years..........................................            93,334          93,635
Due after five years through ten years.........................................            63,479          63,870
Due after ten years............................................................            44,576          44,905
                                                                                     ____________    ____________
                                                                                     $    205,796    $    206,794
                                                                                     ============    ============

Gains and losses were realized on sales of mortgage-backed securities available for sale as follows:


                                                                                  Year Ended September 30,
                                                                      ____________________________________________
                                                                           1995            1994            1993
                                                                      ____________     ___________    ____________
                                                                                      (In Thousands)

Gross gains...................................................        $         60     $       608    $      2,363
Gross losses..................................................              (1,044)             (3)            (39)
                                                                      ____________     ___________    ____________
     Net gains (losses).......................................        $       (984)    $       605    $      2,324
                                                                      ============     ===========    ============


(8) LOANS RECEIVABLE
Loans receivable are summarized as follows (in thousands):


                                                                                            September 30,
                                                                                 _________________________________
                                                                                     1995                1994
                                                                                 ______________     ______________
FIRST MORTGAGE LOANS:
   One-to-four family conventional residential, including loans with adjustable rates of $632,036 and $384,746
    in 1995 and 1994, respectively............................................   $      906,436     $      689,783
   Commercial real estate.....................................................          451,788            438,531
   Partially guaranteed by Veterans Administration or insured by the Federal Housing Administration or the Small Business
    Administration............................................................           23,596             27,229
   Participation in loans fully guaranteed by the Agency for
     International Development................................................               30                 34
   Construction loans, net of undisbursed portion of
    approximately $4,025 and $3,835 in 1995 and 1994,
    respectively..............................................................            8,902              4,966
   Reverse annuity loans, net of undisbursed portion of
    approximately $2,734 and $2,610 in 1995
    and 1994, respectively....................................................            2,251              2,375
                                                                                 ______________     ______________
                                                                                      1,393,003          1,162,918
   Unamortized purchase accounting premiums...................................            2,426              2,998
   Unearned purchase accounting discounts.....................................           (2,757)            (3,640)
   Unamortized premiums.......................................................            1,433                601
   Unearned discounts.........................................................              (42)               (60)
   Deferred loan fees.........................................................           (4,287)            (4,213)
                                                                                 ______________     ______________
                                                                                      1,389,776          1,158,604
                                                                                 ______________     ______________
OTHER LOANS:
   Consumer loans.............................................................           21,912             13,067
   Cooperative residential loans..............................................          141,902            150,520
   Home improvement loans.....................................................            1,526              9,637
   Guaranteed student loans ..................................................           56,673             54,693
   Commercial business loans..................................................           11,214             15,336
   Loans secured by deposit accounts..........................................            7,917              8,401
   Second mortgage loans......................................................            2,147              2,605
   Home equity loans, net of unused lines of credit of
    approximately $12,312 and $13,151 in
    1995 and 1994, respectively...............................................           33,513             36,890
   Purchased auto leasing.....................................................           21,063              9,385
                                                                                 ______________     ______________
                                                                                        297,867            300,534
   Unamortized purchase accounting premiums...................................               72                110
   Unearned purchase accounting discounts.....................................              (70)              (105)
   Unamortized premiums.......................................................              423                527
   Unearned discounts.........................................................           (1,621)            (1,446)
   Deferred loan fees.........................................................             (232)              (165)
                                                                                 ______________     ______________
                                                                                        296,439            299,455
                                                                                 ______________     ______________
Less allowance for possible loan losses.......................................          (21,272)           (25,705)
                                                                                 ______________     ______________
                                                                                 $    1,664,943     $    1,432,354
                                                                                 ==============     ==============


The yield on the average investment in first mortgage loans was 8.28%, 8.42% and 8.76% for the years ended September 30, 1995, 1994 and 1993, respectively.

At September 30, 1995 and 1994, the Savings Bank had commitments of $61,369,000 and $51,114,000, respectively, to originate first mortgage, cooperative residential and home equity loans. Such commitments generally have fixed expiration dates and may require payment of a fee. Since many of the commitments may expire without being used, the total commitment amounts do not necessarily represent future cash requirements. Of the $61,369,000 commitments outstanding at September 30, 1995, $10,299,000 represent fixed rate loans with interest rates ranging from 6.75% to 10.375% and $51,070,000 represent adjustable rate loans.

At September 30, 1995 and 1994, the Company had commitments of $5,414,000 and $2,750,000, respectively, to sell qualified fixed rate first mortgage loans. The commitment prices approximated the carrying value of the loans.

During the years September 30, 1995, 1994 and 1993, the Company recognized net gains (losses) of $(.2) million, $(.4) million and $1.4 million, respectively, on sales of newly originated first mortgage loans.

Substantially all of the Savings Bank's business activity is through originations of loans secured by real estate with customers located in the New York metropolitan area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also financial well-being and creditworthiness of the borrowers. In order to minimize the credit risk related to this concentration, the Company utilizes prudent underwriting standards as well as diversifying the type and locations of real estate projects underwritten in the area.

At September 30, 1995,  1994 and 1993, the Company was servicing  first mortgage
loans   of   approximately   $523,664,000,    $530,317,000   and   $514,762,000,
respectively, which are either partially or wholly owned by others.

The Savings Bank's risk with respect to servicing loans for others is minimized due to the fact that loans serviced for others are all without recourse to the originator/servicer. To date, the Savings Bank has not suffered significant losses from its mortgage servicing activities.

(9) ALLOWANCE FOR POSSIBLE LOAN LOSSES
Activity in the allowance for possible loan losses is summarized as follows:


                                                                                     As of and For the
                                                                                  Year Ended September 30,
                                                                      ____________________________________________
                                                                           1995             1994            1993
                                                                      ____________     ___________    ____________
                                                                                      (In Thousands)

Allowance for possible loan losses,
  beginning of year.............................................      $     25,705     $    26,828    $     19,455

Charge-offs:
    Commercial real estate......................................             3,435           1,732             682
    Residential real estate.....................................             1,422           1,572           1,586
    Other loans.................................................             1,442             901           1,731
                                                                      ____________     ___________    ____________
       Total charge-offs........................................             6,299           4,205           3,999
                                                                      ____________     ___________    ____________
    Less recoveries:
       Commercial real estate...................................                --            (349)           (220)
       Residential real estate..................................                (4)            (47)            (41)
       Other loans..............................................               (75)            (36)           (122)
                                                                      ____________     ___________    ____________
         Total recoveries.......................................               (79)           (432)           (383)
                                                                      ____________     ___________    ____________
            Net charge-offs.....................................             6,220           3,773           3,616
Hamilton's net activity for the quarter
 ended December 31, 1994........................................                87              --              --
Addition to allowance in connection with the
  acquisition of Union Savings..................................                --              --           6,289
Addition to allowance, charged to expense.......................             1,700           2,650           4,700
                                                                      ____________     ___________    ____________
Allowance at end of year........................................      $     21,272     $    25,705    $     26,828
                                                                      ============     ===========    ============

The following table sets forth the Savings Bank's nonaccrual loans at the dates indicated:

                                                                                       September 30,
                                                                      _____________________________________________
                                                                           1995            1994            1993
                                                                      ____________     ___________    _____________
                                                                                      (In Thousands)
First mortgage loans:
   One-to-four family conventional residential..................      $     13,391     $    14,642    $     14,322
   Commercial real estate.......................................            14,447          20,174          22,984
                                                                      ____________     ___________    ____________
                                                                            27,838          34,816          37,306
                                                                      ____________     ___________    ____________
Other loans:
   Cooperative residential loans................................             2,534           1,717           1,502
                                                                      ____________     ___________    ____________
Total nonaccrual loans..........................................      $     30,372     $    36,533    $     38,808
                                                                      ============     ===========    ============


Additionally, at September 30, 1995, 1994 and 1993 the Savings Bank had $5.0 million, $4.0 million and $3.3 million, respectively, of consumer and other loans which are past due 90 days and still accruing interest at the dates indicated. Of the $5.0 million at September 30, 1995, $3.0 million represents loans guaranteed by the United States Department of Education through the New York Higher Education Services Corporation.

The amount of interest income on nonaccrual loans that would have been recorded had these loans been current in accordance with their original terms, was $3,097,000, $2,972,000 and $2,968,000 for the years ended September 30, 1995,
1994 and 1993, respectively. The amount of interest income that was recorded on these loans was $1,083,000, $441,000 and $649,000 for the years ended September 30, 1995, 1994 and 1993, respectively.

At September 30, 1995, 1994 and 1993 the Savings Bank had $9.1 million, $9.5 million and $6.2 million, respectively, in loans whose terms had been modified in trouble debt restructurings. The amount of interest income that would have been recognized for the years ended September 30, 1995, 1994 and 1993 had these loans remained current in accordance with their original terms was $952,000, $968,000 and $562,000, respectively. The amount of interest income that was recorded on these loans was $725,000, $740,000 and $474,000 for the years ended September 30, 1995, 1994 and 1993, respectively.


(10) ACCRUED INTEREST RECEIVABLE
Accrued interest receivable is summarized as follows:


                                                                                               September 30,
                                                                                       ___________________________
                                                                                           1995            1994
                                                                                       ___________     ___________
                                                                                             (In Thousands)

Investment securities.............................................................     $       821     $     1,181
Mortgage-backed securities........................................................           5,978           5,898
Loans receivable..................................................................          12,912          10,248
Interest rate swap arrangements...................................................           2,012           1,777
                                                                                       ___________     ___________
                                                                                       $    21,723     $    19,104
                                                                                       ===========     ===========


(11) PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:

                                                                                               September 30,
                                                                                       ___________________________
                                                                                            1995           1994
                                                                                       ___________     ___________
                                                                                             (In Thousands)
AT COST:
  Land............................................................................     $       651     $       651
  Office buildings and improvements...............................................           9,928           9,683
  Leasehold improvements..........................................................           5,320           6,225
  Furniture, fixtures and equipment...............................................           9,786           9,650
                                                                                       ___________     ___________
                                                                                            25,685          26,209
Accumulated depreciation and amortization.........................................         (12,834)        (11,405)
                                                                                       ___________     ___________
                                                                                       $    12,851     $    14,804
                                                                                       ===========     ===========

Depreciation and amortization of premises and equipment, included in occupancy expense, was approximately $2,064,000, $1,817,000 and $1,784,000 for the years ended September 30, 1995, 1994 and 1993, respectively.

(12) OTHER ASSETS
Other assets are summarized as follows:

                                                                                                September 30,
                                                                                       ___________________________
                                                                                            1995            1994
                                                                                       ___________      __________
                                                                                               (In Thousands)

Net deferred tax asset............................................................     $    14,806      $   15,726
Investment in the Savings Bank's subsidiaries.....................................             919             837
Real estate owned, net of allowance for losses of
 $220,000 in 1995 and $390,000 in 1994............................................           1,967           5,919
Prepaid expenses..................................................................           1,417           4,373
Purchased mortgage servicing......................................................             137             248
Core deposit premium..............................................................              --             464
Other.............................................................................           6,462           7,200
                                                                                       ___________      __________
                                                                                       $    25,708      $   34,767
                                                                                       ===========      ==========

Activity in the allowance for losses on real estate owned is summarized as follows:

                                                                                   As of and For the
                                                                                  Year Ended September 30,
                                                                      _____________________________________________
                                                                           1995            1994            1993
                                                                      ____________     ___________    _____________
                                                                                     (In Thousands)

Balance at beginning of year....................................      $        390     $       750    $        600
Provision charged to operations.................................               361              --             200
Charge-offs.....................................................              (531)           (360)            (50)
                                                                      ____________     ___________    ____________
Balance at end of year..........................................      $        220     $       390    $        750
                                                                      ============     ===========    ============


The Savings Bank has six wholly owned subsidiaries, three of which are inactive. Of the active subsidiaries, one subsidiary, Alameda Advantage Corp. ("AAC"), is a limited partner in the partnership which owns the property used for the Savings Bank's executive and administrative offices. At September 30, 1995 and 1994, the Savings Bank's investment in AAC amounted to $455,000 and $499,000, respectively.

Two of the subsidiaries, Home Fed Services, Inc. and HF Investors, Inc., were primarily established for the Savings Bank's entry into offering annuities through its branch system. At September 30, 1995 and 1994, the Savings Bank's investment in these subsidiaries amounted to $386,000 and $240,000, respectively.

The combined financial condition and results of operations of the Savings Bank's subsidiaries are not significant to the accompanying consolidated financial statements.


(13) DEPOSITS
Deposits are summarized as follows:


                                                                           September 30,
                                                    ______________________________________________________________
                                                                1995                              1994
                                                    ____________________________      ____________________________
                                                         Amount          Percent            Amount         Percent
                                                    _______________     ________      _______________    _________
                                                                             (Dollars in Thousands)

Non-interest bearing demand deposits.............   $        32,821         1.88%     $        34,110         1.91%
NOW accounts.....................................           116,726         6.67              109,123         6.09
Passbook accounts................................           751,374        42.96              878,591        49.04
Variable rate money market
 deposit accounts................................           102,937         5.89              158,413         8.84
                                                    _______________     ________      _______________    _________
                                                          1,003,858        57.40            1,180,237        65.88
                                                    _______________     ________      _______________    _________
Certificate accounts:
  Original term of six months....................            98,674         5.64               95,673         5.34
  Original term of 2 1/2years....................            46,807         2.68               41,332         2.31
  Other certificates (various
   original terms)...............................           599,535        34.28              474,272        26.47
                                                    _______________     ________      _______________    _________
                                                            745,016        42.60              611,277        34.12
                                                    _______________     ________      _______________    _________
                                                    $     1,748,874       100.00%     $     1,791,514       100.00%
                                                    ===============     ========      ===============    =========

Included in deposits are accounts with denominations of $100,000 or more totaling approximately $137,337,000 and $114,641,000 at September 30, 1995 and 1994, respectively. The Savings Bank does not use brokered certificates of deposit as a funding source.

Scheduled remaining maturities of certificate accounts are summarized as follows:

                                                                           September 30,
                                                    _______________________________________________________________
                                                                   1995                             1994
                                                    ____________________________      _____________________________
                                                           Amount       Percent             Amount        Percent
                                                    _______________     ________      _______________    __________
                                                                        (Dollars in Thousands)

Within 12 months.................................   $       509,750        68.42%     $       371,323        60.75%
12 to 24 months..................................            86,590        11.62               83,874        13.72
24 to 36 months..................................            64,480         8.66               57,790         9.45
36 to 48 months..................................            41,081         5.52               48,257         7.90
48 to 60 months..................................            41,908         5.63               50,008         8.18
Over 60 months...................................             1,207          .15                   25          .--
                                                    _______________     ________      _______________    _________
                                                    $       745,016       100.00%     $       611,277       100.00%
                                                    ===============     ========      ===============    =========


Weighted average stated interest rates on interest-bearing deposits, including the effect of interest rate floors and certain interest rate swaps, as of the respective dates were as follows:

                                                                                     September 30,
                                                                                ______________________
                                                                                  1995           1994
                                                                                _______        _______

       NOW accounts......................................................         1.41%          2.83%
                                                                                ______         ______
       Passbook accounts.................................................         2.29%          2.56%
                                                                                ______         ______
       Variable rate money market deposit accounts.......................         2.83%          2.90%
                                                                                ______         ______
       Certificate accounts..............................................         5.50%          4.65%
                                                                                ______         ______
       Total deposits....................................................         3.59%          3.28%
                                                                                ======         ======


The average cost of deposits, including the effect of interest rate floors and certain interest rate swaps (net of early withdrawal penalties) approximated 3.55%, 3.18% and 3.28% for the years ended September 30, 1995, 1994 and 1993, respectively.

Interest expense on deposits, including the effect of interest rate floors and certain interest rate swaps, is summarized as follows:


                                                                                 Year ended September 30,
                                                                      ____________________________________________
                                                                           1995            1994            1993
                                                                      ____________     ___________    ____________
                                                                                     (In Thousands)

NOW accounts....................................................      $      2,673     $     2,610    $      2,190
Passbook accounts...............................................            19,964          23,846          27,516
Variable rate money market deposit accounts.....................             4,054           3,926           2,514
Certificate accounts............................................            35,703          26,614          25,468
                                                                      ____________     ___________    ____________
                                                                      $     62,394     $    56,996    $     57,688
                                                                      ============     ===========    ============


(14) BORROWED FUNDS
Borrowed funds are summarized as follows:

                                                                                              September 30,
                                                                                      ____________________________
                                                                                          1995            1994
                                                                                      ____________   _____________
                                                                                             (In Thousands)
NOTES PAYABLE - FIXED-RATE ADVANCES FROM THE
 FEDERAL HOME LOAN BANK OF NEW YORK:
  4.47% to 8.45%, due in 1995....................................................     $         --   $      27,500
  4.13% to 8.45%, due in 1996....................................................           22,375          22,375
  8.10%, due in 1997.............................................................              375             375
                                                                                      ____________   _____________
                                                                                            22,750          50,250
                                                                                      ____________   _____________
NOTES PAYABLE - VARIABLE RATE ADVANCES FROM THE
 FEDERAL HOME LOAN BANK OF NEW YORK:
  4.813% to 6.125%, due in 1995..................................................               --         207,000
  5.883% to 6.625%, due in 1996..................................................          363,000              --
  5.786% to 5.986%, due in 1997..................................................           20,000          20,000
  4.813%, due in 1998............................................................               --          35,000
                                                                                      ____________   _____________
                                                                                           383,000         262,000
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:
  FIXED RATE AGREEMENTS:
   4.86% to 5.30%, due in 1995...................................................               --          90,191
   5.79% to 6.00%, due in 1996...................................................          190,160              --
                                                                                      ____________   _____________
                                                                                           190,160          90,191
                                                                                      ____________   _____________

OTHER COLLATERALIZED BORROWINGS:
  FIXED RATE FLEXIBLE REVERSE REPURCHASE AGREEMENTS:
   7.85%, due in 1996............................................................            4,700           4,700
                                                                                      ____________   _____________

  VARIABLE RATE REVERSE REPURCHASE AGREEMENTS -
   5.7925% to 6.025%, due in 1996................................................          150,000              --
                                                                                      ____________   _____________

  VARIABLE RATE CAPPED REVERSE REPURCHASE AGREEMENTS -
   3.92% to 4.25%, due in 1995...................................................               --         150,000
                                                                                      ____________   _____________

SUBORDINATED CAPITAL NOTES, FIXED RATE - 10.84%:
 Due in 1995.....................................................................              --           3,800
 Due in 1996.....................................................................           3,800           3,800
 Due in 1997.....................................................................           3,800           3,800
 Due in 1998.....................................................................           3,800           3,800
 Due in 1999.....................................................................           3,800           3,800
                                                                                      ____________   _____________
                                                                                            15,200          19,000
                                                                                      ____________   _____________

TREASURY, TAX AND LOAN NOTES - 5.75% CALLABLE....................................           1,328             582
                                                                                      ____________   _____________

OTHER (ESOP) - PRIME RATE, DUE IN 2000...........................................              --           2,174
                                                                                      ____________   _____________

                                                                                      $    767,138   $     578,897
                                                                                      ============   =============


Under the terms of a collateral agreement, indebtedness to and outstanding commitments from the Federal Home Loan Bank of New York (the "FHLB-NY") are secured by qualifying assets principally in the form of first mortgage loans and mortgage-backed securities having estimated market values at least equal to 125% of the amount of total indebtedness and outstanding commitments.

At September 30, 1995, all securities sold under agreements to repurchase were delivered to the primary dealers who arranged the transactions. The securities remained registered in the name of the Savings Bank and are returned upon maturity of the agreement. Securities sold under agreements to repurchase averaged $307,657,000, $232,916,000 and $84,968,000 during the years ended
September 30, 1995, 1994 and 1993, respectively. The maximum amounts outstanding at any month-end were $351,855,000, $271,978,000 and $156,410,000 during the years ended September 30, 1995, 1994 and 1993, respectively.

At September 30, 1995, the Savings Bank had outstanding $190.2 million of fixed rate reverse repurchase agreements with a weighted average interest rate of 5.87% and remaining maturities of one to three months. The Savings Bank may substitute collateral in the form of U.S. Treasury or mortgage-backed certificates. At September 30, 1995, the borrowings were collateralized by FNMA, FHLMC, REMIC and non-agency pass through certificates having a carrying value of approximately $204.9 million and a market value of approximately $198.7 million.

Additionally, at September 30, 1995, the Savings Bank had outstanding $4.7 million of flexible reverse repurchase agreements which are collateralized borrowings having interest rates of 7.85% and a stated remaining maturity of 8 months. The Savings Bank may substitute collateral in the form of U.S. Treasury, GNMA, FNMA and FHLMC certificates. At September 30, 1995, the borrowings were collateralized by FNMA and FHLMC certificates having a carrying value of approximately $4.6 million and a market value of approximately $4.5 million.

At September 30, 1995, the Savings Bank had outstanding $150.0 million of LIBOR-based variable rate reverse repurchase agreements with a weighted average interest rate of 5.90% and remaining maturities of 6 to 11 months. The Savings Bank may substitute collateral in the form of U.S. Treasury, GNMA, FNMA, FHLMC, REMIC, CMO or non-agency pass through certificates rated no less than AA. At September 30, 1995, the borrowings were collateralized by FNMA, FHLMC, REMIC and non-agency pass through certificates having a carrying value of approximately $162.0 million and a market value of approximately $158.0 million.

On November 18, 1988, the Savings Bank issued $25,000,000 in 10.95% (Series A Notes) and $5,000,000 in 10.52% (Series B Notes) subordinated capital notes (collectively as the "Notes"). During the years ended September 30, 1991 and 1990, the Company repaid $6,000,000 and $5,000,000, respectively, of its Series A Notes at prices substantially equal to its carrying value. Interest on the Notes is payable in semiannual installments, commencing May 30, 1989. Principal on the Series A Notes and Series B Notes are payable in five annual installments of $2,800,000 and $1,000,000, respectively, beginning on November 30, 1994 and ending on November 30, 1998. The first installment of $3,800,000 was paid on November 30, 1994. The Notes are fully subordinated to savings deposit accounts and other general liabilities of the Savings Bank. Further, a portion of the Notes qualify as capital for purposes of meeting the regulatory risk-based capital requirements. The Notes are redeemable in whole or in part, with a prepayment premium, at the option of the Savings Bank, subject to regulatory approval, at any time. Deferred issuance costs are being amortized over the period to maturity of the notes.

On February 3, 1989 the Savings Bank established a Mortgage-Backed Medium-Term Note, Series A (the "Medium-Term Notes") program. The Medium-Term Notes can be issued from time to time in designated principal amounts, up to a total remaining aggregate amount of $180,000,000, with interest rates to be established at the time of issuance, and with maturities to be set ranging from nine months to fifteen years from the date of issuance. No amounts were outstanding under this program at September 30, 1995 and 1994.

On April 1, 1993, the Savings Bank borrowed $3,043,000 in connection with the establishment of the former Hamilton's Employee Stock Ownership Plan. The funds were borrowed at the prime rate. These funds were repaid during the current year in connection with the termination of the plan.

Weighted average interest rates on borrowed funds at September 30, 1995 and 1994, including the effect of interest rate caps and certain interest rate swaps, amounted to 6.14% and 5.20%, respectively.

The average cost of borrowed funds for the years ended September 30, 1995, 1994 and 1993, including the effect of interest rate caps and certain interest rate swaps, was 5.88%, 4.85%, and 6.38%, respectively.

Interest expense on borrowed funds, including the effect of interest rate caps and certain interest rate swaps, is summarized as follows:

                                                                                  Year ended September 30,
                                                                           1995            1994            1993
                                                                       ___________     ___________     ___________
                                                                           (In Thousands)

Notes payable...................................................       $    19,920     $    10,897     $     7,175
Securities sold under agreements to repurchase..................            17,619           9,812           4,375
Subordinated capital notes......................................             1,716           2,059           2,059
Other...........................................................                81             184              88
                                                                       ___________     ___________     ___________
                                                                       $    39,336     $    22,952     $    13,697
                                                                       ===========     ===========     ===========


(15) ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities are summarized as follows:


                                                                                                September 30,
                                                                                       ___________________________
                                                                                            1995           1994
                                                                                       ___________     ___________
                                                                                              (In Thousands)

Federal, state and local income taxes payable ....................................     $        --     $       127
Accrued interest payable..........................................................           5,157           4,150
Negative goodwill.................................................................           1,262           1,456
Deferred gain on interest rate floor agreements...................................           7,395              --
Accrued expenses and other........................................................          28,860          21,300
                                                                                       ___________     ___________
                                                                                       $    42,674     $    27,033
                                                                                       ===========     ===========


(16) FEDERAL, STATE AND LOCAL TAXES
FEDERAL INCOME TAXES
The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") effective October 1, 1993. Prior to October 1, 1993, deferred income taxes were provided for timing differences in the recognition of revenues and expenses for tax reporting and financial statement purposes (an income statement approach), pursuant to Accounting Principles Board Opinion No. 11.

SFAS No. 109 adopts a balance sheet approach (or liability method) in place of the income statement approach. The liability method requires that an asset or a liability, as appropriate, be recorded for financial statement purposes for the deferred tax consequences of all temporary differences between the tax and financial statement recognition of revenue and expense, which is measured by applying enacted tax laws and rates. Additionally, SFAS No. 109 permits the recognition of net deferred tax assets based upon the likelihood of realization of tax benefits in the future. The cumulative effect at October 1, 1993 of the change in accounting for income taxes which was implemented on a prospective basis amounted to $5.7 million and is included in the consolidated statement of income for the year ended September 30, 1994.

Hamilton adopted SFAS No. 109 on a prospective basis effective January 1, 1992. The cumulative effect adjustment of $447,000 was included in taxes on income in the Statement of Income for the fiscal year ended September 30, 1992. No adjustment to Hamilton's historical information has been made to conform accounting treatments prior to the Company's adoption of SFAS No. 109 in fiscal year 1994 due to the insignificant impact of any such adjustment.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                                                              September 30,
                                                                                       ____________________________
                                                                                          1995              1994
                                                                                       ___________     ____________
                                                                                              (In Thousands)

Deferred tax assets:
  Allowance for possible loan losses..............................................     $     8,921     $     8,101
  Nonaccrual interest.............................................................           2,987           2,112
  Deferred loan fees..............................................................           1,831           1,996
  Real estate owned...............................................................             742           1,041
  Premises and equipment..........................................................             445             134
  Unrealized loss on available for sale securities................................              --           3,051
  Other...........................................................................           2,972           2,553
                                                                                       ___________     ___________
    Total gross deferred tax assets...............................................          17,898          18,988
                                                                                       ___________     ___________

Deferred tax liabilities:
  Excess book over tax basis of loans.............................................             684           2,049
  Unrealized gain on available for sale securities................................             639              --
  Other...........................................................................           1,769           1,213
                                                                                       ___________     ___________
    Total gross deferred tax liabilities..........................................           3,092           3,262
                                                                                       ___________     ___________
    Net deferred tax asset........................................................     $    14,806     $    15,726
                                                                                       ===========     ===========

Under SFAS No. 109, the Savings Bank has a net deferred tax asset of $14.8 million at September 30, 1995. This represents the anticipated Federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. The Company has reported taxable income for Federal, state and local income tax purposes in each of the past three years and in management's opinion, in view of the Company's previous, current and projected future earnings trend, such net deferred tax asset will be fully realized. Accordingly, no valuation allowance was deemed necessary for the net deferred tax asset at September 30, 1995.

Total income tax expense was allocated as follows:


                                                                                  Year ended September 30,
                                                                       ____________________________________________
                                                                           1995            1994            1993
                                                                       ___________     ___________     ____________
                                                                                      (In Thousands)

Income from operations..........................................       $    19,717     $    21,740     $    20,912
Shareholders' equity - compensation expense for tax
 purposes in excess of amounts recognized for
 financial reporting purposes...................................            (1,488)             --              --
Shareholders' equity - unrealized appreciation
 (depreciation) on securities available for sale................             3,690          (3,051)             --
                                                                       ___________     ___________     ___________
Total...........................................................       $    21,919     $    18,689     $    20,912
                                                                       ===========     ===========     ===========


The components of income tax expense on operations are as follows:


                                                                                   Year ended September 30,
                                                                      ____________________________________________
                                                                           1995           1994             1993
                                                                      ____________    ____________     ___________
                                                                                      (In Thousands)

Current:
  Federal.......................................................      $     13,917     $    15,690     $    15,427
  State and local...............................................             7,765           7,197           6,953
                                                                      ____________     ___________     ___________
                                                                            21,682          22,887          22,380
                                                                      ____________     ___________     ___________

Deferred:
  Federal.......................................................              (457)         (1,476)         (1,938)
  State and local...............................................            (1,508)            329             470
                                                                      ____________     ___________     ___________
                                                                            (1,965)         (1,147)         (1,468)
                                                                      ____________     ___________     ___________
    Total.......................................................      $     19,717     $    21,740     $    20,912
                                                                      ============     ===========     ===========


The principal sources of deferred income taxes for the year ended September 30, 1995 and 1994 are as follows:


                                                                                            1995            1994
                                                                                       ___________     ___________
                                                                                              (In Thousands)

Allowance for possible loan losses..............................................       $      (276)    $       956
Deferred loan fees..............................................................               286            (105)
Premises and equipment..........................................................              (399)           (250)
Excess book over tax basis of loans.............................................            (1,365)         (2,675)
Other, net......................................................................              (211)            927
                                                                                       ___________     ___________
Total...........................................................................       $    (1,965)    $    (1,147)
                                                                                       ===========     ===========


The principal sources of deferred income taxes attributable to income from operations in 1993 result from timing differences created principally from loan origination fees.

The effective income tax rates for the years ended September 30, 1995, 1994 and 1993 were 63.0%, 44.2% and 45.4%, respectively. The reconciliation between the statutory Federal income tax rate and the effective tax rate is as follows:


                                                                                       Year ended September 30,
                                                                             _____________________________________
                                                                                1995          1994        1993 (1)
                                                                             ________       _______      _________

Tax on income at statutory rate........................................          35.0%         35.0%        34.9%

Tax effects of:
    State and local income tax, net of
     Federal income tax benefit........................................          13.0           9.9         10.5
    Nondeductible costs associated with Hamilton merger................          15.0            .-           .-
    Other, net.........................................................            .-           (.7)          .-
                                                                             ________       _______      _______
Tax at effective rate..................................................          63.0%         44.2%        45.4%
                                                                             ========       =======      =======
______________
(1)  On August 10, 1993, a change in the statutory Federal tax rate from 34% to 35% was enacted  retroactive as of
     January 1, 1993. For the fiscal year ended September 30, 1993, a blended 34.9% rate was utilized.



New York Bancorp files consolidated Federal income tax returns on a calendar-year basis with the Savings Bank and its subsidiaries. If certain definitional tests and other conditions are met, the Savings Bank is allowed a special bad debt deduction based on a percentage of taxable income or on a specified experience formula.

The Savings Bank used the specified experience formula for 1993 and the percentage of taxable income method in 1994. The Savings Bank anticipates using the percentage of taxable income method for 1995. The statutory percentage of the special bad debt deduction is 8% and is allowable only if the Savings Bank maintains at least 60% of its total assets in qualifying assets, as defined. If qualifying assets fall below 60%, the Savings Bank would be required to recapture essentially all of its bad debt reserve for Federal income tax purposes into taxable income over a four-year period or account for bad debts on existing loans under a "cutoff" method. The Savings Bank's qualifying assets at September 30, 1995 and 1994 exceeded 70%.

At September 30, 1995 the Savings Bank's bad debt reserve on qualifying real property loans for Federal income tax purposes approximated $28,736,000. Such reserve reflects the cumulative Federal income tax deductions to that date. Any charges to this reserve for other than a bad debt on a qualified real property loan would create income for tax purposes only, which would be subject to the corporate income tax rate in effect at that time. However, it is not contemplated that amounts allocated to bad debt deductions will be used in any manner that would create income tax liabilities.

Legislation currently before the United States Congress has proposed to merge the Savings Association Insurance Fund (the "SAIF") with the Bank Insurance Fund (the "BIF"), and to eliminate the thrift charter. If this proposal is approved, the Savings Bank would be required to convert its existing thrift charter to a bank charter. The elimination of the thrift charter would also eliminate the current tax method of allowing the Savings Bank to take a percentage of income deduction for bad debts in determining its taxable income. The Savings Bank may also be required, under certain conditions, to recapture a portion of its Federal and/or state and local bad debt reserves maintained for income tax purposes. If the state and local bad debt recapture is made at the income tax rates currently in effect, the Company could have a charge to future earnings of $5.0 million on an after tax basis. It is uncertain if, when and in what form this legislation will be enacted.

STATE AND LOCAL TAXES
New York Bancorp files combined New York State franchise and New York City financial corporation tax returns with the Savings Bank and its subsidiaries on a calendar-year basis. The Company's annual tax liability for each tax was the greater of a tax based on "entire net income," "alternative entire net income," "taxable assets" or a minimum tax. Further, the Company is subject to a temporary surcharge based upon New York State tax liability. The Company's provision for New York State and New York City taxes is based on "entire net income" for the calendar years 1994, 1993 and 1992 and for the nine months ended September 30, 1995. New York State and New York City do not allow for the utilization of net operating loss carrybacks or carryforwards for banks.

(17) SHAREHOLDERS' EQUITY
DIVIDEND RESTRICTIONS
In connection with the Savings Bank's conversion to stock form in February 1988, and Hamilton Saving's conversion to stock form in April 1993, special liquidation accounts were established at the time of conversions, pursuant to regulations of the Federal Home Loan Bank Board (the "FHLBB"), the predecessor to the OTS, based on the amount of the Savings Bank's regulatory capital as of September 30, 1987 and Hamilton Savings' regulatory capital as of September 30, 1992. In the unlikely event of a future liquidation, eligible depositors who continue to maintain accounts would be entitled to receive a distribution from the liquidation accounts. The total amount of the liquidation account will be decreased as the balances of eligible deposits are reduced on annual determination dates subsequent to the conversions. The balance of the liquidation accounts aggregated to approximately $20.8 million at September 30, 1995.

The ability of New York Bancorp to pay dividends depends upon dividend payments by the Savings Bank to New York Bancorp, which is New York Bancorp's primary source of income. The Savings Bank is not permitted to pay dividends on its capital stock or repurchase shares of its stock if its shareholder's equity would be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The Savings Bank is presently authorized to pay cash dividends to New York Bancorp in an amount not to exceed 100% of its net income to date, during a calendar year, plus an amount not to exceed one-half of its surplus capital ratio at the beginning of the calendar year. Additionally, under terms of its subordinated capital note agreements, the Savings Bank is permitted to pay, on a cumulative basis, cash dividends to New York Bancorp in an amount not to exceed 75% of its net income from November 30, 1988 to date, plus $5.0 million.

3-FOR-2 STOCK SPLITS AND STOCK DIVIDEND
The Company declared two 3-for-2 common stock splits which were distributed on October 22, 1992 and July 29, 1993, in the form of stock dividends. Additionally, the Company declared a ten percent stock dividend which became effective on February 14, 1994. Accordingly, information with respect to shares of common stock has been restated in all periods presented to fully reflect the two stock splits and the stock dividend.

TREASURY STOCK TRANSACTIONS
During the year ended September 30, 1995, New York Bancorp repurchased 1,431,700 shares under its present stock repurchase plan. On October 26, 1995 the Board of Directors approved the repurchase of up to an additional 10% of the Company's outstanding common stock, bringing the total current authority for repurchase to 1,387,278 shares.

At September 30, 1995, the Company has 2,607,876 shares of Treasury stock which, among other things, could be held to satisfy obligations under the Company's stock option plans. Treasury stock is being accounted for using the cost method.

REGULATORY CAPITAL
As required by regulation of the OTS, savings institutions are required to maintain capital requirements in the form of a "tangible capital requirement," a "core capital requirement" and a "risk-based capital requirement." As of September 30, 1995, the Savings Bank continued to exceed all regulatory capital requirements.


(18) BENEFITS
PENSION PLAN
All eligible employees of the Savings Bank are included in a defined benefit pension plan (the "Plan"). Benefits contemplated by the Plan are funded through a group annuity insurance contract. The Savings Bank contributes to the Plan an amount sufficient to meet ERISA funding standards.

Hamilton had maintained a noncontributory defined benefit plan for all eligible employees. The plan was funded through a deposit administration contract with an insurance company. As of May 1, 1994, the plan was curtailed and all future benefit accruals ceased. The plan curtailment resulted in a net gain of approximately $181,000. Subsequent to the merger, all former Hamilton employees retained by the Savings Bank meeting plan requirements became eligible for participation in the Plan. The Savings Bank intends to merge the former Hamilton plan with that of the Savings Bank effective December 31, 1995, subject to regulatory approval.

The following table sets forth the funded status of the Savings Bank's and Hamilton's plans and amounts recognized in the Company's consolidated financial statements at September 30 (in thousands):

                                                                                            1995            1994
                                                                                        __________      __________

Actuarial present value of benefit obligation:
    Accumulated benefit obligation, including vested
     benefits of $9,781 in 1995 and $9,721 in 1994................................      $   10,352      $   10,184
                                                                                        ==========      ==========

    Projected benefit obligations for service rendered to date....................      $   10,380      $   10,952
    Plan assets at fair value.....................................................          10,284          10,597
                                                                                        __________      __________
    Projected benefit obligation in excess of plan assets.........................             (96)           (355)
    Unrecognized net (gain) loss from past experience different from
     that assumed and effects of changes in assumptions...........................           1,246              74
    Unrecognized prior service cost...............................................          (1,072)            180
    Unrecognized net obligation at transition being
     recognized over fifteen years................................................             292            (149)
    Additional liability..........................................................            (334)           (403)
                                                                                        __________      __________
    Prepaid (accrued) pension cost................................................      $       36      $     (653)
                                                                                        ==========      ==========

Net pension cost for the years ended September 30, 1995, 1994 and 1993 included the following components:


                                                                             1995            1994            1993
                                                                          ________        ________        ________
                                                                                     (In Thousands)

Service cost - benefits earned during the period.................         $    131        $    467        $    601
Interest cost on projected benefit obligation....................              844             878             986
Actual return on plan assets.....................................             (583)           (546)           (429)
Net amortization and deferral....................................             (439)           (233)           (359)
                                                                          ________        ________        ________

Net pension cost included in other operating
 expenses -- compensation and benefits...........................         $    (47)       $    566        $    799
                                                                          ========        ========        ========


Assumptions used in 1995, 1994 and 1993 to develop the net periodic pension cost were:


                                                                             1995            1994            1993
                                                                           _________       ________        ________

Weighted average discount rate...................................            9.00%       9.00% to 9.25%      7.50%
Rate of increase in future compensation levels...................            4.00%           4.00%           4.00%
Expected long-term rate of return on assets......................            9.50%           9.00%           9.00%


In conjunction with its pension plan, the Savings Bank maintains a Supplemental Executives Retirement Plan (the "SERP Plan") to provide retirement benefits which would have been provided under the Plan except for limitations imposed by
Section 415 of the Internal Revenue Code.

The following sets forth the SERP Plan's status and amounts recognized in the Company's consolidated financial statements at September 30:


                                                                                           1995            1994
                                                                                       ___________     ___________
                                                                                             (In Thousands)

Actuarial present value of benefit obligation:
    Accumulated benefit obligation, including vested
     benefits of $821 in 1995 and $627 in 1994....................................     $     1,120     $       780
                                                                                       ===========     ===========

    Projected benefit obligations for service rendered to date....................     $     1,122     $     1,608
    Plan assets at fair value.....................................................              --              --
                                                                                       ___________     ___________
    Projected benefit obligation in excess of plan assets.........................          (1,122)         (1,608)
    Unrecognized net gain from past experience different from
     that assumed and effects of changes in assumptions...........................            (500)           (171)
    Unrecognized prior service cost being
     recognized over fifteen years................................................             350             642
                                                                                       ___________     ___________
    Accrued SERP Plan cost included in other liabilities..........................     $    (1,272)    $    (1,137)
                                                                                       ===========     ===========

Net SERP Plan cost for the years ended September 30, 1995, 1994 and 1993 included the following components:


                                                                            1995            1994            1993
                                                                          ________        ________        ________
                                                                               (In Thousands)

Service cost - benefits earned during the period.................         $     52        $    271        $     59
Interest cost on projected benefit obligation....................               90             113              54
Actual return on plan assets.....................................               --              --              --
Net amortization and deferral....................................               (7)             45               5
                                                                          ________        ________        ________

Net pension cost included in other operating
 expenses -- compensation and benefits...........................         $    135        $    429        $    118
                                                                          ========        ========        ========


Assumptions used in 1995, 1994 and 1993 to develop the net periodic SERP Plan cost were:

                                                                             1995            1994            1993
                                                                            ______          ______          ______

Weighted average discount rate...................................        7.50% to 8.00%      9.00%           7.50%
Rate of increase in future compensation levels...................            4.00%           4.00%           4.00%
Expected long-term rate of return on assets......................             N/A             N/A             N/A


A feature of the Savings Bank's SERP Plan is to restore to participants benefits reduced by the limits of Section 415(c) of the Internal Revenue Code (the "Code"). Section 415(c) of the Code limits the amount of the contribution that can be made to a qualified plan each year with respect to each participant.

Hamilton had also maintained a SERP. On January 27, 1995, as a result of the merger, Hamilton's SERP was terminated in accordance with the plan's change in control provision and distributions in the aggregate amount of $307,000 were made to all eligible participants. Included in compensation and benefit expense is $179,000 and $65,000 for the years ended September 30, 1994 and 1993, respectively. Fiscal year 1995 includes $63,000 in merger and restructuring expenses related to the termination of Hamilton's SERP.

401(k) PLAN
The Savings Bank maintains a 401(k) Savings Plan (the "401(k) Plan") for all qualified employees. The terms of the 401(k) Plan provide for employee contributions on a pre-tax basis up to a maximum of 10% of total compensation, with matching contributions to be made by the Savings Bank equal to a minimum of 50% of employee contributions.

Hamilton also had a qualified 401(k) savings plan for its employees in which Hamilton matched a portion of the employee's contribution. Hamilton's employees immediately became fully vested in Hamilton's contributions at the time they were made. The Savings Bank intends to merge the former Hamilton plan with that of the Savings Bank effective December 31, 1995, subject to regulatory approval.

RETIREE'S BENEFIT PLAN
The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" effective October 1, 1993. The Savings Bank, as part of its overall benefits, provides to its eligible retirees health coverage and life insurance coverage. Eligible participants are retired employees of the Savings Bank who retire with a minimum age of 55 and 5 years of service. The Company has elected to defer and amortize to expense over a twenty year period the accumulated postretirement benefit obligation of $3.2 million at the date of adoption. The plan is non-contributory for those retirees who retired prior to July 1992. The plan was amended during the current fiscal year. The amendment included an increase in the cost for future retirees and placing a cap on the Savings Bank's share of plan costs. Former Hamilton employees became covered under this amended plan effective February 1, 1995.

The following  table sets forth the plan's status and amounts  recognized in the
Company's   consolidated   financial   statements  at  September  30,  1995  (in
thousands):


Accumulated postretirement benefit obligation:
    Retirees including covered dependents and beneficiaries....................              $      2,169
    Eligible active participants...............................................                       536
    Other active participants..................................................                       401
                                                                                             ____________
        Total accumulated postretirement benefit obligation....................                     3,106
Plan assets....................................................................                        --
                                                                                             ____________
Accumulated benefit obligation in excess of plan assets........................                    (3,106)
Unrecognized transition obligation.............................................                     2,408
Unrecognized prior service cost................................................                      (555)
Unrecognized gain..............................................................                    (1,538)
                                                                                             ____________
Accrued benefit obligation......................................................             $     (2,791)
                                                                                             ============

Combined information for the prior year is not available.

Net periodic postretirement benefit cost included the following components for the years ended September 30 (in thousands):


                                                                                           1995            1994
                                                                                       ___________     ___________

    Service cost...................................................................    $        51     $       247
    Interest cost..................................................................            267             390
    Amortization of transition obligation of $3.2 million over 20 years............            146             162
    Amortization of prior service cost.............................................            (39)             --
    Amortization of gain...........................................................            (87)           (293)
                                                                                       ___________     ___________
     Total postretirement benefit expense..........................................    $       338     $       506
                                                                                       ===========     ===========


The above plan does not have any assets and the Company presently intends to maintain the plan as unfunded. The assumed long-term health care cost trend used to measure the expected cost of benefits under the plan for 1995 is 5.00%. The discount rate used in determining the accumulated postretirement benefit obligation is 9.00%. The effect of raising the health care trend by 1% will increase the service and interest cost and the accumulated benefit obligation by approximately $54,000 and $303,000, respectively.


The amounts included in compensation and benefit expense for the above plans are as follows:


                                                                                    Year ended September 30,
                                                                            1995            1994            1993
                                                                        __________      __________      __________
                                                                                       (In Thousands)

Pension plan........................................................    $      (47)     $      566      $      799
Supplemental executives retirement plan.............................           135             608             183
401(k) plan.........................................................           408             424             515
Retirees' benefit plan..............................................           338             506              49
                                                                        __________      __________      __________
                                                                        $      834      $    2,104      $    1,546
                                                                        ==========      ==========      ==========

Hamilton had also maintained a noncontributory retirement plan for its outside directors. The plan provided benefits for participants upon reaching age 65, and required at least 5 years of service, but not exceeding 10 years of service. On January 27, 1995, the plan was terminated in accordance with the plan's change in control provisions and distributions, in the aggregate amount of $1,039,600 were made to all eligible participants. Included in compensation and benefit expense is $25,000, $100,000, and $100,000 for the years ended September 30, 1995, 1994, and 1993, respectively. Fiscal year 1995 also includes $638,000 in merger and restructuring expense related to the plan.


(19) STOCK PLANS
STOCK OPTION PLANS
The stock option plans permit New York Bancorp common stock to be issued to key employees and directors of the Company and its subsidiary. The options granted under the plans are intended to be either incentive stock options or non-qualified options.

Options have been granted to purchase common stock at the fair market value of the stock at the date of grant. Options generally vest over a three year period from the date of grant and generally expire ten years from the date of grant for employees and five years from the date of grant for directors.

Hamilton maintained incentive stock option plans for its officers, directors and other key employees. Generally, these plans granted options to individuals at a price equivalent to the fair market value at the date of grant and were exercisable over a ten year period from the date of grant. In accordance with the plans' change in control provisions, the individuals became fully vested in their stock option grants on the merger date, January 27, 1995. The options were exchanged for options of the Company, and are set forth separately in the table below.

Additionally, stock appreciation rights ("SARs") have been granted to key employees of the Company and its subsidiary. SARs entitle the grantee to receive cash equal to the excess of the market value of the shares at the date the right is exercised over the exercise price. An expense is accrued for the earned portion of the amount by which the market value of the stock exceeds the exercise price for each SAR outstanding. The expense related to the SARs for the years ended September 30, 1995, 1994 and 1993 was approximately $171,000, $360,000 and $228,000, respectively.

The following table summarizes certain information regarding the option plans and has been prepared after giving effect to the two 3-for-2 common stock splits and the ten percent stock dividend.

                                                                Number of sharees of
                                               __________________________________________________      Weighted
                                                                                    Non-qualified      Average
                                               Incentive Stock     Non-statutory      Options to       Exercise
                                 SARs             Options          Stock Options      Directors         Price
                              __________       _______________     _____________    _____________      ________
Balance outstanding at
 September 30, 1992.......            --            148,766             78,935             81,000       $  7.12
Forfeited.................            --                 --                 --             (9,000)      $  4.39
Granted...................       153,000             46,055            110,695             45,000       $ 15.00
Exercised.................            --            (39,236)                --            (27,000)      $  5.34
                              __________        ___________        ___________       ____________
Balance outstanding at
 September 30, 1993.......       153,000            155,585            189,630             90,000       $ 12.11
Effect of 10% stock
 dividend.................        15,300             15,559             18,962              9,000         N/A
Forfeited.................            --             (2,888)                --                 --       $  7.88
Granted...................            --             52,637            152,568                 --       $ 17.95
Exercised.................            --            (59,891)           (32,900)                --       $  8.02
                              __________        ___________        ___________       ____________
Balance outstanding at
 September 30, 1994.......       168,300            161,002            328,260             99,000       $ 13.27
Hamilton options
 outstanding at
 January 27, 1995.........            --                 --            306,392            182,824       $  2.37
Forfeited.................        (9,900)           (34,178)           (48,033)                --       $ 16.51
Granted...................            --             81,031            148,969                 --       $ 19.34
Exercised.................       (19,800)           (60,470)          (324,994)                --       $  2.08
                              __________        ___________        ___________       ____________
Balance outstanding at
 September 30, 1995.......       138,600            147,385            410,594            281,824       $ 13.39
                              ==========        ===========        ===========       ============

MANAGEMENT RECOGNITION PLAN AND TRUST ("MRP")
In 1988 the Company established an MRP as a method of providing key management employees with a proprietary interest in the Company in a manner designed to encourage such key employees to remain with the Company. The Company contributed $540,000 to the MRP to enable it to acquire 222,750 shares (adjusted for the 3-for-2 stock splits and the ten percent stock dividend) of common stock in the Conversion. Such amount represents deferred compensation and has been accounted for as a reduction of shareholders' equity. During the year ended September 30, 1993, awards, under the MRP's original terms became fully vested. The Company recorded expense of $36,000 during the year ended September 30, 1993 (none in fiscal year 1995 and 1994).

Hamilton maintained a Recognition and Retention Plan (the "RRP"), under which restricted stock awards were made to officers, directors and other key employees, and an Employee Stock Ownership Plan (the "ESOP"). In accordance with the plans' change in control provisions, the participants became fully vested on the merger date, January 27, 1995. Distributions of the shares in the plans have been made to participants. Included in compensation and benefit expense is $464,000, $1,491,000, and $623,000 for the years ended September 30, 1995, 1994, and 1993, respectively. Fiscal year 1995 also includes $4,992,000 in merger and restructuring expense related to these plans.


(20) COMMITMENTS, CONTINGENCIES AND CONTRACTS
In the normal course of its business, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial condition of the Company.

On July 1, 1994, a purported class action complaint was filed in the Delaware Chancery Court on behalf of the shareholders of Hamilton by Adar Equities, Ltd. as plaintiff, naming, among others, New York Bancorp as a defendant. An identical complaint was filed by the Serious Software Corporation on July 7, 1994 in the Delaware Chancery Court. Plaintiffs allege that certain directors and senior officers of Hamilton breached their fiduciary duties to Hamilton shareholders. New York Bancorp is alleged to have aided and abetted this breach by allegedly providing them the promise of continued employment and monetary incentives in exchange for entering into a merger agreement. Plaintiffs claimed that if the merger was approved by shareholders of New York Bancorp and Hamilton, the consideration that Hamilton shareholders would receive in exchange for their Hamilton common stock would be "grossly inadequate." Plaintiffs seek various remedies, including an injunction to prevent the consummation of the merger and compensatory damages in an unspecified amount. On September 19, 1994, defendants moved to dismiss the complaints on the ground that they fail to state a claim upon which relief could be granted.

The Company has obligations under a number of noncancellable leases on property used for banking purposes. These leases contain escalation clauses which provide for increased rental expense based on a percentage of increases in real estate taxes. Rental expense under these leases, included in other operating expenses - occupancy, for the years ended September 30, 1995, 1994 and 1993 approximated $2,040,000, $2,025,000 and $1,935,000, respectively.

The projected minimum rentals under existing operating leases are as follows:


                 Year ending
                 September 30,                                         Amount
                 _____________                                         ______
                                                                   (In Thousands)

                 1996........................................        $  1,745
                 1997........................................           1,734
                 1998........................................           1,722
                 1999........................................           1,548
                 2000........................................             885
                 Later years.................................           4,186
                                                                     ________
                                                                     $ 11,820
                                                                     ========


Legislation currently before the United States Congress reportedly provides for a one-time, special assessment on all SAIF insured deposits of approximately $.85 to $.90 per $100 of deposits. This one-time assessment which is intended to recapitalize the SAIF to the required level of 1.25% of insured deposits, may be an expense of the first or second quarter of fiscal year 1996, depending on the enactment, timing and final wording of such legislation. If the assessment is made at the proposed rates, the effect on the Savings Bank would be a charge of approximately $12.2 million to $13.0 million. It is anticipated that if the one-time assessment is levied, and the SAIF brought to its required level, the Savings Bank may see a decrease in the annual deposit premium in future periods.


(21) OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
The Company enters into a variety of financial instruments with off-balance sheet risk in the normal course of business.

INTEREST RATE SWAP ARRANGEMENTS
The Company enters into interest rate swap arrangements to manage the repricing characteristics of its interest-bearing liabilities. Such agreements provide for the concurrent exchange of its current and future interest payments on either short-term money market certificates of deposit accounts or variable rate borrowed funds for another party's obligations for interest payments on an equivalent amount of fixed-rate indebtedness. The principal or notional amounts of these arrangements are not reflected in the consolidated statements of financial condition. The incremental revenue or expense associated with interest rate swaps is recognized over the term of the swap arrangement and is presented as a component of the interest expense of the related liability. Gains and losses resulting from the early termination of swap arrangements are amortized over the remaining term of the swap arrangement.

The effect of interest rate swap arrangements at September 30, 1995 was to fix the Company's interest cost at a weighted average rate of 5.74% on the agreed-upon amount of funds for approximately 3 months, the remaining weighted average terms of the arrangements. Outstanding notional amounts of interest rate swap arrangements approximated $205,000,000 at September 30, 1995 and 1994. At September 30, 1995, $5.9 million of mortgage-backed securities were pledged as collateral on these arrangements. The Savings Bank's credit risk with respect to the interest rate swap agreements is in the risk of nonperformance by the other party to the agreements. However, the Savings Bank does not anticipate nonperformance by the counterparty and controls the risk through its usual monitoring procedures.

Interest rate swaps outstanding at September 30, 1995 are summarized as follows (in thousands):



                                 Fixed           Variable
                  Notional    Interest Rate    Interest Rate
                   Amount        Paying          Receiving       Maturity
                __________   _____________   _______________   __________
              $     10,000      8.323%            5.565%      February 1996
                     5,000      8.120%            5.938%      February 1996
                     5,000      8.120%            5.953%      February 1996
                    10,000      8.390%            5.922%      March 1996
                     5,000      8.380%            5.828%      April 1996
                     5,000      8.310%            5.875%      May 1996
                    65,000      4.040%            5.795%      January 1996
                    35,000      6.515%            5.795%      January 1996
              ____________
              $    140,000
              ============



In addition to the above $140.0 million, at September 30, 1995 the Savings Bank had an interest rate swap arrangement with a notional value of $65.0 million whereby the Savings Bank is receiving a fixed rate of 5.80% and paying a variable rate based on Federal funds (5.795% on September 30, 1995). This interest rate swap which matures in January 1996 effectively unwound the $65.0 million interest rate swap noted in the table above at an effective locked in spread of 176 basis points.

At September 30, 1995 the Company's interest rate swaps had an unrealized loss amounting to $.5 million. Further, at September 30, 1995 there was $27,000 of net deferred gains relating to terminated interest rate swap contracts.

INTEREST RATE FLOOR AND INTEREST RATE CAP ARRANGEMENTS
The Company uses interest rate floor and interest rate cap arrangements to protect the Savings Bank against interest rate risk associated with the repricing of its interest-bearing liabilities. Premiums paid for interest rate floor and interest rate cap arrangements are amortized to interest expense of the related liability over the contractual terms of these arrangements using the straight-line method. When a liability is prepaid, any related interest rate floor or cap is re-designated to another interest-bearing liability at the lower of cost or estimated market value and the loss, if any, is included in the gain or loss on early extinguishment of the liability. Interest received under the terms of these arrangements is accrued and recorded as a reduction of interest expense of the related interest-bearing liability.

During fiscal year 1995 the Savings Bank was a party to $1.0 billion of interest rate floor agreements which were scheduled to expire on February 22, 1998. During the year, in an effort to secure the hedge position provided against the aforementioned interest rate risk, the Savings Bank terminated its position as a party to the $1.0 billion of interest rate floor agreements. Accordingly, and in accordance with generally accepted accounting principles, the Company deferred recognition of the gain on the terminated interest rate floor agreements and is amortizing such gain as an adjustment to the cost of interest-bearing deposit liabilities over the original contractual life of the interest rate floor agreements. At September 30, 1995 the amount of the unamortized gain was $7.4 million.

STOCK INDEXED CALL OPTIONS
The Savings Bank uses stock indexed call options for purposes of hedging its recently introduced MarketSmart CD's and MarketSmart I.R.A. CD's. The call options hedge the interest rate paid on these 5 year CD deposits which is an annual percentage yield based on the changes in the Standard & Poor's ("S&P") 500 Composite Stock Price Index during each of the 5 year terms of the CDs. Premiums paid on the call options are amortized to interest expense over the terms of the underlying CD using the straight line method. Gains and losses, if any, resulting from the early termination of the call option are deferred and amortized to interest expense over the remaining term of the underlying CD.

At September 30, 1995 the Company had approximately $2.6 million in contracts for purposes of hedging the "Standard & Poor's 500" index. The call options maturities range from March 1999 through August 1999.

The Company carries stock indexed call options at market value. Further, at September 30, 1995 there were no deferred gains or losses relating to terminated contracts.

FINANCIAL FUTURES TRANSACTIONS
The Company from time to time may enter into various financial futures contracts to protect against changes in the market value of various interest-earning assets and interest-bearing liabilities, including the repricing of interest rate floor arrangements. Realized gains and losses on these contracts are deferred and accounted for as premiums or discounts on the related assets, liabilities or interest rate floor resets to the extent such contracts are matched against specific assets, liabilities or interest rate floor resets and meet specific hedge correlation criteria. Contracts which are not matched against specific assets, liabilities, or the repricing of interest rate floor arrangements or do not meet correlation criteria are accounted for at market value with the resulting gain or loss recognized in operations. At September 30, 1995 and 1994 the Company has no outstanding financial future transactions.

During the years ended September 30, 1995, 1994 and 1993, the Savings Bank's net interest income increased (decreased) by $1.2 million, ($1.5) million and $.5 million, respectively, as a net result of off-balance sheet financial instruments.


(22) FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are determined for on and off-balance sheet financial instruments, without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following table summarizes the carrying values and estimated fair values of the Company's on-balance sheet financial instruments:


                                                                        September 30,
                                          _______________________________________________________________________
                                                        1995                                  1994
                                          _________________________________    __________________________________
                                                             Estimated                             Estimated
                                             Carrying            Fair              Carrying            Fair
                                              Value             Value               Value             Value
                                          ______________    _______________    _______________    _______________
                                                                       (In Thousands)

FINANCIAL ASSETS:
Cash and cash equivalents............     $       45,104    $        45,104    $        41,865    $        41,865
Trading account securities...........              2,003              2,003             12,939             12,939
Investment securities................             67,452             67,380             53,164             51,570
Federal Home Loan Bank stock.........             20,288             20,288             17,409             17,409
Mortgage-backed securities...........            871,520            844,297            957,576            902,483
Loans receivable, net................          1,664,943          1,690,532          1,432,354          1,440,865

FINANCIAL LIABILITIES:
Deposits.............................          1,748,874          1,755,704          1,791,514          1,781,604
Borrowed funds.......................            767,138            767,735            578,897            577,756


The following methods and assumptions were utilized in estimating the fair values of its on-balance sheet financial instruments at September 30, 1995 and 1994:

CASH AND CASH EQUIVALENTS
The estimated fair values are assumed to equal the carrying values as these financial instruments are either due on demand or mature within 90 days.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES
Estimated fair values of mortgage-backed securities and investment securities, both available for sale and held to maturity, are generally predicated upon quoted market prices or dealer quotes, or in the absence of such quotes, on quoted market prices for securities with similar credit, maturity and interest rate characteristics.

LOANS RECEIVABLE, NET
Estimated   fair  values  are   calculated  for  pools  of  loans  with  similar
characteristics. The loans are first segregated by type, such as one-to-four family residential, other residential, commercial, and consumer, and then further segregated into fixed and adjustable rate categories and seasoned and nonseasoned categories.

Estimated fair values are derived by discounting expected future cash flows. Expected future cash flows are based on contractual cash flows, adjusted for prepayments. Prepayment estimates are based on a variety of factors including the Savings Bank's experience with respect to each loan category, the effect of current economic and lending conditions, and regional statistics for each loan category, if available. The discount rates used are based on market rates for new loans of similar type and purpose, adjusted, when necessary, for factors such as servicing cost, credit risk, and term.

As mentioned previously, this technique of estimating fair value is extremely sensitive to the assumptions and estimates used. While management has attempted to use assumptions and estimates which are the most reflective of the loan portfolio and the current market, a greater degree of subjectivity is inherent in these values than those determined in formal trading marketplaces. As such, readers are cautioned in using this information for purposes of evaluating the financial condition and/or value of the Company in and of itself or in comparison with any other company.

OTHER RECEIVABLES AND PAYABLES
The estimated fair values are estimated to equal the carrying values of short-term receivables and payables, including accrued interest.

DEPOSITS
The fair value of deposit liabilities with no stated maturity (NOW, money market, savings accounts and non-interest bearing accounts, which represent 57.4% of all deposit liabilities) are equal to the carrying amounts payable on demand. The fair value of certificates of deposit represent contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities.

Under generally accepted accounting principles, these estimated fair values do not include the intangible value of core deposit relationships which comprise a significant portion of the Savings Bank's deposit base. However, management believes that the Savings Bank's core deposit relationships provide a relatively stable, low cost funding source which has a substantial intangible value separate from the deposit balances.

BORROWED FUNDS
The estimated fair value of borrowed funds is calculated based on the discounted value of contractual cash flows using interest rates currently in effect for borrowings with similar maturities and collateral requirements.

At September 30, 1994, the Savings Bank had $150,000,000 of borrowed funds consisting of capped variable rate repurchase agreements. Such agreements had imbedded interest rate caps ranging from 3.92% to 4.25% which matured between February 1995 and May 1995. The borrowed funds reflect the unrealized gain in the estimated fair value of the imbedded interest rate caps of $.8 million.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
The fair values of interest rate swap agreements, interest rate caps, interest rate floors and stock indexed call options are obtained from dealer quotes and represent the cost of terminating the agreements. The estimated fair value of open off-balance sheet financial instruments results in an unrealized gain
(loss) of $(.5) million and $.1 million at September 30, 1995 and 1994, respectively.

Further, the estimated fair value of commitments to extend credit is estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed interest rates. The fair value of commitments to purchase mortgage-backed securities is based on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. The estimated fair value of these off-balance sheet financial instruments results in no unrealized gain or loss at September 30, 1995 and 1994.

(23) RECENT ACCOUNTING PRONOUNCEMENTS
In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). In October 1994, the FASB issued Statement of Financial Accounting Standards No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" ("SFAS No. 118") which amended SFAS No. 114 (collectively the "Statements"). Both Statements are effective for financial statements issued for fiscal years beginning after December 15, 1994. These Statements address the accounting by creditors for impairment of certain loans which, among other things, include all loans that are restructured in a troubled debt restructuring involving a modification of terms. They require that impaired loans that are within the scope of these Statements be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Based upon a review of these Statements, management has determined that the adoption of SFAS No. 114 and SFAS No. 118 on a prospective basis will not have a materially adverse effect on the Company.

In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets To Be Disposed Of" ("SFAS No. 121"). The Statement is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Statement establishes accounting standards for, among other things, the impairment of long-lived assets. The Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based upon a review of the Statement, management does not believe that the adoption of SFAS No. 121 would have a materially adverse effect on the Company.

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"). The Statement is effective for fiscal years beginning after December 15, 1995. The Statement establishes accounting standards for mortgage servicing rights, which are the contractual right to service loans owned by others, typically for a fee. Prior to this Statement, only purchased mortgage servicing rights were capitalized as an asset. SFAS No. 122 requires originated mortgage servicing rights (OMSR) to be capitalized as an asset. OMSR represent mortgage servicing rights acquired when an institution originates and subsequently sells mortgage loans but retains the servicing rights. The Statement also requires all capitalized mortgage servicing rights to be evaluated for impairment based on their value. Management is reviewing its options for adopting SFAS No. 122, which includes thepossibility of adopting the Statement as of October 1, 1995. The Statement will be adopted on a prospective basis, and the positive impact on future earnings would depend on the level of future mortgage loan sales, with servicing retained. Future earnings could also be negatively impacted when capitalized mortgage servicing rights are subsequently evaluated for impairment.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Statement is effective for fiscal years beginning after December 15, 1995. The Statement establishes accounting and reporting standards for stock-based employee compensation awards granted in fiscal years that begin after December 15, 1994. Examples of such plans are stock purchase plans, stock options, restricted stock, and stock appreciation rights. The Statement defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting. Entities may elect, however, to remain with previous accounting standards which do not require the fair value method of accounting. Those entities electing not to adopt the fair value method of accounting must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in the Statement were adopted. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Management has not yet performed a review to determine the effect this Statement could have on the Company. However, if the Company adopts fair value accounting for its stock-based compensation plans, compensation and benefit expense would be increased, and earnings decreased, for options granted in future periods.

In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). Under SFAS No. 115, investment and mortgage-backed securities which a company has the positive intent and ability to hold until maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts on a level yield method. Investment and mortgage-backed securities to be held for indefinite periods of time and not intended to be held to maturity and marketable equity securities are classified as available for sale securities and are recorded at fair value, with unrealized appreciation and depreciation, net of tax, reported as a separate component of shareholders' equity. In November 1995, the FASB issued an implementation guide for SFAS No. 115. The implementation guide provides guidance in the form of a question and answer format and would allow an opportunity from mid-November 1995 to December 31, 1995 for companies to reclassify securities in the held to maturity portfolio to securities in the available for sale portfolio without tainting the remainder of the portfolio. Management has not yet performed a review to determine the effect this implementation guide could have on the Company.


(24) PARENT COMPANY ONLY FINANCIAL INFORMATION
New York Bancorp operates a wholly owned subsidiary, Home Federal Savings Bank. The earnings of the Savings Bank are recognized by the Holding Company using the equity method of accounting. Accordingly, earnings of the Savings Bank are recorded as increases in the Holding Company's investment and any dividends would reduce the Holding Company's investment in the Savings Bank. The following is the condensed financial statements for New York Bancorp Inc. (parent company only) as of September 30, 1995 and 1994 and for the years ended September 30, 1995, 1994 and 1993:


                                    CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                              September 30,
                                                                                       ___________________________
                                                                                           1995            1994
                                                                                       ___________    ____________
                                                                                             (In Thousands)
ASSETS
Cash and due from banks...........................................................     $       112    $      4,185
Money market investments..........................................................           8,418           4,002
Investment securities available for sale..........................................           4,489             156
Mortgage-backed securities available for sale.....................................              --           7,922
Investment in Savings Bank, at equity.............................................         146,169         158,376
Other.............................................................................              80             657
                                                                                       ___________    ____________
                                                                                       $   159,268    $    175,298
                                                                                       ===========    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowed funds....................................................................     $        --    $      2,174
Other liabilities.................................................................           2,882           1,833
                                                                                       ___________    ____________
                                                                                             2,882           4,007
Shareholders' equity..............................................................         156,386         171,291
                                                                                       ___________    ____________
                                                                                       $   159,268    $    175,298
                                                                                       ===========    ============


                                          CONDENSED STATEMENTS OF INCOME

                                                                                  Year ended September 30,
                                                                      ____________________________________________
                                                                           1995           1994            1993
                                                                      ____________    ____________    ____________
                                                                         (In Thousands)

Dividend from Savings Bank......................................      $     26,200     $    11,879    $      5,774
Interest income.................................................               720             685             683
Interest expense................................................               (48)           (182)            (88)
Other operating income (loss)...................................               353              (4)             --
Other operating expenses........................................              (649)           (697)           (759)
                                                                      ____________     ___________    ____________
Income before income taxes and equity in
 undistributed earnings of Savings Bank.........................            26,576          11,681           5,610
Income tax benefit (expense)....................................              (154)             90              71
                                                                      ____________     ___________    ____________
Net income before equity in undistributed
 earnings of Savings Bank.......................................            26,422          11,771           5,681
Excess of dividends over current year earnings..................           (14,860)             --              --
Equity in undistributed earnings of Savings Bank................                --          21,381          19,507
                                                                      ____________     ___________    ____________
Net income......................................................      $     11,562     $    33,152    $     25,188
                                                                      ============     ===========    ============


                                        CONDENSED STATEMENTS OF CASH FLOWS

                                                                                  Year ended September 30,
                                                                      ____________________________________________
                                                                          1995            1994            1993
                                                                      ____________     ___________    ____________
                                                                                      (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income......................................................  $     11,562     $    33,152    $     25,188
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Undistributed earnings of the Savings Bank....................        14,860         (21,381)        (19,507)
      Gain on sale of investment securities available for sale......          (295)             --              --
      Amortization of premiums......................................            48             150             259
      Amortization of ESOP and RRP..................................           464           1,491             587
      Termination of ESOP and RRP...................................         4,992              --              --
      (Increase) decrease in other assets...........................           392            (338)           (432)
      Increase (decrease) in other liabilities......................          (241)           (227)          1,336
                                                                      ____________     ___________    ____________
      Total adjustments.............................................        20,220         (20,305)        (17,757)
                                                                      ____________     ___________    ____________
    Net cash provided by operating activities.......................        31,782          12,847           7,431
                                                                      ____________     ___________    ____________

CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from sale of mortgage-backed securities
       available for sale...........................................         6,957              --              --
      Proceeds from sale of investment securities
       available for sale...........................................         1,159              --              --
      Investment in Savings Bank....................................          (105)         (1,000)        (20,660)
      Investment in mortgage-backed securities
       available for sale...........................................            --          (2,112)             --
      Investment in mortgage-backed securities
       held to maturity.............................................            --              --         (11,889)
      Investment in investment securities available for sale........        (4,812)           (480)           (239)
      Principal payments on mortgage-backed securities
       available for sale...........................................         2,273           5,512              --
                                                                      ____________     ___________    ____________
    Net cash provided (used) by investing activities................         5,472           1,920         (32,788)
                                                                      ____________     ___________    ____________

CASH FLOWS FROM FINANCING ACTIVITIES:
      Purchases of treasury stock...................................       (32,496)         (8,320)         (4,253)
      Proceeds from issuance of common stock,
       net of ESOP and RRP..........................................            --              --          36,499
      Proceeds from sale of treasury stock..........................         4,530              --              --
      Proceeds from long term debt..................................            --              --           3,043
      Repayment of long term debt...................................          (217)           (543)           (326)
      Payment of common stock dividends.............................        (8,156)         (5,582)         (4,421)
      Cash paid in lieu of fractional shares
       resulting from stock splits and dividend.....................            --              (3)             (4)
      Exercise of stock options.....................................           872             819             443
                                                                      ____________     ___________    ____________
  Net cash provided (used) by financing activities..................       (35,467)        (13,629)         30,981
                                                                      ____________     ___________    ____________
Net increase in cash and cash equivalents...........................         1,787           1,138           5,624
Cash and cash equivalents at beginning of year......................         8,187           7,049           1,425
Hamilton activity for the three months
 ended December 31, 1994............................................        (1,444)             --              --
                                                                      ____________     ___________    ____________
Cash and cash equivalents at end of year............................  $      8,530     $     8,187    $      7,049
                                                                      ============     ===========    ============

Supplemental schedule of non-cash investing activities:
Transfer of mortgage-backed securities held to maturity
 to mortgage-backed securities available for sale...................  $         --     $    11,630    $         --
                                                                      ============     ===========    ============

(25) QUARTERLY FINANCIAL DATA (UNAUDITED)
Selected quarterly financial data for fiscal years ended September 30, 1995 and 1994 is presented below:

                                                  Fiscal 1995                                         Fiscal 1994
                               _________________________________________________ ___________________________________________________
                                                                          Quarter Ended
                               _____________________________________________________________________________________________________
                                September 30,  June 30,  March 31,  December 31,   September 30,  June 30,  March 31,   December 31,
                                     1995        1995      1995        1994              1994       1994      1994        1993
                               ______________ ________  __________  ____________   _____________  ________  _________   ____________
                                                                 (In Thousands except per share data)
QUARTERLY OPERATING DATA:
Interest income............... $   50,843   $  49,714   $  48,990   $   47,425     $  47,623    $  45,697  $   42,014   $  40,196
Interest expense..............     27,546      26,514      24,860       22,810        21,643       20,257      19,532      18,516
                               __________   _________   _________   __________     _________    _________  __________   _________
Net interest income...........     23,297      23,200      24,130       24,615        25,980       25,440      22,482      21,680
Provision for possible loan
 losses.......................       (400)       (400)       (400)        (500)         (500)        (550)       (800)       (800)
                               __________   _________   _________   __________     _________    _________  __________   _________
Net interest income after
 provision for possible
 loan losses..................     22,897      22,800      23,730       24,115        25,480       24,890      21,682      20,880
                               __________   _________   _________   __________     _________    _________  __________   _________
OTHER OPERATING INCOME
 (LOSS):
  Loan fees and service
   charges....................        605         610         588          763           723          769         901         899
  Net gain (loss) on sales
   of mortgage loans
   and securities
   available for sale.........        303         125      (1,177)        (339)         (328)         (95)        469         168
  Real estate operations,
   net........................       (223)         59        (345)        (374)         (370)        (375)        (96)        (39)
  Other.......................      1,421       1,316       1,280        1,117         1,013        1,524       1,027         930
                               __________   _________   _________   __________     _________    _________  __________   _________
Total other operating
 income.......................      2,106       2,110         346        1,167         1,038        1,823       2,301       1,958
                               __________   _________   _________   __________     _________    _________  __________   _________
Other operating expenses......     10,720      12,533      31,882(1)    12,857        13,050       12,879      12,564      12,352
                               __________   _________   _________   __________     _________    _________  __________   _________
Income (loss) before taxes
 on income and cumulative
 effect of change in
 accounting principle.........     14,283      12,377      (7,806)      12,425        13,468       13,834      11,419      10,486
Taxes on income...............      6,303       5,458       1,998        5,958         6,293        6,047       4,973       4,427
                               __________   _________   _________   __________     _________    _________  __________   _________
Income (loss) before
 cumulative effect of change
 in accounting principle......      7,980       6,919      (9,804)       6,467         7,175        7,787       6,446       6,059
Cumulative effect of
 change in accounting
 for income taxes.............         --          --          --           --            --           --          --       5,685
                               __________   _________   _________   __________     _________    _________  __________   _________
Net income (loss)............. $    7,980   $   6,919   $  (9,804)  $    6,467     $   7,175    $   7,787  $    6,446   $  11,744
                               ==========   =========   =========   ==========     =========    =========  ==========   =========

Earnings per common share:
 Income (loss) before
  cumulative effect of change
  in accounting principle.....   $  .63      $  .51       $(.73)      $  .48          $ .53       $ .58      $  .47       $ .44
 Cumulative effect of
  change in accounting
  for income taxes............   $  .--      $  .--       $ .--       $  .--          $ .--       $ .--      $ . --       $ .42
 Net income (loss)............   $  .63      $  .51       $(.73)      $  .48          $ .53       $ .58      $  .47       $ .86

Summation of the quarterly earnings per common share, due to the averaging effect of the number of shares and share equivalents throughout the year, does not necessarily equal the annual amount.

(1)     Amount includes merger and restructuring charge of $19,024 in connection with Hamilton merger.


INDEPENDENT

AUDITORS' REPORT







To The Board of Directors and Shareholders of New York Bancorp Inc.:

We have audited the accompanying consolidated statements of financial condition of New York Bancorp Inc. and Subsidiary as of September 30, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New York Bancorp Inc. and Subsidiary as of September 30, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 18 to the consolidated financial statements, effective October 1, 1993, the Company adopted the provisions of Statements of Financial Accounting Standards No. 115 (Accounting for Certain Investments in Debt and Equity Securities), No. 109 (Accounting for Income Taxes) and No. 106 (Employers' Accounting for Postretirement Benefits Other Than Pensions).


                                        /s/ KPMG Peat Marwick LLP


October 23, 1995
New York, New York

                              NEW YORK BANCORP INC.
                              CORPORATE INFORMATION

BOARD OF DIRECTORS

PATRICK E. MALLOY, III
Chairman of the Board
New York Bancorp Inc.
and President of Malloy
Enterprises, Inc.

STAN I. COHEN
Senior Vice President,
Controller and Secretary
New York Bancorp Inc.

GERALDINE A. FERRARO
U.S. Ambassador to the
United Nations Human
Rights Commission, Attorney,
Author and Lecturer

PETER D. GOODSON
President
Goodson Family Foundation

JOHN E. D. GRUNOW, JR.
Chairman and President
The Grunow Group Capital
Management, Inc.

DONALD T. LUTZ*
Retired, W. Theodore Lutz & Son

RONALD H. MCGLYNN
President
Cramer Rosenthal McGlynn, Inc.

MICHAEL A. MCMANUS, JR.
President and C.E.O.
New York Bancorp Inc.

WALTER R. RUDDY
Retired, Swiss Bank Corp.

ROBERT A. SIMMS
Chairman and C.E.O.
Simms Capital Management

DIRECTOR EMERITUS
ROBERT A. HEUBNER*

*Home Federal Savings Bank only


EXECUTIVE OFFICERS

MICHAEL A. MCMANUS, JR.
President and
Chief Executive Officer

STAN I. COHEN
Senior Vice President,
Controller and Secretary

ROBERT J. ANRIG
First Vice President
Lending

CARMINE BRACCO
First Vice President
EDP & Operations

DENNIS HODNE
First Vice President
Retail Banking

RICHARD F. ROTHSCHILD
First Vice President
Marketing

EDWARD J. STEUBE
First Vice President
Business Development

SHAREHOLDER  INFORMATION

ANNUAL  MEETING
The Company's  Annual Meeting
of  Shareholders will be held on
January 23, 1996.

CORPORATE HEADQUARTERS
New York Bancorp Building
241-02 Northern Boulevard
Douglaston, NY 11362-1061

STOCK LISTING
New York Stock Exchange
Symbol: NYB

TRANSFER AGENT AND REGISTRAR
Chemical Mellon
J.A.F. Building
P.O. Box 3068
New York, NY 10116-3068
1-800-851-9677

INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS
KPMG Peat Marwick LLP
345 Park Avenue
New York, NY 10154

INVESTOR RELATIONS
Linda Bishop
Investor Relations Officer
718-631-8100


The following table shows high and low closing sales prices as reported by the American Stock Exchange through June 20, 1995 and by the New York Stock Exchange thereafter. Such prices do not necessarily reflect retail markups, markdowns or commissions.


                  Fiscal year ended September 30, 1995
                  ____________________________________
                                             Cash
                                           Dividends
                  High          Low       Per Share(2)
                _______      _______      ____________
4th Quarter     $20.750      $19.000        $ .20
3rd Quarter     $20.375      $17.250        $ .20
2nd Quarter     $19.125      $16.250        $ .20
1st Quarter     $19.625      $18.250        $ .20



                   Fiscal year ended September 30, 1994
                   ____________________________________
                                              Cash
                                            Dividends
                  High          Low        Per Share(2)
                _______      _______       ____________
4th Quarter     $21.000      $19.000         $  .20
3rd Quarter     $23.125      $17.875         $  .20
2nd Quarter     $21.375      $16.750         $  .20
1st Quarter(1)  $20.750      $18.250         $  .18

(1) Restated to fully reflect 10% stock dividend effective February 14, 1994.
(2) Dividends per share have not been restated for the merger with Hamilton.



                                  (BACK COVER)