Form 10-K405, Exhibit 13
period 1996-09-30
NEW YORK BANCORP INC
filed 1996-12-19
CIK 820068



New York Bancorp Inc. and Subsidiary
SELECTED CONSOLIDATED FINANCIAL & OTHER DATA
----------------------------------------------------------------------------------------------

                                                         Year Ended September 30,
                                        -----------------------------------------------------
                                          1996       1995      1994(1)    1993(1)     1992(1)
                                        -------   ---------  ---------  ----------  ---------
                                                (In Thousands, Except Per Share Amounts)
OPERATING DATA:
Interest income......................   $207,491   $196,972   $175,530   $160,752    $152,417
Interest expense.....................    106,746    101,730     79,948     71,385      84,415
                                        --------   --------   --------   --------    --------
  Net interest income................    100,745     95,242     95,582     89,367      68,002
Provision for possible loan losses...     (1,200)    (1,700)    (2,650)    (4,700)     (8,404)
                                        --------   --------   --------   --------    --------
  Net interest income after provision
   for possible loan losses..........     99,545     93,542     92,932     84,667      59,598
                                        --------   --------   --------   --------    --------
Non-interest income:
  Loan fees and service charges......      2,770      2,566      3,292      3,341       3,196
  Net gain (loss) on the sales of
   mortgage loans and securities
   available for sale................      4,750     (1,088)       214      3,857      13,185
  Net loss on financial futures
   transactions......................         --         --         --       (495)         --
  Other..............................      7,147      5,134      4,494      4,481       2,604
                                        --------   --------   --------   --------    --------
    Total non-interest income........     14,667      6,612      8,000     11,184      18,985
                                        --------   --------   --------   --------    --------
General and administrative expenses..     47,535     48,968     50,845     48,455      42,374
                                        --------   --------   --------   --------    --------
Merger and restructuring expense.....         --     19,024         --         --          --
                                        --------   --------   --------   --------    --------
Real estate operations, net..........        463        883        880      1,296       3,413
                                        --------   --------   --------   --------    --------
SAIF recapitalization expense........      9,432         --         --         --          --
                                        --------   --------   --------   --------    --------
Income before income tax expense
 and extraordinary item and
 cumulative effect of change in
 accounting principle................     56,782     31,279     49,207     46,100      32,796
Income tax expense...................    (24,776)   (19,717)   (21,740)   (20,912)    (15,346)
Extraordinary item, early
 extinguishment of debt..............         --         --         --         --        (570)
Cumulative effect of change in
 accounting for income taxes.........         --         --      5,685         --          --
                                        --------   --------   --------   --------    --------
Net income ..........................    $32,006    $11,562    $33,152    $25,188     $16,880
                                        ========   ========   ========   ========    ========

Earnings per common share:
  Income before extraordinary item
   and cumulative effect of change
   in accounting principle............    $ 2.68     $  .87     $ 2.02     $  N/M(4)   $  N/M(4)
  Net income..........................    $ 2.68     $  .87     $ 2.44     $  N/M(4)   $  N/M(4)

Book value per share(2)...............    $13.69     $12.88     $12.95     $11.75      $  N/M(4)

Dividends per share(2), (3)...........    $  .80     $  .80     $  .78     $  .64      $  .45

Dividend payout ratio(2), (3).........     29.85%     76.92%     24.84%     29.36%      25.71%





                                                                 September 30,
                                         -----------------------------------------------------------
                                            1996        1995        1994(1)     1993(1)     1992(1)
                                         ----------  ----------   ----------  ----------  ----------
                                                                (In Thousands)
FINANCIAL CONDITION DATA:
Total assets.........................    $2,940,907  $2,731,592   $2,583,982  $2,250,605  $2,153,861
First mortgage loans, net............     1,586,046   1,370,175    1,134,882   1,078,960     977,017
Other loans, net.....................       267,116     294,768      297,472     309,457     322,746
  Loans receivable, net..............     1,853,162   1,664,943    1,432,354   1,388,417   1,299,763
Mortgage-backed securities held
  to maturity........................       550,817     664,726      785,593     439,605     448,296
Mortgage-backed securities available
 for sale............................       280,429     206,794      171,983     234,236      76,707
Debt securities held to maturity.....           643      21,179       52,984       4,662      26,620
Debt and equity securities
 available for sale..................       136,133      46,273          180          --          67
Federal Home Loan Bank stock.........        27,938      20,288       17,409      21,734      20,876
Money market investments.............        10,700      13,915       21,844      77,261     192,758
Trading account securities...........            --       2,003       12,939      12,487      12,242
Deposits.............................     1,715,959   1,748,874    1,791,514   1,758,102   1,782,764
Borrowed funds.......................     1,008,786     767,138      578,897     293,693     222,850
Shareholders' equity.................       151,903     156,386      171,291     153,769      99,933(5)




                                                                 September 30,
                                         -----------------------------------------------------------
                                            1996        1995        1994(1)     1993(1)     1992(1)
                                         ----------  ----------   ----------  ----------  ----------


SELECTED FINANCIAL RATIOS & OTHER DATA:
Return on average assets.............          1.16%        .44%        1.35%       1.16%        .89%
Return on average shareholders'
 equity..............................         20.26        6.81        20.13       18.74       17.81
Shareholders' equity to assets.......          5.17        5.73         6.63        6.83        4.64
Net interest rate spread.............          3.47        3.43         3.73        3.99        3.47
Net interest margin..................          3.71        3.68         3.95        4.23        3.68
Efficiency ratio (6).................         42.96       47.57        49.19       49.86       57.42
Nonaccrual loans and real estate
 owned, net, as a percentage of
 total assets........................           .98        1.18         1.64        2.02        2.08
Allowance for possible loan losses as
 a percentage of nonaccrual loans....         75.87       70.04        70.23       69.02       54.87
Average interest-earning assets
 to average interest-bearing
 liabilities.........................        105.86      106.47       106.82      107.04      104.67
CUSTOMER SERVICE FACILITIES:
Full service.........................            29          27           26          26          29
Loan production offices..............             7           6            6           6           7
Executive office.....................             1           1            1           1           1

(1)  On January 27, 1995,  Hamilton  Bancorp,  Inc. was merged with and into New
     York Bancorp Inc. The merger was accounted for as a pooling of interests and, accordingly, all prior periods include the consolidated results of Hamilton Bancorp, Inc.
(2) Per share amounts have been calculated to fully reflect the 3-for-2 stock splits effective October 22, 1992 and July 29, 1993 and the ten percent stock dividend effective February 14, 1994.
(3) Dividends per share, and the dividend payout ratio, have not been restated for the merger with Hamilton Bancorp, Inc.
(4)  N/M - Hamilton Bancorp, Inc. converted to stock ownership on April 1, 1993.
     Accordingly, restated per share data is not meaningful.
(5) Includes only the retained earnings of Hamilton Bancorp, Inc. which converted to stock ownership on April 1, 1993.
(6) The efficiency ratio is computed by dividing general and administrative expenses by the sum of net interest income and non-interest income
     (exclusive of gains (losses) on the sales of mortgage loans and securities available for sale).


New York Bancorp Inc. and Subsidiary
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

GENERAL
New York Bancorp Inc. ("New York Bancorp" or the "Company") is a savings and loan holding company. The Company, through its subsidiary, Home Federal Savings Bank (the "Bank"), operates as a community savings bank. The Bank's principal business consists of attracting deposits from the general public and investing these deposits, together with funds from ongoing operations and borrowings, in the origination and purchase of residential and commercial mortgage loans, cooperative residential loans and consumer loans. The Bank also maintains a portion of its assets in mortgage-backed securities and debt and equity securities, including obligations of the U.S. Government and federal agencies, money market investments, corporate notes and other securities.

On January 27, 1995, Hamilton Bancorp, Inc. ("Hamilton"), the parent company of Hamilton Federal Savings F.A. ("Hamilton Savings") was merged with and into New York Bancorp. This transaction was accounted for as a pooling of interests, and, as a result, the financial results for the periods prior to the merger reported in the accompanying management's discussion and analysis and consolidated financial statements include the results of Hamilton.

As part of the Company's strategy to find ways to best utilize its available capital, during fiscal year 1996 New York Bancorp continued its stock repurchase program by repurchasing 1,214,212 shares of its common stock, bringing the total number of Treasury shares to 3,648,050 and the total number of outstanding common shares to 11,098,800 at September 30, 1996.

EARNINGS SUMMARY
New York Bancorp earned net income of $32.0 million, or $2.68 per share, for the year ended September 30, 1996, representing a 20.26% return on average stockholders' equity. The results for the year include the recognition of a one-time charge of $9.4 million representing the Bank's assessment to recapitalize the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Excluding the SAIF recapitalization charge, net income for the year ended September 30, 1996 would have amounted to $37.4 million, or $3.13 per share, representing a 23.69% return on average stockholders' equity. Net income for the year ended September 30, 1995 amounted to $11.6 million, or $.87 per share, which included $16.1 million in after tax non-recurring costs and $.7 million in an after tax loss on the sale of securities, both of which were incurred in connection with the Hamilton merger. Excluding these merger-related charges, net income for the year ended September 30, 1995 would have amounted to $28.4 million, or $2.14 per share.

ASSET/LIABILITY MANAGEMENT
The Company is subject to interest rate risk to the extent that its interest-bearing liabilities reprice or mature more or less frequently, or on a different basis, than its interest-earning assets. The Company's primary approach to controlling interest rate risk and maximizing net interest margin emphasizes gap management. The Company does not have a mandated targeted gap, but historically has managed the gap so that it will range from a modest positive to a modest negative position, which would generally result in upper-end ranges of positive to negative positions of 15%. The size and direction of the gap is determined by management, reflecting its views on the direction of interest rates and general market conditions. The Company's cumulative one year gap as a percent of total interest-earning assets moved from a negative 12.51% at September 30, 1995 to a negative 2.85% at September 30, 1996, reflecting the effect of the $700.0 million in interest rate collar arrangements which reduce the Company's interest rate risk exposure to a rising interest rate environment.

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

The Company manages its interest rate risk exposure by investing in adjustable rate mortgage and other loans and securities, multi-tranche fixed rate REMIC securities which generally have an estimated average life of five years, and an assortment of fixed rate loans and securities. At September 30, 1996, 57.5% of such interest-earning assets were adjustable rate assets, and the average lives of the fixed rate REMIC securities was approximately 5.4 years. The Company also may choose to extend the maturity of its funding source and/or reduce the repricing mismatches by using interest rate swaps and financial futures arrangements. Additionally, the Company uses interest rate collar, interest rate floor, and interest rate cap arrangements to assist in further insulating the Company from volatile interest rate changes.

Adjustable rate mortgage and mortgage-backed securities generally contain interim and lifetime caps which limit the amount the interest rate can increase or decrease at repricing dates. Since the Company's liabilities are not similarly affected, the Company could be adversely affected in a rising interest rate environment. Increasing interest rates would also tend to extend the lives of fixed rate mortgages and mortgage-backed securities, which could adversely affect net interest income. In a declining interest rate environment, the Company faces interest rate risk as higher rate fixed rate loans prepay due to the borrowers refinancing at lower rates. The cash flows from such prepayments would be reinvested in interest-earning assets at then current market rates.

At September 30, 1996, the mortgage-backed securities portfolios had an estimated average life of approximately 5.3 years. Assuming an immediate and parallel shift of 300 basis points in the yield curve, the estimated average life of these portfolios would extend to approximately 6.6 years. The Bank considers its investment in mortgage-backed securities as a separate investment category from mortgage loans because of the liquidity characteristics of these instruments. The Bank further segregates its mortgage-backed securities holdings as either held to maturity or available for sale. At September 30, 1996, the Bank's portfolios of mortgage-backed securities represented 28.3% of total assets. Such mortgage-backed securities are either guaranteed by the FHLMC, GNMA or FNMA, or constitute REMIC and private-issue pass-through mortgage-backed securities which are virtually all rated AAA by nationally recognized rating services.

The Bank is a party to interest rate swap arrangements to extend the repricing or maturity of its liabilities in order to create a more consistent and predictable interest rate spread. At September 30, 1996, outstanding notional amounts of interest rate swap arrangements totaled $600.0 million as follows (in thousands):


                              Fixed          Variable
               Notional    Interest Rate   Interest Rate
               Amount         Paying        Receiving        Maturity
               --------    -------------  --------------    ----------
            $ 100,000        5.260%         5.438%         December 1996 (1)
              100,000        5.265%         5.438%         December 1996 (1)
               50,000        4.785%         5.438%         June 1997 (2)
               50,000        4.780%         5.438%         June 1997
               50,000        4.770%         5.438%         June 1997
               50,000        4.774%         5.438%         June 1997 (2)
               50,000        4.748%         5.438%         June 1997
               50,000        4.743%         5.438%         June 1997 (2)
               50,000        4.700%         5.438%         June 1997
               50,000        4.700%         5.438%         June 1997 (2)
            ---------
            $ 600,000
            =========

____________________
(1)These $200  million in interest  rate swaps have been  extended  through June
   1997 whereby the fixed interest pay rate will be 4.69%  beginning in December
   1996.
(2)In an effort to secure the hedge  position  provided  against  interest  rate risk,  the Bank in July 1996  terminated  its  position  as a party to $200.0 million of interest rate swaps for the six month period December 1996 through
   June 1997. The gain of $1.5 million from these terminated interest rate swaps is being deferred,  and will be amortized as a reduction of interest  expense over the period December 1996 through June 1997.


Further, at September 30, 1996, the Bank maintained $700.0 million of interest rate collar arrangements which mature in August 1998. These interest rate collars provide for the Bank to receive payment when three month LIBOR exceeds 7.5%, and requires the Bank to pay when three month LIBOR is less than 5.00%, thereby reducing the Bank's exposure to a rising interest rate environment. At September 30, 1996 three month LIBOR was 5.625%.

Additionally, in an effort to further protect against interest rate risk associated with the repricing of its interest-bearing deposit liabilities, the Bank was a party to $1.0 billion of interest rate floor agreements which were scheduled to expire on February 22, 1998. During the third quarter of fiscal year 1995, in an effort to secure the hedge position provided against the aforementioned interest rate risk, the Bank terminated its position as a party to the $1.0 billion of interest rate floor agreements. Accordingly, and in conformity with generally accepted accounting principles, the Bank deferred recognition of the gain on the terminated interest rate floor agreements and is amortizing such gain as an adjustment to the cost of interest-bearing deposit liabilities over the original contractual life of the interest rate floor agreements. At September 30, 1996 the amount of the unamortized gain was $4.3 million.

At September 30, 1996 the Bank had approximately $2.6 million in contracts for purposes of hedging the "Standard & Poor's 500" index. The call options maturities range from March 1999 through August 1999. The Bank uses stock indexed call options for purposes of hedging its MarketSmart CDs and MarketSmart I.R.A. CDs. The call options hedge the interest rate paid on these 5 year CD deposits which is an annual percentage yield based on the changes in the Standard & Poor's 500 Composite Stock Price Index during each of the 5 year terms of the CDs. Premiums paid on the call options are amortized to interest expense over the terms of the underlying CD using the straight line method. Gains and losses, if any, resulting from the early termination of the call option are deferred and amortized to interest expense over the remaining term of the underlying CD. The Bank ceased offering MarketSmart CDs during fiscal year 1995 due to its inability to purchase stock indexed call options.

Although the Company's asset/liability plan is intended to protect the Company's interest rate spread against changes in prepayment speeds caused by changes in interest rates, there is a risk that during periods of rapidly changing interest rates, the Company's spread could be reduced or become negative. The following table sets forth the anticipated repricing or maturity of the Company's assets, liabilities and yields, including the effect of off-balance sheet financial instruments, at September 30, 1996 using assumptions based on its historical experience and other data available to management. This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest yield because the repricing of various assets and liabilities is subject to customer discretion and competitive and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

New York Bancorp Inc. and Subsidiary
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

                                                                    At September 30, 1996
                                 -------------------------------------------------------------------------------------------
                                                          More         More         More
                                            More than     than         than         than        Over
                                 6 Months   6 Months     1 Year       3 Years      5 Years       10
                                 or Less    to 1 Year   to 3 Years   to 5 Years  to 10 Years    Years      Total      Yield
                                 ---------  ---------   ----------   ----------  -----------   -------  -----------  -------
                                                                     (Dollars in Thousands)
INTEREST-EARNING ASSETS:
  First mortgage loans(1)...     $ 380,867  $ 383,942    $ 405,953    $ 272,729    $88,003     $ 72,275  $1,603,769     8.01%
  Other loans...............       131,226     29,382       50,376       31,082     19,307        7,406     268,779     8.63
  Mortgage-backed
   securities(2)............       114,083     89,508      180,414      121,875    319,272        6,094     831,246     6.62
  Debt and equity securities         5,346      4,937      125,300          550         --          643     136,776     6.83
  Federal Home Loan Bank
   stock....................        27,938         --           --           --         --           --      27,938     6.50
  Money market
   investments..............        10,700         --           --           --         --           --      10,700     5.60
                                  --------  ---------     --------     --------    -------      -------    --------
     Total interest-earning
      assets................       670,160    507,769      762,043      426,236    426,582       86,418    2,879,208    7.59
                                  --------  ---------     --------     --------    -------      -------    ---------
INTEREST-BEARING LIABILITIES:
  Demand and NOW
   accounts(3)..............         4,201      4,201       15,504       14,004     29,408      100,526      167,844    1.04
  Money market deposit
   accounts(3)..............        20,034     20,034       47,681       23,340     18,632        3,807      133,528    2.98
  Passbook savings and
   club accounts(3).........        71,703     71,703      206,408      132,105    157,906       77,002      716,827    2.36
  Certificate accounts......       292,829    166,027      185,223       52,823        858           --      697,760    4.86
  Borrowed funds............       952,406     48,780        7,600           --         --           --    1,008,786    5.25
                                 ---------  ---------     --------     --------    -------      -------    ---------
     Total interest-bearing
      liabilities...........     1,341,173    310,745      462,416      222,272    206,804      181,335    2,724,745    4.02
                                 ---------  ---------     --------     --------    -------      -------    ---------
INTEREST RATE HEDGING (4)...       792,000   (400,000)    (392,000)          --         --           --
INTEREST SENSITIVITY GAP
 PER PERIOD.................       120,987   (202,976)     (92,373)     203,964    219,778      (94,917)
                                 ---------  ---------     --------     --------    -------      -------
CUMULATIVE INTEREST
 SENSITIVITY GAP............     $ 120,987  $ (81,989)   $(174,362)   $  29,602  $ 249,380     $154,463
                                 =========  =========    =========    =========  =========     ========
CUMULATIVE GAP AS A
 PERCENT OF TOTAL INTEREST-
 EARNING ASSETS.............          4.20%     (2.85)%      (6.06)%       1.03%      8.66%        5.36%
                                      ====      =====        =====         ====       ====         ====
CUMULATIVE NET INTEREST-
 SENSITIVE ASSETS AS A
 PERCENT OF INTEREST-
 SENSITIVE LIABILITIES......          4.44%     (3.01)%      (6.40)%       1.09%      9.15%        5.67%
                                      ====      =====        =====         ====       ====         ====
-----------------------
(1) Assumes a prepayment rate for fixed rate mortgage loans of 10% for coupons less than 8.00%,  a prepayment  rate of 13.00%
    for coupons  ranging  from 8.00% to 8.99%,  a  prepayment  rate of 18.00% for coupons  ranging  from 9.00% to 9.99%,  and prepayment rates of 22.00% to 26.00% for coupons of 10.00% or higher.  These  prepayment  assumptions are based on actual prepayments experienced and market assumptions for each interest rate range.
(2) Assumes mortgage-backed securities prepay using actual prepayment rates experienced on the underlying securities.
(3) Assumes NOW accounts,  money market  deposit  accounts and passbook  savings and club accounts will be withdrawn at annual rates of 5.00%, 30.00% and 20.00%, respectively, based on their declining balance, reflecting the Bank's experience.
(4) The effect of the interest rate collars is reflected based upon a distribution  table  distributed by the Office of Thrift
    Supervision for such arrangements when payments are not being remitted due to current interest rates.

ANALYSIS OF CORE EARNINGS
The Company's profitability is primarily dependent upon net interest income, which represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income is dependent on the average balances and rates received on interest-earning assets, the average balances and rates paid on interest-bearing liabilities, and the effect of the Bank's off-balance sheet financial instruments which are used to manage the repricing characteristics of interest-bearing liabilities. Net income is further affected by the provision for possible loan losses, non-interest income, non-interest expense and taxes.

The following table sets forth certain information relating to the Company's average consolidated statement of financial condition and reflects the average yield on assets and average cost of liabilities for the periods indicated. The impact of interest rate swaps, interest rate collars, interest rate floors and interest rate caps are included in the table in the respective category to which they relate. The yields and costs are derived by dividing income or expense by the average balance of assets (which include nonaccrual loans) or liabilities, respectively, for the periods shown.
                                       12


                                                              Year Ended September 30,
                                ---------------------------------------------------------------------------------
                                            1996                       1995                       1994
                                --------------------------     -----------------------    -----------------------
                                 Average            Yield/     Average           Yield/   Average           Yield/
                                 Balance  Interest   Cost      Balance  Interest  Cost    Balance  Interest  Cost
                                --------- -------- -------     -------- -------- -----    -------- -------- -----

                                                                  (Dollars in Thousands)
ASSETS:
Interest-earning assets:
  First mortgage loans....... $ 1,471,464  $118,792   8.07%   $1,257,057  $104,042  8.28% $1,109,571 $93,373  8.42%
  Other loans................     281,414    24,735   8.79       303,649    25,916   8.53     301,496  24,094  7.99
  Mortgage-backed
    securities...............     854,660    56,921   6.66       921,198    60,331   6.55     894,938  52,521  5.87
  Debt and equity
    securities - taxable.....     105,190     6,774   6.44        71,158     4,877   6.85      41,876   2,976  7.11
  Money market
   investments...............       4,776       256   5.36        18,845     1,080   5.73      57,770   2,113  3.66
  Trading account securities          220        13   5.70        12,883       726   5.63      12,689     453  3.57
                               ----------   -------            ---------   -------         ---------- -------
    Total interest-earning
     assets..................   2,717,724   207,491   7.63     2,584,790   196,972   7.62   2,418,340 175,530  7.26
                                            -------                        -------                    -------
  Non-interest-earning
   assets....................      47,678                         43,442                     44,864
                               ----------                     ----------                 ----------
    Total assets.............  $2,765,402                     $2,628,232                 $2,463,204
                               ==========                     ==========                 ==========

LIABILITIES AND SHAREHOLDERS'
 EQUITY:
Interest-bearing liabilities:
  Deposits:
   Certificate accounts......  $  736,896    37,679   5.11    $  676,290    35,703   5.28  $  554,676  26,614  4.80
   Passbook savings and
    club accounts............     730,165    17,509   2.40       801,630    19,964   2.49     944,152  23,846  2.53
   Money market
    deposit accounts.........     117,363     3,357   2.86       132,187     4,054   3.07     152,872   3,926  2.57
   Demand and
    NOW accounts.............     159,793     1,925   1.20       148,594     2,673   1.80     139,285   2,610  1.87
                               ----------   -------           ----------   -------         ---------- -------
    Total deposits...........   1,744,217    60,470   3.47     1,758,701    62,394   3.55   1,790,985  56,996  3.18
  Borrowed funds.............     822,987    46,276   5.62       669,090    39,336   5.88     472,954  22,952  4.85
                               ----------   -------           ----------   -------         ---------- -------
    Total interest-bearing
     liabilities.............   2,567,204   106,746   4.16     2,427,791   101,730   4.19   2,263,939  79,948  3.53
                                            -------                        -------                    -------
  Other liabilities..........      40,222                         30,720                     34,600
                               ----------                      ---------                 ----------
    Total liabilities........   2,607,426                      2,458,511                  2,298,539
  Shareholders' equity.......     157,976                        169,721                    164,665
                               ----------                      ---------                 ----------
    Total liabilities and
     shareholders' equity....  $2,765,402                     $2,628,232                 $2,463,204
                               ==========                     ==========                 ==========
NET INTEREST INCOME/INTEREST
 RATE SPREAD.................              $100,745   3.47%               $ 95,242   3.43%           $ 95,582  3.73%
                                           ======== ======                ======== ======            ======== =====
NET EARNING ASSETS/NET
 INTEREST MARGIN.............  $  150,520             3.71%   $  156,999             3.68% $  154,401          3.95%
                               ==========           ======    ==========           ======  ==========         =====
PERCENTAGE OF INTEREST-
 EARNING ASSETS TO
 INTEREST-BEARING
 LIABILITIES.................                       105.86%                        106.47%                   106.82%
                                                    ======                         ======                    ======

New York Bancorp Inc. and Subsidiary
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------


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


                                        Year Ended September 30, 1996     Year Ended September 30, 1995
                                           Compared to Year Ended             Compared to Year Ended
                                            September 30, 1995                  September 30, 1994
                                            Increase (Decrease)                 Increase (Decrease)
                                        ------------------------------    ------------------------------
                                         Volume      Rate        Net       Volume     Rate        Net
                                        --------   --------   --------    --------  ---------   --------
                                                                 (In Thousands)
INTEREST INCOME ON INTEREST-EARNING
 ASSETS:
  First mortgage loans................   $17,235   $ (2,485)  $ 14,750     $12,178  $(1,509)     $10,669
  Other loans.........................    (1,993)       812     (1,181)        173    1,649        1,822
  Mortgage-backed securities..........    (4,454)     1,044     (3,410)      1,577    6,233        7,810
  Debt and equity securities
   -- taxable.........................     2,171       (274)     1,897       2,003     (102)       1,901
  Money market investments............      (758)       (66)      (824)     (1,828)     795       (1,033)
  Trading account securities..........      (722)         9       (713)          7      266          273
                                         -------   --------   --------     -------  -------      -------
Total income on interest-
 earning assets.......................    11,479       (960)    10,519      14,110    7,332       21,442
                                         -------   --------   --------     -------  -------      -------
INTEREST EXPENSE ON INTEREST-
 BEARING LIABILITIES:
  Deposits:
   Certificate accounts...............     3,045     (1,069)     1,976       6,237    2,852        9,089
   Passbook savings and club accounts.    (1,733)      (722)    (2,455)     (3,554)    (328)      (3,882)
   Money market deposit accounts......      (436)      (261)      (697)       (294)     422          128
   Demand and NOW accounts............       221       (969)      (748)        157      (94)          63
                                         -------   --------   --------     -------   ------      -------
      Total deposits..................     1,097     (3,021)    (1,924)      2,546    2,852        5,398
  Borrowed funds......................     8,561     (1,621)     6,940      10,851    5,533       16,384
                                         -------   --------   --------     -------   ------      -------
Total expenses on interest-
 bearing liabilities..................     9,658     (4,642)     5,016      13,397    8,385       21,782
                                         -------   --------   --------     -------   ------      -------
Net interest income...................   $ 1,821   $  3,682   $  5,503     $   713  $(1,053)     $  (340)
                                         =======   ========   ========     =======  =======      =======

Note:   Nonaccrual loans are included in the volume variances.


COMPARISON OF YEARS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

GENERAL
The Company's net income for the year ended September 30, 1996 was $32.0 million, or $2.68 per share, as compared to $11.6 million, or $.87 per share, for the year ended September 30, 1995. Comments regarding the components of net income are detailed in the following paragraphs.

INTEREST INCOME
Interest income on interest-earning assets for the year ended September 30, 1996 increased by $10.5 million, or 5.3%, to $207.5 million as compared with $197.0 million for the year ended September 30, 1995. The increase in interest income was primarily attributable to a $132.9 million increase in average interest-earning assets, resulting primarily from an increase in loans.

Interest and fees on loans for the year ended September 30, 1996 increased by $13.6 million, or 10.4%, to $143.5 million as compared to fiscal year 1995. The increase in loan income reflects a $192.2 million increase in the average balance and a 26 basis point increase in the yield on other loans which, however, were partially offset by a 21 basis point decrease in the yield on first mortgage loans. The increase in average balance reflects the purchase of $206.0 million of loans, combined with increased originations. Interest on mortgage-backed securities held to maturity and mortgage-backed securities available for sale for the year ended September 30, 1996 decreased by $3.4 million to $56.9 million as compared to fiscal year 1995. The decrease in mortgage-backed securities income reflects a $66.5 million decrease in the average balance of the portfolio to $854.7 million which, however, was partially offset by an 11 basis point increase in yield to

6.66%. Interest and dividends on debt and equity securities increased by $1.9 million for the year ended September 30, 1996 to $6.8 million as compared to fiscal year 1995. The increase in interest and dividends on debt and equity securities reflects a $34.0 million increase in the average balance of the portfolio to $105.2 million which, however, was partially offset by a 41 basis point decline in the yield to 6.44%. Money market investment income declined by $.8 million to $.3 million as compared to fiscal year 1995. The decline in money market investment income reflects a $14.1 million decrease in the average balance of the portfolio, coupled with a 37 basis point decrease in yield to 5.36%. Interest on trading account securities for the year ended September 30, 1996 decreased by $.7 million as compared to fiscal year 1995. This decrease was the result of a $12.7 million decrease in the average balance of the portfolio. The decrease in the average balance of money market investments and trading account securities is due to the Company investing these funds in higher yielding assets and/or utilizing the funds to reduce certain short-term borrowed funds.

At September 30, 1996, mortgage-backed securities held to maturity had unrealized depreciation of $16.2 million. The unrealized depreciation is due to market yields on similar type securities being above those of the Bank's securities. As a result of the increase in interest rates since the acquisition of these securities, the Company earns a below market rate of interest on the securities, and the estimated average lives of the securities are presently longer than the estimated lives at the time of acquisition.

INTEREST EXPENSE
Interest expense on interest-bearing liabilities for the year ended September 30, 1996 increased by $5.0 million, or 4.9%, to $106.7 million as compared with $101.7 million for the year ended September 30, 1995. The increase in interest expense reflects a $139.4 million increase in the average balance of total interest-bearing liabilities to $2,567.2 million. This represents a movement by depositors from lower costing passbook savings and money market accounts to higher costing certificate of deposit accounts, and an increase in the Bank's higher costing borrowings to fund balance sheet growth. Partially offsetting these factors was a decline in the cost of funds primarily due to the impact of the Bank's use of interest rate swaps and other off-balance sheet instruments which decreased interest expense by $3.5 million and $1.2 million for the years ended September 30, 1996 and 1995, respectively. Further, the impact of the Bank's use of reverse repurchase agreements with imbedded interest rate caps, all of which had matured prior to September 30, 1995, was to decrease interest expense by $1.6 million for the year ended September 30,1995.

Interest expense on deposits decreased $1.9 million, or 3.1%, to $60.5 million for the year ended September 30, 1996 as compared with the year ended September 30, 1995. This decrease reflects an 8 basis point decrease in the average cost of deposits from 3.55% in fiscal year 1995 to 3.47% in fiscal year 1996, coupled with a $14.5 million decrease in the average balance of deposits to $1,744.2 million. Interest expense on borrowed funds increased $6.9 million, or 17.6%, to $46.3 million for the year ended September 30, 1996 as compared to the year ended September 30, 1995. This increase reflects a $153.9 million increase in the average balance of borrowed funds to $823.0 million which, however, was partially offset by a 26 basis point decrease in the average cost of borrowed funds from 5.88% in fiscal year 1995 to 5.62% in fiscal year 1996.

PROVISION FOR POSSIBLE LOAN LOSSES
The Company provided $1.2 million and $1.7 million for possible loan losses during the years ended September 30, 1996 and 1995, respectively. The reduction in the provision for possible loan losses reflects the improvement of the Bank's ratio of its allowance for possible loan losses to total nonaccrual loans which amounted to 75.9% and 70.0% at September 30, 1996 and 1995, respectively.

At September 30, 1996, the Company's recorded investment in impaired loans was $11.9 million, all of which were on nonaccrual status. Due to charge-offs, or the crediting of interest payments to principal, the loans do not have an impairment reserve at September 30, 1996. Interest income recognized on impaired loans during the year ended September 30, 1996 amounted to approximately $.4 million, which approximated the actual interest payments received. The average recorded investment in impaired loans during the current year was $14.5 million. The allowance for possible loan losses contains additional amounts for impaired loans, as deemed necessary, to maintain reserves at levels considered adequate by management.

As part of the Bank's determination of the adequacy of the allowance for possible loan losses, the Bank monitors its loan portfolio through its Asset Classification Committee. The Committee, which meets no less than quarterly, consists of employees who are independent of the loan origination process and members of management. This Committee reviews individual loans with the lending officers and assesses risks relating to the collectibility of these loans. The Asset Classification Committee determines the adequacy of the allowance for possible loan losses through ongoing analysis of historical loss experience, the composition of the loan portfolios, delinquency levels, underlying collateral values and cash flow values. Utilizing these procedures, management believes that the allowance at September 30, 1996 is sufficient to cover anticipated losses inherent in the loan portfolios.

New York Bancorp Inc. and Subsidiary
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

Activity in the allowance for possible loan losses is summarized as follows:

                                                      As of and For the
                                                   Year Ended September 30,
                                              ---------------------------------
                                                  1996       1995        1994
                                              ----------   --------   ---------
                                                        (In Thousands)
Allowance for possible loan losses,
 beginning of year..........................     $21,272    $25,705    $26,828

Charge-offs:
  Commercial real estate....................        (974)    (2,889)      (879)
  Residential real estate...................        (730)    (1,422)    (1,572)
  Multifamily residential...................          --       (546)      (853)
  Other loans...............................      (1,441)    (1,442)      (901)
                                                 -------    -------    -------
   Total charge-offs........................      (3,145)    (6,299)    (4,205)
                                                 -------    -------    -------
   Less recoveries:
     Commercial real estate.................          --         --        349
     Residential real estate................          --          4         47
     Other loans............................          59         75         36
                                                 -------    -------    -------
       Total recoveries.....................          59         79        432
                                                 -------    -------    -------
         Net charge-offs....................      (3,086)    (6,220)    (3,773)
Hamilton's net activity for the quarter
 ended December 31, 1994....................          --         87         --
Addition to allowance, charged to expense...       1,200      1,700      2,650
                                                 -------    -------    -------
Allowance at end of year....................     $19,386    $21,272    $25,705
                                                 =======    =======    =======

The Bank's allowance for possible loan losses at September 30, 1996 was $19.4 million which represented 75.9% of nonaccrual loans, or 1.0% of total loans, compared to $21.3 million at September 30, 1995 which represented 70.0% of nonaccrual loans, or 1.3% of total loans.

The following table sets forth information regarding nonaccrual loans, real estate owned, and restructured loans at the dates indicated:

                                                          September 30,
                                                 -----------------------------
                                                  1996        1995       1994
                                                 -------     -------    ------
                                                          (In Thousands)
Nonaccrual loans:
  First mortgage loans:
    One-to-four family conventional
     residential............................     $12,092    $13,391    $14,642
    Multifamily residential.................         155        131      1,966
    Commercial real estate..................      11,758     14,316     18,208
                                                 -------    -------    -------
                                                  24,005     27,838     34,816
  Other loans - cooperative residential
   loans....................................       1,547      2,534      1,717
                                                 -------    -------    -------
      Total nonaccrual loans................     $25,552    $30,372    $36,533
                                                 =======    =======    =======
Real estate owned...........................     $ 3,197    $ 1,967    $ 5,919
                                                 =======    =======    =======
Restructured loans..........................     $ 5,818    $ 9,104    $ 9,481
                                                 =======    =======    =======

At September 30, 1996, 1995 and 1994, total nonaccrual loans as a percentage of total assets amounted to .87%, 1.11% and 1.42%, respectively. The decrease in nonaccrual loans at September 30, 1996 reflects the Bank's increased collection activity and the acceleration of write-offs of delinquent loans.

The amount of interest income on nonaccrual and restructured loans that would have been recorded had these loans been current in accordance with their original terms, was $3,252,000, $4,049,000 and $3,940,000 for the years ended September 30, 1996, 1995 and 1994, respectively. The amount of interest income that was recorded on these loans was $1,397,000, $1,808,000 and $1,181,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES
Net interest income after provision for possible loan losses for the year ended September 30, 1996 amounted to $99.5 million, representing an increase of $6.0 million, or 6.4%, from the year ended September 30, 1995. Net interest income for the current year increased $5.5 million due to a $132.9 million increase in average interest-earning assets and a 3 basis point increase in the net interest margin. The provision for possible loan losses declined $.5 million, reflecting the improvement in the Bank's level of nonaccrual loans.

NON-INTEREST INCOME
Non-interest income amounted to $14.7 million for the year ended September 30, 1996 as compared with $6.6 million for the year ended September 30, 1995. The $8.1 million improvement in non-interest income is primarily attributable to a $5.8 million improvement in net gain (loss) on the sale of mortgage loans and securities available for sale, and a $2.0 million increase in banking related fee income. The growth in banking related fee income primarily reflects an increase in annuity sales and an increase in NSF fees from checking accounts. Included in the current year's $4.8 million net gain on the sale of mortgage loans and securities available for sale, is a gain of $2.9 million realized on the sale of the Company's investment in the shares of another local savings bank.

NON-INTEREST EXPENSE
Non-interest expense amounted to $57.4 million during the year ended September 30, 1996 as compared with $68.9 million during the year ended September 30, 1995. The current year includes the one-time SAIF recapitalization assessment of $9.4 million, while the prior year includes $19.0 million in merger and restructuring expenses incurred in connection with the merger with Hamilton. Excluding these one-time charges in both periods, non-interest expense would have been $48.0 million in fiscal year 1996 as compared to $49.9 million in the prior fiscal year. This decline of $1.9 million is primarily attributable to consolidation efficiencies from the merger which, however, were partially offset by the cost associated with stock appreciation rights as a result of the 62% increase in the price of the Company's stock during fiscal year 1996, coupled with staffing and other costs associated with the Bank's newly formed multifamily lending department and the Bank's continued efforts to expand into supermarket banking.

INCOME TAX EXPENSE
Income taxes totaled $24.8 million for an effective tax rate of 43.6% during fiscal year 1996 compared to $19.7 million for an effective tax rate of 63.0% during fiscal year 1995. The higher effective income tax rate during the prior year resulted from the non-deductibility of certain merger and restructuring charges.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994

GENERAL
The Company's net income for the year ended September 30, 1995 was $11.6 million, or $.87 per share, as compared to $33.2 million, or $2.44 per share, for the year ended September 30, 1994. Comments regarding the components of net income are detailed in the following paragraphs.

INTEREST INCOME
Interest income on interest-earning assets for the year ended September 30, 1995 increased by $21.5 million, or 12.2%, to $197.0 million as compared with $175.5 million for the year ended September 30, 1994. The increase in interest income was attributable to a $166.5 million increase in average interest-earning assets, resulting primarily from an increase in mortgage loans, coupled with a 36 basis point increase in yield on interest-earning assets. The increase in yield on interest-earning assets for the year ended September 30, 1995 resulted from the increasing interest rate environment experienced in the second half of fiscal year 1994 through the first half of fiscal year 1995. The second half of fiscal year 1995 saw interest rates become more stable, and decline slightly. This interest rate environment resulted in the upward repricing of adjustable rate loans and the origination of new loans at higher rates.

Interest and fees on loans for the year ended September 30, 1995 increased by $12.5 million, or 10.6%, to $130.0 million as compared to fiscal year 1994. The increase in loan income reflects a $149.6 million increase in the average balance and a 54 basis point increase in the yield on other loans which, however, were partially offset by a 14 basis point decrease in the yield on first mortgage loans. The increase in average balance reflects the purchase of $114.7 million of loans, combined with increased originations. Interest on mortgage-backed securities held to maturity and mortgage-backed securities available for sale for the year ended September 30, 1995 increased by $7.8 million to $60.3 million as compared to fiscal year 1994. The increase in mortgage-backed securities income reflects a 68 basis point increase in yield to 6.55%, coupled with a $26.3 million increase in the average balance of the portfolio to $921.2 million. Interest and dividends on debt and equity securities increased by$1.9 million for the year ended September 30, 1995 to $4.9 million as compared to fiscal year 1994. The increase in interest and dividends on debt and equity securities reflects a $29.3 million increase in the average balance of the portfolio to $71.2 million, partially offset by a 26 basis point decline in the yield to 6.85%. Money market investment income declined by $1.0 million to $1.1 million as compared to fiscal year 1994. The decline in money market investment income reflects a $38.9 million decrease in the average balance of the portfolio which, however, was partially offset by a 207 basis point increase in yield to 5.73%. Interest on trading account securities for the year ended September 30, 1995 increased by $.3 million as compared to fiscal year 1994. This increase was the result of a 206 basis point increase in yield, coupled with a $.2 million increase in the average balance of the portfolio.

INTEREST EXPENSE
Interest  expense on  interest-bearing  liabilities for the year ended September
30, 1995 increased by $21.8 million, or 27.2%, to $101.7 million as compared with $79.9 million for the year ended September 30, 1994. The increase in interest expense reflects a $163.9 million increase in the average balance of total interest-bearing liabilities to $2,427.8 million, coupled with a 66 basis point increase in the cost of funds. The increase in the cost of interest-bearing liabilities reflects the increased utilization of short-term borrowed funds which reprice faster than deposit liabilities. The impact of the Bank's use of interest rate swaps and other off-balance sheet instruments was to decrease interest expense by $1.2 million for the year ended September 30, 1995 and increase interest expense by $1.5 million for the year ended September 30, 1994. Further, the impact of the Bank's use of reverse repurchase agreements with imbedded interest rate caps, all of which had matured during fiscal year 1995, was to decrease interest expense by $1.6 million and $1.1 million for the years ended September 30, 1995 and 1994, respectively.

Interest expense on deposits increased $5.4 million, or 9.5%, to $62.4 million for the year ended September 30, 1995 as compared with the year ended September 30, 1994. This increase reflects a 37 basis point increase in the average cost of deposits from 3.18% in fiscal year 1994 to 3.55% in fiscal year 1995 which was attributable to both an increase in rates paid for deposits and a shifting by depositors from lower costing passbook savings and money market accounts to higher costing certificates of deposit. Interest expense on borrowed funds increased $16.4 million, or 71.4%, to $39.3 million for the year ended September 30, 1995, as compared to the year ended September 30, 1994. This increase reflects a $196.1 million increase in the average balance of borrowed funds to $669.1 million, coupled with a 103 basis point increase in the average cost of borrowed funds from 4.85% in fiscal year 1994 to 5.88% in fiscal year 1995.

PROVISION FOR POSSIBLE LOAN LOSSES
The Company provided $1.7 million and $2.7 million for possible loan losses during the years ended September 30, 1995 and 1994, respectively. The reduction in the provision for possible loan losses reflects the stabilization of the Bank's ratio of its allowance for possible loan losses to total nonaccrual loans which amounted to 70.0% and 70.4% at September 30, 1995 and 1994, respectively.

New York Bancorp Inc. and Subsidiary
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES
Net interest income after provision for possible loan losses for the year ended September 30, 1995 amounted to $93.5 million, representing an increase of $.6 million, or .7%, from the year ended September 30, 1994. Net interest income for the year ended September 30, 1995 declined $.3 million from the prior year, which was more than offset by a $.9 million decline in the provision for possible loan losses. The decline in net interest income resulted from a 27 basis point decline in the Bank's net interest margin, partially offset by a $166.5 million increase in average interest-earning assets. The decline in net interest margin resulted primarily from the increased reliance on short-term borrowed funds which resulted in a greater upward repricing of the Bank's interest-bearing liabilities versus interest-earning assets in connection with the interest rate environment in fiscal year 1995 as compared to fiscal year 1994.

NON-INTEREST INCOME
Non-interest income amounted to $6.6 million for the year ended September 30, 1995 as compared with $8.0 million for the year ended September 30, 1994. The $1.4 million decline in non-interest income is primarily attributable to a $1.2 million loss on the sale of securities available for sale incurred during the second quarter of fiscal year 1995 related to the restructuring of the Hamilton portfolio. Such restructuring and sale were completed in order to make the acquired portfolio's risk profile more consistent with the Company's.

NON-INTEREST EXPENSE
Non-interest expense amounted to $68.9 million during the year ended September 30, 1995 as compared with $51.7 million during the year ended September 30, 1994. This increase of $17.2 million primarily reflects $19.0 million in merger and restructuring expenses incurred in connection with the merger with Hamilton. Compensation and benefits decreased $3.4 million primarily attributable to consolidation efficiencies from the merger. Excluding the merger and restructuring expenses, non-interest expense represented 1.90% of average assets as compared to 2.10% in fiscal year 1994.

INCOME TAX EXPENSE
Income taxes totaled $19.7 million for an effective tax rate of 63.0% during fiscal year 1995 compared to $21.7 million for an effective tax rate of 44.2% during fiscal year 1994. The higher effective income tax rate during fiscal year 1995 resulted from the non-deductibility of certain merger and restructuring charges.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE -- INCOME TAXES
Prior to October 1, 1993, deferred income taxes were provided for timing differences in the recognition of revenues and expenses for tax reporting and financial statement purposes (an income statement approach), pursuant to Accounting Principles Board Opinion No. 11.

On October 1, 1993, New York Bancorp adopted SFAS No. 109 which adopted a balance sheet approach (or liability method) in place of the income statement approach. The liability method requires that an asset or a liability, as appropriate, be recorded for financial statement purposes for the deferred tax consequences of all temporary differences between the tax basis and financial statement carrying amounts of existing assets and liabilities, which is measured by applying enacted tax laws and rates. Additionally, SFAS No. 109 permits the recognition of net deferred tax assets based upon the likelihood of realization of tax benefits in the future. The cumulative effect at October 1, 1993 of the change in accounting for income taxes which was implemented on a prospective basis amounted to $5.7 million for the year ended September 30, 1994.

ANALYSIS OF FINANCIAL CONDITION
In managing its financial condition, the Company establishes objectives to maximize the appropriate levels of asset and liability mix to meet profit, risk and capital goals. Total assets increased $209.3 million to $2.9 billion at September 30, 1996. The increase in total assets primarily reflects a $188.2 million increase in loans receivable and a $69.3 million increase in debt and equity securities which, however, were partially offset by a $40.3 million decrease in mortgage-backed securities.

The growth in assets was primarily funded by a $241.6 million increase in borrowed funds, as deposits decreased $32.9 million. Although the Bank's strategy is to fund asset growth with core deposits, the Bank will also continue to utilize borrowings to fund asset growth when such growth can be conducted profitably within the Bank's asset/liability management parameters and regulatory capital constraints.

As permitted under guidance issued by the Financial Accounting Standards Board in November 1995, during the quarter ended December 31, 1995, the Company transferred $84.1 million of its mortgage-backed securities and $15.0 million of its debt securities, previously classified as held to maturity, to available for sale. Additionally, mortgage-backed securities with a carrying value and market value of approximately $15.4 million, previously classified as available for sale, were transferred to the held to maturity portfolio.

Loans serviced for others at September 30, 1996 amounted to $597.0 million as compared to $523.7 million at September 30, 1995.

LIQUIDITY AND CAPITAL
The Company's current primary sources of funds are dividends from the Bank and sales of debt and equity securities available for sale. Dividend payments to the Company from the Bank are subject to the profitability of the Bank, applicable law and regulations, and provisions under terms of its subordinated capital note agreements. During fiscal years 1996, 1995 and 1994, the Bank made dividend payments to the Company amounting to $37.4 million, $26.2 million, and $11.9 million, respectively.

The Company's liquidity is also available for, among other things, payments of dividends or treasury stock repurchases. In this regard, during fiscal years 1996, 1995 and 1994 the Company declared cash dividends of $9.2 million, $9.1 million, and $5.7 million, respectively, and made treasury stock repurchases of $29.0 million, $28.8 million, and $4.5 million, respectively.

The maintenance of an appropriate level of liquid resources to meet not only regulatory requirements but also to provide the funding necessary to meet the institution's business activities and obligations is an integral element in the successful management of the Company's assets. Federal regulations currently require that for each calendar month, a savings institution maintain an average daily balance of cash and cash equivalents and certain uncommitted marketable securities equal to 5% of net withdrawable accounts and borrowings payable in one year or less. Under Office of Thrift Supervision ("OTS") regulations, the percentage of assets which must be liquid assets may vary between 4% and 10% of the obligation of the savings institution on withdrawable accounts and borrowings payable on demand or with unexpired maturities of one year or less. During September 1996, the Bank's liquidity ratio was 5.26% compared to 5.28% for the month of September 1995. The liquidity levels will vary dependent upon savings flows, future loan fundings, operating needs and general prevailing economic conditions. Because of the Bank's diverse available funding sources, including cash flows from the Bank's regular amortization and interest received in connection with the loan and mortgage-backed securities portfolios and borrowings, available on a collateralized basis, the Company does not foresee any problems in generating liquidity to meet its operational, debt repayment and other requirements.

During fiscal 1996, the Company's operating activities provided $37.7 million. These funds, along with $169.9 million provided by financing activities and funds available at the beginning of the fiscal year, were utilized to fund net investing activities of $229.0 million. Financing activities primarily provided borrowings with original maturities greater than three months. Investing activities were primarily focused on the origination and purchase of first mortgage loans, which totaled $572.0 million. Funds were also provided by principal payments on loans and securities, and from the sale of loans and securities available for sale.

The primary investment activity of the Bank is the origination and purchase of loans receivable, and the purchase of mortgage-backed securities and debt and equity securities. During fiscal year 1996, the Bank originated $425.1 million of loans and purchased $206.0 million of loans. Further, during fiscal year 1996, the Bank purchased $82.4 million of mortgage-backed securities and $142.0 million of debt and equity securities. These activities were primarily funded by principal and interest payments on loans, mortgage-backed securities and debt and equity securities, and from deposits, borrowings from the Federal Home Loan Bank of New York ("FHLB-NY") and reverse repurchase agreements.

At September 30, 1996, the Bank continued to exceed all regulatory capital requirements. Regulatory capital, which is comprised of "tangible capital," "core capital" and "risk-based capital," amounted to approximately $138.5 million, $138.5 million and $157.6 million, respectively, which exceeded the respective regulatory requirements by $94.4 million, $50.2 million and $45.5 million. (See note 17 to Consolidated Financial Statements.)

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

RECENT ACCOUNTING PRONOUNCEMENTS
In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets To Be Disposed Of" ("SFAS No. 121 "). The Statement is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Statement establishes accounting standards for, among other things, the impairment of long-lived assets. The Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 on October 1, 1996. Adoption of SFAS No. 121 did not have a significant effect on the Company's financial condition or results of operations.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Statement is effective for fiscal years beginning after December 15, 1995. The Statement establishes accounting and reporting standards for stock-based employee compensation awards granted in fiscal years that begin after December 15, 1994. Examples of such plans are stock purchase plans, stock options, restricted stock, and stock appreciation rights. The Statement defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting. Entities may elect, however, to remain with previous accounting standards which do not require the fair value method of accounting. Those entities electing not to adopt the fair value method of accounting must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in the Statement were adopted. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized

New York Bancorp Inc. and Subsidiary
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

over the service period, which is usually the vesting period. The Company has adopted SFAS No. 123 effective October 1, 1996, and has elected to remain with the previous accounting standard which does not require the fair value method of accounting. Proforma disclosures as if the fair value method were adopted will be presented in future financial statements. Based on this method of adoption, SFAS No. 123 will not have a significant effect on the Company's financial condition or results of operations.

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). The Statement is effective for transactions occurring after December 31, 1996. The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial - components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Based on its review of the Statement, management does not believe that adoption of SFAS No. 125 will have a material effect on the Company.

RECAPITALIZATION OF THE SAIF
  On September 30, 1996, Congress passed, and the President signed, legislation that recapitalized the SAIF. Under the major provisions of the legislation, savings institutions, such as the Bank, are being assessed a one-time assessment of 65.7 basis points per $100 of insured SAIF-assessable deposits as of March 31, 1995. Since approximately 80.8% of the Bank's deposits are insured by the SAIF (the remainder are insured by the Bank Insurance Fund ("BIF")), the Company recorded a one-time charge of $9.4 million during the fourth quarter of fiscal year 1996.

As a result, the disparity of insurance premiums between SAIF and BIF members will be reduced. The FDIC has proposed that beginning January 1, 1997 deposit insurance premiums for SAIF members will be reduced to the same schedule as BIF members, ranging from 0 to 27 basis points rather than the previous range of 23 to 31 basis points. In addition, the FDIC has proposed that SAIF deposits will have their assessment rate for deposit insurance lowered to 18 to 27 basis points for the quarter ending December 31, 1996, the amount necessary to cover Financing Corporation ("FICO") obligations. The FDIC has estimated that, effective January 1, 1997, SAIF deposits will also be assessed 6.5 basis points, and BIF deposits will be assessed 1.3 basis points, to cover the cost of FICO obligations, until December 31, 1999. Full pro rata sharing of the FICO payments between SAIF and BIF members will occur on the earlier of January 1, 2000 or the date the SAIF and BIF are merged. The legislation specifies that the SAIF and BIF will be merged on January 1, 1999 provided no savings associations remain as of that time. As a result of this legislation, the Bank expects to see a significant decrease in future deposit insurance premiums. However, management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings association charter will be eliminated, or whether the SAIF and BIF will eventually be merged.

TAX BAD DEBT RESERVES
  Under Section 593 of the Internal Revenue Code, thrift institutions such as the Bank, which meet certain definitional tests, primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions may, within specified limitations, be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, were computed using an amount based on the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. Similar deductions for additions to the Bank's bad debt reserve are permitted under the New York State Bank Franchise Tax and the New York City Banking Corporation Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI Method is 32% rather than the 8% amount for Federal purposes.

Under the Small Business Job Protection Act of 1996 (the "1996 Act"), signed into law in August, 1996, Section 593 of the Code was amended, and the Bank, as a "large bank" (one with assets having an adjusted basis of more than $500 million), will be unable to make additions to its tax bad debt reserve, but will be permitted to deduct bad debts only as they occur. Additionally, the law required institutions to recapture (that is, take into taxable income) the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987. As a result of its bad debt reserves at December 31, 1995 equaling its bad debt reserves at December 31, 1987, the Bank will experience no recapture. The New York State tax law has been amended to prevent a similar recapture provision of the Bank's bad debt reserve, and to permit continued future use of the bad debt reserve methods, for purposes of determining the Bank's New York State tax liability. However, no such amendments have been made to date with respect to the New York City tax law; therefore, the Company cannot predict whether such changes will be made or as to the form of any changes. (See note 16 to Consolidated Financial Statements.)

New York Bancorp Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             September 30,
                                                        ----------------------
                                                           1996         1995
                                                        ----------    --------
ASSETS
Cash and due from banks.............................   $   13,045      $31,189
Money market investments (note 3)...................       10,700       13,915
Trading account securities..........................           --        2,003
Investment in debt and equity securities, net:
  Held to maturity (estimated market value of
   $641 and $21,107 at September 30, 1996
   and 1995, respectively) - (notes 4 and 14).......          643       21,179
  Available for sale (note 5).......................      136,133       46,273
Mortgage-backed securities, net:
  Held to maturity (estimated market value of
   $534,602 and $637,503 at September 30, 1996
   and 1995, respectively) - (notes 6 and 14).......      550,817      664,726
  Available for sale (notes 7, 14 and 21)...........      280,429      206,794
Federal Home Loan Bank stock (note 14)..............       27,938       20,288
Loans receivable, net (notes 8, 9 and 14):
  First mortgage loans..............................    1,603,769    1,389,776
  Other loans.......................................      268,779      296,439
                                                       ----------    ---------
                                                        1,872,548    1,686,215
  Less allowance for possible loan losses...........      (19,386)     (21,272)
                                                       ----------    ---------
   Total loans receivable, net......................    1,853,162    1,664,943
Accrued interest receivable (note 10)...............       21,862       21,723
Premises and equipment, net (note 11)...............       12,927       12,851
Other assets (notes 12 and 16)......................       33,251       25,708
                                                       ----------    ---------
   Total assets.....................................   $2,940,907   $2,731,592
                                                       ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits (note 13)................................   $1,715,959   $1,748,874
  Borrowed funds, including securities sold under
   agreements to repurchase of $453,698 and $344,860
   at September 30, 1996 and 1995, respectively
   (note 14)........................................    1,008,786      767,138
  Mortgagors' escrow payments.......................       14,987       16,520
  Accrued expenses and other liabilities
   (notes 15 and 18)................................       49,272       42,674
                                                        ---------    ---------
   Total liabilities................................    2,789,004    2,575,206
                                                       ----------    ---------
Commitments, contingencies and contracts
 (notes 8, 16 and 20)
SHAREHOLDERS' EQUITY (NOTES 16, 17 AND 19):
  Preferred stock, $.01 par value, 2,000,000 shares
   authorized; none issued..........................           --           --
  Common stock, $.01 par value, 30,000,000 shares
    authorized; 14,746,850 shares issued at
    September 30, 1996 and 1995;
    11,098,800 and 12,138,974 shares outstanding
      at September 30, 1996 and 1995, respectively..          147          147
  Additional paid-in capital........................       65,503       63,575
  Retained earnings, substantially restricted.......      145,686      125,593
  Treasury stock, at cost, 3,648,050 and 2,607,876
   shares at September 30, 1996 and 1995, respectively    (58,871)     (33,740)
  Unrealized appreciation (depreciation) on securities
   available for sale, net of tax effect............         (562)         811
                                                       ----------   ----------
   Total shareholders' equity.......................      151,903      156,386
                                                       ----------   ----------
  Total liabilities and shareholders' equity.......    $2,940,907   $2,731,592
                                                       ==========   ==========

See accompanying notes to consolidated financial statements.

New York Bancorp Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       Year Ended September 30,
                                                              ---------------------------------------
                                                              1996                1995           1994
                                                              -------           -------       -------
INTEREST INCOME:
  Interest and fees on loans:
   First mortgage loans...................................    $  118,792      $  104,042    $  93,373
   Other loans............................................        24,735          25,916       24,094
                                                              ----------      ----------    ---------
    Total interest and fees on loans......................       143,527         129,958      117,467
  Mortgage-backed securities..............................        56,921          60,331       52,521
  Debt and equity securities - taxable....................         6,774           4,877        2,976
  Money market investments................................           256           1,080        2,113
  Trading account securities..............................            13             726          453
                                                              ----------      ----------    ---------
    Total interest income.................................       207,491         196,972      175,530
                                                              ----------      ----------    ---------
INTEREST EXPENSE:
  Deposits (notes 13 and 21)..............................        60,470          62,394       56,996
  Borrowed funds (notes 14 and 21)........................        46,276          39,336       22,952
                                                              ----------      ----------    ---------
    Total interest expense................................       106,746         101,730       79,948
                                                              ----------      ----------    ---------
    Net interest income...................................       100,745          95,242       95,582
  Provision for possible loan losses (note 9).............        (1,200)         (1,700)      (2,650)
                                                              ----------      ----------    ---------
    Net interest income after provision for
       possible loan losses...............................        99,545          93,542       92,932
                                                              ----------      ----------    ---------
NON-INTEREST INCOME:
  Loan fees and service charges...........................         2,770           2,566        3,292
  Net gain (loss) on the sales of mortgage loans and
    securities available for sale (notes 5, 7 and 8)               4,750          (1,088)         214
  Other...................................................         7,147           5,134        4,494
                                                              ----------      ----------    ---------
    Total non-interest income.............................        14,667           6,612        8,000
                                                              ----------      ----------    ---------
NON-INTEREST EXPENSE:
  General and administrative:
   Compensation and benefits (notes 18 and 19)............        22,741          21,809       25,197
   Occupancy, net (notes 11 and 20).......................         8,397           8,751        8,346
   Advertising and promotion..............................         2,565           2,565        2,370
   Federal deposit insurance premiums.....................         3,759           4,464        4,756
   Other..................................................        10,073          11,379       10,176
                                                              ----------      ----------    ---------
    Total general and administrative......................        47,535          48,968       50,845
  Merger and restructuring (note 2).......................            --          19,024           --
  Real estate operations, net (note 12)...................           463             883          880
  SAIF recapitalization (note 13).........................         9,432              --           --
                                                              ----------      ----------    ---------
    Total non-interest expense............................        57,430          68,875       51,725
                                                              ----------      ----------    ---------
    Income before income tax expense and
      cumulative effect of change in
      accounting principle................................        56,782          31,279       49,207
                                                              ----------      ----------    ---------
INCOME TAX EXPENSE (NOTE 16):
  Federal expense.........................................        16,676          13,460       14,214
  State and local expense.................................         8,100           6,257        7,526
                                                              ----------      ----------    ---------
    Total income tax expense..............................        24,776          19,717       21,740
                                                              ----------      ----------    ---------
    Income before cumulative effect
     of change in accounting principle....................        32,006          11,562       27,467
Cumulative effect of change in accounting
  for income taxes........................................            --              --        5,685
                                                              ----------      ----------    ---------
    Net income............................................    $   32,006      $   11,562    $  33,152
                                                              ==========      ==========    =========
EARNINGS PER COMMON SHARE (NOTE 17):
  Income before cumulative effect of change in............
   accounting principle...................................        $ 2.68          $  .87       $ 2.02
  Cumulative effect of change in accounting for
   income taxes...........................................        $  .--          $  .--       $  .42
    Net income............................................        $ 2.68          $  .87       $ 2.44
See accompanying notes to consolidated financial statements.

                                                   22

New York Bancorp Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(Dollars in thousands, except per share data)


                                                                                                              Unrealized
                                                                                              Common         Appreciation
                                                                                   Common      Stock        (Depreciation)
                                                 Additional                         Stock     Acquired      on Securities
                                       Common     Paid-in    Retained   Treasury   Acquired     by            Available
                                       Stock      Capital    Earnings   Stock      by ESOP       RRP          for Sale      Total
                                       ------    ---------   --------   --------   -------   ---------      ------------   --------
Balance at September 30, 1993.........   $144     $ 53,854   $111,160   $(7,194)   $(2,717)  $(1,478)       $       --     $153,769

Net income for the year ended
 September 30, 1994...................     --           --     33,152        --         --        --                --       33,152
Dividends declared on common stock....     --           --     (5,720)       --         --        --                --       (5,720)
Distribution of 10% stock dividend....      7       12,133    (12,140)       --         --        --                --           --
Cash paid in lieu of 221
 fractional shares in the aggregate,
 resulting from stock dividend........     --           (3)        --        --         --        --                --           (3)
Compensation amortized to expense          --          600         --        --        543       348                --        1,491
Purchase of 339,280 shares of
 treasury stock.......................     --           --         --    (4,544)        --        --                --       (4,544)
Purchase and retire 283,030 shares....     (4)      (3,772)        --        --         --        --                --       (3,776)
Exercise of 92,791 shares of
 stock options........................     --           --       (924)    1,743         --        --                --          819
Unrealized appreciation on securities
 available for sale at October 1,
 1993, net of taxes of $377...........     --           --         --        --         --        --               449          449
Change in unrealized depreciation
 on securities available for
 sale, net of taxes of $3,428.........     --           --         --        --         --        --            (4,346)      (4,346)
                                         ----    ---------   --------   -------    -------   -------      ------------     --------

Balance at September 30, 1994.........    147       62,812    125,528    (9,995)    (2,174)   (1,130)           (3,897)     171,291

Net income for the year
 ended September 30, 1995.............     --           --     11,562        --         --        --                --       11,562
Dividends declared on common stock....     --           --     (9,114)       --         --        --                --       (9,114)
Exercise of 385,464 shares of
 stock options........................      3           --       (603)    1,544         --        --                --          944
Purchase of 1,453,016 shares of
 treasury stock.......................     --           --         --   (28,784)        --        --                --      (28,784)
Purchase and retire 196,643 shares....     (2)      (3,710)        --        --         --        --                --       (3,712)
Net proceeds from sale of 298,375
 shares of treasury stock (note 2)....     --        1,035         --     3,495         --        --                --        4,530
ESOP and RRP activity,
 including tax benefit (note 2).......     (1)       3,438         --        --      2,174     1,130                --        6,741
Hamilton Bancorp's net income
 for the three months ended
 December 31, 1994 (note 2)...........     --           --     (1,780)       --         --        --                --       (1,780)
Change in unrealized appreciation
 on securities available for sale,
 net of taxes of $3,690...............     --           --         --        --         --        --             4,708        4,708
                                         ----    ---------   --------   -------    -------   -------      ------------     --------

Balance at September 30, 1995.........    147       63,575    125,593   (33,740)        --        --               811      156,386

Net income for the year
 ended September 30, 1996.............     --           --     32,006        --         --        --                --       32,006
Dividends declared on common stock         --           --     (9,218)       --         --        --                --       (9,218)
Exercise of 174,038 shares of
 stock options........................     --        1,928     (2,695)    3,897         --        --                --        3,130
Purchase of 1,214,212 shares of
 treasury stock.......................     --           --         --   (29,028)        --        --                --      (29,028)
Unrealized depreciation on securities
 transferred from held to maturity to
 available for sale, net of taxes
 of $97 (notes 4 and 6)...............     --           --         --        --         --        --              (126)        (126)
Change in unrealized appreciation
 (depreciation) on securities available
 for sale, net of taxes of $968.......     --           --         --        --         --        --            (1,247)      (1,247)
                                         ----    ---------   --------  --------    -------   -------      ------------     --------

Balance at September 30, 1996.........   $147     $ 65,503   $145,686  $(58,871)   $    --   $    --      $       (562)    $151,903
                                         ====     ========   ========  ========    =======   =======      ============     ========

See accompanying notes to consolidated financial statements.

                                                              23

New York Bancorp Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(In thousands)


                                                                       Year Ended September 30,
                                                            -----------------------------------------------
                                                                  1996         1995         1994
                                                            -----------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income before cumulative effect of change in
   accounting principle...............................       $   32,006    $   11,562       $  27,467
  Cumulative effect of change in accounting
   for income taxes...................................               --            --           5,685
                                                             ----------    ----------       ---------
  Net income..........................................           32,006        11,562          33,152
                                                             ----------    ----------       ---------
  Adjustments  to  reconcile  net  income  to net
   cash provided by operating activities:
   Depreciation and amortization......................            2,153         2,064           1,817
   Amortization and accretion of deferred fees,
    discounts and premiums............................            1,823         1,538           8,414
   Provision for possible loan losses.................            1,200         1,700           2,650
   Provision for losses on foreclosed real estate.....              346           361              --
   Net (gain) loss on sale of foreclosed real estate..              147            82            (190)
   Net (gain) loss on sale of mortgage loans and
    securities available for sale.....................           (4,750)        1,088            (214)
   SAIF recapitalization..............................            9,432            --              --
   Deferred income taxes..............................           (3,520)       (1,965)         (6,832)
   Amortization of ESOP and RRP compensation
    expense...........................................               --           464           1,491
   Termination of ESOP and RRP........................               --         4,992              --
   Net (increase) decrease in trading account.........            2,003        10,936            (452)
   Increase in accrued interest receivable............             (139)       (2,579)         (5,446)
   Increase in accrued interest payable...............            1,476           838           1,161
   Increase (decrease) in accrued expenses and
    other liabilities.................................           (6,290)        3,779          (1,981)
   (Increase) decrease in other assets................            1,806         2,812            (491)
                                                             ----------     ---------       ---------
   Total adjustments..................................            5,687        26,110             (73)
                                                             ----------     ---------       ---------
  Net cash provided by operating activities...........           37,693        37,672          33,079
                                                             ----------     ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Principal payments on loans.........................          296,727       201,852         211,300
  Principal payments on mortgage-backed securities....          102,091        80,169         350,694
  Principal payments, maturities and calls
   on debt and equity securities......................           56,938        30,987           1,477
  Proceeds on sales of loans..........................           76,349        38,799         109,063
  Proceeds on sales of mortgage-backed securities
   available for sale.................................           83,766        77,279          39,058
  Proceeds on sales of debt and equity securities
   available for sale.................................           17,083         7,737             181
  Investment in first mortgage loans..................         (571,989)     (432,050)       (341,555)
  Investment in other loans...........................          (59,045)      (71,057)        (49,798)
  Investment in mortgage-backed securities
   available for sale.................................          (82,445)      (45,789)        (80,978)
  Investment in mortgage-backed securities
   held to maturity...................................               --            --        (589,083)
  Investment in debt and equity securities
   available for sale.................................         (142,048)      (52,221)           (135)
  Investment in debt securities held to maturity......               --            --         (49,985)
  Investment in interest rate collar and floor
    agreements........................................             (915)       (2,265)             --
  Proceeds on sales of foreclosed real estate.........            2,856         8,035           3,896
  Proceeds from sale of interest rate floor and interest
   rate swap agreements...............................            1,512        10,835              --
  Purchases of Federal Home Loan Bank stock, net......           (7,650)       (2,879)          4,325
  Net purchases of premises and equipment.............           (2,229)       (1,374)         (2,466)
                                                             ----------     ---------      ----------
  Net cash used in investing activities...............         (228,999)     (151,942)       (394,006)
                                                             ----------     ---------      ----------
                                                  (Continued)

                                                                          Year Ended September 30,
                                                                  -----------------------------------------
                                                                     1996         1995           1994
                                                                  -----------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in non-interest bearing
   demand, savings, money market,
   and NOW accounts....................................          $     14,341   $   (187,214)  $    (56,591)
  Net increase (decrease) in time deposits                            (47,256)       152,542         90,003
  Net increase (decrease) in borrowings with original
   maturities of three months or less..................               (93,936)       248,715        160,304
  Proceeds from long-term borrowings...................               691,459         10,000        200,000
  Repayment of long-term borrowings....................              (355,875)       (66,517)       (75,100)
  Purchase of common stock for treasury
   or retirement.......................................               (29,028)       (32,496)        (8,320)
  Payment of common stock dividends....................                (9,427)        (8,156)        (5,582)
  Exercise of stock options............................                 1,202            872            819
  Proceeds from sale of treasury stock.................                    --          4,530             --
  Cash paid in lieu of fractional shares
   resulting from stock dividend.......................                    --             --             (3)
  Increase (decrease) in mortgagors' escrow accounts                   (1,533)         1,004           (810)
                                                                 ------------     ----------   ------------
  Net cash provided by financing activities............               169,947        123,280        304,720
                                                                 ------------     ----------   ------------
  Net increase (decrease) in cash and cash equivalents.               (21,359)         9,010        (56,207)
  Hamilton's net cash flows for the three months ended
   December 31, 1994 (note 2)..........................                    --         (5,771)            --
  Cash and cash equivalents at beginning of year.......                45,104         41,865         98,072
                                                                 ------------   ------------   ------------
  Cash and cash equivalents at end of year.............          $     23,745   $     45,104   $     41,865
                                                                 ============   ============   ============

SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest paid........................................             $ 108,096      $  99,797      $  78,908
                                                                    =========      =========      =========
  Income taxes paid....................................             $  26,328      $  20,599      $  23,992
                                                                    =========      =========      =========

  Noncash Investing and Financing Activities:
   Transfer of loans to real estate owned..............             $   4,462      $  4,455       $   5,784
                                                                    =========      ========       =========
   Transfer of mortgage-backed securities available
    for sale to mortgage-backed securities
    held to maturity (note 6)..........................             $  15,421      $     --       $  71,492
                                                                    =========      ========       =========
   Transfer of mortgage-backed securities held
    to maturity to mortgage-backed securities
    available for sale (notes 2 and 6).................             $  84,109      $ 69,817       $  78,067
                                                                    =========      ========       =========
   Securitization and transfer of loans to
    mortgage-backed securities available for sale......             $  65,364      $ 11,418       $  18,817
                                                                    =========      ========       =========
   Transfer of debt securities held
    to maturity to debt and equity securities
    available for sale (notes 2 and 4).................             $  15,000      $  7,465       $      --
                                                                    =========      ========       =========

See accompanying notes to consolidated financial statements.

                                                  25

New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
New York Bancorp Inc. ("New York Bancorp" or the "Holding Company") is a savings and loan holding company under the savings and loan holding company act, as amended ("SLHCA"). The Holding Company, through its savings bank subsidiary, Home Federal Savings Bank (the "Bank") operates as a community savings bank. On January 27, 1995, Hamilton Bancorp, Inc. ("Hamilton"), the parent company of Hamilton Federal Savings F.A. ("Hamilton Savings"), was merged with and into New York Bancorp (see note 2) and Hamilton Savings was merged into the Bank. The merger was accounted for as a pooling of interests and, accordingly, all prior periods include the consolidated accounts of Hamilton. The more significant accounting and reporting policies are summarized below.

(A)   PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION
The accompanying consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of New York Bancorp and its wholly owned subsidiary, Home Federal Savings Bank (collectively the "Company"). All material intercompany transactions and balances have been eliminated.

The Company reports its financial results on a fiscal year basis ending September 30, whereas Hamilton had reported its financial results on a calendar year basis. The consolidated financial statements for fiscal year 1995 reflect Hamilton's year-end conformed with that of the Company. The consolidated financial statements for fiscal year 1994 reflect the combination of the Company at and for the year ended September 30 with Hamilton at or for its year ended December 31.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of condition and income for the years presented. Estimates that are susceptible to change include, among other things, the determination of the allowance for possible loan losses and the valuation of real estate acquired in connection with foreclosures. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

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

(C)   TRADING ACCOUNT SECURITIES
Trading account securities are carried at estimated market value. Net realized and unrealized gains (losses) are included in non-interest income. Interest on trading account securities is included in interest income.

(D)   DEBT AND EQUITY AND MORTGAGE-BACKED SECURITIES
Debt and mortgage-backed securities which the Company has the positive intent and ability to hold until maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts on a level yield method. Debt and mortgage-backed securities to be held for indefinite periods of time and not intended to be held to maturity and marketable equity securities are classified as available for sale securities and are recorded at fair value, with unrealized appreciation and depreciation, net of tax, reported as a separate component of shareholders' equity.

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

Discounts (premiums) on mortgage loans purchased are deferred and accreted (amortized) to income over the life of the loans using the level-yield method.

On October 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114") and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" ("SFAS No. 118") which amended SFAS No. 114 (collectively the "Statements"). Under the Statements, a loan is considered impaired when it is probable that the Company, based upon current information, will not collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Certain loans are exempt from the provisions of the Statements, including large groups of smaller-balance homogenous loans that are collectively evaluated for impairment which, for the Company, include one-to-four family first mortgage loans and consumer and commercial loans whose principal balance is less than $500,000, other than those modified in a troubled debt restructuring (TDR). A loan is considered a TDR by the Company when modifications of a concessionary nature are made to the loan's original contractual terms due to the borrower's financial difficulties. The Statements require that impaired loans that are within the scope of these Statements be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

Loans reviewed for impairment by the Company are limited to one-to-four family first mortgage loans and consumer and commercial loans in excess of $500,000, loans modified in a TDR, and commercial real estate loans. At September 30, 1996, the measurement value of the Company's impaired loans was based upon the estimated market value of the underlying collateral. The Company's impaired loan identification and measurement processes are conducted in conjunction with the Company's review of classified assets and adequacy of its allowance for possible loan losses. Specific factors utilized in the impaired loan identification process include, but are not limited to, delinquency status, loan-to-value ratio, and debt coverage. Cash receipts on an impaired loan are applied to principal and interest in accordance with the contractual terms of the loan unless full payment of principal is not expected, in which case the full payment is applied as a reduction of the carrying value of the loan. If the estimated market value of the underlying collateral, including guarantees, is less than the principal balance of an impaired loan, a loss is either charged to the allowance for possible loan losses or an impairment reserve is allocated to reduce the book value of the loan to the estimated market value of the underlying collateral.

Interest income on impaired loans is recorded on a cash basis, except for a TDR which has performed under its restructured terms for at least six months, at which time the accrual basis is utilized.

The adoption of SFAS Nos. 114 and 118 did not have a significant effect on the Company's financial condition or results of operations.

Provisions for possible loan losses are charged to operations based on management's periodic review and evaluation of the loan portfolio in relation to the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrower's ability to repay, overall portfolio quality, and underlying collateral values and cash flow values. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies could require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Management believes that the allowance for possible loan losses is adequate.

(F)   LOAN SERVICING
Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.

On October 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"). The Statement establishes accounting standards for mortgage servicing rights, which are the contractual right to service loans owned by others, typically for a fee. Prior to this Statement, only purchased mortgage servicing rights were capitalized as an asset. SFAS No. 122 requires originated mortgage servicing rights ("OMSR") to be capitalized as an asset. OMSR represents mortgage servicing rights acquired when an institution originates and subsequently sells or securitizes mortgage loans but retains the servicing rights. The Statement also requires all capitalized mortgage servicing rights ("MSR") to be evaluated for impairment based on their value. In evaluating for impairment, the Company stratifies its MSR by adjustable or fixed rate loans, by interest rate, and by year of origination. The Company uses current market assumptions for prepayment speeds and discounts, and a 4.5% annual inflation factor for servicing costs. The adoption of SFAS No. 122 did not have a significant effect on the Company's operating results or financial position.

The Company amortizes its MSR in proportion to, and over the period of, estimated servicing income.

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

(H)   REAL ESTATE OWNED
Real estate owned consists of real estate acquired in satisfaction of loans, and is carried at the lower of cost or estimated fair value less estimated selling costs. When a property is acquired in satisfaction of a loan, the excess of the carrying amount over the fair value, if any, is charged to the allowance for loan losses. Subsequent to acquisition, an allowance for real estate owned is established to maintain these properties at the lower of cost or fair value less estimated costs to sell. Real estate owned is shown net of the allowance.

The allowance is established through charges to income which are included in real estate operations, net. Operating results of real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of properties owned, are also recorded in real estate operations, net.

New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


(I)   REVERSE REPURCHASE AGREEMENTS
Reverse repurchase agreements are accounted for as financing transactions. Accordingly, the collateral securities continue to be carried as assets and a borrowing liability is established for the transaction proceeds.

(J)   INCOME TAXES
The Holding Company and its subsidiary file consolidated income tax returns. The subsidiary pays to or receives from the Holding Company, as appropriate, an allocated portion of the consolidated income taxes or benefits based upon the effective current income tax rate.

Deferred taxes are provided for temporary differences between the tax basis and financial statement carrying amounts of existing assets and liabilities, which is measured by applying enacted tax laws and rates. A valuation allowance is provided for deferred tax assets which are deemed not likely to be realized.

(K)   RETIREMENT PLANS
The Company has a pension plan covering substantially all employees who have attained minimum service requirements. The Company's policy is to contribute annually an amount sufficient to meet Employee Retirement Income Security Act ("ERISA") funding standards.

Postretirement and postemployment benefits are recorded on an accrual basis with an annual provision that recognizes the expense over the service life of the employee, determined on an actuarial basis.

(L)   OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
Interest rate swaps, caps, floors, collars, options and financial futures agreements are periodically used to manage the Company's interest rate risk. Generally, the net settlements on such transactions used as hedges of non-trading assets or liabilities are accrued as an adjustment to interest income or interest expense over the lives of the agreements. Further, gains or losses on terminated contracts used as hedges of non-trading assets or liabilities are generally deferred and amortized over the life of the original hedge. Contracts which are not matched against specific assets, liabilities, or the repricing of interest rate floor arrangements or do not meet correlation criteria are accounted for at market value with the resulting gain or loss recognized in operations.

(M)   EARNINGS PER COMMON SHARE
Earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. The weighted average number of shares of common stock and common stock equivalents used in the computation of earnings per common share for the years ended September 30, 1996, 1995 and 1994 was 11,944,393, 13,327,915 and
13,609,867 respectively.

(2)   BUSINESS COMBINATION
On January 27, 1995, New York Bancorp acquired Hamilton in a transaction accounted for under the pooling of interests method of accounting. Pursuant to the merger agreement, New York Bancorp issued 1.705 shares of common stock for each outstanding share of Hamilton common stock and reserved for issuance 182,824 shares of common stock for Hamilton's stock options outstanding as of the merger consummation date. In addition, 306,392 shares of common stock were issued to holders of Hamilton stock options who received stock for the options calculated in accordance with the formula contained in the merger agreement. As a condition to the merger, Hamilton, immediately prior to the consummation of the merger, reissued in an underwritten offering 175,000 shares of Hamilton treasury stock amounting to net proceeds of $4,530,000, after underwriting commission and offering costs. As a result of the above, 6,224,921 shares of common stock were issued in connection with the merger.

The Company reports its financial results on a fiscal year basis ending September 30, whereas Hamilton had reported its financial results on a calendar year basis. Accordingly, the accompanying Consolidated Statements of Income, Changes in Shareholders' Equity and Cash Flows for the year ended September 30, 1994 includes the operations of Hamilton for its year ended December 31, 1994. The consolidated financial statements for 1995 reflect Hamilton's year-end conformed with that of the Company. The effect on the accompanying consolidated financial statements arising from the inclusion of the $1,780,000 of net income of Hamilton for the three months ended December 31, 1994 in the Company's results of operations for both fiscal year 1995 and 1994 is presented in the accompanying Consolidated Statement of Changes in Shareholders' Equity as an adjustment for change in fiscal year of Hamilton. Additionally, the accompanying Consolidated Statements of Income for both fiscal year 1995 and 1994 each include $7,948,000 and $1,780,000 representing net interest income after provision for possible loan losses and net income, respectively, reflecting those results of Hamilton's operations for the three months ended December 31, 1994.

The following is a summary of Hamilton Bancorp's cash flows for the three months ended December 31, 1994 (in thousands):



Net cash provided by operating activities.....................      $   678
Net cash used by investing activities.........................       (4,389)
Net cash provided by financing activities.....................        9,482
                                                                    -------
Net increase in cash and cash equivalents.....................      $ 5,771
                                                                    =======

In connection with the merger, during fiscal year 1995 the Company recorded certain non-recurring merger-related and restructuring expenses of approximately $19.0 million and reclassified $77.3 million of Hamilton's held to maturity securities to available for sale securities. Of these securities, $66.8 million were subsequently sold, resulting in a $1.2 million loss. The non-recurring merger-related and restructuring charges reflected $4.3 million in investment banking, legal and accounting fees, $6.3 million in severance costs, $5.1 million related to the termination of Hamilton's ESOP and the accelerated vesting of shares of the RRP pursuant to the requirements of such plans upon a change in control, and $3.3 million in certain back-office and facilities consolidation costs and signage costs.

The following table summarizes the activity with respect to the merger-related and restructuring expenses, on a pre-tax basis:


                                                                 Merger-Related
                                                                      and
                                                                 Restructuring
                                                                    Accrual
                                                                 ==============
                                                                 (In Thousands)

Balance at December 31, 1994..................................      $    --
Provision charged against operations..........................       19,024
Cash outlays..................................................      (12,287)
Non-cash items................................................       (6,395)
                                                                    ---------
Balance at September 30, 1995.................................          342
Cash outlays..................................................         (342)
                                                                    ---------
Balance at September 30, 1996.................................      $    --
                                                                    =========


(3) MONEY MARKET INVESTMENTS

Money market investments are summarized as follows:

                                                                         September 30,
                                                                   --------------------------
                                                                      1996            1995
                                                                   ==========       =========
                                                                          (In Thousands)

Securities purchased under agreements to resell..........            $ 10,700        $  8,400
FHLB overnight deposits..................................                  --           4,997
Federal funds sold.......................................                  --             500
Other....................................................                  --              18
                                                                     ---------       --------
                                                                     $ 10,700        $ 13,915
                                                                     =========       ========

During the years ended September 30, 1996, 1995 and 1994, the Company entered into purchases of securities under agreements to resell. The amounts advanced under these agreements represented short-term loans and are reflected as money market investments in the consolidated statements of financial condition. Securities representing collateral for these transactions were delivered by appropriate entry into the Company's account maintained at a third-party custodian. At September 30, 1996 and 1995, these agreements matured within thirty days. Securities purchased under agreements to resell averaged $.3 million, $1.2 million and $16.2 million for the years ended September 30, 1996, 1995 and 1994, respectively. The maximum amount of such agreements outstanding at any month-end during the years ended September 30, 1996, 1995 and 1994 was $11.4 million, $8.4 million and $30.0 million, respectively.

(4)   DEBT SECURITIES HELD TO MATURITY
The amortized cost and estimated market values of debt securities held to maturity are summarized as follows:


                                                                September 30, 1996
                                             ------------------------------------------------------
                                                             Gross         Gross        Estimated
                                             Amortized      Unrealized    Unrealized     Market
                                              Cost            Gains        Losses        Value
                                             ---------      ----------    ----------    -----------
                                                                (In Thousands)

BONDS AND NOTES - corporate notes.........   $     643      $       --    $      (2)    $     641
                                             =========      ==========    ==========    ===========




                                                               September 30, 1995
                                           -------------------------------------------------------
                                                             Gross         Gross        Estimated
                                           Amortized       Unrealized    Unrealized     Market
                                             Cost            Gains         Losses        Value
                                           ---------     ------------     ---------     ----------
                                                                (In Thousands)
NOTES:
BONDS AND NOTES:
  U.S. Government and Agency Obligations..  $20,000         $    --       $   (75)      $19,925
  Corporate notes.........................    1,179               5            (2)        1,182
                                            -------         -------       -------       -------
  Total...................................  $21,179         $     5       $   (77)      $21,107
                                            =======         =======       =======       =======


The amortized cost and contractual maturity of debt securities at September 30, 1996 and 1995 are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations without call or prepayment penalties.


                                                                 September 30,
                                             --------------------------------------------------
                                                       1996                  1995
                                             -----------------------      ---------------------
                                                           Estimated                  Estimated
                                             Amortized      Market        Amortized     Market
                                             Cost           Value         Cost          Value
                                             ---------     ---------      ---------   ---------
                                                              (In Thousands)
Due in one year or less..................    $      --     $      --      $     502   $     507
Due after one year through five years....           --            --         20,000      19,925
Due after five years through ten years...           --            --             --          --
Due after ten years......................          643           641            677         675
                                             ---------     ---------      ---------   ---------
Total....................................    $     643     $     641      $  21,179   $  21,107
                                             =========     =========      =========   =========

There were no sales of debt securities held to maturity during the years ended September 30, 1996, 1995 and 1994. (See note 2 regarding the transfer of securities in connection with the Hamilton merger.)

As permitted under guidance issued by the Financial Accounting Standards Board in November 1995, during the quarter ended December 31, 1995, the Company transferred $15.0 million of its debt securities, previously classified as held to maturity, to the available for sale classification.

New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


(5) DEBT AND EQUITY SECURITIES AVAILABLE FOR SALE
The amortized cost and estimated market values of debt and equity securities available for sale are summarized as follows:


                                                              SEPTEMBER 30, 1996
                                             --------------------------------------------------
                                                           Gross          Gross       Estimated
                                             Amortized    Unrealized     Unrealized    Market
                                              Cost          Gains         Losses        Value
                                             =========    ==========     ==========   =========
                                                              (In Thousands)
EQUITY SECURITIES:
  Common stocks...........................   $   5,326    $       --     $     (508)  $   4,818
  Stock in FNMA...........................           2            40             --          42
                                             ---------    ----------     ----------   ---------
                                                 5,328            40           (508)      4,860
                                             ---------    ----------     ----------   ---------

BONDS AND NOTES:
   U.S. Government and Agency obligations      131,245            --         (1,007)    130,238
   Other..................................       1,028             7             --       1,035
                                             ---------    ----------     ----------   ---------
                                               132,273             7         (1,007)    131,273
                                             ---------    ----------     ----------   ---------
                                             $ 137,601    $       47     $   (1,515)  $ 136,133
                                             =========    ==========     ==========   =========




                                                             September 30, 1995
                                             --------------------------------------------------
                                                             Gross        Gross     Estimated
                                               Amortized   Unrealized   Unrealized    Market
                                                 Cost        Gains        Losses      Value
                                             ===========   ==========   ==========  ==========
                                                                (In Thousands)
EQUITY SECURITIES:
  Common stocks.............................    $  4,082    $    407    $     --     $  4,489
  Stock in FNMA.............................           2          29          --           31
                                               ---------    --------    --------     --------
                                                   4,084         436          --        4,520

BONDS AND NOTES -
   U.S. Government and Agency obligations...      41,740          13          --       41,753
                                               ---------    --------    --------     --------
                                                $ 45,824    $    449    $     --     $ 46,273
                                               =========    ========    ========     ========


Gains and losses were realized on sales of debt and equity securities available for sale as follows:



                                                                  Year ended September 30,
                                                              --------------------------------
                                                                1996        1995       1994
                                                              --------   ----------  ---------
                                                                       (In Thousands)

Gross gains...............................................    $ 3,143    $     304   $     --
Gross losses..............................................         (2)        (168)        (3)
                                                               ------    ---------   --------
Net gains (losses)........................................    $ 3,141    $     136   $     (3)
                                                              =======    =========   ========


(6)   MORTGAGE-BACKED SECURITIES HELD TO MATURITY
The amortized cost and the estimated market values of mortgage-backed securities held to maturity are summarized as follows:


                                                        September 30, 1996
                                         ----------------------------------------------------
                                                       Gross          Gross         Estimated
                                         Amortized   Unrealized    Unrealized         Market
                                           Cost        Gains          Losses          Value
                                         ---------   ----------    ----------       ---------
                                                          (In Thousands)

FHLMC................................    $ 14,710    $       --    $      (59)       $ 14,651
FNMA.................................       6,333            --          (129)          6,204
GNMA.................................       1,409            59            --           1,468
Private-issue pass-through...........       1,264            25            --           1,289
REMIC & CMO..........................     527,101            --       (16,111)        510,990
                                         --------    ----------    ----------        --------
Total................................    $550,817    $       84    $  (16,299)       $534,602
                                         ========    ==========    ==========        ========



                                                           September 30, 1995
                                         -----------------------------------------------------
                                                       Gross           Gross        Estimated
                                         Amortized   Unrealized     Unrealized        Market
                                           Cost        Gains           Losses         Value
                                         ---------   ----------     ----------      ---------
                                                             (In Thousands)

FHLMC..............................      $  21,858   $      100     $    (137)      $ 21,821
FNMA...............................         35,662           20          (618)        35,064
REMIC & CMO........................        607,206          532       (27,120)       580,618
                                         ---------   ----------     ---------       --------
Total..............................      $ 664,726   $      652     $ (27,875)      $637,503
                                         =========   ==========     =========       ========


The amortized cost and estimated market values of mortgage-backed securities held to maturity, all of which have prepayment provisions, are distributed to a maturity category based on the estimated average life as shown below. These principal prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.


                                                                        September 30,
                                                                 ----------------------------
                                                                             1996
                                                                 ----------------------------
                                                                                    Estimated
                                                                 Amortized           Market
                                                                   Losses             Value
                                                                 ------------       ---------
                                                                        (In Thousands)

Due in one year or less.....................................     $  24,919           $ 24,735
Due after one year through five years.......................       236,722            233,632
Due after five years through ten years......................       248,864            238,583
Due after ten years.........................................        40,312             37,652
                                                                 ---------           --------
                                                                 $ 550,817           $534,602
                                                                 =========           ========


There were no sales of mortgage-backed securities held to maturity during the years ended September 30, 1996, 1995 and 1994. (See note 2 regarding the transfer of securities in connection with the Hamilton merger.)

In connection with the adoption of SFAS No. 115, effective October 1, 1993, mortgage-backed securities previously classified as held for sale, and carried at the lower of cost or market, were classified as available for sale. The carrying value of these mortgage-backed securities was adjusted to their market value, which resulted in increasing the carrying value by $826,000, and increasing shareholders' equity by $449,000, which was net of taxes of $377,000. In addition, the Bank reclassified $71.5 million of mortgage-backed securities available for sale to mortgage-backed securities held to maturity, and reclassified $78.1 million of mortgage-backed securities held to maturity to mortgage-backed securities available for sale. At the time of the reclassifications, the carrying value of such mortgage-backed securities approximated market value.

As permitted under guidance issued by the Financial Accounting Standards Board in November 1995, during the quarter ended December 31, 1995, the Company transferred $84.1 million of its mortgage-backed securities previously classified as held to maturity to the available for sale classification. Additionally, mortgage-backed securities with a carrying value and market value of approximately $15.4 million, previously classified as available for sale, were transferred to the held to maturity portfolio.

At September 30, 1996 and 1995,  $10,241,000 and $17,568,000,  respectively,  of the mortgage-backed securities held to maturity portfolio consists of securities with underlying adjustable rate loans. Such securities had an estimated market value of $10,077,000 and $17,474,000, respectively.

The privately-issued REMICs and CMOs and privately-issued pass-through mortgage-backed securities contained in the Bank's held to maturity and available for sale portfolios have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are rated AAA by one or more of the nationally recognized securities rating agencies. These securities are subject to certain credit-related risks normally not associated with U.S. Government Agency mortgage-backed securities. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the creditworthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the mortgage-backed securities holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses, thus the Company has not provided an allowance for losses on its privately issued mortgage-backed securities.

(7) MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
The amortized cost and the estimated market value of mortgage-backed securities available for sale are summarized as follows:

                                                         September 30, 1996
                                         ----------------------------------------------------
                                                       Gross          Gross         Estimated
                                         Amortized   Unrealized    Unrealized         Market
                                           Cost        Gains          Losses          Value
                                         ---------   ----------    ----------       ---------
                                                          (In Thousands)

FHLMC..............................      $  59,872   $      491    $     (518)      $  59,845
FNMA...............................         47,596          313            --          47,909
GNMA...............................          7,336          355            --           7,691
REMIC and CMO......................        139,262          261          (626)        138,897
Private-issue pass-through.........         25,886          201            --          26,087
                                         ---------    ---------    ----------       ---------
Total..............................      $ 279,952   $    1,621    $   (1,144)      $ 280,429
                                         =========    =========    ==========       =========




                                                           September 30, 1995
                                         ----------------------------------------------------
                                                       Gross          Gross         Estimated
                                         Amortized   Unrealized    Unrealized         Market
                                           Cost        Gains          Losses          Value
                                         ---------   ----------    ----------       ---------
                                                          (In Thousands)

FHLMC..............................      $  72,968   $    1,139    $    (695)       $  73,412
FNMA...............................         35,191          901           --           36,092
GNMA...............................         10,578          486           (7)          11,057
REMIC and CMO......................         56,676           82         (999)          55,759
Private-issue pass-through.........         30,383          162          (71)          30,474
                                         ---------   ----------    ---------        ---------
Total..............................      $ 205,796   $    2,770    $  (1,772)       $ 206,794
                                         =========   ==========    =========        =========


The amortized cost and estimated market values of mortgage-backed securities available for sale, all of which have prepayment provisions, are distributed to a maturity category based on the estimated average life as shown below. These principal prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.

                                                                       September 30, 1996
                                                                 ----------------------------
                                                                   Gross            Estimated
                                                                 Amortized           Market
                                                                   Losses             Value
                                                                 ---------          ---------
                                                                        (In Thousands)

Due in one year or less...................................       $  27,038          $  26,980
Due after one year through five years.....................         168,880            169,088
Due after five years through ten years....................          77,726             77,736
Due after ten years.......................................           6,308              6,625
                                                                 ---------           --------
                                                                 $ 279,952          $ 280,429
                                                                 =========          =========


Gains and losses were realized on sales of mortgage-backed securities available for sale as follows:


                                                                 Year ended September 30,
                                                              -------------------------------
                                                                1996        1995       1994
                                                              --------   ---------   --------
                                                                       (In Thousands)
Gross gains.............................................      $  1,205    $      60   $    608
Gross losses............................................            --       (1,044)        (3)
                                                              --------     --------   --------
Net gains (losses)......................................      $  1,205    $    (984)  $    605
                                                              ========    =========   ========

New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


(8)   LOANS RECEIVABLE
Loans receivable are summarized as follows (in thousands):



                                                                                        September 30,
                                                                                  -------------------------
                                                                                    1996            1995
                                                                                  ----------     ----------

FIRST MORTGAGE LOANS:
  One-to-four family conventional residential, including loans with adjustable rates of $843,860 and $632,036
   in 1996 and 1995, respectively.......................................          $1,029,636     $  906,436
  Multifamily residential...............................................             171,099        101,065
  Commercial real estate................................................             383,181        355,507
  Partially guaranteed by Veterans Administration or insured by
   the Federal Housing Administration...................................              14,836         18,812
  Participation in loans fully guaranteed by the Agency for
   International Development............................................                  26             30
  Construction loans, net of undisbursed portion of
   approximately $5,470 and $4,025 in 1996 and 1995,
    respectively........................................................               4,369          8,902
  Reverse annuity loans, net of undisbursed portion of
   approximately $4,416 and $2,734 in 1996
   and 1995, respectively...............................................               2,265          2,251
                                                                                  ----------     ----------
                                                                                   1,605,412      1,393,003
  Unamortized purchase accounting premiums..............................               1,645          2,426
  Unearned purchase accounting discounts................................              (1,993)        (2,757)
  Unamortized premiums..................................................               3,677          1,433
  Unearned discounts....................................................                 (27)           (42)
  Deferred loan fees....................................................              (4,945)        (4,287)
                                                                                  ----------     ----------
                                                                                   1,603,769      1,389,776
                                                                                  ----------     ----------
OTHER LOANS:
  Consumer loans........................................................               9,227          8,580
  Cooperative residential loans.........................................             123,034        141,902
  Home improvement loans................................................               1,035          1,526
  Guaranteed student loans .............................................              51,151         56,673
  Commercial business loans.............................................              12,351         11,214
  Loans secured by deposit accounts.....................................               8,078          7,917
  Second mortgage loans.................................................               2,211          2,147
  Home equity loans, net of unused lines of credit of
   approximately $9,462 and $12,312 in
   1996 and 1995, respectively..........................................              44,277         46,845
  Purchased auto leasing................................................              18,702         21,063
                                                                                  ----------     ----------
                                                                                     270,066        297,867
  Unamortized purchase accounting premiums..............................                  52             72
  Unearned purchase accounting discounts................................                 (52)           (70)
  Unamortized premiums..................................................                 319            423
  Unearned discounts....................................................              (1,391)        (1,621)
  Deferred loan fees....................................................                (215)          (232)
                                                                                  ----------     ----------
                                                                                     268,779        296,439
                                                                                  ----------     ----------
Less allowance for possible loan losses.................................             (19,386)       (21,272)
                                                                                  ----------     ----------
                                                                                  $1,853,162     $1,664,943
                                                                                  ==========     ==========


The yield on the average investment in first mortgage loans was 8.07%, 8.28% and 8.42% for the years ended September 30, 1996, 1995 and 1994, respectively.

At September 30, 1996 and 1995, the Bank had commitments of $80,950,000 and $61,369,000, respectively, to originate first mortgage, cooperative residential and home equity loans. Such commitments generally have fixed expiration dates and may require payment of a fee. Since many of the commitments may expire without being used, the total commitment amounts do not necessarily represent future cash requirements. Of the $80,950,000 commitments outstanding at September 30, 1996, $16,258,000 represent fixed rate loans with interest rates ranging from 5.25% to 10.25% and $64,692,000 represent adjustable rate loans.

At September 30, 1996 and 1995, the Company had commitments of $6,016,000 and $5,414,000, respectively, to sell qualified fixed rate first mortgage loans. The commitment prices approximated the carrying value of the loans.

During the years ended September 30, 1996, 1995 and 1994, the Company recognized
net  gains   (losses)  of  $.4  million,   $(.2)  million  and  $(.4)   million,
respectively, on sales of newly originated first mortgage loans.

Substantially all of the Bank's business activity is through originations of loans secured by real estate with customers located in the New York metropolitan area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also financial well-being and creditworthiness of the borrowers. In order to minimize the credit risk related to this concentration, the Company utilizes conservative underwriting standards as well as diversifying the type and locations of real estate projects underwritten in the area.

(9) ALLOWANCE FOR POSSIBLE LOAN LOSSES

Activity in the allowance for possible loan losses is summarized as follows:

                                                      As of and For the
                                                   Year Ended September 30,
                                                ------------------------------
                                                  1996       1995       1994
                                                --------   --------   --------
                                                        (In Thousands)

Allowance for possible loan losses,
  beginning of year.........................    $ 21,272   $ 25,705   $ 26,828

Charge-offs:
   Commercial real estate...................        (974)    (2,889)      (879)
   Residential real estate..................        (730)    (1,422)    (1,572)
   Multifamily residential..................          --       (546)      (853)
   Other loans..............................      (1,441)    (1,442)      (901)
                                                --------   --------   --------
     Total charge-offs......................      (3,145)    (6,299)    (4,205)
                                                --------   --------   --------
   Less recoveries:
     Commercial real estate.................          --         --        349
     Residential real estate................          --          4         47
     Other loans............................          59         75         36
                                                --------   --------   --------
      Total recoveries......................          59         79        432
                                                --------   --------   --------
        Net charge-offs.....................      (3,086)    (6,220)    (3,773)
Hamilton's net activity for the quarter
 ended December 31, 1994....................          --         87         --
Addition to allowance, charged to expense...       1,200      1,700      2,650
                                                --------   --------   --------
Allowance at end of year....................    $ 19,386   $ 21,272   $ 25,705
                                                ========   ========   ========


The following table sets forth the Bank's nonaccrual loans at the dates indicated:


                                                        September 30,
                                                ------------------------------
                                                  1996       1995       1994
                                                --------   --------   --------
                                                        (In Thousands)
First mortgage loans:
  One-to-four family conventional residential   $ 12,092   $ 13,391   $ 14,642
  Multifamily residential...................         155        131      1,966
  Commercial real estate....................      11,758     14,316     18,208
                                                --------   --------   --------
                                                  24,005     27,838     34,816
Other loans - cooperative residential loans.       1,547      2,534      1,717
                                                --------   --------   --------
Total nonaccrual loans......................    $ 25,552   $ 30,372   $ 36,533
                                                ========   ========   ========


Additionally, at September 30, 1996, 1995 and 1994 the Bank had $4.4 million, $5.0 million and $4.0 million, respectively, of consumer and other loans which are past due 90 days and still accruing interest at the dates indicated. Of the $4.4 million at September 30, 1996, $3.5 million represents loans guaranteed by the United States Department of Education through the New York Higher Education Services Corporation.

The amount of interest income on nonaccrual loans that would have been recorded had these loans been current in accordance with their original terms, was $2,654,000, $3,097,000 and $2,972,000 for the years ended September 30, 1996,
1995 and 1994, respectively. The amount of interest income that was recorded on these loans was $924,000, $1,083,000 and $441,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

At September 30, 1996, 1995 and 1994 the Bank had $5.8 million, $9.1 million and $9.5 million, respectively, in loans whose terms had been modified in trouble debt restructurings. The amount of interest income that would have been recognized for the years ended September 30, 1996, 1995 and 1994 had these loans remained current in accordance with their original terms was $598,000, $952,000 and $968,000, respectively. The amount of interest income that was recorded on these loans was $473,000, $725,000 and $740,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

At September 30, 1996, the Bank's recorded investment in impaired loans was $11.9 million. Due to charge-offs, or the crediting of interest payments to principal, the loans do not have an impairment reserve at September 30, 1996. Interest income recognized on impaired loans, which was not materially different from cash-basis interest income, amounted to approximately $.4 million for the year ended September 30, 1996. The average recorded investment in impaired loans during the current fiscal year was approximately $14.5 million. The allowance for possible loan losses contains additional amounts for impaired loans, as deemed necessary, to maintain reserves at levels considered adequate by management.

(10)  ACCRUED INTEREST RECEIVABLE
Accrued interest receivable is summarized as follows:

                                                                September 30,
                                                            --------------------
                                                              1996       1995
                                                            --------   ---------
                                                               (In Thousands)

Debt and equity securities..............................    $ 1,806    $    821
Mortgage-backed securities..............................      5,324       5,978
Loans receivable........................................     13,554      12,912
Interest rate swap arrangements.........................      1,178       2,012
                                                            -------    --------
                                                            $21,862    $ 21,723
                                                            =======    ========

(11)  PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:

                                                                September 30,
                                                            --------------------
                                                              1996       1995
                                                            --------   ---------
                                                               (In Thousands)
AT COST:
  Land..................................................    $   651    $    651
  Office buildings and improvements.....................     10,395       9,928
  Leasehold improvements................................      5,898       5,320
  Furniture, fixtures and equipment.....................     10,970       9,786
                                                            -------    --------
                                                             27,914      25,685
Accumulated depreciation and amortization...............    (14,987)    (12,834)
                                                            -------    --------
                                                            $12,927    $ 12,851
                                                            =======    ========

New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


Depreciation and amortization of premises and equipment, included in occupancy expense, was approximately $2,153,000, $2,064,000 and $1,817,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

(12)  OTHER ASSETS
Other assets are summarized as follows:

                                                                September 30,
                                                            --------------------
                                                              1996       1995
                                                            --------   ---------
                                                               (In Thousands)

Net deferred tax asset..................................    $19,393     $14,806
Mortgage servicing rights...............................      1,088         137
Real estate owned, net of allowance for losses of
 $266,000 in 1996 and $220,000 in 1995..................      3,197       1,967
Investment in the Bank's subsidiaries...................        679         919
Prepaid expenses........................................      1,270       1,417
Other...................................................      7,624       6,462
                                                            -------     -------
                                                            $33,251     $25,708
                                                            =======     =======


At September  30, 1996,  1995 and 1994,  the Bank was servicing  first  mortgage
loans   of   approximately   $597,017,000,    $523,664,000   and   $530,317,000,
respectively, which are either partially or wholly owned by others.

The Bank's risk at September 30, 1996 with respect to servicing loans for others is minimized due to the fact that loans serviced for others are all without recourse to the originator/servicer. To date, the Bank has not suffered significant losses from its mortgage servicing activities.

An analysis of the changes in the Company's mortgage servicing rights is as follows:

                                                     As of and For the
                                                  Year Ended September 30,
                                                ------------------------------
                                                  1996       1995       1994
                                                --------   --------   --------
                                                        (In Thousands)

Balance at beginning of year................    $    137   $    248   $    647
Additions...................................       1,217         --         --
Amortization................................        (266)      (111)      (399)
                                                --------   --------   --------
Balance at end of year......................    $  1,088   $    137   $    248
                                                ========   ========   ========


Activity in the allowance for losses on real estate owned is summarized as follows:

                                                     As of and For the
                                                  Year Ended September 30,
                                                ------------------------------
                                                  1996       1995       1994
                                                --------   --------   --------
                                                        (In Thousands)

Balance at beginning of year................    $    220   $    390   $    750
Provision charged to operations.............         346        361         --
Charge-offs.................................        (300)      (531)      (360)
                                                --------   --------   --------
Balance at end of year......................    $    266   $    220   $    390
                                                ========   ========   ========


The Bank has six wholly owned subsidiaries, three of which are inactive. Of the active subsidiaries, one subsidiary, Alameda Advantage Corp. ("AAC"), is a limited partner in the partnership which owns the property used for the Bank's executive and administrative offices. At September 30, 1996 and 1995, the Bank's investment in AAC amounted to $524,000 and $455,000, respectively.

Two of the subsidiaries, Home Fed Services, Inc. and HF Investors, Inc., were primarily established for the Bank's entry into offering annuities and other insurance products through its branch system. At September 30, 1996 and 1995, the Bank's investment in these subsidiaries amounted to $77,000 and $386,000, respectively.

The combined financial condition and results of operations of the Bank's subsidiaries are not significant to the accompanying consolidated financial statements.


(13)  DEPOSITS
Deposits are summarized as follows:

                                                         September 30,
                                          -------------------------------------------
                                                  1996                   1995
                                          ---------------------  --------------------
                                            Amount     Percent      Amount   Percent
                                          ----------   --------  ----------  --------
                                                       (Dollars in Thousands)

Non-interest bearing demand deposits..    $   37,013      2.16%  $   32,821      1.88%
NOW accounts..........................       130,831      7.63      116,726      6.67
Passbook accounts.....................       716,827     41.77      751,374     42.96
Variable rate money market
 deposit accounts.....................       133,528      7.78      102,937      5.89
                                          ----------   -------   ----------   -------
                                           1,018,199     59.34    1,003,858     57.40
                                          ----------   -------   ----------   -------
Certificate accounts:
  Original term of six months.........        83,943      4.89       98,674      5.64
  Original term of 2 1/2years.........        34,784      2.03       46,807      2.68
  Other certificates (various
   original terms)....................       579,033     33.74      599,535     34.28
                                          ----------   -------   ----------   -------
                                             697,760     40.66      745,016     42.60
                                          ----------   -------   ----------   -------
                                          $1,715,959    100.00%  $1,748,874    100.00%
                                          ==========   =======   ==========   =======

Included in deposits are accounts with denominations of $100,000 or more totaling approximately $164,720,000 and $137,337,000 at September 30, 1996 and 1995, respectively. The Bank does not use brokered certificates of deposit as a funding source.

Scheduled remaining maturities of certificate accounts are summarized as follows:

                                                         September 30,
                                          -------------------------------------------
                                                  1996                   1995
                                          ---------------------  --------------------
                                            Amount     Percent      Amount   Percent
                                          ----------   --------  ----------  --------
                                                       (Dollars in Thousands)

Within 12 months.....................     $  458,856     65.76%  $  509,750     68.42%
12 to 24 months......................        134,031     19.21       86,590     11.62
24 to 36 months......................         51,192      7.34       64,480      8.66
36 to 48 months......................         43,271      6.20       41,081      5.52
48 to 60 months......................          9,552      1.37       41,908      5.63
Over 60 months.......................            858       .12        1,207       .15
                                          ----------   -------   ----------   -------
                                          $  697,760    100.00%  $  745,016    100.00%
                                          ==========   =======   ==========   =======




Weighted average stated interest rates on interest-bearing deposits, including the effect of related interest rate floors, interest rate collars, and interest rate swaps, as of the respective dates were as follows:


                                                                September 30,
                                                            --------------------
                                                              1996       1995
                                                            --------   ---------
                                                               (In Thousands)

     NOW accounts.................................           1.33%     1.41%
                                                           ------    ------
     Passbook accounts............................           2.36%     2.29%
                                                           ------    ------
     Variable rate money market deposit accounts..           2.98%     2.83%
                                                           ------    ------
     Certificate accounts.........................           4.86%     5.50%
                                                           ------    ------
     Total deposits...............................           3.30%     3.59%
                                                           ======    ======


The average cost of deposits, including the effect of related interest rate floors, interest rate collars, and interest rate swaps (net of early withdrawal penalties) approximated 3.47%, 3.55% and 3.18% for the years ended September 30, 1996, 1995 and 1994, respectively.

Interest expense on deposits, including the effect of related interest rate floors, interest rate collars, and interest rate swaps, is summarized as follows:

                                                  Year Ended September 30,
                                                ------------------------------
                                                  1996       1995       1994
                                                --------   --------   --------
                                                        (In Thousands)

NOW accounts..................................  $  1,925   $  2,673   $  2,610
Passbook accounts.............................    17,509     19,964     23,846
Variable rate money market deposit accounts...     3,357      4,054      3,926
Certificate accounts..........................    37,679     35,703     26,614
                                                --------   --------   --------
                                                $ 60,470   $ 62,394   $ 56,996
                                                ========   ========   ========

On September 30, 1996, Congress passed, and the President signed, legislation that recapitalized the Savings Association Insurance Fund (the "SAIF"). Under the major provisions of the legislation, savings institutions, such as the Bank, are being assessed a one-time assessment of 65.7 basis points per $100 of insured SAIF-assessable deposits as of March 31, 1995. Since approximately 80.8% of the Bank's deposits are insured by the SAIF (the remainder are insured by the Bank Insurance Fund ("BIF")), the Company recorded a one-time charge of $9.4 million during the fourth quarter of fiscal year 1996 which is payable in the first quarter of fiscal year 1997.

(14)  BORROWED FUNDS
Borrowed funds are summarized as follows:

                                                               September 30,
                                                          ---------------------
                                                             1996        1995
                                                          ----------  ---------
                                                               (In Thousands)
NOTES PAYABLE - FIXED-RATE ADVANCES FROM THE
 FEDERAL HOME LOAN BANK OF NEW YORK:
  4.13% to 8.45%, due in 1996...........................  $       --  $  22,375
  8.10%, due in 1997....................................         375        375
                                                          ----------  ---------
                                                                 375     22,750
                                                          ----------  ---------
NOTES PAYABLE - VARIABLE RATE ADVANCES FROM THE
 FEDERAL HOME LOAN BANK OF NEW YORK:
  5.883% to 6.625%, due in 1996.........................          --    363,000
  5.369% to 5.986%, due in 1997.........................     542,000     20,000
                                                          ----------  ---------
                                                             542,000    383,000
                                                          ----------  ---------
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:
  FIXED RATE AGREEMENTS:
   5.79% to 6.00%, due in 1996..........................          --    190,160
   5.370% to 6.150% due in 1997.........................     353,698         --
                                                          ----------  ---------
                                                             353,698    190,160
                                                          ----------  ---------
  VARIABLE RATE AGREEMENTS -
   5.7925% to 6.025%, due in 1996.......................          --    150,000
   5.09%, due in 1998...................................     100,000         --
                                                          ----------  ---------
                                                             100,000    150,000
                                                          ----------  ---------
OTHER COLLATERALIZED BORROWINGS:
  FIXED RATE FLEXIBLE REVERSE REPURCHASE AGREEMENTS:
   7.85%, due in 1996...................................          --      4,700
                                                          ----------  ---------

SUBORDINATED CAPITAL NOTES, FIXED RATE - 10.84%:
 Due in 1996............................................          --      3,800
 Due in 1997............................................       3,800      3,800
 Due in 1998............................................       3,800      3,800
 Due in 1999............................................       3,800      3,800
                                                          ----------  ---------
                                                              11,400     15,200
                                                          ----------  ---------

TREASURY, TAX AND LOAN NOTES - 5.84% CALLABLE...........       1,313      1,328
                                                          ----------  ---------
                                                          $1,008,786  $ 767,138
                                                          ==========  =========

Under the terms of a collateral agreement, indebtedness to and outstanding commitments from the Federal Home Loan Bank of New York (the "FHLB-NY") are secured by qualifying assets principally in the form of first mortgage loans and mortgage-backed securities having estimated market values at least equal to 125% of the amount of total indebtedness and outstanding commitments.

At September 30, 1996, all securities sold under agreements to repurchase were delivered to the primary dealers who arranged the transactions. The securities remained registered in the name of the Bank and are returned upon maturity of the agreement. Securities sold under agreements to repurchase averaged $328,405,000, $307,657,000 and $232,916,000 during the years ended September 30,
1996,  1995 and 1994,  respectively.  The  maximum  amounts  outstanding  at any

New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


month-end were  $453,698,000,  $351,855,000  and  $271,978,000  during the years ended September 30, 1996, 1995 and 1994, respectively.

At September 30, 1996, the Bank had outstanding $353.7 million of fixed rate reverse repurchase agreements with a weighted average interest rate of 5.61% and remaining maturities of one to twelve months. The Bank may substitute collateral in the form of U.S. Treasury or mortgage-backed certificates. At September 30, 1996, the borrowings were collateralized by FNMA, FHLMC, REMIC and non-agency pass-through certificates having a carrying value of approximately $378.0 million and a market value of approximately $372.8 million.

At September 30, 1996, the Bank had outstanding a $100.0 million reverse repurchase agreement with an interest rate of 5.09% and a remaining maturity of 16 months. The rate on this reverse repurchase agreement is subject to repricing by the counterparty in January 1997 to a LIBOR based rate, with monthly adjustments thereafter. The Bank may substitute collateral in the form of U.S. Treasury, GNMA, FNMA, FHLMC, REMIC, CMO or non-agency pass-through certificates rated no less than AA. At September 30, 1996, the borrowings were collateralized by REMIC and non-agency pass-through certificates having a carrying value of approximately $113.7 million and a market value of approximately $111.6 million.

On November 18, 1988, the Bank issued $25,000,000 in 10.95% (Series A Notes) and $5,000,000 in 10.52% (Series B Notes) subordinated capital notes (collectively as the "Notes"). Interest on the Notes is payable in semiannual installments, commencing May 30, 1989. The remaining principal on the Series A Notes and Series B Notes is payable in annual installments of $2,800,000 and $1,000,000, respectively. The Notes are fully subordinated to savings deposit accounts and other general liabilities of the Bank. Further, a portion of the Notes qualify as capital for purposes of meeting the regulatory risk-based capital requirements. The Notes are redeemable in whole or in part, with a prepayment premium, at the option of the Bank, subject to regulatory approval, at any time. Deferred issuance costs are being amortized over the period to maturity of the notes.

On February 3, 1989 the Bank established a Mortgage-Backed Medium-Term Note, Series A (the "Medium-Term Notes") program. The Medium-Term Notes can be issued from time to time in designated principal amounts, up to a total remaining aggregate amount of $180,000,000, with interest rates to be established at the time of issuance, and with maturities to be set ranging from nine months to fifteen years from the date of issuance. No amounts were outstanding under this program at September 30, 1996 and 1995.

Weighted average interest rates on borrowed funds at September 30, 1996 and 1995, including the effect of related interest rate collars, interest rate caps, and interest rate swaps, amounted to 5.25% and 6.14%, respectively.

The average cost of borrowed funds for the years ended September 30, 1996, 1995 and 1994, including the effect of related interest rate collars, interest rate caps, and interest rate swaps, was 5.62%, 5.88% and 4.85%, respectively.

Interest expense on borrowed funds, including the effect of related interest rate collars, interest rate caps, and interest rate swaps, is summarized as follows:

                                                    Year ended September 30,
                                                  -----------------------------
                                                   1996       1995       1994
                                                  -------    -------   --------
                                                         (In Thousands)

Notes payable...................................  $26,764    $19,920   $ 10,897
Securities sold under agreements to repurchase..   18,175     17,619      9,812
Subordinated capital notes......................    1,304      1,716      2,059
Other...........................................       33         81        184
                                                  -------    -------   --------
                                                  $46,276    $39,336   $ 22,952
                                                  =======    =======   ========




(15)  ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities are summarized as follows:

                                                               September 30,
                                                          ---------------------
                                                             1996        1995
                                                          ----------  ---------
                                                               (In Thousands)
Federal, state and local income taxes payable ..........  $   411     $     --
Accrued interest payable................................    6,633        5,157
Negative goodwill.......................................    1,068        1,262
Deferred gain on interest rate floor and swap agreements    5,819        7,395
Accrued SAIF recapitalization assessment................    9,432           --
Accrued expenses and other..............................   25,909       28,860
                                                          -------     --------
                                                          $49,272     $ 42,674
                                                          =======     ========


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

SFAS No. 109 adopts a balance sheet approach (or liability method) in place of the income statement approach. The liability method requires that an asset or a liability, as appropriate, be recorded for financial statement purposes for the deferred tax consequences of all temporary differences between the tax basis and financial statement carrying amounts of existing assets and liabilities, which is measured by applying enacted tax laws and rates. Additionally, SFAS No. 109 permits the recognition of net deferred tax assets based upon the likelihood of realization of tax benefits in the future. The cumulative effect at October 1, 1993 of the change in accounting for income taxes which was implemented on a prospective basis amounted to $5.7 million and is included in the consolidated statement of income for the year ended September 30, 1994.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                               September 30,
                                                          ---------------------
                                                             1996        1995
                                                          ----------  ---------
                                                               (In Thousands)
Deferred tax assets:
  Allowance for possible loan losses....................  $ 7,976     $  8,921
  SAIF recapitalization.................................    4,020           --
  Nonaccrual interest...................................    2,477        2,987
  Excess tax over book basis of loans...................    1,009           --
  Deferred loan fees....................................      977        1,831
  Real estate owned.....................................      109          742
  Premises and equipment................................      720          445
  Unrealized loss on available for sale securities......      428           --
  Other.................................................    2,645        2,972
                                                          -------     --------
    Total gross deferred tax assets.....................   20,361       17,898
                                                          -------     --------

Deferred tax liabilities:
  Excess book over tax basis of loans...................       --          684
  Unrealized gain on available for sale securities......       --          639
  Other.................................................      968        1,769
                                                          -------     --------
    Total gross deferred tax liabilities................      968        3,092
                                                          -------     --------
    Net deferred tax asset..............................  $19,393     $ 14,806
                                                          =======     ========

Under SFAS No. 109, the Company has a net deferred tax asset of $19.4 million at September 30, 1996. This represents the anticipated Federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. The Company has reported taxable income for Federal, state and local income tax purposes in each of the past three years and in management's opinion, in view of the Company's previous, current and projected future earnings trend, such net deferred tax asset will be fully realized. Accordingly, no valuation allowance was deemed necessary for the net deferred tax asset at September 30, 1996.

Total income tax expense was allocated as follows:

                                                          Year ended September 30,
                                                       -----------------------------
                                                         1996       1995       1994
                                                       -------    -------   --------
                                                               (In Thousands)

Income from operations..............................   $24,776    $19,717   $ 21,740
Shareholders' equity - compensation expense for tax
 purposes in excess of amounts recognized for
 financial reporting purposes.......................    (1,928)    (1,488)        --
Shareholders' equity - unrealized appreciation
 (depreciation) on securities available for sale        (1,067)     3,690     (3,051)
                                                       -------    -------   --------
Total...............................................   $21,781    $21,919   $ 18,689
                                                       =======    =======   ========


The components of income tax expense on operations are as follows:

                                                          Year ended September 30,
                                                       -----------------------------
                                                         1996       1995       1994
                                                       -------    -------   --------
                                                              (In Thousands)

Current:
  Federal...................................          $ 19,599    $13,917   $ 15,690
  State and local...........................             8,697      7,765      7,197
                                                      --------    -------   --------
                                                        28,296     21,682     22,887
                                                      --------    -------   --------

Deferred:
  Federal...................................            (2,923)      (457)    (1,476)
  State and local...........................              (597)    (1,508)       329
                                                      --------    -------   --------
                                                        (3,520)    (1,965)    (1,147)
                                                      --------    -------   --------
    Total...................................          $ 24,776    $19,717   $ 21,740
                                                      ========    =======   ========


The effective income tax rates for the years ended September 30, 1996, 1995 and 1994 were 43.6%, 63.0% and 44.2%, respectively. The reconciliation between the statutory Federal income tax rate and the effective tax rate is as follows:

                                                              Year ended September 30,
                                                            ---------------------------
                                                             1996      1995       1994
                                                            ------    ------    -------

Tax on income at statutory rate.........................     35.0%     35.0%      35.0%

Tax effects of:
   State and local income tax, net of
    Federal income tax benefit..........................      9.3      13.0        9.9
   Nondeductible costs associated with Hamilton merger..       .-      15.0         .-
   Other, net...........................................      (.7)       .-        (.7)
                                                           ------    ------     ------
Tax at effective rate...................................     43.6%     63.0%      44.2%
                                                           ======    ======     ======



New York Bancorp files consolidated Federal income tax returns on a calendar-year basis with the Bank and its subsidiaries. Prior to January 1, 1996, if certain definitional tests and other conditions were met, the Bank was allowed a special bad debt deduction based on a percentage of taxable income or on a specified experience formula.

The Bank used the specified experience formula for 1993 and 1995 and the percentage of taxable income method in 1994. The statutory percentage of the special bad debt deduction was 8% and was allowable only if the Bank maintained at least 60% of its total assets in qualifying assets, as defined. If qualifying assets fall below 60%, the Bank would be required to recapture essentially all of its bad debt reserve for Federal income tax purposes into taxable income. The Bank's qualifying assets at September 30, 1996 and 1995 exceeded 60%.

Under legislation enacted in August 1996, the Bank will no longer be permitted to use the percentage of taxable income method for Federal tax purposes, but will be permitted to deduct bad debts only as they are incurred. The legislation also requires the recapture of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987 (the "base year"). The Bank's tax bad debt reserves of $27.9 million as of December 31, 1995 do not exceed those of the base year. Therefore, the Bank will not be required to recapture any of its bad debt reserves.

New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


Such reserve reflects the cumulative Federal income tax bad debt deductions to that date. The base year reserves will continue to be subject to recapture, and the Bank could be required to recognize a tax liability, under certain circumstances, including (1) the Bank fails to qualify as a "bank" for Federal income tax purposes; (2) certain distributions are made with respect to the stock of the Bank; (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses; and (4) there is a change in Federal tax law. However, management is currently not aware of the occurrence of any such circumstances.

STATE AND LOCAL TAXES
New York Bancorp files combined New York State franchise and New York City financial corporation tax returns with the Bank and its subsidiaries on a calendar-year basis. The Company's annual tax liability for each tax was the greater of a tax based on "entire net income," "alternative entire net income," "taxable assets" or a minimum tax. Further, the Company is subject to a temporary surcharge based upon New York State tax liability. The Company's provision for New York State and New York City taxes is based on "entire net income" for the calendar years 1995, 1994 and 1993 and for the nine months ended September 30, 1996. New York State and New York City do not allow for the utilization of net operating loss carrybacks or carryforwards for banks.

In response to the aforementioned Federal legislation enacted in August 1996, the New York State tax law has been amended to prevent a recapture of existing tax bad debt reserves and to allow for the continued use of the percentage of taxable income method to determine the bad debt deduction in computing the New York State tax liability. However, no such amendments have been made to date with respect to the New York City tax law; therefore, the Company cannot predict whether such changes will be made or as to the form of any changes.

(17)  SHAREHOLDERS' EQUITY

DIVIDEND RESTRICTIONS
In connection with the Bank's conversion to stock form in February 1988, and Hamilton Saving's conversion to stock form in April 1993, special liquidation accounts were established at the time of conversions, pursuant to regulations of the Federal Home Loan Bank Board (the "FHLBB"), the predecessor to the Office of Thrift Supervision ("OTS"), based on the amount of the Bank's regulatory capital as of September 30, 1987 and Hamilton Savings' regulatory capital as of September 30, 1992. In the unlikely event of a future liquidation, eligible depositors who continue to maintain accounts would be entitled to receive a distribution from the liquidation accounts. The total amount of the liquidation account will be decreased as the balances of eligible deposits are reduced on annual determination dates subsequent to the conversions. The balance of the liquidation accounts aggregated to approximately $16.9 million at September 30, 1996.

The ability of New York Bancorp to pay dividends depends upon dividend payments by the Bank to New York Bancorp, which is New York Bancorp's primary source of income. The Bank is not permitted to pay dividends on its capital stock or repurchase shares of its stock if its shareholder's equity would be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The Bank is currently allowed under regulation to pay cash dividends to New York Bancorp in an amount not to exceed 100% of its net income to date, during a calendar year, plus an amount not to exceed one-half of its surplus capital ratio at the beginning of the calendar year. Additionally, under terms of its subordinated capital note agreements, the Bank is permitted to pay, on a cumulative basis, cash dividends to New York Bancorp in an amount not to exceed 75% of its net income from November 30, 1988 to date, plus $5.0 million.

3-FOR-2 STOCK SPLIT AND STOCK DIVIDEND
The Company declared a 3-for-2 common stock split which was distributed on July 29, 1993 in the form of a stock dividend. Additionally, the Company declared a ten percent stock dividend which became effective on February 14, 1994. Accordingly, information with respect to shares of common stock fully reflects the stock split and the stock dividend.

TREASURY STOCK TRANSACTIONS
During the year ended September 30, 1996, New York Bancorp repurchased 1,214,212 shares. On September 26, 1996 the Board of Directors approved the repurchase of up to an additional 10% of the Company's outstanding common stock, bringing the total then current authority for repurchase to 1,265,604 shares.

At September 30, 1996, the Company has 3,648,050 shares of Treasury stock which, among other things, could be held to satisfy obligations under the Company's stock option plans. Treasury stock is being accounted for using the cost method.

REGULATORY CAPITAL
As required by regulation of the OTS, savings institutions are required to maintain regulatory capital in the form of a "tangible capital requirement," a "core capital requirement" and a "risk-based capital requirement."

The Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of September 30, 1996, the Bank has been categorized as "adequately capitalized" by the OTS under the prompt corrective action regulations and continues to exceed all regulatory capital requirements as detailed in the following table (dollars in thousands):

                                       TANGIBLE CAPITAL           CORE CAPITAL(1)       RISK-BASED CAPITAL(2)
                                     ---------------------   ----------------------   -----------------------
                                     Amount  Percentage(3)    Amount  Percentage(3)    Amount  Percentage(3)
                                     ------- -------------   -------- -------------   -------- --------------
Total Bank equity.................  $138,195        4.70%    $138,195        4.70%    $138,195      9.86%
Add:
   o Allowable portion of
      subordinated capital
      notes.......................        --         .--           --         .--        1,634       .11
   o Other........................       278         .01          278         .01       17,806      1.27
                                    --------      ------     --------     -------     --------  --------
Capital for regulatory purposes...   138,473        4.71      138,473        4.71      157,635     11.24
Minimum regulatory requirement....    44,117        1.50       88,234        3.00      112,180      8.00
                                    --------      ------     --------     -------     --------  --------

Excess............................  $ 94,356        3.21%    $ 50,239        1.71%    $ 45,455      3.24%
                                    ========      ======     ========     =======     ========  ========

______________
(1)Under the OTS's prompt corrective action regulations,  the core capital  requirement was effectively  increased to
    4.00% since OTS regulations  stipulate that as of that date an institution with less than 4.00% core capital will be deemed to be classified as "undercapitalized."
(2)The OTS adopted a final regulation which incorporates an interest rate risk component into its existing risk-based capital standard.  The regulation requires certain  institutions with more than a "normal level" of interest rate risk to maintain  capital in addition to the 8.0% risk-based  capital  requirement.  The Bank does not anticipate that its risk-based capital requirement will be materially affected as a result of the new regulation.
(3)For tangible and core capital the ratio is to adjusted total assets. For risk-based capital, the ratio is to total risk-weighted assets.



(18)  BENEFITS
PENSION PLAN
All eligible employees of the Bank are included in a defined benefit pension plan (the "Plan"). Benefits contemplated by the Plan are funded through a group annuity insurance contract. The Bank contributes to the Plan an amount sufficient to meet ERISA funding standards.

Hamilton had maintained a noncontributory defined benefit plan for all eligible employees. The plan was funded through a deposit administration contract with an insurance company. As of May 1, 1994, the plan was curtailed and all future benefit accruals ceased. The plan curtailment resulted in a net gain of approximately $181,000. Subsequent to the merger, all former Hamilton employees retained by the Bank meeting plan requirements became eligible for participation in the Plan. Effective December 31, 1995, the former Hamilton plan was merged with that of the Bank.


The following table sets forth the funded status of the Bank's and Hamilton's plans and amounts recognized in the Company's consolidated financial statements at September 30 (in thousands):

                                                                            1996      1995
                                                                          -------    -------
Actuarial present value of benefit obligation:
   Accumulated benefit obligation, including vested
    benefits of $10,423 in 1996 and $9,781 in 1995..................      $10,929    $10,352
                                                                          =======    =======

   Projected benefit obligations for service rendered to date.......      $10,978    $10,380
   Plan assets at fair value........................................       10,166     10,284
                                                                          -------    -------
   Projected benefit obligation in excess of plan assets............         (812)       (96)
   Unrecognized net loss from past experience different from
    that assumed and effects of changes in assumptions..............        1,972      1,246
   Unrecognized prior service cost..................................         (971)    (1,072)
   Unrecognized net obligation at transition being
    recognized over fifteen years...................................          261        292
   Additional liability.............................................       (1,213)      (334)
                                                                          -------    -------
   Prepaid (accrued) pension cost...................................      $  (763)   $    36
                                                                          =======    =======


Net pension cost for the years ended September 30, 1996, 1995 and 1994 included the following components (in thousands):

                                                        1996       1995      1994
                                                       ------     ------    ------

Service cost - benefits earned during the period....   $   46     $  131     $ 467
Interest cost on projected benefit obligation.......      838        844       878
Actual return on plan assets........................     (593)      (583)     (546)
Net amortization and deferral.......................     (371)      (439)     (233)
Additional liability................................      879         --        --
                                                       ------     ------     -----

Net pension cost (benefit) included in non-interest
 expenses -- compensation and benefits..............   $  799     $  (47)    $ 566
                                                       ======     ======     =====


Assumptions used in 1996, 1995 and 1994 to develop the net periodic pension cost were:

                                                        1996       1995      1994
                                                       ------     ------    ------
Weighted average discount rate....................      8.00%      9.00%  9.00% to 9.25%
Rate of increase in future compensation levels....      4.00%      4.00%     4.00%
Expected long-term rate of return on assets.......      9.50%      9.50%     9.00%



In conjunction with its pension plan, the Bank maintains a Supplemental Executives Retirement Plan (the "SERP Plan") to provide retirement benefits which would have been provided under the Plan except for limitations imposed by
Section 415 of the Internal Revenue Code.

New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


The following sets forth the SERP Plan's status and amounts recognized in the Company's consolidated financial statements at September 30 (in thousands):

                                                                            1996      1995
                                                                          -------    -------
Actuarial present value of benefit obligation:
   Accumulated benefit obligation, including vested
    benefits of $485 in 1996 and $821 in 1995.........................    $   824    $  1,120
                                                                          =======    ========

   Projected benefit obligations for service rendered to date.........    $   950    $  1,122
   Plan assets at fair value..........................................         --          --
                                                                          -------    --------
   Projected benefit obligation in excess of plan assets                     (950)     (1,122)
   Unrecognized net (gain) loss from past experience different from
    that assumed and effects of changes in assumptions................         50        (500)
   Unrecognized prior service cost being
    recognized over fifteen years.....................................        322         350
   Additional liability...............................................       (247)         --
                                                                          -------    --------
   Accrued SERP Plan cost included in other liabilities...............    $  (825)   $ (1,272)
                                                                          =======    ========

Net SERP Plan cost for the years ended September 30, 1996, 1995 and 1994 included the following components (in thousands):

                                                        1996       1995      1994
                                                       ------     ------    ------

Service cost - benefits earned during the period....   $  35      $  52      $ 271
Interest cost on projected benefit obligation.......     118         90        113
Actual return on plan assets........................      --         --         --
Net amortization and deferral.......................      27         (7)        45
Settlement loss.....................................      49         --         --
                                                       -----      -----      -----

Net pension cost included in non-interest
 expenses -- compensation and benefits..............   $ 229      $ 135      $ 429
                                                       =====      =====      =====


Assumptions used in 1996, 1995 and 1994 to develop the net periodic SERP Plan cost were:

                                                         1996             1995          1994
                                                        ------           ------        ------

Weighted average discount rate...................  7.50% to 8.00%    7.50% to 8.00%     9.00%
Rate of increase in future compensation levels...        4.00%             4.00%        4.00%
Expected long-term rate of return on assets......         N/A               N/A          N/A



Hamilton had also maintained a SERP. On January 27, 1995, as a result of the merger, Hamilton's SERP was terminated in accordance with the plan's change in control provision and distributions in the aggregate amount of $307,000 were made to all eligible participants. Included in compensation and benefit expense is $179,000 for the year ended September 30, 1994. Fiscal year 1995 includes $63,000 in merger and restructuring expenses related to the termination of Hamilton's SERP.

401(k) PLAN
The Bank maintains a 401(k) Savings Plan (the "401(k) Plan") for all qualified employees. The terms of the 401(k) Plan provide for employee contributions on a pre-tax basis up to a maximum of 10% of total compensation, with matching contributions to be made by the Bank equal to a minimum of 50% of employee contributions.

Hamilton also had a qualified 401(k) savings plan for its employees in which Hamilton matched a portion of the employee's contribution. Hamilton's employees immediately became fully vested in Hamilton's contributions at the time they were made. Effective December 31, 1995, the former Hamilton plan was merged with that of the Bank.

RETIREE'S BENEFIT PLAN
The Bank, as part of its overall benefits, provides to its eligible retirees health coverage and life insurance coverage. Eligible participants are retired employees of the Bank who retire with a minimum age of 55 and 5 years of service. The Company has elected to defer and amortize to expense over a twenty year period the accumulated postretirement benefit obligation of $3.2 million at the October 1, 1993 date of adoption of SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." The plan is non-contributory for those retirees who retired prior to July 1992. The plan was amended during fiscal year 1995. The amendment included an increase in the cost for future retirees and placing a cap on the Bank's share of plan costs. Former Hamilton employees became covered under this amended plan effective February 1, 1995.

The following table sets forth the plan's status and amounts recognized in the Company's consolidated financial statements at September 30 (in thousands):

                                                                       1996      1995
                                                                     -------   --------
Accumulated postretirement benefit obligation:
   Retirees including covered dependents and beneficiaries........   $ 1,693   $  2,169
   Eligible active participants...................................       100        536
   Other active participants......................................       753        401
                                                                     -------   --------
    Total accumulated postretirement benefit obligation...........     2,546      3,106
Plan assets.......................................................        --         --
                                                                     -------   --------
Accumulated benefit obligation in excess of plan assets...........    (2,546)    (3,106)
Unrecognized transition obligation................................     2,274      2,408
Unrecognized prior service cost...................................      (503)      (555)
Unrecognized gain.................................................    (2,062)    (1,538)
                                                                     -------   --------
Accrued benefit obligation........................................   $(2,837)  $ (2,791)
                                                                     =======   ========



Net periodic postretirement benefit cost included the following components for the years ended September 30 (in thousands):

                                                   1996      1995        1994
                                                 -------    -------    -------

Service cost...................................  $    59    $    51    $   247
Interest cost..................................      190        267        390
Amortization of transition obligation
 of $3.2 million over 20 years.................      134        146        162
Amortization of prior service cost.............      (52)       (39)        --
Amortization of gain...........................     (131)       (87)      (293)
                                                 -------    -------    -------
  Total postretirement benefit expense.........  $   200    $   338    $   506
                                                 =======    =======    =======

The above plan does not have any assets and the Company presently intends to maintain the plan as unfunded. The assumed long-term health care cost trend used to measure the expected cost of benefits under the plan for 1996 is 5.00%. The discount rate used in determining the accumulated postretirement benefit obligation is 8.00%. The effect of raising the health care trend by 1% will increase the service and interest cost and the accumulated benefit obligation by approximately $34,400 and $300,000, respectively.

The amounts included in compensation and benefit expense for the above plans are as follows for the years ended September 30 (in thousands):

                                                   1996      1995        1994
                                                 -------    -------    -------

Pension plan...................................  $   799    $   (47)   $   566
Supplemental executives retirement plan........      229        135        608
401(k) plan....................................      549        408        424
Retirees' benefit plan.........................      200        338        506
                                                 -------    -------    -------
                                                 $ 1,777    $   834    $ 2,104
                                                 =======    =======    =======


Hamilton had also maintained a noncontributory retirement plan for its outside directors. The plan provided benefits for participants upon reaching age 65, and required at least 5 years of service, but not exceeding 10 years of service. On January 27, 1995, the plan was terminated in accordance with the plan's change in control provisions and distributions, in the aggregate amount of $1,039,600 were made to all eligible participants. Included in compensation and benefit expense is $25,000 and $100,000 for the years ended September 30, 1995 and 1994, respectively. Fiscal year 1995 also includes $638,000 in merger and restructuring expense related to the plan.

(19)  STOCK PLANS

STOCK OPTION PLANS
The stock option plans permit New York Bancorp common stock to be issued to key employees and directors of the Holding Company and its subsidiary. The options granted under the plans are intended to be either incentive stock options or non-qualified options.

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

Additionally, stock appreciation rights ("SARs") have been granted to key employees of the Holding Company and its subsidiary. SARs entitle the grantee to receive cash equal to the excess of the market value of the shares at the date the right is exercised over the exercise price. An expense is accrued for the earned portion of the amount by which the market value of the stock exceeds the exercise price for each SAR outstanding. The expense related to the SARs for the years ended September 30, 1996, 1995 and 1994 was approximately $1,775,000, $171,000 and $360,000 respectively.

The following table summarizes certain information regarding the option plans and has been prepared after giving effect to the 3-for-2 common stock split and the ten percent stock dividend.

                                                      Number of shares of
                                        ----------------------------------------------   Weighted
                                                                         Non-qualified   Average
                                        Incentive Stock  Non-statutory    Options to     Exercise
                               SARs        Options       Stock Options    Directors       Price
                              ------    ---------------  -------------   -------------   --------

Balance outstanding at
 September 30, 1993           153,000       155,585        189,630          90,000        $12.11
Effect of 10% stock
 dividend...............       15,300        15,559         18,962           9,000          N/A
Forfeited...............           --        (2,888)            --              --        $ 7.88
Granted.................           --        52,637        152,568              --        $17.95
Exercised...............           --       (59,891)       (32,900)             --        $ 8.02
                             --------       -------       --------        --------
Balance outstanding at
 September 30, 1994           168,300       161,002        328,260          99,000        $13.27
Hamilton options
 outstanding at
 January 27, 1995.......           --            --        306,392         182,824        $ 2.37
Forfeited...............       (9,900)      (34,178)       (48,033)             --        $16.51
Granted.................           --        81,031        148,969              --        $19.34
Exercised...............      (19,800)      (60,470)      (324,994)             --        $ 2.08
                             --------       -------       --------        --------
Balance outstanding at
 September 30, 1995           138,600       147,385        410,594         281,824        $13.39
Forfeited...............           --        (2,891)            --         (24,750)       $ 5.88
Granted.................           --        74,238         79,012          24,750        $22.24
Exercised...............           --       (31,318)            --        (142,720)       $ 7.32
                             --------       -------       --------        --------
Balance outstanding at
 September 30, 1996           138,600       187,414        489,606         139,104        $16.36
                             ========       =======       ========        ========


New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


RECOGNITION AND RETENTION PLAN ("RRP")
Hamilton maintained a RRP, under which restricted stock awards were made to officers, directors and other key employees, and an Employee Stock Ownership Plan (the "ESOP"). In accordance with the plans' change in control provisions, the participants became fully vested on the merger date, January 27, 1995. Distributions of the shares in the plans have been made to participants. Included in compensation and benefit expense is $464,000 and $1,491,000 for the years ended September 30, 1995 and 1994, respectively. Fiscal year 1995 also includes $4,992,000 in merger and restructuring expense related to these plans.

(20)  COMMITMENTS, CONTINGENCIES AND CONTRACTS

In the normal course of its business, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In addition, on July 1, 1994, a purported class action complaint was filed in the Delaware Chancery Court on behalf of the shareholders of Hamilton by Adar Equities, Ltd. as plaintiff, naming, among others, New York Bancorp as a defendant. An identical complaint was filed by the Serious Software Corporation on July 7, 1994 in the Delaware Chancery Court. Plaintiffs allege that certain directors and senior officers of Hamilton breached their fiduciary duties to Hamilton shareholders. New York Bancorp is alleged to have aided and abetted this breach by allegedly providing them the promise of continued employment and monetary incentives in exchange for entering into a merger agreement. Plaintiffs claimed that if the merger was approved by shareholders of New York Bancorp and Hamilton, the consideration that Hamilton shareholders would receive in exchange for their Hamilton common stock would be "grossly inadequate." Plaintiffs seek various remedies, including an injunction to prevent the consummation of the merger and compensatory damages in an unspecified amount. On September 19, 1994, defendants moved to dismiss the complaints on the ground that they fail to state a claim upon which relief could be granted. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial condition of the Company.

The Company has obligations under a number of noncancellable leases on property used for banking purposes. These leases contain escalation clauses which provide for increased rental expense based on a percentage of increases in real estate taxes. Rental expense under these leases, included in non-interest expense - occupancy, for the years ended September 30, 1996, 1995 and 1994 approximated $2,096,000, $2,040,000 and $2,025,000, respectively. The projected minimum rentals under existing operating leases are as follows:

            Year ending
            September 30,                                Amount
            -------------                               --------
                                                        (In Thousands)

            1997.................................          $ 1,814
            1998.................................            1,802
            1999.................................            1,632
            2000.................................              971
            2001.................................              572
            Later years..........................            3,643
                                                           -------
                                                           $10,434
                                                           =======


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

      The effect of interest rate swap arrangements at September 30, 1996 was to fix the Company's interest cost at a weighted average rate of 4.79% on the agreed-upon amount of funds for approximately six months, the remaining weighted average terms of the arrangements. Outstanding notional amounts of interest rate swap arrangements were $600.0 million and $205.0 million at September 30, 1996 and 1995, respectively. At September 30, 1996, mortgage-backed securities with a market value of $10.2 million were pledged as collateral on these arrangements. The Bank's credit risk with respect to the interest rate swap agreements is in the risk of nonperformance by the other party to the agreements. However, the Bank does not anticipate nonperformance by the counterparty and controls the risk through its usual monitoring procedures.

      Interest rate swaps outstanding at September 30, 1996 are summarized as follows (in thousands):

                             Fixed         Variable
             Notional    Interest Rate   Interest Rate
              Amount        Paying         Receiving        Maturity
             --------    -------------   -------------    ------------
            $ 100,000       5.260%          5.438%       December 1996 (1)
              100,000       5.265%          5.438%       December 1996 (1)
               50,000       4.785%          5.438%       June 1997 (2)
               50,000       4.780%          5.438%       June 1997
               50,000       4.770%          5.438%       June 1997
               50,000       4.774%          5.438%       June 1997 (2)
               50,000       4.748%          5.438%       June 1997
               50,000       4.743%          5.438%       June 1997 (2)
               50,000       4.700%          5.438%       June 1997
               50,000       4.700%          5.438%       June 1997 (2)
            ---------
            $ 600,000
            =========

       _______________________
       (1)These $200 million in interest rate swaps have been extended through June 1997 whereby the fixed interest pay rate will be 4.69% beginning in December 1996.
       (2)In an effort to secure the hedge position provided against interest rate risk, the Bank in July 1996 terminated its position as a party to $200.0 million of interest rate swaps for the six month period December 1996 through June 1997. The gain of $1.5 million from these terminated interest rate swaps is being deferred, and will be amortized as a reduction of interest expense over the period December 1996 through June 1997.


       At September 30, 1996 the Company's interest rate swaps had an unrealized gain amounting to $2.9 million. Further, at September 30, 1996 there was $1.5 million of net deferred gains relating to terminated interest rate swap contracts.

       INTEREST RATE COLLAR, INTEREST RATE FLOOR,
       AND INTEREST RATE CAP ARRANGEMENTS
       The Company uses interest rate collar, interest rate floor, and interest rate cap arrangements to protect the Bank against interest rate risk associated with the repricing of its interest-bearing liabilities. Premiums paid for interest rate collar, interest rate floor, and interest rate cap arrangements are amortized to interest expense of the related liability over the contractual terms of these arrangements using the straight-line method. When a liability is prepaid, any related interest rate collar, interest rate floor, or interest rate cap is re-designated to another interest-bearing liability at the lower of cost or estimated market value and the loss, if any, is included in the gain or loss on early extinguishment of the liability. Interest received or paid under the terms of these arrangements is accrued and recorded as a reduction or increase of interest expense of the related interest-bearing liability.

       At September 30, 1996, the Bank was a party to $700.0 million of interest rate collar agreements which mature in August 1998. These agreements are intended to reduce the interest rate risk associated with certain short-term borrowings and certificates of deposit. Under the terms of these agreements, the Bank receives interest when the three month LIBOR index is in excess of 7.50%, and pays interest when the three month LIBOR index is less than 5.00%. At September 30, 1996, the three month LIBOR was 5.625%. At September 30, 1996 mortgage-backed securities with a market value of $10.5 million were pledged as collateral on these arrangements. The Bank's credit risk with respect to these interest rate collar arrangements is in the risk of nonperformance by the other party to the agreements. However, the Bank does not anticipate nonperformance by the counterparty and controls the risk through its usual monitoring procedures. At September 30, 1996, the unamortized premium on the Bank's interest rate collars amounted to $.8 million which approximated the current market value.

       During fiscal year 1995 the Bank was a party to $1.0 billion of interest rate floor agreements which were scheduled to expire on February 22, 1998. During fiscal year 1995, in an effort to secure the hedge position provided against the aforementioned interest rate risk, the Bank terminated its position as a party to the $1.0 billion of interest rate floor agreements. Accordingly, and in conformity with generally accepted accounting principles, the Company deferred recognition of the gain on the terminated interest rate floor agreements and is amortizing such gain as an adjustment to the cost of interest-bearing deposit liabilities over the original contractual life of the interest rate floor agreements. At September 30, 1996 the amount of the unamortized gain was $4.3 million.

       STOCK INDEXED CALL OPTIONS
       The Bank uses stock indexed call options for purposes of hedging its MarketSmart CD's and MarketSmart I.R.A. CD's. The call options hedge the interest rate paid on these 5 year CD deposits which is an annual percentage yield based on the changes in the Standard & Poor's 500 Composite Stock Price Index ("S & P Index") during each of the 5 year terms of the CDs. Premiums paid on the call options are amortized to interest expense over the terms of the underlying CD using the straight line method. Gains and losses, if any, resulting from the early termination of the call option are deferred and amortized to interest expense over the remaining term of the underlying CD.

       At September 30, 1996 the Company had approximately $2.6 million in contracts for purposes of hedging the S & P Index. The call options maturities range from March 1999 through August 1999. The Company carries stock indexed call options at market value. Further, at September 30, 1996 there were no deferred gains or losses relating to terminated contracts. The Bank ceased offering MarketSmart CDs during fiscal year 1995 due to its inability to purchase stock indexed call options.

New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


FINANCIAL  FUTURES  TRANSACTIONS
The Company from time to time may enter into various financial futures contracts to protect against changes in the market value of various interest-earning assets and interest-bearing liabilities, including the repricing of interest rate floor arrangements. Realized gains and losses on these contracts are deferred and accounted for as premiums or discounts on the related assets, liabilities or interest rate floor resets to the extent such contracts are matched against specific assets, liabilities or interest rate floor resets and meet specific hedge correlation criteria. Contracts which are not matched against specific assets, liabilities, or the repricing of interest rate floor arrangements or do not meet correlation criteria are accounted for at market value with the resulting gain or loss recognized in operations. At September 30, 1996 and 1995 the Company has no outstanding financial future transactions.


During the years ended September 30, 1996, 1995 and 1994, the Bank's net interest income increased (decreased) by $3.5 million, $1.2 million and $(1.5) million, respectively, as a net result of off-balance sheet financial instruments.

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

The following table summarizes the carrying values and estimated fair values of the Company's on-balance sheet financial instruments:

                                                    September 30,
                                 ----------------------------------------------------
                                           1996                     1995
                                 ------------------------  --------------------------
                                               Estimated                 Estimated
                                  Carrying       Fair        Carrying      Fair
                                   Value         Value         Value       Value
                                 -----------  ----------- ------------  ------------
                                                   (In Thousands)

FINANCIAL ASSETS:
Cash and cash equivalents.....   $   23,745   $   23,745   $    45,104  $   45,104
Trading account securities....           --           --         2,003       2,003
Debt and equity securities....      136,776      136,774        67,452      67,380
Federal Home Loan Bank stock..       27,938       27,938        20,288      20,288
Mortgage-backed securities....      831,246      815,031       871,520     844,297
Loans receivable, net.........    1,853,162    1,872,423     1,664,943   1,690,532

FINANCIAL LIABILITIES:
Deposits......................    1,715,959    1,721,433     1,748,874   1,755,704
Borrowed funds................    1,008,786    1,008,136       767,138     767,735


The following methods and assumptions were utilized in estimating the fair values of its on-balance sheet financial instruments at September 30, 1996 and 1995:

CASH AND CASH EQUIVALENTS
The estimated fair values are assumed to equal the carrying values as these financial instruments are either due on demand or mature within 90 days.

DEBT AND EQUITY SECURITIES AND MORTGAGE-BACKED SECURITIES
Estimated fair values of debt and equity securities and mortgage-backed securities, both available for sale and held to maturity, are generally predicated upon quoted market prices or dealer quotes, or in the absence of such quotes, on quoted market prices for securities with similar credit, maturity and interest rate characteristics.

LOANS RECEIVABLE, NET
Estimated   fair  values  are   calculated  for  pools  of  loans  with  similar
characteristics. The loans are first segregated by type, such as one-to-four family residential, other residential, commercial, and consumer, and then further segregated into fixed and adjustable rate categories and seasoned and nonseasoned categories.

Estimated fair values are derived by discounting expected future cash flows. Expected future cash flows are based on contractual cash flows, adjusted for prepayments. Prepayment estimates are based on a variety of factors including the Bank's experience with respect to each loan category, the effect of current economic and lending conditions, and regional statistics for each loan category, if available. The discount rates used are based on market rates for new loans of similar type and purpose, adjusted, when necessary, for factors such as servicing cost, credit risk, and term.

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

DEPOSITS
The fair value of deposit liabilities with no stated maturity (NOW, money market, savings accounts and non-interest bearing accounts, which represent 59.3% of all deposit liabilities) are equal to the carrying amounts payable on demand. The fair value of certificates of deposit represent contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities.

Under generally accepted accounting principles, these estimated fair values do not include the intangible value of core deposit relationships which comprise a significant portion of the Bank's deposit base. However, management believes that the Bank's core deposit relationships provide a relatively stable, low cost funding source which has a substantial intangible value separate from the deposit balances.

BORROWED FUNDS
The estimated fair value of borrowed funds is calculated based on the discounted value of contractual cash flows using interest rates currently in effect for borrowings with similar maturities and collateral requirements.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
The fair  values  of  interest  rate swap  agreements,  interest  rate  collars, interest  rate  floors,  interest  rate caps and stock  indexed call options are obtained from dealer quotes and represent the cost of terminating the agreements. The estimated fair value of open off- balance sheet financial instruments results in an unrealized gain (loss) of $2.9 million and $(.5) million at September 30, 1996 and 1995, respectively.

Further, the estimated fair value of commitments to extend credit is estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed interest rates. The fair value of commitments to purchase mortgage-backed securities is based on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. The estimated fair value of these off-balance sheet financial instruments results in no unrealized gain or loss at September 30, 1996 and 1995.

(23)  RECENT ACCOUNTING PRONOUNCEMENTS

In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets To Be Disposed Of" ("SFAS No. 121 "). The Statement is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Statement establishes accounting standards for, among other things, the impairment of long-lived assets. The Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 on October 1, 1996. Adoption of SFAS No. 121 did not have a significant effect on the Company's financial condition or results of operations.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Statement is effective for fiscal years beginning after December 15, 1995. The Statement establishes accounting and reporting standards for stock-based employee compensation awards granted in fiscal years that begin after December 15, 1994. Examples of such plans are stock purchase plans, stock options, restricted stock, and stock appreciation rights. The Statement defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting. Entities may elect, however, to remain with previous accounting standards which do not require the fair value method of accounting. Those entities electing not to adopt the fair value method of accounting must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in the Statement were adopted. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company has adopted SFAS No. 123 effective October 1, 1996, and has elected to remain with the previous accounting standard which does not require the fair value method of accounting. Proforma disclosures as if the fair value method were adopted will be presented in future financial statements. Based on this method of adoption, SFAS No. 123 will not have a significant effect on the Company's financial condition or results of operations.

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). The Statement is effective for transactions occurring after December 31, 1996. The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes

New York Bancorp Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------
September 30, 1996, 1995 and 1994


financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company plans to adopt SFAS No. 125 on January 1, 1997. Based on its review of the Statement, management does not believe that adoption of SFAS No. 125 will have a material effect on the Company.

(24)  PARENT COMPANY ONLY FINANCIAL INFORMATION
New York Bancorp operates a wholly owned subsidiary, Home Federal Savings Bank. The earnings of the Bank are recognized by the Holding Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Holding Company's investment and any dividends would reduce the Holding Company's investment in the Bank. The following is the condensed financial statements for New York Bancorp Inc. (parent company only) as of September 30, 1996 and 1995 and for the years ended September 30, 1996, 1995 and 1994:


                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                              September 30,
                                                           -------------------
                                                             1996       1995
                                                           --------   --------
                                                               (In Thousands)


ASSETS
Cash and due from banks.................................   $    236   $    112
Money market investments................................     10,700      8,418
Debt and equity securities available for sale...........      4,841      4,489
Investment in Bank, at equity...........................    138,195    146,169
Other...................................................        195         80
                                                           --------   --------
                                                           $154,167   $159,268
                                                           ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities..................   $  2,264   $  2,882
Shareholders' equity....................................    151,903    156,386
                                                           --------   --------
                                                           $154,167   $159,268
                                                           ========   ========

                        CONDENSED STATEMENTS OF INCOME

                                                    Year ended September 30,
                                                -------------------------------
                                                  1996       1995       1994
                                                --------   --------   ---------
                                                        (In Thousands)

Dividend from Bank..........................    $ 37,352   $ 26,200   $ 11,879
Interest income.............................         509        720        685
Interest expense............................          --        (48)      (182)
Non-interest income (loss)..................       3,141        353         (4)
Non-interest expense........................        (410)      (649)      (697)
                                                --------   --------   --------
Income before income taxes and equity in
 undistributed earnings of Bank.............      40,592     26,576     11,681
Income tax benefit (expense)................      (1,471)      (154)        90
                                                --------   --------   --------
Income before equity in undistributed
 earnings of Bank...........................      39,121     26,422     11,771
Excess of dividends over current year earnings    (7,115)   (14,860)        --
Equity in undistributed earnings of Bank....          --         --     21,381
                                                --------   --------   --------
Net income..................................    $ 32,006   $ 11,562   $ 33,152
                                                ========   ========   ========




                               CONDENSED STATEMENTS OF CASH FLOWS

                                                                          Year ended September 30,
                                                                      --------------------------------
                                                                        1996         1995       1994
                                                                      ---------   ---------   --------
                                                                                (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................     $ 32,006    $ 11,562   $ 33,152
   Adjustments to reconcile net income to net cash
    provided by operating activities:
    Undistributed earnings of the Bank...........................        7,115      14,860    (21,381)
    Gain on sale of debt and equity securities
     available for sale..........................................       (3,141)       (295)        --
    Amortization of premiums.....................................           --          48        150
    Amortization of ESOP and RRP.................................           --         464      1,491
    Termination of ESOP and RRP..................................           --       4,992         --
    (Increase) decrease in other assets..........................          281         392       (338)
    Increase (decrease) in other liabilities.....................        1,519        (241)      (227)
                                                                      --------    --------   --------
    Total adjustments............................................        5,774      20,220    (20,305)
                                                                      --------    --------   --------
   Net cash provided by operating activities.....................       37,780      31,782     12,847
                                                                      --------    --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of mortgage-backed securities
   available for sale............................................           --       6,957         --
  Proceeds from sale of debt and equity securities
   available for sale............................................       16,336       1,159         --
  Investment in Bank.............................................           --        (105)    (1,000)
  Investment in mortgage-backed securities
   available for sale............................................           --          --     (2,112)
  Investment in debt and equity securities available for sale....      (14,457)     (4,812)      (480)
  Principal payments on mortgage-backed securities
   available for sale............................................           --       2,273      5,512
                                                                      --------    --------   --------
   Net cash provided by investing activities.....................        1,879       5,472      1,920
                                                                      --------    --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchases of common stock for
   treasury or retirement........................................      (29,028)    (32,496)    (8,320)
  Proceeds from sale of treasury stock...........................           --       4,530         --
  Repayment of long term debt....................................           --        (217)      (543)
  Payment of common stock dividends..............................       (9,427)     (8,156)    (5,582)
  Cash paid in lieu of fractional shares
   resulting from stock split and dividend.......................           --          --         (3)
  Exercise of stock options......................................        1,202         872        819
                                                                       --------   --------   --------
   Net cash used by financing activities.........................      (37,253)    (35,467)   (13,629)
                                                                        --------  --------   --------
Net increase in cash and cash equivalents........................        2,406       1,787      1,138
Cash and cash equivalents at beginning of year...................        8,530       8,187      7,049
Hamilton's net cash flows for the three months
 ended December 31, 1994.........................................           --      (1,444)        --
                                                                       --------   --------   --------
Cash and cash equivalents at end of year.........................     $ 10,936    $  8,530   $  8,187
                                                                       ========   ========   ========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Transfer of mortgage-backed securities held to maturity
 to mortgage-backed securities available for sale................     $     --    $     --   $ 11,630
                                                                       ========   ========   ========


(25)  QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data for fiscal years ended September 30, 1996 and 1995 is presented below:



                                                 FISCAL 1996                                       Fiscal 1995
                             ------------------------------------------------------------------------------------------------------
                                                                         Quarter Ended
                             ------------------------------------------------------------------------------------------------------
                             September 30,    June 30,    March 31,  December 31, September 30,   June 30,  March 31,  December 31,
                                  1996           1996       1996        1995          1995          1995       1995        1994
                             -------------    --------    ---------  ----------   -------------   --------  ---------- ------------
                                                            (In Thousands except per share data)
QUARTERLY OPERATING DATA:
Interest income................  $54,349       $52,392     $50,091    $50,659      $50,843        $49,714    $48,990      $47,425
Interest expense...............   27,528        26,486      25,741     26,991       27,546         26,514     24,860       22,810
                                 -------       -------     -------    -------      -------        -------    -------      -------

Net interest income............   26,821        25,906      24,350     23,668       23,297         23,200     24,130       24,615
Provision for possible loan
 losses........................     (300)         (300)       (300)      (300)        (400)          (400)      (400)        (500)
                                 -------       -------     -------    -------      -------        -------    -------      -------
Net interest income after
 provision for possible
 loan losses...................   26,521        25,606      24,050     23,368       22,897         22,800     23,730       24,115
                                 -------       -------     -------    -------      -------        -------    -------      -------
Non-interest income
 (loss):
  Loan fees and service
   charges.....................      676           673         790        631          605            610        588          763
  Net gain (loss) on sales
   of mortgage loans
   and securities
   available for sale..........    1,972           742       1,529        507          303            125     (1,177)        (339)
  Other........................    1,848         2,008       1,727      1,564        1,421          1,316      1,280        1,117
                                 -------       -------     -------    -------      -------        -------    -------      -------
Total non-interest income......    4,496         3,423       4,046      2,702        2,329          2,051        691        1,541
                                 -------       -------     -------    -------      -------        -------    -------      -------
Non-interest expense:
 General and administrative....   12,280        11,714      11,631     11,910       10,720         12,533     12,858       12,857
 Merger and restructuring......       --            --          --         --           --             --     19,024           --
 Real estate operations, net...      123           253         (46)       133          223            (59)       345          374
 SAIF recapitalization.........    9,432            --          --         --           --             --         --           --
                                 -------       -------     -------    -------      -------        -------    -------      -------
  Total non-interest expense...   21,835        11,967      11,585     12,043       10,943         12,474     32,227       13,231
                                 -------       -------     -------    -------      -------        -------    -------      -------
Income (loss) before
 income tax expense............    9,182        17,062      16,511     14,027       14,283         12,377     (7,806)      12,425
Income tax expense.............    3,810         7,432       7,335      6,199        6,303          5,458      1,998        5,958
                                 -------       -------     -------    -------      -------        -------    -------      -------
Net income (loss)..............   $5,372        $9,630     $ 9,176     $7,828       $7,980        $ 6,919    $(9,804)      $6,467
                                 =======       =======     =======    =======      =======        =======    =======      =======

Earnings (loss) per
 common share..................     $.47          $.81        $.76       $.64         $.63           $.51      $(.73)        $.48

---------------
Summation of the quarterly  earnings  per common  share,  due to the  averaging effect of the number of shares and share equivalents throughout the year, does not necessarily equal the annual amount.


INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------



To The Board of Directors and Shareholders of New York Bancorp Inc.:

We have audited the accompanying consolidated statements of financial condition of New York Bancorp Inc. and Subsidiary as of September 30, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New York Bancorp Inc. and Subsidiary as of September 30, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in note 16 to the consolidated financial statements, effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes).




/s/KPMG Peat Marwick LLP
October 29, 1996
Jericho, New York



HOME FEDERAL SAVINGS BANK
------------------------------------------------------------------------------------------------------------------------------
A New York Bancorp Company


------------------------------------------------------------------------------------------------------------------------------

EXECUTIVE OFFICERS

PATRICK E. MALLOY, III          MICHAEL A. MCMANUS, JR.          STAN I. COHEN
Chairman                        President and                    Senior Vice President,
                                Chief Executive Officer          Chief Financial Officer and
                                                                   Secretary

------------------------------------------------------------------------------------------------------------------------------

First Vice Presidents

GEORGE J. AMENTAS               CARMINE BRACCO                   RICHARD F. ROTHSCHILD            TERRENCE S. WALSH
Treasurer                       EDP & Operations                 Marketing                        Multifamily Lending
ROBERT J. ANRIG                 DENNIS HODNE                     EDWARD J STEUBE
Lending                         Retail Banking                   Business Development

------------------------------------------------------------------------------------------------------------------------------

Vice Presidents

CHARLES W. BAKER                WILLIAM M. DOWD                  JOHN M. MORA                     CAROLINE M. TROISI
Senior Underwriter              EDP                              Asset/Liability Management       Market Area Manager
THOMAS J. CAPOBIANCO            MICHAEL J. FINK                  CAROLE L. SCIALDONE              KEVIN J. WOLFE
Mortgage Servicing              Loan Production Manager          Human Resources                  Accounting
JAMES H. CARTER                 DAVID W. FRY                     JAMES SCIOLTO                    JOSEPH J. ZEGAR
Operations                      Financial Reporting              Branch Administration            Internal Audit
JOHN P. CARTER, JR.             LOUIS L. HALLISEY                JONATHAN D. SEEM                 CLIFFORD J. ZOLLER
Credit Administration           Senior Underwriter-NY            Business Development             Commercial Lending
DONNA J. DIGIROLAMO             SEAN J. HOWLAND                  MARK E. SHERIDAN
Legal Loan Review               Senior Underwriter-NJ            Commercial Lending

-------------------------------------------------------------------------------------------------------------------------------

Assistant Vice Presidents

ROBERT P. CAMMARATA             TERI L. GEORGE                   BIAGIO B. MADAIO                 LOUIS J. ROSADO
Market Area Manager             Market Area Manager              Market Area Manager              Loan Officer
RICHARD M. CHIN                 BETTY GERBINO                    DEBORAH L. MARTIN                ALBERT A. TAMER
Cost Accounting                 Training                         Consumer Lending                 Market Area Manager
FRANK J. CLAPS                  WILLIAM A. GUIDUCCI              MICHAEL H. MATTHEWS              FRANK J. TRICK
Market Area Manager             Market Area Manager              Appraisals                       Loan Production Coordinator
KAREN A. FLANAGAN               SUSAN LADONE                     RAYMOND B. OBIOL                 JAMES R. WHITEHOUSE
Lending                         Manager In-Store Banking         Loan Center Manager              Loan Center Manager
THOMAS B. FORD                  ROBIN L. LANE                    LORI PRIEST                      THERESA A. ZABRANSKY
Commercial Lending              Purchasing                       Mortgage Servicing               EDP

-------------------------------------------------------------------------------------------------------------------------------

Other Officers

VOULA ARIANAS                   MARY ELLEN DESIDERIO             CHARLES R. MAASS                 ELIZABETH POWELL
Branch Manager                  Assistant Mortgage Officer       EDP Facilities Officer           Branch Manager
SUE ANN BECK                    EILEEN C. DIGNAM                 JEAN-ALBERT MAISONNEUVE          DUILIO RENDE
Branch Manager                  Assistant Mortgage Officer       Marketing Officer                Network Officer
LINDA BISHOP                    CATHERINE L. DITIRRO             ANNA MAE MACAVOY                 FRANCESCA SALATTI
Investor Relations Officer      Branch Manager                   Branch Manager                   Branch Manager
CHARLES F. BIVONA               DIANE M. DODDO                   ROBERT P. MARONEY                ANNE P. SCHULTHEIS
Branch Manager                  Branch Operations Officer        Assistant Mortgage Officer       Branch Manager
RONALD P. BRACK                 BERNARD J. DUFFY                 THOMAS MCCALL                    SUDARSHAN SETH
Branch Manager                  Branch Manager                   AS 400 Systems Officer           Electronic Banking Officer
MICHAEL L. CAPOZIELLO           JOHN D. HENNESSEY                SUSAN MCKIERNAN                  MARILYN SILVER
Branch Manager                  Branch Manager                   Branch Manager                   Branch Manager
DAVID J. CARBALLEIRA            ELIZABETH A. HOLLAND             KATHLEEN M. METZ                 WILLIAM K. SORIANO
Branch Manager                  Branch Manager                   Assistant Mortgage Officer       Branch Manager
JANET R. CIAFARDONI             GINA KATZ                        GRACE A. NICOLAOU                LOUISE M. TIMMS
Branch Manager                  Branch Manager                   Branch Manager                   Branch Manager
LOUIS DALLOJOCONO               HOLLY KIMBALL-TEMPESTA           ERIC P. PARAS                    GORDON WUERTH
Loan Originations Officer       Audit Officer                    Branch Manager                   PC Systems Officer

------------------------------------------------------------------------------------------------------------------------------

HOME FEDERAL SAVINGS BANK
--------------------------------------------------------------------------------
A New York Bancorp Company



CORPORATE HEADQUARTERS
   New York Bancorp Building
   241-02 Northern Boulevard, Douglaston, NY 11362-1061  (718) 631-8100


BRANCH LOCATIONS
QUEENS
   70-24 Myrtle Avenue, Glendale, NY 11385  (718) 497-5000
   83-24 Woodhaven Boulevard, Glendale, NY 11385  (718) 849-1300
   155-14 Cross Bay Boulevard, Howard Beach, NY 11414 (718) 641-6510 248-40 Northern Boulevard, Little Neck, NY 11363 (718) 428-7100
 * 70-01 Forest Avenue, Ridgewood, NY 11385  (718) 821-2000
   145-15 243rd Street, Rosedale, NY 11422  (718) 527-6100

BROOKLYN
   9502 3rd Avenue, Brooklyn, NY 11209  (718) 745-4400
   6501 11th Avenue, Brooklyn, NY 11219  (718) 837-9100
   7401 13th Avenue, Brooklyn, NY 11228  (718) 232-7200
 * 413 86th Street, Brooklyn, NY 11209  (718) 833-4300
   179 Avenue U, Brooklyn, NY 11223  (718) 946-5000
   2123 Avenue U, Brooklyn, NY 11229  (718) 332-5200
   420 Court Street, Brooklyn, NY 11231  (718) 625-4234
 o 1710 Avenue Y (Edward's), Brooklyn, NY 11235  (718) 332-6111

STATEN ISLAND
 o 985 Richmond Avenue (ShopRite), Staten Island, NY 10314  (718) 370-1999

NASSAU
   41 Forest Avenue, Glen Cove, NY 11542  (516) 671-6767
   35 Merrick Avenue, Merrick, NY 11566  (516) 623-3900
 * 210 Mineola Boulevard, Mineola, NY 11501  (516) 742-1500
   77 Lincoln Avenue, Rockville Centre, NY 11570  (516) 766-2100
   195 Rockaway Avenue, Valley Stream, NY 11580  (516) 872-0400

SUFFOLK
   356 Middle Country Road, Coram, NY 11727  (516) 732-8300
   155 East Main Street (Rt. 25A), Huntington, NY 11743  (516) 549-0800
   143 Alexander Avenue, Lake Grove, NY 11755  (516) 724-3400
 o 46 E. Hoffman Avenue (Waldbaum's), Lindenhurst, NY 11757  (516) 226-3777
 * 62 South Ocean Avenue, Patchogue, NY 11772  (516) 447-3400
   366 Route 25A, Rocky Point, NY 11778  (516) 744-0100
   800 Montauk Highway, Shirley, NY 11967  (516) 281-2200
   43 Main Street, Westhampton Beach, NY 11978  (516) 288-3300
 o 1730 Veterans Memorial Highway (Edward's), Islandia, NY 11722 (516) 232-6900

LOAN CENTERS
   One Depot Plaza, Mamaroneck, NY 10543  (914) 698-4200
   241-02 Northern Boulevard, Douglaston, NY 11362  (718) 631-2500

TELEBANKING
   24 Hour Banking By Phone (718) 726-HOME (4663)
                        (516) 827-HOME (4663)

OPERATIONS CENTER
 * 100 Jericho Quadrangle, Jericho, NY 11753  (516) 733-5000

* Loan Centers at these locations
o Supermarket branch

-------------------------------------------------------------------------------
At September 30, 1996 there were 2,141 holders of record of common stock.

The following table shows high and low closing sales prices as reported by the American Stock Exchange through June 20, 1995 and by the New York Stock Exchange thereafter. Such prices do not necessarily reflect retail markups, markdowns or commissions.

                Fiscal year ended September 30, 1996                       Fiscal year ended September 30, 1995
                ------------------------------------                       ---------------------------------------
                                             Cash                                                      Cash
                                           Dividends                                                  Dividends
                    High         Low       Per Share                          High          Low      Per Share(1)
                 -------      -------    -----------                       -------       -------     ------------
4th Quarter      $32.125      $25.750       $ .20           4th Quarter    $20.750       $19.000        $ .20
3rd Quarter      $26.125      $23.750       $ .20           3rd Quarter    $20.375       $17.250        $ .20
2nd Quarter      $23.500      $21.500       $ .20           2nd Quarter    $19.125       $16.250        $ .20
1st Quarter      $22.500      $19.750       $ .20           1st Quarter    $19.625       $18.250        $ .20
                                                            (1)  Dividends per share have not been restated for the merger with
                                                                 Hamilton.
