Form 10-K405, Exhibit 13
period 1997-09-30
NEW YORK BANCORP INC
filed 1997-12-22
CIK 820068

SELECTED
CONSOLIDATED
FINANCIAL &
OTHER DATA

                                                                     Year Ended September 30,
                                            ---------------------------------------------------------------------
                                                 1997          1996           1995         1994(1)        1993(1)
                                            ------------  ------------   ------------  ------------   -----------
                                                           (In Thousands, Except Per Share Amounts)
OPERATING DATA:
Interest income...........................  $    238,849  $    207,491   $    196,972  $    175,530   $    160,752
Interest expense..........................       120,633       106,746        101,730        79,948         71,385
                                            ------------  ------------   ------------  ------------   ------------
  Net interest income.....................       118,216       100,745         95,242        95,582         89,367
Provision for possible loan losses........        (2,100)       (1,200)        (1,700)       (2,650)        (4,700)
                                            ------------  ------------   ------------  ------------   ------------
  Net interest income after provision
   for possible loan losses...............       116,116        99,545         93,542        92,932         84,667
                                            ------------  ------------   ------------  ------------   ------------
Non-interest income:
  Loan fees and service charges...........         2,941         2,770          2,566         3,292          3,341
  Banking service fees....................         6,564         5,323          3,944         3,108          3,753
  Fees from sale of investment products...         1,814         1,376            617           615            536
  Net gain (loss) on the sales of mortgage
   loans and securities available for sale         2,681         4,750         (1,088)          214          3,857
  Net loss on financial futures
   transactions...........................            --            --             --            --           (495)
  Other...................................         4,753           448            573           771            192
                                            ------------  ------------   ------------  ------------   ------------
    Total non-interest income ............        18,753        14,667          6,612         8,000         11,184
                                            ------------  ------------   ------------  ------------   ------------
General and administrative expenses.......        50,049        47,535         48,968        50,845         48,455
                                            ------------  ------------   ------------  ------------   ------------
Merger and restructuring expense..........            --            --         19,024            --             --
                                            ------------  ------------   ------------  ------------   ------------
Real estate operations, net...............           924           463            883           880          1,296
                                            ------------  ------------   ------------  ------------   ------------
SAIF recapitalization expense.............            --         9,432             --            --             --
                                            ------------  ------------   ------------  ------------   ------------
Income before income tax expense
 and cumulative effect of
 change in accounting principle...........        83,896        56,782         31,279        49,207         46,100
Income tax expense .......................       (32,685)      (24,776)       (19,717)      (21,740)       (20,912)
Cumulative effect of change in
 accounting for income taxes..............            --            --             --         5,685             --
                                            ------------  ------------   ------------  ------------   ------------
Net income ...............................  $     51,211  $     32,006   $     11,562  $     33,152   $     25,188
                                            ============  ============   ============  ============   ============

Earnings per common share(2):
  Income before cumulative effect
   of change in accounting principle......       $  2.25       $  1.34       $    .43      $   1.01      $   N/M (4)
  Net income..............................       $  2.25       $  1.34            .43      $   1.22      $   N/M (4)

Book value per share(2)...................       $  7.93       $  6.84       $   6.44      $   6.48      $    5.87

Dividends per share(2), (3)...............       $   .53       $   .40       $    .40      $    .39      $     .32

Dividend payout ratio(2), (3).............         23.33%        29.85%         76.92%        24.84%        29.36%

                                      9-a

SELECTED CONSOLIDATED FINANCIAL
& OTHER DATA
(CONT'D)

                                                                    Year Ended September 30,
                                            ---------------------------------------------------------------------
                                                 1997          1996           1995         1994(1)        1993(1)
                                            ------------  ------------   ------------  ------------   -----------
                                                                        (In Thousands)
FINANCIAL CONDITION DATA:
Total assets..............................  $  3,244,200  $  2,940,907   $  2,731,592  $  2,583,982  $   2,250,605
First mortgage loans, net.................     1,770,995     1,586,046      1,370,175     1,134,882      1,078,960
Other loans, net..........................       249,421       267,116        294,768       297,472        309,457
  Loans receivable, net...................     2,020,416     1,853,162      1,664,943     1,432,354      1,388,417
Mortgage-backed securities held
  to maturity.............................       644,247       550,817        664,726       785,593        439,605
Mortgage-backed securities available
 for sale.................................       334,641       280,429        206,794       171,983        234,236
Debt securities held to maturity..........           593           643         21,179        52,984          4,662
Debt and equity securities
 available for sale.......................       107,150       136,133         46,273           180             --
Federal Home Loan Bank stock..............        54,119        27,938         20,288        17,409         21,734
Money market investments..................            --        10,700         13,915        21,844         77,261
Trading account securities................            --            --          2,003        12,939         12,487
Deposits..................................     1,684,419     1,715,959      1,748,874     1,791,514      1,758,102
Borrowed funds............................     1,253,931     1,008,786        767,138       578,897        293,693
Shareholders' equity......................       169,063       151,903        156,386       171,291        153,769


                                                                     Year Ended September 30,
                                            ---------------------------------------------------------------------
                                                 1997          1996           1995         1994(1)        1993(1)
                                            ------------  ------------   ------------  ------------   -----------
SELECTED FINANCIAL RATIOS & OTHER DATA:
Return on average assets..................        1.64%          1.16%          .44%         1.35%          1.16%
Return on average shareholders' equity....       31.48          20.26          6.81         20.13          18.74
Shareholders' equity to assets............        5.21           5.17          5.73          6.63           6.83
Net interest rate spread..................        3.62           3.47          3.43          3.73           3.99
Net interest margin.......................        3.85           3.71          3.68          3.95           4.23
Efficiency ratio..........................       38.57          42.96         47.57         49.19          49.86
Nonaccrual loans and real estate owned,
 net, as a percentage of total assets.....         .58            .98          1.18          1.64           2.02
Allowance for possible loan losses as
 a percentage of nonaccrual loans.........      106.59          75.87         70.04         70.23          69.02
Average interest-earning assets to
 average interest-bearing liabilities.....      105.83         105.86        106.47        106.82         107.04
CUSTOMER SERVICE FACILITIES:
Full service..............................          31             29            27            26             26
Loan production offices...................           7              7             6             6              6
Executive office..........................           1              1             1             1              1


(1) On January 27, 1995, Hamilton Bancorp, Inc. was merged with and into New York Bancorp Inc. The merger was accounted for as a pooling of interests and, accordingly, all prior periods include the consolidated results of Hamilton Bancorp, Inc.
(2) Per share amounts have been calculated to fully reflect the 4-for-3 stock split effective July 24, 1997, the 3-for-2 stock split effective January 23, 1997 and the ten percent stock dividend effective February 14, 1994.
(3) Dividends per share, and the dividend payout ratio, have not been restated for the merger with Hamilton Bancorp, Inc.
(4) N/M - Hamilton Bancorp, Inc. converted to stock ownership on April 1, 1993. Accordingly, restated per share data is not meaningful.


                                      9-b

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

On October 7,1997, New York Bancorp signed a definitive merger agreement with North Fork Bancorporation, Inc. ("North Fork") whereby the Company will be merged with and into North Fork. Under the terms of the agreement, each share of the Company outstanding at the time of the merger will be converted into 1.19 shares of North Fork common stock. The transaction, which is expected to be completed during the first quarter of calendar year 1998, is subject to approval by the shareholders of both the Company and North Fork, the approval of the appropriate regulatory authorities, as well as the satisfaction of certain other conditions. The merger is expected to be accounted for as a pooling of interests.

On January 27, 1995, Hamilton Bancorp, Inc. ("Hamilton"), the parent company of Hamilton Federal Savings F.A. ("Hamilton Savings"), was merged with and into New York Bancorp. This transaction was accounted for as a pooling of interests, and, as a result, the financial results for the periods prior to the merger reported in the accompanying management's discussion and analysis and consolidated financial statements include the results of Hamilton.

As part of the Company's strategy to find ways to best utilize its available capital, during fiscal year 1997 New York Bancorp continued its stock repurchase program by repurchasing 1,169,284 shares of its common stock, bringing the total number of Treasury shares to 8,174,522 and the total number of outstanding common shares to 21,318,644 at September 30, 1997. The Company's stock repurchase program has been terminated in connection with the execution of the Company's merger agreement with North Fork.


EARNINGS SUMMARY

New York Bancorp earned net income of $51.2 million, or $2.25 per share, for the year ended September 30, 1997, representing a 31.48% return on average stockholders' equity. Net income for the year ended September 30, 1996 amounted to $32.0 million, or $1.34 per share, which included the recognition of a one-time charge of $9.4 million representing the Bank's assessment to recapitalize the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Excluding the SAIF recapitalization charge, net income for the year ended September 30, 1996 would have amounted to $37.4 million, or $1.57 per share, representing a 23.69% return on average stockholders' equity.


ASSET/LIABILITY MANAGEMENT

The Company is subject to interest rate risk to the extent that its interest-bearing liabilities reprice or mature more or less frequently, or on a different basis, than its interest-earning assets. The Company's primary approach to controlling interest rate risk and maximizing net interest margin emphasizes gap management. The Company does not have a mandated targeted gap,


                                      10-a
but historically has managed the gap so that it will range from a modest positive to a modest negative position, which would generally result in upper-end ranges of positive to negative positions of 15%. The size and direction of the gap is determined by management, reflecting its views on the direction of interest rates and general market conditions. The Company's cumulative one year gap as a percent of total interest-earning assets moved from a negative 2.85% at September 30, 1996 to a negative 8.20% at September 30, 1997, reflecting the Company's recent strategy to fund loan originations with short-term low cost wholesale liabilities.

A negative gap denotes liability sensitivity which in a given period will result in more liabilities than assets being subject to repricing. Generally, liability sensitive gaps would result in a net positive effect on net interest margin and, consequently, net income in a declining interest rate environment. Alternatively, liability sensitive gaps generally would result in a net negative effect on net interest margin and, consequently, net income in an increasing interest rate environment.

The Company manages its interest rate risk exposure by investing in adjustable rate mortgage and other loans and securities, multi-tranche fixed rate REMIC securities which generally have an estimated average life of five years, and an assortment of fixed rate loans and securities. At September 30, 1997, 57.4% of such interest-earning assets were adjustable rate assets, and the average lives of the fixed rate REMIC securities was approximately 4.2 years. The Company also may choose to extend the maturity of its funding source and/or reduce the repricing mismatches by using interest rate swaps and financial futures arrangements. Additionally, the Company uses interest rate collar, interest rate floor, and interest rate cap arrangements to assist in further insulating the Company from volatile interest rate changes.

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

At September 30, 1997, the mortgage-backed securities portfolios had an estimated average life of approximately 4.3 years. Assuming an immediate and parallel shift of 300 basis points in the yield curve, the estimated average life of these portfolios would extend to approximately 5.9 years. The Bank considers its investment in mortgage-backed securities as a separate investment category from mortgage loans because of the liquidity characteristics of these instruments. The Bank further segregates its mortgage-backed securities holdings as either held to maturity or available for sale. At September 30, 1997, the Bank's portfolios of mortgage-backed securities represented 30.2% of total assets. Such mortgage-backed securities are either guaranteed by the FHLMC, GNMA or FNMA, or constitute REMIC and private-issue pass-through mortgage-backed securities which are virtually all rated AAA by nationally recognized rating services.

                                      10-b

At September 30, 1997, the Bank maintained $700.0 million of interest rate collar arrangements which mature in August 1998. These interest rate collars provide for the Bank to receive payment when three month LIBOR exceeds 7.50%, and requires the Bank to pay when three month LIBOR is less than 5.00%, thereby reducing the Bank's exposure to a rising interest rate environment. At September 30, 1997, three month LIBOR was 5.77%.

During the years ended September 30, 1997 and 1996, the Bank was a party to $600 million of interest rate swap arrangements to extend the maturity of its liabilities in order to create a more consistent and predictable interest rate spread. These arrangements provided for the Bank to pay a fixed rate of interest while receiving a floating rate. These arrangements matured during the third quarter of fiscal year 1997.

Additionally, in an effort to further protect against interest rate risk associated with the repricing of its interest-bearing deposit liabilities, the Bank was a party to $1.0 billion of interest rate floor agreements which were scheduled to expire on February 22, 1998. During the third quarter of fiscal year 1995, in an effort to secure the hedge position provided against the aforementioned interest rate risk, the Bank terminated its position as a party to the $1.0 billion of interest rate floor agreements. Accordingly, and in conformity with generally accepted accounting principles, the Bank deferred recognition of the gain on the terminated interest rate floor agreements and is amortizing such gain as an adjustment to the cost of interest-bearing deposit liabilities over the original contractual life of the interest rate floor agreements. At September 30, 1997, the amount of the unamortized gain was $1.2 million.

At September 30, 1997, the Bank had approximately $2.6 million in contracts for purposes of hedging the "Standard & Poor's 500" index. The call options maturities range from March 1999 through August 1999. The Bank uses stock indexed call options for purposes of hedging its MarketSmart CDs and MarketSmart I.R.A. CDs. The call options hedge the interest rate paid on these 5 year CD deposits which is an annual percentage yield based on the changes in the Standard & Poor's 500 Composite Stock Price Index during each of the 5 year terms of the CDs. Premiums paid on the call options are amortized to interest expense over the terms of the underlying CD using the straight line method. Gains and losses, if any, resulting from the early termination of the call option are deferred and amortized to interest expense over the remaining term of the underlying CD. The Bank ceased offering MarketSmart CDs during fiscal year 1995 due to its inability to purchase such small quantities of stock indexed call options.

Although the Company's asset/liability plan is intended to protect the Company's interest rate spread against changes in prepayment speeds caused by changes in interest rates, there is a risk that during periods of rapidly changing interest rates, the Company's spread could be reduced or become negative. The following table sets forth the anticipated repricing or maturity of the Company's assets, liabilities and yields, including the effect of off-balance sheet financial instruments, at September 30, 1997 using assumptions based on its historical experience and other data available to management. This table does not necessarily indicate the impact of general interest rate movements on the Company's net interest yield because the repricing of various assets and liabilities is subject to customer discretion and competitive and other pressures. As a result, assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.


                                      11-a

                                                                   At September 30, 1997
                           ------------------------------------------------------------------------------------------------
                                                         More        More         More
                                          More than      than        than         than       Over
                             6 Months     6 Months      1 Year     3 Years      5 Years       10
                              or Less     to 1 Year   to 3 Years  to 5 Years  to 10 Years    Years        Total       Yield
                           -----------   -----------  ----------  ----------  -----------   -------     ----------   -------
                                                                  (Dollars in Thousands)
INTEREST-EARNING ASSETS:
  First mortgage loans(1). $   433,837  $   339,536  $   498,221  $  388,862  $   65,110   $  62,465  $   1,788,031    8.32%
  Other loans(1)..........      81,252       84,396       35,849      25,259       2,907      21,417        251,080    8.65
  Mortgage-backed
   securities(2) .........     143,876      108,570      308,872     201,576     215,519         475        978,888    6.95
  Debt and equity securities    65,586           42          167      41,756         192          --        107,743    6.15
  Federal Home Loan Bank
   stock..................      54,119           --           --          --          --          --         54,119    6.75
                           -----------  -----------  -----------  ----------  ----------   ---------  -------------
Total interest-earning
       assets.............     778,670      532,544      843,109     657,453     283,728      84,357      3,179,861    7.82
                           -----------  -----------  -----------  ----------  ----------   ---------  -------------
INTEREST-BEARING LIABILITIES:
  Demand and NOW
   accounts(3)............       4,819        4,819       17,861      16,108     149,211          --        192,818     .77
  Money market deposit
   accounts(3)............      22,386       22,386       53,265      26,092      25,071          --        149,200    2.82
  Passbook savings and
   club accounts(3).......      68,465       68,465      197,173     126,201     224,363          --        684,667    2.33
  Certificate accounts....     276,456      197,508      153,560      29,061       1,149          --        657,734    4.98
  Borrowed funds(4).......     906,623           --      368,081      39,992          --          --      1,314,696    5.86
                           -----------  -----------  -----------  ----------  ----------   ---------  -------------
      Total interest-bearing
       liabilities........   1,278,749      293,178      789,940     237,454     399,794          --      2,999,115    4.38
                           -----------  -----------  -----------  ----------  ----------   ---------  -------------
Interest sensitivity gap
 per period...............    (500,079)     239,366       53,169     419,999    (116,066)     84,357
                           -----------  -----------  -----------  ----------  ----------   ---------
Cumulative interest
 sensitivity gap.......... $  (500,079) $  (260,713) $  (207,544) $  212,455  $   96,389   $ 180,746
                           ===========  ===========  ===========  ==========  ==========   =========
Cumulative gap as a
 percent of total interest-
 earning assets...........      (15.73)%      (8.20)%      (6.53)%      6.68%       3.03%       5.68%
                               =======      =======      =======     =======     =======    ========
Cumulative net interest-
 sensitive assets as a
 percent of interest-
 sensitive liabilities....      (16.67)%      (8.69)%      (6.92)%      7.08%       3.21%       6.03%
                               =======      =======      =======     =======     =======    ========

(1) Assumes prepayment rates ranging from 3% to 12% depending on the loan type and interest rate. These prepayment assumptions are based on actual prepayments experienced and market assumptions for each interest rate range.
(2) Assumes mortgage-backed securities prepay using actual prepayment rates experienced on the underlying securities.
(3) Assumes NOW accounts, money market deposit accounts and passbook savings and club accounts will be withdrawn at annual rates of 5.00%, 30.00% and 20.00%, respectively, based on their declining balance, reflecting the Bank's experience.
(4)  Includes the amount shown in the balance sheet caption "Due to brokers".


                                      11-b

The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Reports, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used. The following table sets forth the Company's NPV as of September 30, 1997.

                                                                                     Net Portfolio Value
       Changes in                             Net Portfolio Value                      as a % of Assets
         Rates                  ----------------------------------------------    ---------------------------
        in Basis                                    Dollar         Percentage                   Change in
         Points                   Amount            Change           Change           %        Percentage(1)
         ------                   ------            ------           ------           -        -------------
                                                        (Dollars in Thousands)
 200...............              $250,467          $(65,122)          (20.6)%        7.8%         (17.9)%
 100...............               283,998           (31,591)          (10.0)         8.7           (8.4)
 Base case.........               315,589                --            --            9.5           --
 (100).............               345,300            29,711             9.4         10.2            7.4
 (200).............               361,047            45,458            14.4         10.5           10.5


(1) Based on the portfolio value of the Company's assets in the base case scenario.

As in the case with the Gap table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the


                                      12-a
composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net portfolio value and will differ from actual results.

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



                                      12-b

                                                                       Year Ended September 30,
                           -----------------------------------------------------------------------------------------------------
                                              1997                               1996                              1995
                           -------------------------------     ------------------------------     ------------------------------
                             Average                 Yield/       Average               Yield/     Average                Yield/
                            Balance       Interest   Cost       Balance      Interest   Cost       Balance     Interest   Cost
                           -----------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)

ASSETS:
Interest-earning assets:
  First mortgage loans.....  $1,699,622   $140,248   8.25%     $1,471,464     $118,792    8.07%   $1,257,057     $104,042   8.28%
  Other loans..............     260,095     22,355   8.59         281,414       24,735    8.79       303,649       25,916   8.53
  Mortgage-backed securities    928,569     63,790   6.87         854,660       56,921    6.66       921,198       60,331   6.55
  Debt and equity
   securities - taxable....     180,190     12,435   6.90         105,190        6,774    6.44        71,158        4,877   6.85
  Money market investments          386         21   5.41           4,776          256    5.36        18,845        1,080   5.73
  Trading account securities         --         --    .--             220           13    5.70        12,883          726   5.63
                             ---------------------             ------------------------           -----------------------
  Total interest-earning
         assets ...........   3,068,862    238,849   7.78       2,717,724       207,491   7.63     2,584,790      196,972   7.62
                                          --------                             --------                         ---------
  Non-interest-earning assets    61,167                            47,678                             43,442
                             -----------                       -----------                        ----------
    Total assets...........  $3,130,029                        $2,765,402                         $2,628,232
                             ===========                       ===========                        ==========

LIABILITIES AND SHAREHOLDERS'
 EQUITY:
Interest-bearing liabilities:
  Deposits:
    Certificate accounts...  $  672,651     33,007   4.91      $  736,896        37,679   5.11    $  676,290       35,703   5.28
    Passbook savings and
     club accounts.........     697,460     16,280   2.33         730,165        17,509   2.40       801,630       19,964   2.49
    Money market
     deposit accounts......     144,331      4,310   2.99         117,363         3,357   2.86       132,187        4,054   3.07
    Demand and
      NOW accounts.........     183,288      1,925   1.05         159,793         1,925   1.20       148,594        2,673   1.80
                             ---------------------             ------------------------           -----------------------
       Total deposits.....    1,697,730     55,522   3.27       1,744,217        60,470   3.47     1,758,701       62,394   3.55
 Borrowed funds............   1,202,036     65,111   5.42         822,987        46,276   5.62       669,090       39,336   5.88
                             ---------------------             ------------------------           ------------------------
        Total interest-bearing
           liabilities.....   2,899,766    120,633   4.16       2,567,204       106,746   4.16     2,427,791      101,730   4.19
                                           -------                              -------                           --------
 Other liabilities.........      67,611                            40,222                             30,720
                              ---------                         ----------                         ---------
        Total liabilities..   2,967,377                         2,607,426                          2,458,511
 Shareholders' equity......     162,652                           157,976                            169,721
                              ---------                         ----------                         ---------
        Total liabilities and
           shareholders'
           equity.......... $ 3,130,029                      $  2,765,402                         $2,628,232
                            ===========                      ============                         ==========
NET INTEREST INCOME/INTEREST
 RATE SPREAD...............               $ 118,216  3.62%                    $ 100,745   3.47%                 $  95,242   3.43%
                                          ================                    =================                 =================
NET EARNING ASSETS/NET
 INTEREST MARGIN........... $   169,096              3.85%   $    150,520                 3.71%   $  156,999                3.68%
                            ===========              =====   ============                 =====   ==========                =====
PERCENTAGE OF INTEREST-
 EARNING ASSETS TO
 INTEREST-BEARING LIABILITIES                      105.83%                              105.86%                           106.47%
                                                   =======                              =======                           =======

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


                                                 Year Ended September 30, 1997       Year Ended September 30, 1996
                                                       Compared to Year Ended             Compared  to  Year Ended
                                                       September 30, 1996                 September 30, 1995
                                                        Increase (Decrease)                 Increase (Decrease)
                                                 ---------------------------         -----------------------------
                                                 Volume       Rate       Net         Volume       Rate         Net
                                                 ----------------------------        -----------------------------
                                                                           (In Thousands)
INTEREST INCOME ON INTEREST-EARNING
  ASSETS:
   First mortgage loans....................     $ 18,776  $   2,680   $21,456       $  17,235   $  (2,485)  $  14,750
   Other loans.............................       (1,842)      (538)   (2,380)         (1,993)        812      (1,181)
   Mortgage-backed securities..............        5,036      1,833     6,869          (4,454)      1,044      (3,410)
   Debt and equity securities - taxable....        5,144        517     5,661           2,171        (274)      1,897
   Money market investments................         (237)         2      (235)           (758)        (66)       (824)
   Trading account securities..............          (13)        --       (13)           (722)          9        (713)
                                                --------  --------- ---------       ---------   ---------   ---------
Total income on interest-
  earning assets...........................       26,864      4,494    31,358          11,479        (960)     10,519
                                                --------  --------- ---------       ---------   ---------   ---------
INTEREST EXPENSE ON INTEREST-
  BEARING LIABILITIES:
   Deposits:
     Certificate accounts..................       (3,194)    (1,478)   (4,672)          3,045      (1,069)      1,976
     Passbook savings and club accounts....         (771)      (458)   (1,229)         (1,733)       (722)     (2,455)
     Money market deposit accounts.........          800        153       953            (436)       (261)       (697)
     Demand and NOW accounts...............          247       (247)      --              221        (969)       (748)
                                                 --------  --------- ---------       --------- ----------  ----------

        Total deposits.....................       (2,918)    (2,030)   (4,948)          1,097      (3,021)     (1,924)
   Borrowed funds..........................       20,464     (1,629)   18,835           8,561      (1,621)      6,940
                                                --------  ---------  ----------      --------- ----------- ----------

Total expenses on interest-
  bearing liabilities......................       17,546     (3,659)   13,887           9,658      (4,642)      5,016
                                                --------  ---------  ----------         ------    --------  ---------
Net interest income........................     $  9,318  $   8,153 $  17,471       $   1,821   $   3,682   $   5,503
                                                ========  ========= =========        =========   =========  =========

Note:   Nonaccrual loans are included in the volume variances.


COMPARISON OF YEARS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

GENERAL

The Company's net income for the year ended September 30, 1997 was $51.2 million, or $2.25 per share, as compared to $32.0 million, or $1.34 per share, for the year ended September 30, 1996. Comments regarding the components of net income are detailed in the following paragraphs.

INTEREST INCOME

Interest income on interest-earning assets for the year ended September 30, 1997 increased by $31.4 million, or 15.1%, to $238.8 million as compared with $207.5 million for the year ended September 30, 1996. The increase in interest income was primarily attributable to a $351.1 million increase in average interest-earning assets, coupled with a 15 basis point increase in yields.

Interest and fees on loans for the year ended September 30, 1997 increased by $19.1 million, or 13.3%, to $162.6 million as compared to fiscal year 1996. The increase in loan income reflects a $228.2 million increase in the average balance and an 18 basis point increase in the yield on first mortgage loans which, however, were partially offset by a $21.3 million decrease in the average balance and a 20 basis point decrease in the yield on other loans. The increase in the overall average balance reflects the record level of $544.4 million of loan originations. Interest on mortgage-backed securities held to maturity and mortgage-backed securities available for sale for the year ended September 30, 1997 increased by $6.9 million to $63.8 million as compared to fiscal year 1996. The increase in mortgage-backed securities income reflects a $73.9 million


                                      14-a
increase in the average balance of the portfolio to $928.6 million, coupled with a 21 basis point increase in yield to 6.87%. Interest and dividends on debt and equity securities increased by $5.7 million for the year ended September 30, 1997 to $12.4 million as compared to fiscal year 1996. The increase in interest and dividends on debt and equity securities reflects a $75.0 million increase in the average balance of the portfolio to $180.2 million, coupled with a 46 basis point increase in the yield to 6.90%. Money market investment income declined by $.2 million, reflecting a $4.4 million decrease in the average balance of the portfolio. The decrease in the average balance of money market investments is due to the Company investing these funds in higher yielding assets and/or utilizing the funds to reduce certain short-term borrowed funds.

At September 30, 1997, mortgage-backed securities held to maturity had unrealized depreciation of $8.1 million. The unrealized depreciation is due to market yields on similar type securities being above those of the Bank's securities. As a result of the increase in interest rates since the acquisition of these securities, the Company earns a below market rate of interest on the securities, and the estimated average lives of the securities are presently longer than the estimated lives at the time of acquisition.


INTEREST EXPENSE

Interest expense on interest-bearing liabilities for the year ended September 30, 1997 increased by $13.9 million, or 13.0%, to $120.6 million as compared with $106.7 million for the year ended September 30, 1996. The increase in interest expense reflects a $332.6 million increase in the average balance of total interest-bearing liabilities to $2,899.8 million. This increase reflects the Bank's use of higher costing borrowings to fund balance sheet growth. However, the cost of funds for fiscal year 1997

                                      14-b
amounted to 4.16%, the same amount as fiscal year 1996, primarily due to the offsetting impact of the Bank's use of interest rate swaps and other off-balance sheet instruments which decreased interest expense by $6.3 million and $3.5 million for the years ended September 30, 1997 and 1996, respectively.

Interest expense on deposits decreased $4.9 million, or 8.2%, to $55.5 million for the year ended September 30, 1997 as compared with the year ended September 30, 1996. This decrease reflects a 20 basis point decrease in the average cost of deposits from 3.47% in fiscal year 1996 to 3.27 % in fiscal year 1997, coupled with a $46.5 million decrease in the average balance of deposits to $1,697.7 million. The Bank's use of interest rate swaps and other off-balance sheet instruments decreased the cost of deposits by 16 basis points each year. Interest expense on borrowed funds increased $18.8 million, or 40.7%, to $65.1 million for the year ended September 30, 1997 as compared to the year ended September 30, 1996. This increase reflects a $379.0 million increase in the average balance of borrowed funds to $1,202.0 million which, however, was partially offset by a 20 basis point decrease in the average cost of borrowed funds from 5.62% in fiscal year 1996 to 5.42% in fiscal year 1997. The Bank's use of interest rate swaps and other off-balance sheet instruments decreased the cost of borrowed funds by 22 basis points and 14 basis points in fiscal years 1997 and 1996, respectively.

PROVISION FOR POSSIBLE LOAN LOSSES

The Company provided $2.1 million and $1.2 million for possible loan losses during the years ended September 30, 1997 and 1996, respectively. The increase in the provision for possible loan losses primarily reflects management's assessment of events related to one nonaccrual loan (subsequently resolved) and the increase and change in the composition of the loan portfolio. The Bank's ratio of its allowance for possible loan losses to total nonaccrual loans amounted to 106.6% and 75.9% at September 30, 1997 and 1996, respectively.

The Company's recorded investment in impaired loans was $4.9 million and $11.9 million at September 30, 1997 and 1996, respectively, all of which were on nonaccrual status. Due to charge offs, or the crediting of interest payments to principal, the loans did not have an impairment reserve at September 30, 1997 and 1996. Interest income recognized on impaired loans during each of the years ended September 30, 1997 and 1996 amounted to approximately $.4 million, which approximated the actual interest payments received. The average recorded investment in impaired loans was $13.2 million and $14.5 million during the years ended September 30, 1997 and 1996, respectively. The allowance for possible loan losses contains additional amounts for impaired loans, as deemed necessary, to maintain reserves at levels considered adequate by management.

As part of the Bank's determination of the adequacy of the allowance for possible loan losses, the Bank monitors its loan portfolio through its Asset Classification Committee. The Committee, which meets no less than quarterly, consists of employees who are independent of the loan origination process and members of management. This Committee reviews individual loans with the lending officers and assesses risks relating to the collectibility of these loans. The Asset Classification Committee determines the adequacy of the allowance for


                                      15-a
possible loan losses through ongoing analysis of historical loss experience, the composition of the loan portfolios, delinquency levels, underlying collateral values and cash flow values. Utilizing these procedures, management believes that the allowance at September 30, 1997 is sufficient to cover anticipated losses inherent in the loan portfolios.

Activity in the allowance for possible loan losses is summarized as follows:

                                                                                       As of and For the
                                                                                   Year Ended September 30,
                                                                         ----------------------------------------
                                                                            1997            1996            1995
                                                                         ----------------------------------------
                                                                                      (In Thousands)

Allowance for possible loan losses,
  beginning of year..............................................        $  19,386      $    21,272      $   25,705
Charge-offs:
   Commercial real estate........................................             (698)            (974)         (2,889)
   Residential real estate.......................................           (1,114)            (730)         (1,422)
   Multifamily residential.......................................               --               --            (546)
   Other loans...................................................           (1,148)          (1,441)         (1,442)
                                                                         ---------      -----------      ----------
     Total charge-offs...........................................           (2,960)          (3,145)         (6,299)
                                                                         ---------      -----------      ----------
     Less recoveries:
       Commercial real estate....................................               71               --              --
       Residential real estate...................................               27               --               4
       Other loans...............................................               71               59              75
                                                                         ---------      -----------      ----------
         Total recoveries........................................              169               59              79
                                                                         ---------      -----------      ----------
           Net charge-offs.......................................           (2,791)          (3,086)         (6,220)
Hamilton's net activity for the quarter
 ended December 31, 1994.........................................               --               --              87
Addition to allowance, charged to expense........................            2,100            1,200           1,700
                                                                         ---------      -----------      ----------
Allowance at end of year.........................................        $  18,695      $    19,386      $   21,272
                                                                         =========      ===========      ==========

The Bank's allowance for possible loan losses at September 30, 1997 was $18.7 million which represented 106.6% of nonaccrual loans, or .9% of total loans, compared to $19.4 million at September 30, 1996 which represented 75.9% of nonaccrual loans, or 1.0% of total loans.

The following table sets forth information regarding nonaccrual loans, real estate owned, net, and restructured loans at the dates indicated:

                                                                                        September 30,
                                                                        -------------------------------------------
                                                                           1997            1996            1995
                                                                        -------------------------------------------
                                                                                     (In Thousands)
Nonaccrual loans:
  First mortgage loans:
    One-to-four family conventional residential..................       $   11,399      $    12,092     $    13,391
    Multifamily residential......................................              752              155             131
    Commercial real estate.......................................            4,165           11,758          14,316
                                                                        ----------      -----------     -----------
                                                                            16,316           24,005          27,838
  Other loans - cooperative residential loans....................            1,223            1,547           2,534
                                                                        ----------      -----------     -----------
      Total nonaccrual loans.....................................       $   17,539      $    25,552     $    30,372
                                                                        ==========      ===========     ===========

Real estate owned, net...........................................       $    1,363      $     3,197     $     1,967
                                                                        ==========      ===========     ===========

Restructured loans...............................................       $    5,015      $     5,818     $     9,104
                                                                        ==========      ===========     ===========

                                      15-b

At September 30, 1997, 1996 and 1995, total nonaccrual loans as a percentage of total assets amounted to .54%, .87% and 1.11%, respectively. The decrease in nonaccrual loans at September 30, 1997 reflects the Bank's increased collection activity, the acceleration of write-offs of delinquent loans, and the sale of delinquent loans.

The amount of interest income on nonaccrual and restructured loans that would have been recorded had these loans been current in accordance with their original terms was $2,106,000, $3,252,000 and $4,049,000 for the years ended September 30, 1997, 1996 and 1995, respectively. The amount of interest income that was recorded on these loans was $1,011,000, $1,397,000 and $1,808,000 for the years ended September 30, 1997, 1996 and 1995, respectively.

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES

Net interest income after provision for possible loan losses for the year ended September 30, 1997 amounted to $116.1 million, representing an increase of $16.6 million, or 16.6%, from the year ended September 30, 1996. Net interest income for the current year increased approximately $9.3 million due to a $351.1 million increase in average interest-earning assets and approximately $8.2 million due to a 14 basis point increase in the net interest margin. Offsetting these increases, the provision for possible loan losses increased $.9 million.

NON-INTEREST INCOME

Non-interest income amounted to $18.8 million for the year ended September 30, 1997 as compared with $14.7 million for the year ended September 30, 1996. The $4.1 million improvement in non-interest income is primarily attributable to $4.5 million of interest received on a tax settlement with the Internal Revenue Service, a $1.2 million, or 23.3%, increase in banking service fees, and a $.4 million, or 31.8%, increase in fees from the sale of investment products. Partially offsetting these increases was a $2.1 million decline in the net gain on the sales of mortgage loans and securities available for sale, primarily due to the prior year including a gain of $2.9 million on the sale of the Company's investment in the common stock of a local savings bank.

NON-INTEREST EXPENSE

Non-interest expense amounted to $51.0 million during the year ended September 30, 1997 as compared with $57.4 million during the year ended September 30, 1996. The prior year included the one-time recapitalization assessment by the SAIF of the FDIC of $9.4 million. Excluding the one-time charge, non-interest expense would have amounted to $48.0 million in fiscal year 1996. The general and administrative expense component of non-interest expense totaled $50.0 million, or 1.60% of average assets, for the year ended September 30, 1997, compared to $47.5 million, or 1.72% of average assets, for the year ended


                                      16-a

September 30, 1996. The $2.5 million increase in general and administrative expense reflects a $2.9 million increase in compensation and benefits and a $1.1 million increase in other expense which, however, were partially offset by a $1.5 million decrease in federal deposit insurance premiums. The increase in compensation and benefits is primarily attributable to the cost associated with stock appreciation rights as a result of the 89% increase in the market value of the Company's stock during fiscal year 1997, coupled with the full year cost of the multifamily lending department formed during the prior fiscal year and the Bank's continued expansion into supermarket banking. The increase in other expense was primarily attributable to professional fees related to special projects. The decrease in federal deposit insurance premiums reflects the recapitalization of the SAIF during the prior fiscal year, which had the effect of reducing deposit insurance premiums during fiscal year 1997.

INCOME TAX EXPENSE

Income tax expense totaled $32.7 million for an effective tax rate of 39.0% during fiscal year 1997 compared to $24.8 million for an effective tax rate of 43.6% during fiscal year 1996. The reduction in the effective tax rate is primarily attributable to a $.7 million refund received on the tax settlement with the Internal Revenue Service, coupled with the benefit derived from certain tax planning strategies implemented during fiscal year 1997.


COMPARISON OF YEARS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

GENERAL

The Company's net income for the year ended September 30, 1996 was $32.0 million, or $1.34 per share, as compared to $11.6 million, or $.43 per share, for the year ended September 30, 1995. Comments regarding the components of net income are detailed in the following paragraphs.

INTEREST INCOME

Interest income on interest-earning assets for the year ended September 30, 1996 increased by $10.5 million, or 5.3%, to $207.5 million as compared with $197.0 million for the year ended September 30, 1995. The increase in interest income was primarily attributable to a $132.9 million increase in average interest-earning assets, resulting primarily from an increase in loans.

Interest and fees on loans for the year ended September 30, 1996 increased by $13.6 million, or 10.4%, to $143.5 million as compared to fiscal year 1995. The increase in loan income reflects a $192.2 million increase in the average balance and a 26 basis point increase in the yield on other loans which, how-ever, were partially offset by a 21 basis point decrease in the yield on first


                                      16-b
mortgage loans. The increase in average balance reflects the purchase of $206.0 million of loans, combined with increased originations. Interest on mortgage-backed securities held to maturity and mortgage-backed securities available for sale for the year ended September 30, 1996 decreased by $3.4 million to $56.9 million as compared to fiscal year 1995. The decrease in mortgage-backed securities income reflects a $66.5 million decrease in the average balance of the portfolio to $854.7 million which, however, was partially offset by an 11 basis point increase in yield to 6.66%. Interest and dividends on debt and equity securities increased by $1.9 million for the year ended September 30, 1996 to $6.8 million as compared to fiscal year 1995. The increase in interest and dividends on debt and equity securities reflects a $34.0 million increase in the average balance of the portfolio to $105.2 million which, however, was partially offset by a 41 basis point decline in the yield to 6.44%. Money market investment income declined by $.8 million to $.3 million as compared to fiscal year 1995. The decline in money market investment income reflects a $14.1 million decrease in the average balance of the portfolio, coupled with a 37 basis point decrease in yield to 5.36%. Interest on trading account securities for the year ended September 30, 1996 decreased by $.7 million as compared to fiscal year 1995. This decrease was the result of a $12.7 million decrease in the average balance of the portfolio. The decrease in the average balance of money market investments and trading account securities is due to the Company investing these funds in higher yielding assets and/or utilizing the funds to reduce certain short-term borrowed funds.

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

Interest expense on deposits decreased $1.9 million, or 3.1%, to $60.5 million for the year ended September 30, 1996 as compared with the year ended September 30, 1995. This decrease reflects an 8 basis point decrease in the average cost of deposits from 3.55% in fiscal year 1995 to 3.47% in fiscal year 1996, coupled


                                      17-a
with a $14.5 million decrease in the average balance of deposits to $1,744.2 million. Interest expense on borrowed funds increased $6.9 million, or 17.6%, to $46.3 million for the year ended September 30, 1996 as compared to the year ended September 30, 1995. This increase reflects a $153.9 million increase in the average balance of borrowed funds to $823.0 million which, however, was partially offset by a 26 basis point decrease in the average cost of borrowed funds from 5.88% in fiscal year 1995 to 5.62% in fiscal year 1996.

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

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES

Net interest income after provision for possible loan losses for the year ended September 30, 1996 amounted to $99.5 million, representing an increase of $6.0 million, or 6.4%, from the year ended September 30, 1995. Net interest income for the year ended September 30, 1996 increased $5.5 million due to a $132.9 million increase in average interest-earning assets and a 3 basis point increase in the net interest margin. The provision for possible loan losses declined $.5 million, reflecting the improvement in the Bank's level of nonaccrual loans.

NON-INTEREST INCOME

Non-interest income amounted to $14.7 million for the year ended September 30, 1996 as compared with $6.6 million for the year ended September 30, 1995. The $8.1 million improvement in non-interest income is primarily attributable to a $5.8 million improvement in net gain (loss) on the sales of mortgage loans and securities available for sale, coupled with a $1.4 million, or 35.0%, increase in banking service fees and a $.8 million, or 123.0%, increase in fees from sale of investment products. Included in fiscal year 1996's $4.8 million net gain on the sales of mortgage loans and securities available for sale, is a gain of $2.9 million realized on the sale of the Company's investment in the common stock of a local savings bank.

NON-INTEREST EXPENSE

Non-interest expense amounted to $57.4 million during the year ended September 30, 1996 as compared with $68.9 million during the year ended September 30, 1995. The year ended September 30, 1996 includes the one-time SAIF recapitalization assessment of $9.4 million, while the prior year includes $19.0 million in merger and restructuring expenses incurred in connection with the merger with

                                      17-b

Hamilton. Excluding these one-time charges in both periods, non-interest expense would have been $48.0 million in fiscal year 1996 as compared to $49.9 million in the prior fiscal year. This decline of $1.9 million is primarily attributable to consolidation efficiencies from the merger which, however, were partially offset by the cost associated with stock appreciation rights as a result of the 62% increase in the price of the Company's stock during fiscal year 1996, coupled with staffing and other costs associated with the Bank's multifamily lending department, formed during fiscal year 1996, and the Bank's continued efforts to expand into supermarket banking.

INCOME TAX EXPENSE

Income tax expense totaled $24.8 million for an effective tax rate of 43.6% during fiscal year 1996 compared to $19.7 million for an effective tax rate of 63.0% during fiscal year 1995. The higher effective income tax rate during fiscal year 1995 resulted from the non-deductibility of certain merger and restructuring charges.

ANALYSIS OF FINANCIAL CONDITION

In managing its financial condition, the Company establishes objectives to maximize the appropriate levels of asset and liability mix to meet profit, risk and capital goals. Total assets increased $303.3 million to $3.2 billion at September 30, 1997. The increase in total assets primarily reflects a $167.3 million increase in loans receivable and a $147.6 million increase in mortgage-backed securities.

The growth in assets was primarily funded by a $245.1 million increase in borrowed funds, as deposits decreased $31.5 million. At September 30, 1997 the Bank also had $60.8 million in due to brokers which in October 1997 was converted into additional borrowed funds. Although the Bank's strategy is to fund asset growth with core deposits, the Bank will also continue to utilize borrowings to fund asset growth when such growth can be conducted profitably within the Bank's asset/liability management parameters and regulatory capital constraints.

Loans serviced for others at September 30, 1997 amounted to $579.8 million as compared to $597.0 million at September 30, 1996.

LIQUIDITY AND CAPITAL

The Company's current primary sources of funds are dividends from the Bank and sales of debt and equity securities available for sale. Dividend payments to the Company from the Bank are subject to the profitability of the Bank, applicable law and regulations, and provisions under terms of the Bank's subordinated capital note agreements. During fiscal years 1997, 1996 and 1995, the Bank made dividend payments to the Company amounting to $27.8 million, $37.4 million and $26.2 million, respectively.

The Company's liquidity is also available for, among other things, payments of dividends or repurchases of outstanding shares of the Company's common stock. In this regard, during fiscal years 1997, 1996 and 1995 the Company declared cash dividends of $11.4 million, $9.2 million and $9.1 million, respectively, and made treasury stock repurchases of $27.7 million, $29.0 million and $28.8 million, respectively.

                                      18-a

The maintenance of an appropriate level of liquid resources to meet not only regulatory requirements but also to provide the funding necessary to meet the Company's consolidated business activities and obligations is an integral element in the successful management of the Company's assets. At September 30, 1997, federal regulations required that for each calendar month, a savings institution maintain an average daily balance of cash and cash equivalents and certain uncommitted marketable securities equal to 5% of net withdrawable accounts and borrowings payable in one year or less. Under Office of Thrift Supervision ("OTS") regulations, the percentage of assets which must be liquid assets may vary between 4% and 10% of the obligation of the savings institution on withdrawable accounts and borrowings payable on demand or with unexpired maturities of one year or less. During September 1997, the Bank's liquidity ratio was 5.15% compared to 5.26% for the month of September 1996. The liquidity levels will vary dependent upon savings flows, future loan fundings, operating needs and general prevailing economic conditions. Because of the Bank's diverse available funding sources, including cash flows from the Bank's regular amortization and interest received in connection with the loan and mortgage-backed securities portfolios and borrowings, available on a collateralized basis, the Company does not foresee any problems in generating liquidity to meet its operational, debt repayment and other requirements.

During fiscal 1997, the Company's operating activities provided $69.8 million. These funds, along with $179.6 million provided by financing activities and funds available at the beginning of the fiscal year, were utilized to fund net investing activities of $246.8 million. Financing activities primarily provided borrowings with original maturities greater than three months.

The primary investment activity of the Bank is the origination and purchase of loans receivable, and the purchase of mortgage-backed securities and debt and equity securities. During fiscal year 1997, the Bank originated $544.4 million of loans and purchased $22.4 million of loans. Further, during fiscal year 1997, the Bank purchased $261.1 million of mortgage-backed securities and $84.1 million of debt and equity securities. These activities were primarily funded by principal and interest payments on loans, mortgage-backed securities and debt and equity securities, from the sales of loans and securities available for sale, and from deposits, borrowings from the Federal Home Loan Bank of New York ("FHLB-NY") and reverse repurchase agreements.

At September 30, 1997, the Bank is considered a "well-capitalized" institution under the prompt corrective action regulations and continued to exceed all regulatory capital requirements. Regulatory capital, which is comprised of "tangible capital," "core capital" and "risk-based capital," amounted to approximately $165.9 million, $165.9 million and $184.1 million, respectively, which exceeded the respective regulatory requirements by $117.2 million, $68.5 million and $59.6 million. (See note 17 to Consolidated Financial Statements.)


                                      18-b

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

COMPUTER ISSUES FOR THE YEAR 2000

As a financial services company, the Bank is aware of the potential problems the year 2000 could have on its computer systems and programs. During fiscal year 1997, the Bank initiated a review of its computer systems and programs to determine which, if any, systems and programs are not capable of recognizing the year 2000. Communications were initiated with all of the Bank's vendors that supply the Bank with these systems and programs. The Bank's efforts to determine what, if any, problems exist has been substantially completed. Where the potential computer problems for the year 2000 have been identified, vendors have committed to resolving such problems by no later than September 30, 1998. As a result of the pending merger with North Fork, it is anticipated that the Company's computer systems will be converted to those of North Fork. (See note 2 to Consolidated Financial Statements.)

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). The Statement is effective for transactions occurring after December 31, 1996. The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial - components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS No. 127"). The Statement delays for one year the implementation of SFAS No. 125, as it relates to (1) secured borrowings and collateral, and (2) transfers of financial assets that are part of repurchase agreement, dollar-roll, securities lending and similar transactions.


                                      19-a

The Company has adopted portions of SFAS No. 125 (those not deferred by SFAS No.
127) effective January 1, 1997. Adoption of these portions did not have a significant effect on the Company's financial condition or results of operations. Based on its review of SFAS No. 125, management does not believe adoption of the portions of SFAS No. 125 which have been deferred by SFAS No. 127 will have a material effect on the Company.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). The Statement is effective for periods ending after December 15, 1997, and will require restatement of all prior-period earnings per share ("EPS") data presented. The Statement establishes standards for computing and presenting EPS. It replaces the presentation of primary EPS with basic EPS, and requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Based on its review of the Statement, management believes the adoption of SFAS No. 128 will result in basic earnings per share being modestly higher than the current primary earnings per share, and at the same time will have no material effect on diluted earnings per share of the Company.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of prior periods will be required. Management has not completed its review of SFAS No. 130, and has not determined the impact, if any, that adoption of SFAS No. 130 will have on the Company.


                                      19-b

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The Statement establishes standards for the way an enterprise reports information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Statement requires a reconciliation of total segment revenue and expense items and segment assets to the amounts in the enterprise's financial statements. The Statement also requires a descriptive report on how the operating segments were determined, the products and services provided by the operating segments, and any measurement differences used for segment reporting and financial statement reporting. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. Management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of SFAS No. 131 will have a significant effect on the Company.

LEGISLATIVE MATTERS

On September 30, 1996, Congress passed, and the President signed, legislation that recapitalized the SAIF. Under the major provisions of the legislation, savings institutions, such as the Bank, were assessed a one-time assessment of
65.7 basis points per $100 of insured SAIF-assessable deposits as of March 31, 1995. Since approximately 80.8% of the Bank's deposits were insured by the SAIF (the remainder were insured by the Bank Insurance Fund ("BIF")), the Company recorded a one-time charge of $9.4 million during the fourth quarter of fiscal year 1996.


                                      20-a

As a result, the disparity of insurance premiums between SAIF and BIF members was eliminated. Beginning January 1, 1997 deposit insurance premiums for SAIF members were reduced to the same schedule as BIF members, ranging from 0 to 27 basis points rather than the previous range of 23 to 31 basis points. In addition, SAIF deposits are assessed approximately 6.3 basis points, and BIF deposits assessed approximately 1.3 basis points, to cover the cost of Financing Corporation ("FICO") obligations, until December 31, 1999. Full pro rata sharing of the FICO payments between SAIF and BIF members will occur on the earlier of January 1, 2000 or the date the SAIF and BIF are merged. The legislation specifies that the SAIF and BIF will be merged on January 1, 1999 provided no savings associations remain as of that time. As a result of this legislation, the Bank has seen a significant decrease in deposit insurance premiums. However, management cannot predict the level of FDIC insurance assessments on an on-going basis.

Legislation has been introduced in Congress that would eliminate the federal savings association charter. The legislation would require all federal savings associations convert to national banks or state-chartered institutions two years after enactment. Federal associations that fail to convert would automatically become national banks. Additionally, the OTS would be eliminated. The legislation provides for the merger of the BIF and the SAIF as of January 1, 2000, or a date two years after enactment. A federal thrift could continue to engage in any activity in which it was lawfully engaged prior to converting to a national bank charter. A savings and loan holding company in existence on the date of enactment would become a bank holding company. Activities permitted for a savings and loan holding company would be grandfathered, but would be lost if a bank subsidiary is acquired or there is a change in control. No assurance can be given as to whether this legislation will be enacted or, if enacted, what the terms of such legislation would be.


                                      20-b

CONSOLIDATED STATEMENTS
OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             September 30,
                                                                                       --------------------------
                                                                                       1997              1996
                                                                                       --------------------------

ASSETS
Cash and due from banks....................................................      $       26,305    $       13,045
Money market investments (note 3)..........................................                  --            10,700
Investment in debt and equity securities, net:
  Held to maturity (estimated market value of
   $609 and $641 at September 30, 1997
   and 1996, respectively) - (note 4)......................................                 593               643
  Available for sale (notes 5 and 14)......................................             107,150           136,133
Mortgage-backed securities, net:
  Held to maturity (estimated market value of
   $636,142 and $534,602 at September 30, 1997
   and 1996, respectively) - (notes 6 and 14)..............................             644,247           550,817
  Available for sale (notes 7, 14 and 21)..................................             334,641           280,429
Federal Home Loan Bank stock (note 14).....................................              54,119            27,938
Loans receivable, net (notes 8, 9 and 14):
  First mortgage loans.....................................................           1,788,031         1,603,769
  Other loans..............................................................             251,080           268,779
                                                                                 --------------    --------------
                                                                                      2,039,111         1,872,548
  Less allowance for possible loan losses..................................             (18,695)          (19,386)
                                                                                 --------------    --------------
    Total loans receivable, net............................................           2,020,416         1,853,162
Accrued interest receivable (note 10)......................................              21,590            21,862
Premises and equipment, net (note 11)......................................              12,711            12,927
Other assets (notes 12 and 16).............................................              22,428            33,251
                                                                                 --------------    --------------
    Total assets...........................................................      $    3,244,200    $    2,940,907
                                                                                 ==============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits (note 13).......................................................      $    1,684,419    $    1,715,959
  Borrowed funds, including securities sold under
   agreements to repurchase of $840,331 and $453,698
   at September 30, 1997 and 1996, respectively (note 14)..................           1,253,931         1,008,786
  Mortgagors' escrow payments..............................................              17,247            14,987
  Due to brokers (note 6)..................................................              60,765                --
  Accrued expenses and other liabilities (notes 15 and 18).................              58,775            49,272
                                                                                 -------------        -----------
    Total liabilities......................................................           3,075,137         2,789,004
                                                                                 --------------    --------------
Commitments, contingencies and contracts (notes 8, 16 and 20)
SHAREHOLDERS' EQUITY (NOTES 16, 17 AND 19):
  Preferred stock, $.01 par value, 2,000,000 shares
   authorized; none issued.................................................                  --                --
  Common stock, $.01 par value, 30,000,000 shares
    authorized; 29,493,166 and 29,493,700 shares issued at September 30, 1997 and 1996, respectively; 21,318,644 and 22,197,600 shares outstanding
      at September 30, 1997 and 1996, respectively.........................                 295               295
  Additional paid-in capital...............................................              66,495            65,355
  Retained earnings, substantially restricted..............................             181,851           145,686
  Treasury stock, at cost, 8,174,522 and 7,296,100
   shares at September 30, 1997 and 1996, respectively.....................             (81,092)          (58,871)
  Unrealized appreciation (depreciation) on securities
   available for sale, net of tax effect...................................               1,514              (562)
                                                                                 --------------    --------------
    Total shareholders' equity.............................................             169,063           151,903
                                                                                 --------------    --------------
    Total liabilities and shareholders' equity.............................      $    3,244,200    $    2,940,907
                                                                                 ==============    ==============

See accompanying notes to consolidated financial statements.

CONSOLIDATED
STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                Year Ended September 30,
                                                                -------------------------------------------------
                                                                     1997               1996              1995

INTEREST INCOME:
  Interest and fees on loans:
    First mortgage loans.....................................    $    140,248       $   118,792       $   104,042
    Other loans..............................................          22,355            24,735            25,916
                                                                 ------------       -----------       -----------
      Total interest and fees on loans.......................         162,603           143,527           129,958
  Mortgage-backed securities.................................          63,790            56,921            60,331
  Debt and equity securities - taxable.......................          12,435             6,774             4,877
  Money market investments...................................              21               256             1,080
  Trading account securities.................................              --                13               726
                                                                 ------------       -----------       -----------
      Total interest income..................................         238,849           207,491           196,972
                                                                 ------------       -----------       -----------
INTEREST EXPENSE:
  Deposits (notes 13 and 21).................................          55,522            60,470            62,394
  Borrowed funds (notes 14 and 21)...........................          65,111            46,276            39,336
                                                                 ------------       -----------       -----------
      Total interest expense.................................         120,633           106,746           101,730
                                                                 ------------       -----------       -----------
      Net interest income....................................         118,216           100,745            95,242
  Provision for possible loan losses (note 9)................          (2,100)           (1,200)           (1,700)
                                                                 ------------       -----------       -----------
      Net interest income after provision for
         possible loan losses................................         116,116            99,545            93,542
                                                                 ------------       -----------       -----------
NON-INTEREST INCOME:
  Loan fees and service charges..............................           2,941             2,770             2,566
  Banking service fees.......................................           6,564             5,323             3,944
  Fees from sale of investment products......................           1,814             1,376               617
  Net gain (loss) on the sales of mortgage loans and
    securities available for sale (notes 5, 7 and 8).........           2,681             4,750            (1,088)
  Other .....................................................           4,753               448               573
                                                                 ------------       -----------       -----------
      Total non-interest income..............................          18,753            14,667             6,612
                                                                 ------------       -----------       -----------
NON-INTEREST EXPENSE:
  General and administrative:
    Compensation and benefits (notes 18 and 19)..............          25,603            22,741            21,809
    Occupancy, net (notes 11 and 20).........................           8,842             8,397             8,751
    Advertising and promotion................................           2,261             2,565             2,565
    Federal deposit insurance premiums.......................           2,212             3,759             4,464
    Other....................................................          11,131            10,073            11,379
                                                                 ------------       -----------       -----------
      Total general and administrative.......................          50,049            47,535            48,968
  Merger and restructuring (note 2)..........................              --                --            19,024
  Real estate operations, net (note 12)......................             924               463               883
  SAIF recapitalization (note 13)............................              --             9,432                --
                                                                 ------------       -----------       -----------
      Total non-interest expense.............................          50,973            57,430            68,875
                                                                 ------------       -----------       -----------
      Income before income tax expense.......................          83,896            56,782            31,279
                                                                 ------------       -----------       -----------
INCOME TAX EXPENSE (NOTE 16):
  Federal expense............................................          25,900            16,676            13,460
  State and local expense....................................           6,785             8,100             6,257
                                                                 ------------       -----------       -----------
      Total income tax expense...............................          32,685            24,776            19,717
                                                                 ------------       -----------       -----------
      Net income.............................................    $     51,211       $    32,006       $    11,562
                                                                 ============       ===========       ===========
EARNINGS PER COMMON SHARE (NOTE 17)..........................         $  2.25          $  1.34(1)         $   .43(1)

(1) Per share amounts have been restated to fully reflect the 3-for-2 stock split effective January 23, 1997 and the 4-for-3 stock split effective July 24, 1997.

See accompanying notes to consolidated financial statements.

CONSOLIDATED
STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   Unrealized
                                                                                        Common     Appreciation
                                                                              Common     Stock    (Depreciation)
                                          Additional                          Stock    Acquired   on Securities
                                Common    Paid-in    Retained     Treasury   Acquired      by      Available
                                Stock     Capital    Earnings       Stock    by ESOP      RRP       for Sale     Total
                               ---------  ----------- ------------ ---------- -------    ---------  ---------- ---------
Balance at September 30, 1994..  $ 295    $  62,664  $  125,528   $  (9,995) $ (2,174)  $ (1,130)  $ (3,897)   $ 171,291

Net income for the year
 ended September 30, 1995......     --           --      11,562          --        --         --         --       11,562
Dividends declared on common stock  --           --      (9,114)         --        --         --         --       (9,114)
Exercise of 770,928 shares of
 stock options.................      3           --        (603)      1,544        --         --         --          944
Purchase of 2,906,032 shares of
 treasury stock................     --           --          --     (28,784)       --         --         --      (28,784)
Purchase and retire 393,286 shares  (2)     (3,710)          --         --         --         --         --       (3,712)
Net proceeds from sale of 596,750
 shares of treasury stock (note 2)  --       1,035           --       3,495        --         --         --        4,530
ESOP and RRP activity,
 including tax benefit (note 2)     (1)      3,438           --         --         2,174      1,130      --        6,741
Hamilton Bancorp's net income
 for the three months ended
 December 31, 1994 (note 2)....     --           --      (1,780)         --        --         --         --       (1,780)
Change in unrealized appreciation
 on securities available for sale,
 net of taxes of $3,690........     --           --          --          --        --         --      4,708        4,708
                                 -----    ---------  ----------   ---------  --------   --------   --------    ---------

Balance at September 30, 1995..    295       63,427     125,593     (33,740)       --         --        811      156,386

Net income for the year
 ended September 30, 1996......     --           --      32,006          --        --         --         --       32,006
Dividends declared on common stock  --           --      (9,218)         --        --         --         --       (9,218)
Exercise of 348,076 shares of
 stock options.................     --        1,928      (2,695)      3,897        --         --         --        3,130
Purchase of 2,428,424 shares of
 treasury stock................     --           --          --     (29,028)       --         --         --      (29,028)
Unrealized depreciation on securities
 transferred from held to maturity to
 available for sale, net of taxes
 of $97                             --           --          --         --         --         --        (126)       (126)
Change in unrealized appreciation
 (depreciation) on securities available
 for sale, net of taxes of $968     --         --           --         --         --         --       (1,247)     (1,247)
                                  ------      ----        -----       ----      -----      -----     ---------- ---------


Balance at September 30, 1996..    295       65,355     145,686     (58,871)       --         --       (562)     151,903

Net income for the year
 ended September 30, 1997......     --           --      51,211          --        --         --         --       51,211
Dividends declared on common stock  --           --     (11,391)         --        --         --         --      (11,391)
Exercise of 290,861 shares of
 stock options.................     --        1,153      (3,655)      5,512        --         --         --        3,010
Purchase of 1,169,284 shares of
 treasury stock................     --           --          --     (27,733)       --         --         --      (27,733)
Cash paid in lieu of 534 fractional
  shares in the aggregate, resulting
  from the 3-for-2 and 4-for-3
  stock splits.................     --          (13)         --          --        --         --         --          (13)
Change in unrealized appreciation
 (depreciation) on securities
 available for sale, net
 of taxes of $1,481                 --          --          --        --         --         --        2,076        2,076
                                 -----   ----------   ---------    --------   --------  --------   ---------   ---------

Balance at September 30, 1997..  $ 295    $  66,495  $  181,851   $ (81,092) $     --   $     --   $  1,514    $ 169,063
                                 =====    =========  ==========    =========  ========   ========   ========    =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED
STATEMENTS OF CASH
FLOWS
(IN THOUSANDS)

                                                                                 Year Ended September 30,
                                                                -------------------------------------------------
                                                                      1997              1996              1995
                                                                -------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $        51,211   $        32,006   $      11,562
                                                                ---------------   ---------------   -------------
   Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation and amortization...........................             2,332             2,153           2,064
     Amortization and accretion of deferred fees,
      discounts and premiums.................................              (186)            1,823           1,538
     Provision for possible loan losses......................             2,100             1,200           1,700
     Provision for losses on foreclosed real estate..........               304               346             361
     Net loss on sale of foreclosed real estate..............               177               147              82
     Net (gain) loss on sale of mortgage loans and
      securities available for sale..........................            (2,681)           (4,750)          1,088
     SAIF recapitalization...................................            (9,432)            9,432              --
     Deferred income taxes...................................             5,599            (3,520)         (1,965)
     Amortization of ESOP and RRP compensation
      expense................................................                --                --             464
     Termination of ESOP and RRP.............................                --                --           4,992
     Net decrease in trading account.........................                --             2,003          10,936
     (Increase) decrease in accrued interest receivable......               272              (139)         (2,579)
     Increase in accrued interest payable....................               173             1,476             838
     Increase (decrease) in accrued expenses and
      other liabilities......................................            18,406            (6,290)          3,779
      Decrease in other assets...............................             1,515             1,806           2,812
                                                                ---------------   ---------------   -------------
     Total adjustments.......................................            18,579             5,687          26,110
                                                                ---------------   ---------------   -------------
   Net cash provided by operating activities.................            69,790            37,693          37,672
                                                                ---------------   ---------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Principal payments on loans...............................           347,635           296,727         201,852
   Principal payments on mortgage-backed securities..........           141,348           102,091          80,169
   Principal payments, maturities and calls
    on debt and equity securities............................            94,050            56,938          30,987
   Proceeds on sales of loans................................            45,879            76,349          38,799
   Proceeds on sales of mortgage-backed securities
    available for sale.......................................            35,734            83,766          77,279
   Proceeds on sales of debt and equity securities
    available for sale.......................................            20,815            17,083           7,737
   Investment in first mortgage loans........................          (503,521)         (571,989)       (432,050)
   Investment in other loans.................................           (59,815)          (59,045)        (71,057)
   Investment in mortgage-backed securities
    available for sale.......................................          (171,110)          (82,445)        (45,789)
   Investment in mortgage-backed securities
    held to maturity.........................................           (89,973)               --              --
   Investment in debt and equity securities
    available for sale.......................................           (84,135)         (142,048)        (52,221)
   Investment in interest rate collar and floor agreements...                --              (915)         (2,265)
   Proceeds on sales of foreclosed real estate...............             4,595             2,856           8,035
   Proceeds from sale of interest rate floor and interest
    rate swap agreements.....................................                --             1,512          10,835
   Purchases of Federal Home Loan Bank stock, net............           (26,181)           (7,650)         (2,879)
   Net purchases of premises and equipment...................            (2,116)           (2,229)         (1,374)
                                                                ---------------   ---------------   -------------
   Net cash used in investing activities.....................          (246,795)         (228,999)       (151,942)
                                                                ---------------   ---------------   -------------


                                                                     (Continued)

CONSOLIDATED
STATEMENTS OF CASH
FLOWS (CONTINUED)
(IN THOUSANDS)

                                                                                 Year Ended September 30,
                                                                      --------------------------------------------
                                                                      1997              1996              1995
                                                                      --------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in non-interest bearing
    demand, savings, money market,
    and NOW accounts.........................................   $         8,486   $        14,341   $    (187,214)
   Net increase (decrease) in time deposits..................           (40,026)          (47,256)        152,542
   Net increase (decrease) in borrowings with original
    maturities of three months or less.......................           192,188           (93,936)        248,715
   Proceeds from long-term borrowings........................           652,076           691,459          10,000
   Repayment of long-term borrowings.........................          (599,119)         (355,875)        (66,517)
   Purchase of common stock for treasury
    or retirement............................................           (27,733)          (29,028)        (32,496)
   Payment of common stock dividends.........................           (10,411)           (9,427)         (8,156)
   Exercise of stock options.................................             1,857             1,202             872
   Proceeds from sale of treasury stock......................                --                --           4,530
   Cash paid in lieu of fractional shares
    resulting from stock splits..............................               (13)               --              --
   Increase (decrease) in mortgagors' escrow accounts........             2,260            (1,533)          1,004
                                                                ---------------   ---------------   -------------
   Net cash provided by financing activities.................           179,565           169,947         123,280
                                                                ---------------   ---------------   -------------

   Net increase (decrease) in cash and cash equivalents......             2,560           (21,359)          9,010
   Hamilton's net cash flows for the three months ended
    December 31, 1994 (note 2)...............................                --                --          (5,771)
   Cash and cash equivalents at beginning of year............            23,745            45,104          41,865
                                                                ---------------   ---------------   -------------
   Cash and cash equivalents at end of year..................   $        26,305   $        23,745   $      45,104
                                                                ===============   ===============   =============

SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Interest paid.............................................   $       130,123   $       108,096   $      99,797
                                                                ===============   ===============   =============

   Income taxes paid.........................................   $        18,612   $        26,328   $      20,599
                                                                ===============   ===============   =============

   Noncash Investing and Financing Activities:
     Transfer of loans to real estate owned..................   $         3,041   $         4,462   $       4,455
                                                                ===============   ===============   =============
     Securities purchased not yet settled....................   $        60,765   $            --   $          --
                                                                ===============   ===============   =============
     Transfer of mortgage-backed securities available
      for sale to mortgage-backed securities
      held to maturity.......................................   $            --   $        15,421   $          --
                                                                ===============   ===============   =============
     Transfer of mortgage-backed securities held
      to maturity to mortgage-backed securities
      available for sale.....................................   $            --   $        84,109   $      69,817
                                                                ===============   ===============   =============
     Securitization and transfer of loans to
      mortgage-backed securities available for sale..........   $            --   $        65,364   $      11,418
                                                                ===============   ===============   =============
     Transfer of debt securities held
      to maturity to debt and equity securities
      available for sale.....................................   $            --   $        15,000   $       7,465
                                                                ===============   ===============   =============

See accompanying notes to consolidated financial statements.

NOTES TO
CONSOLIDATED
FINANCIAL STATEMENTS
SEPTEMBER 30, 1997, 1996 AND 1995


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

New York Bancorp Inc. ("New York Bancorp" or the "Holding Company") is a savings and loan holding company under the Savings and Loan Holding Company Act, as amended ("SLHCA"). The Holding Company, through its savings bank subsidiary, Home Federal Savings Bank (the "Bank") operates as a community savings bank. The significant accounting and reporting policies are summarized below.

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

The Company reports its financial results on a fiscal year basis ending September 30, whereas Hamilton had reported its financial results on a calendar year basis. The consolidated financial statements for fiscal year 1995 reflect Hamilton's year-end conformed with that of the Company. Prior year consolidated financial statements reflect the combination of the Company at and for the year ended September 30 with Hamilton at or for its year ended December 31.

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


                                      26-a

(D)      DEBT AND EQUITY AND MORTGAGE-BACKED SECURITIES

Debt and mortgage-backed securities which the Company has the positive intent and ability to hold until maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts on a level-yield method. Debt and mortgage-backed securities to be held for indefinite periods of time and not intended to be held to maturity and marketable equity securities are classified as available for sale securities and are recorded at fair value, with unrealized appreciation and depreciation, net of tax, reported as a separate component of shareholders' equity.

Gains and losses on the sale of securities are determined using the specific identification method.

(E)      LOANS RECEIVABLE

Loans are carried at amortized cost. Interest on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of ninety days or more, indicate reasonable doubt as to the timely collectibility of such income. However, management may elect to continue to accrue interest on loans over ninety days delinquent if, in the opinion of management, collection is expected, primarily through a third party guarantee. Interest previously recognized on past due loans is charged to the allowance for loan losses when in the opinion of management such interest is deemed to be uncollectible. Loans on which the accrual of income has been discontinued are designated as nonaccrual loans and income is recognized subsequently only in the period collected. Loans for which no third party guarantee exists that are not secured by a lien on real property are charged to the allowance for loan losses when they become more than 120 days delinquent.

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


                                      26-b

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

Loans reviewed for impairment by the Company are limited to one-to-four family first mortgage loans and consumer and commercial loans in excess of $500,000, loans modified in a TDR, and commercial real estate loans. At September 30, 1997 and 1996, the measurement values of the Company's impaired loans were based upon the estimated market value of the underlying collateral. The Company's impaired loan identification and measurement processes are conducted in conjunction with the Company's review of classified assets and adequacy of its allowance for possible loan losses. Specific factors utilized in the impaired loan identification process include, but are not limited to, delinquency status, loan-to-value ratio, and debt coverage. Cash receipts on an impaired loan are applied to principal and interest in accordance with the contractual terms of the loan unless full payment of principal is not expected, in which case the full payment is applied as a reduction of the carrying value of the loan. If the estimated market value of the underlying collateral, including guarantees, is less than the principal balance of an impaired loan, a loss is either charged to the allowance for possible loan losses or an impairment reserve is allocated to reduce the book value of the loan to the estimated market value of the underlying collateral.

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


                                      27-a

On October 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"). SFAS No. 122 was superseded by SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective for transactions occurring after December 31, 1996. The Statements establish accounting standards for mortgage servicing rights, which are the contractual right to service loans owned by others, typically for a fee. Prior to these Statements, only purchased mortgage servicing rights were capitalized as an asset. SFAS Nos. 122 and 125 require originated mortgage servicing rights ("OMSR") to be capitalized as an asset. OMSR represents mortgage servicing rights acquired when an institution originates and subsequently sells or securitizes mortgage loans but retains the servicing rights. The Statements also require all capitalized mortgage servicing rights ("MSR") to be evaluated for impairment based on their value. In evaluating for impairment, the Company stratifies its MSR by adjustable or fixed rate loans, by interest rate, and by year of origination. The Company uses current market assumptions for prepayment speeds and discounts, and a 4.5% annual inflation factor for servicing costs. The adoption of SFAS Nos. 122 and 125 did not have a significant effect on the Company's operating results or financial position.

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


                                      27-b

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

(K)  STOCK-BASED COMPENSATION PLANS

In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") was issued. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price, except for employee stock ownership plans.

SFAS No. 123 establishes a new method of accounting for stock-based compensation arrangements with employees. The new method is a fair value based method rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). SFAS No. 123 does not require an entity to adopt the new fair value method for purposes of preparing its basic financial statements. Entities are permitted to either adopt the fair value based method or to continue the use of APB 25. For entities not adopting the SFAS No. 123 fair value based method, SFAS No. 123 requires the entity to display in the notes to the financial statements pro forma net income and earnings per share information as if the fair value based method had been adopted.

The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. However, pro forma disclosures required for entities that elect to continue to measure compensation cost using the APB 25 method must include the effect of all awards granted in fiscal years that began after December 15, 1994. The Company will continue to apply the APB 25 method in preparing its consolidated financial statements and will provide the pro forma disclosures required by SFAS No. 123 in the notes to the consolidated financial statements.

(L)      RETIREMENT PLANS

The Company has a pension plan covering substantially all employees who have attained minimum service requirements. The Company's policy is to contribute annually an amount sufficient to meet the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") funding standards.

Postretirement and postemployment benefits are recorded on an accrual basis with an annual provision that recognizes the expense over the service life of the employee, determined on an actuarial basis.


                                      28-a

(M)      OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

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

(N)      EARNINGS PER COMMON SHARE

Earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. The weighted average number of shares of common stock and common stock equivalents used in the computation of earnings per common share for the years ended September 30, 1997, 1996 and 1995 was 22,806,867, 23,888,786 and
26,655,830, respectively.


(2)      BUSINESS COMBINATION

(A)      MERGER AGREEMENT WITH NORTH FORK BANCORPORATION, INC.

On October 7, 1997, New York Bancorp signed a definitive merger agreement with North Fork Bancorporation, Inc. ("North Fork") whereby the Company will be merged with and into North Fork (the "Merger Agreement"). Under the terms of the Merger Agreement, each share of the Company outstanding at the effective time of the merger will be exchangeable for 1.19 shares (the "Exchange Ratio") of North Fork common stock. The transaction, which is expected to be completed during the first quarter of calendar year 1998, is subject to approval by the shareholders of both the Company and North Fork, the approval of the appropriate regulatory authorities, as well as the satisfaction of certain other conditions. The merger is expected to be accounted for as a pooling of interests.

If the market value of the North Fork common stock (as determined in accordance with the procedures set forth in the Merger Agreement) falls below $25.50, either party may terminate the Merger Agreement unless, in the case of termination by New York Bancorp, North Fork increases the Exchange Ratio so that the shares of North Fork common stock issued in exchange for each share of New York Bancorp common stock have a value of not less than $30.35.

In connection with the Merger Agreement, North Fork and the Company also entered into a Stock Option Agreement dated October 7, 1997, pursuant to which the Company granted North Fork an option to purchase 4,261,000 shares of New York Bancorp common stock, upon the terms and conditions stated therein. The maximum profit North Fork can receive under the Stock Option Agreement is $40.0 million.


                                      28-b

(B)      MERGER WITH HAMILTON BANCORP, INC.

On January 27, 1995, New York Bancorp acquired Hamilton in a transaction accounted for under the pooling of interests method of accounting. Pursuant to the merger agreement, New York Bancorp issued 3.41 shares of common stock for each outstanding share of Hamilton common stock and reserved for issuance 365,648 shares of common stock for Hamilton's stock options outstanding as of the merger consummation date. In addition, 612,784 shares of common stock were issued to holders of Hamilton stock options who received stock for the options calculated in accordance with the formula contained in the merger agreement. As a condition to the merger, Hamilton, immediately prior to the consummation of the merger, reissued in an underwritten offering 175,000 shares of Hamilton treasury stock amounting to net proceeds of $4,530,000, after underwriting commission and offering costs. As a result of the above, 12,449,842 shares of common stock were issued in connection with the merger.

The Company reports its financial results on a fiscal year basis ending September 30, whereas Hamilton had reported its financial results on a calendar year basis. The consolidated financial statements for 1995 reflect Hamilton's year-end conformed with that of the Company, while prior year consolidated financial statements include the operations of Hamilton for its year ended December 31. The effect on the accompanying consolidated financial statements arising from the inclusion of the $1,780,000 of net income of Hamilton for the three months ended December 31, 1994 in the Company's results of operations for both fiscal year 1995 and 1994 is presented in the accompanying Consolidated Statement of Changes in Shareholders' Equity as an adjustment for change in fiscal year of Hamilton. Additionally, the Consolidated Statements of Income for both fiscal year 1995 and 1994 each include $7,948,000 and $1,780,000 representing net interest income after provision for possible loan losses and net income, respectively, reflecting those results of Hamilton's operations for the three months ended December 31, 1994.

The following is a summary of Hamilton Bancorp's cash flows for the three months ended December 31, 1994 (in thousands):

Net cash provided by operating activities........................   $       678
Net cash used by investing activities............................        (4,389)
Net cash provided by financing activities........................         9,482
                                                                    -----------
Net increase in cash and cash equivalents........................   $     5,771
                                                                    ===========

In connection with the merger, during fiscal year 1995 the Company recorded certain non-recurring merger-related and restructuring expenses of approximately $19.0 million and reclassified $77.3 million of Hamilton's held to maturity securities to available for sale securities. Of these securities, $66.8 million were subsequently sold, resulting in a $1.2 million loss. The non-recurring merger-related and restructuring charges reflected $4.3 million in investment banking, legal and accounting fees, $6.3 million in severance costs, $5.1 million related to the termination of Hamilton's ESOP and the accelerated vesting of shares of the Recognition and Retention Plan ("RRP") pursuant to the requirements of such plans upon a change in control, and $3.3 million in certain back-office and facilities consolidation costs and signage costs.


                                      29-a

The following table summarizes the activity with respect to the merger-related and restructuring expenses, on a pre-tax basis:

                                                           Merger-Related
                                                                and
                                                           Restructuring
                                                              Accrual
                                                           --------------
                                                           (In Thousands)

Balance at December 31, 1994..............................  $        --
Provision charged against operations......................       19,024
Cash outlays..............................................      (12,287)
Non-cash items............................................       (6,395)
                                                            -----------
Balance at September 30, 1995.............................          342
Cash outlays..............................................         (342)
                                                            -----------
Balance at September 30, 1996.............................  $        --
                                                            ===========


(3)      MONEY MARKET INVESTMENTS

Money market investments consisted of $10.7 million of securities purchased under agreements to resell at September 30, 1996, which agreements matured on October 1, 1996.

During the years ended September 30, 1996 and 1995, the Company entered into purchases of securities under agreements to resell (none during the year ended September 30, 1997). The amounts advanced under these agreements represented short-term loans and are reflected as money market investments in the consolidated statements of financial condition. Securities representing collateral for these transactions were delivered by appropriate entry into the Company's account maintained at a third-party custodian. Securities purchased under agreements to resell averaged $.3 million and $1.2 million for the years ended September 30, 1996 and 1995, respectively. The maximum amount of such agreements outstanding at any month-end during the years ended September 30, 1996 and 1995 was $11.4 million and $8.4 million, respectively.


(4)      DEBT SECURITIES HELD TO MATURITY

The amortized cost and estimated market values of debt securities held to maturity are summarized as follows:

                                                                                September 30, 1997
                                                             ----------------------------------------------------
                                                                             Gross         Gross      Estimated
                                                             Amortized    Unrealized     Unrealized     Market
                                                                 Cost        Gains         Losses        Value
                                                             ----------------------------------------------------
                                                                               (In Thousands)

BONDS AND NOTES - corporate notes........................    $      593    $       16    $       --    $      609
                                                             ==========    ==========    ==========    ==========


                                                                                 September 30, 1996
                                                             -----------------------------------------------------
                                                                             Gross         Gross      Estimated
                                                             Amortized    Unrealized     Unrealized     Market
                                                                 Cost        Gains         Losses        Value
                                                             ------------------------------------------------------
                                                                               (In Thousands)

BONDS AND NOTES - corporate notes........................    $      643    $       --    $       (2)   $      641
                                                             ==========    ==========    ==========    ==========


The debt securities held as of September 30, 1997 and 1996 mature on January 1, 2006. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations without call or prepayment penalties.


                                      29-b

There were no sales of debt securities held to maturity during the years ended September 30, 1997, 1996 and 1995. (See note 2 regarding the transfer of securities in connection with the Hamilton merger.)


(5)      DEBT AND EQUITY SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated market values of debt and equity securities available for sale are summarized as follows:

                                                                             September 30, 1997
                                                             ---------------------------------------------------
                                                                             Gross         Gross      Estimated
                                                             Amortized    Unrealized     Unrealized     Market
                                                                 Cost        Gains         Losses        Value
                                                             ---------------------------------------------------
                                                                               (In Thousands)


EQUITY SECURITIES:
Stock in FNMA...........................................    $         2  $         54  $         --   $        56
                                                             ----------   -----------   -----------    ----------


BONDS AND NOTES:
   Agency obligations...................................        106,244             9          (318)      105,935
   Other................................................          1,143            16            --         1,159
                                                            -----------  ------------  ------------   -----------
                                                                107,387            25          (318)      107,094
                                                            -----------  ------------  ------------   -----------
                                                            $   107,389  $         79  $       (318)  $   107,150
                                                            ===========  ============  ============   ===========

                                                                                 September 30, 1996
                                                             ----------------------------------------------------
                                                                             Gross         Gross      Estimated
                                                             Amortized    Unrealized     Unrealized     Market
                                                                 Cost        Gains         Losses        Value
                                                             ----------------------------------------------------
                                                                               (In Thousands)


EQUITY SECURITIES:
  Common stocks.........................................    $     5,326  $         --  $       (508)  $     4,818
  Stock in FNMA.........................................              2            40            --            42
                                                            -----------  ------------  ------------   -----------
                                                                  5,328            40          (508)        4,860
                                                            -----------  ------------  ------------  ------------

BONDS AND NOTES:
   Agency obligations...................................        131,245            --        (1,007)      130,238
   Other................................................          1,028             7            --         1,035
                                                            -----------  ------------  ------------   -----------
                                                                132,273             7        (1,007)      131,273
                                                            -----------  ------------  ------------   -----------
                                                            $   137,601  $         47  $     (1,515)  $   136,133
                                                            ===========  ============  ============   ===========

The amortized cost and estimated market values of debt securities available for sale are distributed to a maturity category based on the contractual maturity of the security in the table below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations without call or prepayment penalties.

                                      30-a

                                                       September 30, 1997
                                                   -----------------------------
                                                                    Estimated
                                                    Amortized         Market
                                                       Cost           Value
                                                   -----------------------------
                                                          (In Thousands)

Due in one year or less..........................  $     40,558    $     40,570
Due after one year through five years............        66,829          66,524
                                                   ------------    ------------
                                                   $    107,387    $    107,094
                                                   ============    ============

Gains and losses were realized on sales of debt and equity securities available for sale as follows:

                                          Year ended September 30,
                                          ------------------------
                                      1997         1996          1995
                                  ---------------------------------------
                                               (In Thousands)

Gross gains....................   $       431  $      3,143  $        304
Gross losses...................           (80)           (2)         (168)
                                  -----------  ------------  ------------
Net gains......................   $       351  $      3,141  $        136
                                  ===========  ============  ============

(6)      MORTGAGE-BACKED SECURITIES HELD TO MATURITY

The amortized cost and the estimated market values of mortgage-backed securities held to maturity are summarized as follows:

                                                                             September 30, 1997
                                                             ----------------------------------------------------
                                                                             Gross         Gross      Estimated
                                                             Amortized    Unrealized     Unrealized     Market
                                                                 Cost        Gains         Losses        Value
                                                             ----------------------------------------------------
                                                                               (In Thousands)

FHLMC...................................................    $     3,346  $          4  $        (27)  $     3,323
FNMA....................................................          5,369            23          (130)        5,262
GNMA....................................................          1,128            53            --         1,181
Private-issue pass-through..............................             48            --            --            48
REMIC & CMO.............................................        634,356         1,654        (9,682)      626,328
                                                            -----------  ------------  ------------   -----------
Total...................................................    $   644,247  $      1,734  $     (9,839)  $   636,142
                                                            ===========  ============  ============   ===========

                                                                             September 30, 1996
                                                             ----------------------------------------------------
                                                                             Gross         Gross      Estimated
                                                             Amortized    Unrealized     Unrealized     Market
                                                                 Cost        Gains         Losses        Value
                                                             -----------------------------------------------------
                                                                               (In Thousands)

FHLMC...................................................    $    14,710  $         --  $        (59)  $    14,651
FNMA....................................................          6,333            --          (129)        6,204
GNMA....................................................          1,409            59            --         1,468
Private-issue pass-through..............................          1,264            25            --         1,289
REMIC & CMO.............................................        527,101            --       (16,111)      510,990
                                                            -----------  ------------  ------------   -----------
Total...................................................    $   550,817  $         84  $    (16,299)  $   534,602
                                                            ===========  ============  ============   ===========

Included in the amounts as of September 30, 1997 is a $60.8 million REMIC issue which, in accordance with generally accepted accounting principles, has been recorded on a trade date basis. As of September 30, 1997, the security had not been delivered to the Company, nor had the Company paid for the security. The corresponding liability is shown in the Consolidated Statement of Financial Condition as Due to Brokers. The Company has entered into commitments for reverse repurchase agreements which will provide the funds to pay for the REMIC security on settlement date.
                                      30-b

The amortized cost and estimated market values of mortgage-backed securities held to maturity, all of which have prepayment provisions, are distributed to a maturity category based on the estimated average life as shown below. These principal prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.

                                                     September 30, 1997
                                                     ------------------
                                                                 Estimated
                                                 Amortized         Market
                                                    Cost           Value
                                                -----------------------------
                                                       (In Thousands)

Due in one year or less.......................  $     19,739    $     19,657
Due after one year through five years.........       347,119         345,344
Due after five years through ten years........       208,243         204,541
Due after ten years...........................        69,146          66,600
                                                ------------    ------------
                                                $    644,247    $    636,142
                                                ============    ============


There were no sales of mortgage-backed securities held to maturity during the years ended September 30, 1997, 1996 and 1995. (See note 2 regarding the transfer of securities in connection with the Hamilton merger.)

At September 30, 1997 and 1996, $8,715,000 and $10,241,000, respectively, of the mortgage-backed securities held to maturity portfolio consists of securities with underlying adjustable rate loans. Such securities had an estimated market value of $8,585,000 and $10,077,000, respectively.

The privately-issued REMICs and CMOs and privately-issued pass-through mortgage-backed securities contained in the Company's held to maturity and available for sale portfolios have generally been underwritten by large investment banking firms with the timely payment of principal and interest on these securities supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit or subordination techniques. Substantially all such securities are rated AAA by one or more of the nationally recognized securities rating agencies. These securities are subject to certain credit-related risks normally not associated with U.S. Government Agency mortgage-backed securities. Among such risks is the limited loss protection generally provided by the various forms of credit enhancements as losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the creditworthiness of the enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the mortgage-backed securities holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect the Company from losses, thus the Company has not provided an allowance for losses on its privately issued mortgage-backed securities.


                                      31-a

(7)      MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

The amortized cost and the estimated market value of mortgage-backed securities available for sale are summarized as follows:

                                                                               September 30, 1997
                                                             -----------------------------------------------------
                                                                             Gross         Gross      Estimated
                                                             Amortized    Unrealized     Unrealized     Market
                                                                 Cost        Gains         Losses        Value
                                                             -----------------------------------------------------
                                                                               (In Thousands)

FHLMC...................................................    $    28,710  $        815  $       (144)  $    29,381
FNMA....................................................         13,851           184          (108)       13,927
GNMA....................................................          6,230           379            (8)        6,601
REMIC and CMO...........................................        259,457         1,385          (119)      260,723
Private-issue pass-through..............................         23,587           422            --        24,009
                                                            -----------  ------------  ------------   -----------
Total...................................................    $   331,835  $      3,185  $       (379)  $   334,641
                                                            ===========  ============  ============   ===========


                                                                              September 30, 1996
                                                             ----------------------------------------------------
                                                                             Gross         Gross      Estimated
                                                             Amortized    Unrealized     Unrealized     Market
                                                                 Cost        Gains         Losses        Value
                                                             ----------------------------------------------------
                                                                               (In Thousands)

FHLMC...................................................    $    59,872  $        491  $       (518)  $    59,845
FNMA....................................................         47,596           313            --        47,909
GNMA....................................................          7,336           355            --         7,691
REMIC and CMO...........................................        139,262           261          (626)      138,897
Private-issue pass-through..............................         25,886           201            --        26,087
                                                            -----------  ------------  ------------   -----------
Total...................................................    $   279,952  $      1,621  $     (1,144)  $   280,429
                                                            ===========  ============  ============   ===========


The amortized cost and estimated market values of mortgage-backed securities available for sale, all of which have prepayment provisions, are distributed to a maturity category based on the estimated average life as shown below. These principal prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution.

                                                                                         September 30, 1997
                                                                                      ---------------------------
                                                                                                     Estimated
                                                                                      Amortized        Market
                                                                                          Cost          Value
                                                                                      ---------------------------
                                                                                            (In Thousands)

Due in one year or less........................................................      $     74,246    $     74,419
Due after one year through five years..........................................           212,731         214,309
Due after five years through ten years.........................................            44,858          45,913
                                                                                     ------------    ------------
                                                                                     $    331,835    $    334,641
                                                                                     ============    ============


Gains and losses were realized on sales of mortgage-backed securities available for sale as follows:

                                                                                  Year Ended September 30,
                                                                      --------------------------------------------
                                                                           1997             1996           1995
                                                                      --------------------------------------------
                                                                                      (In Thousands)

Gross gains...................................................        $      1,917     $     1,205    $         60
Gross losses..................................................                 (88)             --          (1,044)
                                                                      ------------     -----------    ------------
Net gains (losses)............................................        $      1,829     $     1,205    $       (984)
                                                                      ============     ===========    ============



                                      31-b

(8)      LOANS RECEIVABLE

Loans receivable are summarized as follows (in thousands):

                                                                                           September 30,
                                                                                      -----------------------
                                                                                      1997               1996
                                                                                      -----------------------

FIRST MORTGAGE LOANS:
   One-to-four family conventional residential, including loans with adjustable rates of $793,931 and $843,860
    in 1997 and 1996, respectively............................................   $      956,844     $    1,029,636
   Multifamily residential....................................................          365,324            171,099
   Commercial real estate.....................................................          450,596            383,181
   Partially guaranteed by Veterans Administration or insured by
    the Federal Housing Administration........................................           11,610             14,836
   Participation in loans fully guaranteed by the Agency for
     International Development................................................               --                 26
   Construction loans, net of undisbursed portion of
    approximately $12,002 and $5,470 in 1997 and
    1996, respectively........................................................            5,468              4,369
   Reverse annuity loans, net of undisbursed portion of
    approximately $3,489 and $4,416 in 1997
    and 1996, respectively....................................................            2,163              2,265
                                                                                 --------------     --------------
                                                                                      1,792,005          1,605,412
   Unamortized purchase accounting premiums...................................            1,137              1,645
   Unearned purchase accounting discounts.....................................           (1,138)            (1,993)
   Unamortized premiums.......................................................            2,808              3,677
   Unearned discounts.........................................................              (12)               (27)
   Deferred loan fees.........................................................           (6,769)            (4,945)
                                                                                 --------------     --------------
                                                                                      1,788,031          1,603,769
                                                                                 --------------     --------------
OTHER LOANS:
   Consumer loans.............................................................           12,302              9,227
   Cooperative residential loans..............................................          113,628            123,034
   Home improvement loans.....................................................              645              1,035
   Guaranteed student loans ..................................................           45,674             51,151
   Commercial business loans..................................................           11,092             12,351
   Loans secured by deposit accounts..........................................            7,056              8,078
   Second mortgage loans......................................................            1,540              2,211
   Home equity loans, net of unused lines of credit of
    approximately $12,332 and $9,462 in
    1997 and 1996, respectively...............................................           42,657             44,277
   Purchased auto leasing.....................................................           17,178             18,702
                                                                                 --------------     --------------
                                                                                        251,772            270,066
   Unamortized purchase accounting premiums...................................               40                 52
   Unearned purchase accounting discounts.....................................              (36)               (52)
   Unamortized premiums.......................................................              222                319
   Unearned discounts.........................................................             (758)            (1,391)
   Deferred loan fees.........................................................             (160)              (215)
                                                                                 --------------     --------------
                                                                                        251,080            268,779
                                                                                 --------------     --------------
Less allowance for possible loan losses.......................................          (18,695)           (19,386)
                                                                                 --------------     --------------
                                                                                 $    2,020,416     $    1,853,162
                                                                                 ==============     ==============

The yield on the average investment in first mortgage loans was 8.25%, 8.07% and 8.28% for the years ended September 30, 1997, 1996 and 1995, respectively.


                                      32-a

At September 30, 1997 and 1996, the Bank had commitments of $79,489,000 and $80,950,000, respectively, to originate first mortgage, cooperative residential and home equity loans. Such commitments generally have fixed expiration dates and may require payment of a fee. Since many of the commitments may expire without being used, the total commitment amounts do not necessarily represent future cash requirements. Of the $79,489,000 commitments outstanding at September 30, 1997, $13,142,000 represent fixed rate loans with interest rates ranging from 6.75% to 10.25% and $66,347,000 represent adjustable rate loans.

At September 30, 1997 and 1996, the Bank had commitments of $7,098,000 and $6,016,000, respectively, to sell qualified fixed rate first mortgage loans. The commitment prices approximated the carrying value of the loans.

During the years ended September 30, 1997, 1996 and 1995, the Company recognized net gains (losses) of $.5 million, $.4 million and $(.2) million, respectively, on sales of newly originated first mortgage loans.

Substantially all of the Bank's business activity is through originations of loans secured by real estate with customers located in the New York metropolitan area. The risk inherent in this portfolio is dependent not only upon regional and general economic stability which affects property values, but also financial well-being and creditworthiness of the borrowers. In order to minimize the credit risk related to this concentration, the Bank utilizes conservative underwriting standards as well as diversifying the types and locations of real estate projects underwritten in the area.


(9)      ALLOWANCE FOR POSSIBLE LOAN LOSSES

Activity in the allowance for possible loan losses is summarized as follows:

                                                                                     As of and For the
                                                                                  Year Ended September 30,
                                                                          -----------------------------------------
                                                                          1997             1996           1995
                                                                          ----             ----           ----
                                                                                    (In Thousands)


Allowance for possible loan losses,
  beginning of year.............................................      $     19,386     $    21,272    $     25,705

Charge-offs:
    Commercial real estate......................................              (698)           (974)         (2,889)
    Residential real estate.....................................            (1,114)           (730)         (1,422)
    Multifamily residential.....................................                --              --            (546)
    Other loans.................................................            (1,148)         (1,441)         (1,442)
                                                                      ------------     -----------    ------------
       Total charge-offs........................................            (2,960)         (3,145)         (6,299)
                                                                      ------------     -----------    ------------
    Less recoveries:
       Commercial real estate...................................                71              --              --
       Residential real estate..................................                27              --               4
       Other loans..............................................                71              59              75
                                                                      ------------     -----------    ------------
         Total recoveries.......................................               169              59              79
                                                                      ------------     -----------    ------------
            Net charge-offs.....................................            (2,791)         (3,086)         (6,220)
Hamilton's net activity for the quarter
 ended December 31, 1994........................................                --              --              87
Addition to allowance, charged to expense.......................             2,100           1,200           1,700
                                                                      ------------     -----------    ------------
Allowance at end of year........................................      $     18,695     $    19,386    $     21,272
                                                                      ============     ===========    ============


                                      32-b

The following table sets forth the Bank's nonaccrual loans at the dates indicated:

                                                                                        September 30,
                                                                      ---------------------------------------------
                                                                          1997             1996          1995
                                                                      ------------     -----------    --------
                                                                                    (In Thousands)


First mortgage loans:
   One-to-four family conventional residential..................      $     11,399     $    12,092    $     13,391
   Multifamily residential......................................               752             155             131
   Commercial real estate.......................................             4,165          11,758          14,316
                                                                      ------------     -----------    ------------
                                                                            16,316          24,005          27,838
Other loans - cooperative residential loans.....................             1,223           1,547           2,534
                                                                      ------------     -----------    ------------
Total nonaccrual loans..........................................      $     17,539     $    25,552    $     30,372
                                                                      ============     ===========    ============


Additionally, at September 30, 1997, 1996 and 1995, the Bank had $4.7 million, $4.4 million and $5.0 million, respectively, of consumer and other loans which are past due 90 days and still accruing interest at the dates indicated. Of the $4.7 million at September 30, 1997, $3.6 million represents loans guaranteed by the United States Department of Education through the New York Higher Education Services Corporation.

The amount of interest income on nonaccrual loans that would have been recorded had these loans been current in accordance with their original terms, was $1,576,000, $2,654,000 and $3,097,000 for the years ended September 30, 1997,
1996 and 1995, respectively. The amount of interest income that was recorded on these loans was $596,000, $924,000 and $1,083,000 for the years ended September 30, 1997, 1996 and 1995, respectively.

At September 30, 1997, 1996 and 1995, the Bank had $5.0 million, $5.8 million and $9.1 million, respectively, in loans whose terms had been modified in trouble debt restructurings. The amount of interest income that would have been recognized for the years ended September 30, 1997, 1996 and 1995 had these loans remained current in accordance with their original terms was $530,000, $598,000 and $952,000, respectively. The amount of interest income that was recorded on these loans was $415,000, $473,000 and $725,000 for the years ended September 30, 1997, 1996 and 1995, respectively.

The Bank's recorded investment in impaired loans was $4.9 million and $11.9 million at September 30, 1997 and 1996, respectively. Due to charge-offs, or the crediting of interest payments to principal, the loans did not have an impairment reserve at September 30, 1997 or 1996. Interest income recognized on impaired loans, which was not materially different from cash-basis interest income, amounted to approximately $.4 million for each of the years ended September 30, 1997 and 1996. The average recorded investment in impaired loans was approximately $13.2 million and $14.5 million during the years ended September 30, 1997 and 1996, respectively. The allowance for possible loan losses contains additional amounts for impaired loans, as deemed necessary, to maintain reserves at levels considered adequate by management.


                                      33-a

(10)    ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                                                           September 30,
                                                                                 ---------------------------------
                                                                                      1997               1996
                                                                                 ---------------------------------
                                                                                          (In Thousands)

Debt and equity securities....................................................   $        1,227     $        1,806
Mortgage-backed securities....................................................            5,627              5,324
Loans receivable..............................................................           14,736             13,554
Interest rate swap arrangements...............................................               --              1,178
                                                                                 --------------     --------------
                                                                                 $       21,590     $       21,862
                                                                                 ==============     ==============



(11)     PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                                           September 30,
                                                                                       -----------------------
                                                                                       1997               1996
                                                                                       -----------------------
                                                                                          (In Thousands)


AT COST:
 Land........................................................................   $          651     $          651
  Office buildings and improvements...........................................           10,687             10,395
  Leasehold improvements......................................................            6,594              5,898
  Furniture, fixtures and equipment...........................................           12,086             10,970
                                                                                 --------------     --------------
                                                                                         30,018             27,914
Accumulated depreciation and amortization.....................................          (17,307)           (14,987)
                                                                                 --------------     --------------
                                                                                 $       12,711     $       12,927
                                                                                 ==============     ==============

Depreciation and amortization of premises and equipment, included in occupancy expense, was approximately $2,332,000, $2,153,000 and $2,064,000 for the years ended September 30, 1997, 1996 and 1995, respectively.


(12)     OTHER ASSETS

Other assets are summarized as follows:

                                                                                           September 30,
                                                                                      -----------------------
                                                                                      1997               1996
                                                                                      -----------------------
                                                                                          (In Thousands)

Net deferred tax asset........................................................   $       12,312     $       19,393
Mortgage servicing rights.....................................................            1,097              1,088
Real estate owned, net of allowance for losses of
 $152,000 in 1997 and $266,000 in 1996........................................            1,363              3,197
Prepaid expenses..............................................................            1,568              1,270
Other.........................................................................            6,088              8,303
                                                                                 --------------     --------------
                                                                                 $       22,428     $       33,251
                                                                                 ==============     ==============


At September 30, 1997, 1996 and 1995, the Bank was servicing first mortgage loans of approximately $579,812,000, $597,017,000 and $523,664,000, respectively, which are either partially or wholly owned by others.

The Bank's risk at September 30, 1997 with respect to servicing loans for others is minimized due to the fact that loans serviced for others are without recourse to the originator/servicer. To date, the Bank has not suffered significant losses from its mortgage servicing activities.


                                      33-b

An analysis of the changes in the Company's mortgage servicing rights is as follows:

                                                                                   As of and For the
                                                                              Year Ended September 30,
                                                                      --------------------------------------------
                                                                          1997             1996           1995
                                                                      --------------------------------------------
                                                                                    (In Thousands)

Balance at beginning of year....................................      $      1,088     $       137    $        248
Additions  .....................................................               328           1,217              --
Amortization....................................................              (319)           (266)           (111)
                                                                      ------------     -----------    ------------
Balance at end of year..........................................      $      1,097     $     1,088    $        137
                                                                      ============     ===========    ============


Activity in the allowance for losses on real estate owned is summarized as follows:

                                                                                   As of and For the
                                                                              Year Ended September 30,
                                                                      --------------------------------------------
                                                                          1997             1996           1995
                                                                      --------------------------------------------
                                                                                    (In Thousands)

Balance at beginning of year....................................      $        266     $       220    $        390
Provision charged to operations.................................               304             346             361
Charge-offs.....................................................              (418)           (300)           (531)
                                                                      ------------     -----------    ------------
Balance at end of year..........................................      $        152     $       266    $        220
                                                                      ============     ===========    ============


The Bank has seven wholly owned unconsolidated subsidiaries, three of which are inactive. The Bank's aggregate investment in these subsidiaries amounted to $368,000 and $679,000 at September 30, 1997 and 1996, respectively, and is included in "Other Assets - Other." The combined financial condition and results of operations of the Bank's unconsolidated subsidiaries are not significant to the accompanying consolidated financial statements.


(13)     DEPOSITS

Deposits are summarized as follows:

                                                                           September 30,
                                                    ------------------------------------------------------------
                                                                    1997                          1996
                                                    ----------------------------     ---------------------------
                                                        Amount          Percent           Amount         Percent
                                                    ------------------------------------------------------------
                                                                         (Dollars in Thousands)

Non-interest bearing demand deposits.............   $        42,808         2.54%     $        37,013         2.16%
NOW accounts.....................................           150,010         8.90              130,831         7.63
Passbook accounts................................           684,667        40.65              716,827        41.77
Variable rate money market
 deposit accounts................................           149,200         8.86              133,528         7.78
                                                    ---------------     --------      ---------------    ---------
                                                          1,026,685        60.95            1,018,199        59.34

Certificate accounts................................        657,734        39.05              697,760        40.66
                                                    ---------------     --------      ---------------    ---------
                                                    $     1,684,419       100.00%     $     1,715,959       100.00%
                                                    ===============     ========      ===============    =========


Included in deposits are accounts with denominations of $100,000 or more totaling approximately $190,367,000 and $164,720,000 at September 30, 1997 and 1996, respectively. The Bank does not use brokered certificates of deposit as a funding source.


                                      34-a

Scheduled remaining maturities of certificate accounts are summarized as follows:

                                                                            September 30,
                                                    ----------------------------------------------------------------
                                                                    1997                            1996
                                                    -----------------------------          -------------------
                                                        Amount          Percent           Amount         Percent
                                                    ----------------------------------------------------------------
                                                                         (Dollars in Thousands)

Within 12 months.................................   $       473,964        72.06%     $       458,856        65.76%
12 to 24 months..................................            92,306        14.03              134,031        19.21
24 to 36 months..................................            61,254         9.31               51,192         7.34
36 to 48 months..................................            12,883         1.96               43,271         6.20
48 to 60 months..................................            16,178         2.46                9,552         1.37
Over 60 months...................................             1,149          .18                  858          .12
                                                    ---------------     --------      ---------------    ---------
                                                    $       657,734       100.00%     $       697,760       100.00%
                                                    ===============     ========      ===============    =========


Weighted average stated interest rates on interest-bearing deposits, including the effect of related interest rate floors, interest rate collars, and interest rate swaps, as of the respective dates were as follows:

                                                                                    September 30,
                                                                                ----------------------
                                                                                1997           1996
                                                                                ----------------------


       NOW accounts......................................................         1.00%          1.33%
                                                                               -------        -------
       Passbook accounts.................................................         2.33%          2.36%
                                                                               -------        -------
       Variable rate money market deposit accounts.......................         2.82%          2.98%
                                                                               -------        -------
       Certificate accounts..............................................         4.98%          4.86%
                                                                               -------        -------
       Total deposits....................................................         3.23%          3.30%
                                                                               =======        =======

Weighted average stated interest rates on interest-bearing deposits, excluding the effect of related interest rate floors, interest rate collars, and interest rate swaps, as of the respective dates were as follows:

                                                                                    September 30,
                                                                                ----------------------
                                                                                1997           1996
                                                                                ----------------------

       NOW accounts......................................................         1.00%          1.33%
                                                                               -------        -------
       Passbook accounts.................................................         2.42%          2.43%
                                                                               -------        -------
       Variable rate money market deposit accounts.......................         3.13%          3.29%
                                                                               -------        -------
       Certificate accounts..............................................         5.24%          5.13%
                                                                               -------        -------
       Total deposits....................................................         3.40%          3.46%
                                                                               =======        =======

The average cost of deposits, including the effect of related interest rate floors, interest rate collars, and interest rate swaps (net of early withdrawal penalties) approximated 3.27%, 3.47% and 3.55% for the years ended September 30, 1997, 1996 and 1995, respectively.

Interest expense on deposits, including the effect of related interest rate floors, interest rate collars, and interest rate swaps, is summarized as follows:

                                                                              Year Ended September 30,
                                                                      --------------------------------------------
                                                                          1997             1996           1995
                                                                      --------------------------------------------
                                                                                    (In Thousands)

NOW accounts....................................................      $      1,925     $     1,925    $      2,673
Passbook accounts...............................................            16,280          17,509          19,964
Variable rate money market deposit accounts.....................             4,310           3,357           4,054
Certificate accounts............................................            33,007          37,679          35,703
                                                                      ------------     -----------    ------------
                                                                      $     55,522     $    60,470    $     62,394
                                                                      ============     ===========    ============


                                      34-b

On September 30, 1996, Congress passed, and the President signed, legislation that recapitalized the Savings Association Insurance Fund (the "SAIF"). Under the major provisions of the legislation, savings institutions, such as the Bank, were assessed a one-time assessment of 65.7 basis points per $100 of insured SAIF-assessable deposits as of March 31, 1995. Since approximately 80.8% of the Bank's deposits at September 30, 1996 were insured by the SAIF (the remainder were insured by the Bank Insurance Fund ("BIF")), the Company recorded a one-time charge of $9.4 million during the fourth quarter of fiscal year 1996; the one-time assessment was paid in the first quarter of fiscal year 1997.


(14)     BORROWED FUNDS

Borrowed funds are summarized as follows:
                                                                                           September 30,
                                                                                     -------------------------
                                                                                        1997             1996
                                                                                     -------------------------
                                                                                          (In Thousands)
NOTES PAYABLE - FIXED-RATE ADVANCES FROM THE
 FEDERAL HOME LOAN BANK OF NEW YORK:
   8.10%, due in 1997............................................................. $            --  $          375
   5.68% to 5.71%, due in 1998....................................................         155,000              --
                                                                                   ---------------  --------------
                                                                                           155,000             375
                                                                                   ---------------  --------------
NOTES PAYABLE - VARIABLE RATE ADVANCES FROM THE
 FEDERAL HOME LOAN BANK OF NEW YORK:
   5.37% to 5.99%, due in 1997....................................................              --         542,000
   5.63% to 6.63%, due in 1998....................................................         249,500              --
                                                                                   ---------------  --------------
                                                                                           249,500         542,000
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:
   FIXED RATE AGREEMENTS:
    5.37% to 6.15%, due in 1997...................................................              --         353,698
    5.61% to 5.73%, due in 1998...................................................         367,001              --
    5.70% to 5.73%, due in 1999...................................................         117,330              --
    5.57% to 6.55%, due in 2000...................................................         137,000              --
    5.68% to 5.98%, due in 2002...................................................         119,000              --
                                                                                   ---------------  --------------
                                                                                           740,331         353,698
   VARIABLE RATE AGREEMENTS:
    5.59% in 1997 and 5.09% in 1996, due in 1998..................................         100,000         100,000
                                                                                   ---------------  --------------

SUBORDINATED CAPITAL NOTES, FIXED RATE - 10.84%:
 Due in 1997......................................................................              --           3,800
 Due in 1998......................................................................           3,800           3,800
 Due in 1999......................................................................           3,800           3,800
                                                                                   ---------------  --------------
                                                                                             7,600          11,400
                                                                                   ---------------  --------------

TREASURY, TAX AND LOAN NOTES, CALLABLE -
 5.56% IN 1997 AND 5.84% IN 1996..................................................           1,500           1,313
                                                                                   ---------------  --------------
                                                                                   $     1,253,931  $    1,008,786
                                                                                   ===============  ==============


Under the terms of a collateral agreement, indebtedness to and outstanding commitments from the Federal Home Loan Bank of New York (the "FHLB-NY") are secured by qualifying assets principally in the form of first mortgage loans and mortgage-backed securities having estimated market values at least equal to 125% of the amount of total indebtedness and outstanding commitments.


                                      35-a

At September 30, 1997, all securities sold under agreements to repurchase were delivered to the primary dealers or the FHLB-NY who arranged the transactions. The securities remained registered in the name of the Bank and are returned upon maturity of the agreement. Securities sold under agreements to repurchase averaged $764,439,000, $328,405,000 and $307,657,000 during the years ended
September 30, 1997, 1996 and 1995, respectively. The maximum amounts outstanding at any month-end were $927,291,000, $453,698,000 and $351,855,000 during the years ended September 30, 1997, 1996 and 1995, respectively.

At September 30, 1997, the Bank had outstanding $740.3 million of fixed rate reverse repurchase agreements with a weighted average interest rate of 5.73% and a weighted average remaining maturity of seventeen months. The Bank may substitute collateral in the form of U.S. Treasury or mortgage-backed certificates. At September 30, 1997, the borrowings were collateralized by FNMA, FHLMC, REMIC, non-agency pass-through certificates and agency obligations having a carrying value of approximately $773.7 million and a market value of approximately $766.6 million.

At September 30, 1997, the Bank had outstanding a $100.0 million variable rate reverse repurchase agreement with an interest rate of 5.59% and a remaining maturity of 4 months. The rate on this reverse repurchase agreement is subject to repricing on a monthly basis. The Bank may substitute collateral in the form of U.S. Treasury, GNMA, FNMA, FHLMC, REMIC, CMO or non-agency pass-through certificates rated no less than AA. At September 30, 1997, the borrowings were collateralized by REMIC and non-agency pass-through certificates having a carrying value of approximately $105.7 million and a market value of approximately $105.0 million.

On November 18, 1988, the Bank issued $25,000,000 in 10.95% (Series A Notes) and $5,000,000 in 10.52% (Series B Notes) subordinated capital notes (collectively the "Notes"). Interest on the Notes is payable in semiannual installments, commencing May 30, 1989. The remaining principal on the Series A Notes and Series B Notes is payable in annual installments of $2,800,000 and $1,000,000, respectively. The Notes are fully subordinated to savings deposit accounts and other general liabilities of the Bank. Further, a portion of the Notes qualify as capital for purposes of meeting the regulatory risk-based capital requirements. The Notes are redeemable in whole or in part, with a prepayment premium, at the option of the Bank, subject to regulatory approval, at any time. Deferred issuance costs are being amortized over the period to maturity of the Notes.

On February 3, 1989, the Bank established a Mortgage-Backed Medium-Term Note, Series A (the "Medium-Term Notes") program. The Medium-Term Notes can be issued from time to time in designated principal amounts, up to a total remaining aggregate amount of $180,000,000, with interest rates to be established at the time of issuance, and with maturities to be set ranging from nine months to fifteen years from the date of issuance. No amounts were outstanding under this program at September 30, 1997 and 1996.

Weighted average interest rates on borrowed funds at September 30, 1997 and 1996, including the effect of related interest rate collars, interest rate caps, and interest rate swaps, amounted to 5.87% and 5.25%, respectively. Excluding the effects of off-balance sheet financial instruments, the average interest rates on borrowed funds at September 30, 1997 and 1996 amounted to 5.84% and 5.55%, respectively.


                                      35-b

The average cost of borrowed funds for the years ended September 30, 1997, 1996 and 1995, including the effect of related interest rate collars, interest rate caps, and interest rate swaps, was 5.42%, 5.62% and 5.88%, respectively.

Interest expense on borrowed funds, including the effect of related interest rate collars, interest rate caps, and interest rate swaps, is summarized as follows:

                                                                               Year ended September 30,
                                                                       -------------------------------------------
                                                                          1997            1996            1995
                                                                       -------------------------------------------
                                                                                      (In Thousands)

Notes payable...................................................       $    21,657     $    26,764     $    19,920
Securities sold under agreements to repurchase..................            42,525          18,175          17,619
Subordinated capital notes......................................               892           1,304           1,716
Other...........................................................                37              33              81
                                                                       -----------     -----------     -----------
                                                                       $    65,111     $    46,276     $    39,336
                                                                       ===========     ===========     ===========


(15)     ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities are summarized as follows:
                                                                                               September 30,
                                                                                          -------------------------
                                                                                          1997            1996
                                                                                          -------------------------
                                                                                              (In Thousands)

Federal, state and local income taxes payable ....................................     $     8,712     $       411
Accrued interest payable..........................................................           6,806           6,633
Official checks outstanding.......................................................          22,857           8,238
Negative goodwill.................................................................             874           1,068
Deferred gain on interest rate floor and swap agreements..........................           1,218           5,819
Accrued SAIF recapitalization assessment..........................................              --           9,432
Accrued expenses and other........................................................          18,308          17,671
                                                                                       -----------     -----------
                                                                                       $    58,775     $    49,272
                                                                                       ===========     ===========


(16)     INCOME TAXES

New York Bancorp files consolidated Federal income tax returns on a calendar-year basis with the Bank and its subsidiaries. Prior to January 1, 1996, if certain definitional tests and other conditions were met, the Bank was allowed a special bad debt deduction based on a percentage of taxable income or on a specified experience formula. The Bank used the specified experience formula for 1995 and the percentage of taxable income method in 1994. The statutory percentage of the special bad debt deduction was 8%.

Under legislation enacted in August 1996, the Bank will no longer be permitted to use the percentage of taxable income method for Federal tax purposes, but will be permitted to deduct bad debts only as they are incurred. The legislation also requires the recapture of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987 (the "base year"). The Bank's tax bad debt reserves of $27.9 million as of December 31, 1995 did not exceed those of the base year. Therefore, the Bank will not be required to recapture any of its bad debt reserves. Such reserve reflects the cumulative Federal income tax bad debt deductions to that date. The base year reserves will continue to be subject to recapture, and the Bank could be required to recognize a tax liability, under certain circumstances, including (1) the Bank fails to


                                      36-a
qualify as a "bank" for Federal income tax purposes; (2) certain distributions are made with respect to the stock of the Bank; (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses; and (4) there is a change in Federal tax law. However, management is currently not aware of the occurrence of any such circumstances.

New York Bancorp files combined New York State franchise and New York City financial corporation tax returns with the Bank and its subsidiaries on a calendar-year basis. The Company's annual tax liability for each tax was the greater of a tax based on "entire net income," "alternative entire net income," "taxable assets" or a minimum tax. Further, the Company is subject to a temporary surcharge based upon New York State tax liability. The Company's provision for New York State and New York City taxes is based on "entire net income" for the calendar years 1996, 1995 and 1994 and for the nine months ended September 30, 1997. New York State and New York City do not allow for the utilization of net operating loss carrybacks or carryforwards for banks.

In response to the aforementioned Federal legislation enacted in August 1996, the New York State and New York City tax laws have been amended to generally prevent a recapture of existing tax bad debt reserves and to allow for the continued use of the percentage of taxable income method to determine the bad debt deduction in computing the New York State and New York City tax liability. The percentage of the taxable income method is allowed if the Bank maintains at least 60% of its total assets in qualifying assets, as defined. If the Bank fails to meet the qualifying assets test, it would be required to recapture the reserves established after December 31, 1995, the base year, which amounted to approximately $16 million as of December 31, 1996. The Bank has not provided any deferred taxes for these tax bad debt reserves as the Bank has met, and continues to meet, the qualifying asset requirement. Additionally, all existing tax bad debt reserves for New York State and New York City, amounting to approximately $85 million as of December 31, 1996, would be subject to recapture under certain conditions, including the merger of the Bank into a commercial bank, such as North Fork.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                               September 30,
                                                                                        --------------------------
                                                                                          1997            1996
                                                                                        --------------------------
                                                                                              (In Thousands)


Deferred tax assets:
  Allowance for possible loan losses..............................................     $     7,644     $     7,976
  SAIF recapitalization...........................................................              --           4,020
  Nonaccrual interest.............................................................             617           2,477
  Excess tax over book basis of loans.............................................           1,830           1,009
  Deferred loan fees..............................................................             715             977
  Real estate owned...............................................................              62             109
  Premises and equipment..........................................................           1,031             720
  Unrealized loss on available for sale securities................................              --             428
  Other...........................................................................           2,325           2,645
                                                                                       -----------     -----------
    Total gross deferred tax assets...............................................          14,224          20,361
                                                                                       -----------     -----------

Deferred tax liabilities:
  Unrealized gain on available for sale securities................................           1,053              --
  Other...........................................................................             859             968
                                                                                       -----------     -----------
    Total gross deferred tax liabilities..........................................           1,912             968
                                                                                       -----------     -----------
    Net deferred tax asset........................................................     $    12,312     $    19,393
                                                                                       ===========     ===========


                                      36-b

The Company has a net deferred tax asset of $12.3 million at September 30, 1997. This represents the anticipated Federal, state and local tax benefits expected to be realized in future years upon the utilization of the underlying tax attributes comprising this balance. The Company has reported taxable income for Federal, state and local income tax purposes in each of the past three years and in management's opinion, in view of the Company's previous, current and projected future earnings trend, such net deferred tax asset will be fully realized. Accordingly, no valuation allowance was deemed necessary for the net deferred tax asset at September 30, 1997.

Total income tax expense was allocated as follows:

                                                                                Year ended September 30,
                                                                        ------------------------------------------
                                                                          1997            1996            1995
                                                                        ------------------------------------------
                                                                                      (In Thousands)

Income from operations..........................................       $    32,685     $    24,776     $    19,717
Shareholders' equity - compensation expense for tax
 purposes in excess of amounts recognized for
 financial reporting purposes...................................            (1,153)         (1,928)         (1,488)
Shareholders' equity - unrealized appreciation
 (depreciation) on securities available for sale................             1,481          (1,067)          3,690
                                                                       -----------     -----------     -----------
Total...........................................................       $    33,013     $    21,781     $    21,919
                                                                       ===========     ===========     ===========


The components of income tax expense on operations are as follows:

                                                                               Year ended September 30,
                                                                      --------------------------------------------
                                                                          1997            1996            1995
                                                                      --------------------------------------------
                                                                                      (In Thousands)


Current:
  Federal.......................................................      $     21,860     $    19,599     $    13,917
  State and local...............................................             5,226           8,697           7,765
                                                                      ------------     -----------     -----------
                                                                            27,086          28,296          21,682
                                                                      ------------     -----------     -----------

Deferred:
  Federal.......................................................             4,040          (2,923)           (457)
  State and local...............................................             1,559            (597)         (1,508)
                                                                      ------------     -----------     -----------
                                                                             5,599          (3,520)         (1,965)
                                                                      ------------     -----------     -----------
    Total.......................................................      $     32,685     $    24,776     $    19,717
                                                                      ============     ===========     ===========

The effective income tax rates for the years ended September 30, 1997, 1996 and 1995 were 39.0%, 43.6% and 63.0%, respectively. The reconciliation between the statutory Federal income tax rate and the effective tax rate is as follows:

                                                                                    Year ended September 30,
                                                                             -------------------------------------
                                                                               1997         1996           1995
                                                                             -------------------------------------

Tax on income at statutory rate........................................          35.0%         35.0%        35.0%

Tax effects of:
    State and local income tax, net of
     Federal income tax benefit........................................           5.3           9.3         13.0
    Nondeductible costs associated with Hamilton merger................            .--           .--        15.0
    Other, net.........................................................          (1.3)          (.7)          .--
                                                                             --------       -------      --------
Tax at effective rate..................................................          39.0%         43.6%        63.0%
                                                                             ========       =======      =======

                                      37-a

(17)     SHAREHOLDERS' EQUITY

DIVIDEND RESTRICTIONS

In connection with the Bank's conversion to stock form in February 1988, and Hamilton Savings' conversion to stock form in April 1993, special liquidation accounts were established at the time of conversions, pursuant to regulations of the Office of Thrift Supervision ("OTS") or its predecessor, based on the amount of the Bank's regulatory capital as of September 30, 1987 and Hamilton Savings' regulatory capital as of September 30, 1992. In the unlikely event of a future liquidation, eligible depositors who continue to maintain accounts would be entitled to receive a distribution from the liquidation accounts. The total amount of the liquidation account will be decreased as the balances of eligible deposits are reduced on annual determination dates subsequent to the conversions. The balance of the liquidation accounts aggregated to approximately $13.6 million at September 30, 1997.

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

STOCK SPLITS

The Company declared a 3-for-2 common stock split which was distributed on January 23, 1997 in the form of a stock dividend. Additionally, the Company declared a 4-for-3 common stock split which was distributed on July 24, 1997 in the form of a stock dividend. Accordingly, information with respect to shares of common stock fully reflect the stock splits.

TREASURY STOCK TRANSACTIONS

During the year ended September 30, 1997, New York Bancorp repurchased 1,169,284 shares of its outstanding common stock. At September 30, 1997, the Company has 8,174,522 shares of Treasury stock which, among other things, could be held to satisfy obligations under the Company's stock option plans. Treasury stock is being accounted for using the cost method. In connection with the Merger Agreement providing for the merger of the Company with North Fork, which is intended to be accounted for as a pooling of interests, on October 7, 1997, the Company's Board of Directors terminated its stock repurchase plan.


                                      37-b

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

As of September 30, 1997, the Bank has been categorized as "well capitalized" by the OTS under the prompt corrective action regulations and continues to exceed all regulatory capital requirements. The Bank's actual capital amounts and ratios are presented in the following tables (dollars in thousands):

                                          TANGIBLE CAPITAL           CORE CAPITAL(1)      RISK-BASED CAPITAL(2)
                                     -----------------------------------------------------------------------------
                                        Amount    Percentage(3)   Amount   Percentage(3)   Amount    Percentage(3)
                                     -----------------------------------------------------------------------------

As of September 30, 1997:
Total Bank equity...................  $  167,359      5.16%     $  167,359      5.16%    $  167,359      10.75%
Add (subtract):
     o Allowable portion of
        subordinated capital notes..          --       . --             --       . --           532        .03
     o Other........................      (1,505)     (.05)         (1,505)     (.05)        16,257       1.05
                                      ----------    ------      ----------    ------     ----------    -------
Capital for regulatory purposes.....     165,854      5.11         165,854      5.11        184,148      11.83
Minimum regulatory requirement......      48,664      1.50          97,328      3.00        124,545       8.00
                                      ----------    ------      ----------    ------     ----------    -------

Excess..............................  $  117,190      3.61%     $   68,526      2.11%    $   59,603       3.83%
                                      ==========    ======      ==========    ======     ==========    =======


As of September 30, 1996:
Total Bank equity...................  $  138,195      4.70%     $  138,195      4.70%    $  138,195       9.86%
Add:
     o Allowable portion of
        subordinated capital notes..          --       . --             --       . --         1,634        .11
     o Other........................         278       .01             278       .01         17,806       1.27
                                      ----------    ------      ----------    ------     ----------    -------
Capital for regulatory purposes.....     138,473      4.71         138,473      4.71        157,635      11.24
Minimum regulatory requirement......      44,117      1.50          88,234      3.00        112,180       8.00
                                      ----------    ------      ----------    ------     ----------    -------

Excess..............................  $   94,356      3.21%     $   50,239      1.71%    $   45,455       3.24%
                                      ==========    ======      ==========    ======     ==========    =======

(1) Under the OTS's prompt corrective action regulations, the core capital requirement was effectively increased to 4.00% since OTS regulations stipulate that as of that date an institution with less than 4.00% core capital will be deemed to be classified as "undercapitalized."

(2) The OTS adopted a final regulation which incorporates an interest rate risk component into its existing risk-based capital standard. The regulation requires certain institutions with more than a "normal level" of interest rate risk to maintain capital in addition to the 8.0% risk-based capital requirement. The Bank does not anticipate that its risk-based capital requirement will be materially affected as a result of the new regulation.

(3) For tangible and core capital the ratio is to adjusted total assets. For risk-based capital, the ratio is to total risk-weighted assets.


                                      38-a

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

The following table sets forth the funded status of the Bank's plan and amounts recognized in the Company's consolidated financial statements at September 30 (in thousands):

                                                                                          1997            1996
                                                                                        ----------      ------

Actuarial present value of benefit obligation:
    Accumulated benefit obligation, including vested

     benefits of $10,719 in 1997 and $10,423 in 1996..............................      $   11,233      $   10,929
                                                                                        ==========      ==========

    Projected benefit obligations for service rendered to date....................      $   11,439      $   10,978
    Plan assets at fair value.....................................................           9,948          10,166
                                                                                        ----------      ----------
    Projected benefit obligation in excess of plan assets.........................          (1,491)           (812)
    Unrecognized net loss from past experience different from
     that assumed and effects of changes in assumptions...........................           2,572           1,972
    Unrecognized prior service cost...............................................            (869)           (971)
    Unrecognized net obligation at transition being
     recognized over fifteen years................................................             230             261
    Additional liability..........................................................          (1,727)         (1,213)
                                                                                        ----------      ----------
    Accrued pension cost included in other liabilities............................      $   (1,285)     $     (763)
                                                                                        ==========      ==========


                                      38-b

Net pension cost for the years ended September 30, 1997, 1996 and 1995 included the following components (in thousands):

                                                                           1997             1996          1995
                                                                          --------         -----         -----

Service cost - benefits earned during the period.................         $     96       $      46       $    131
Interest cost on projected benefit obligation....................              840             838            844
Actual return on plan assets.....................................             (547)           (593)          (583)
Net amortization and deferral....................................             (381)           (371)          (439)
Additional liability.............................................              514             879             --
                                                                          --------       ---------       --------

Net pension cost (benefit) included in non-interest
 expenses -- compensation and benefits...........................         $    522       $     799       $    (47)
                                                                          ========       =========       ========


Assumptions used in 1997, 1996 and 1995 to develop the net periodic pension cost were:

                                                                           1997           1996            1995
                                                                          --------       ---------       -----

Weighted average discount rate...................................          7.50%           8.00%          9.00%
Rate of increase in future compensation levels...................          4.00%           4.00%          4.00%
Expected long-term rate of return on assets......................          9.50%           9.50%          9.50%


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

The following sets forth the SERP Plan's status and amounts recognized in the Company's consolidated financial statements at September 30 (in thousands):

                                                                                          1997            1996
                                                                                        ----------      ------
Actuarial present value of benefit obligation:
    Accumulated benefit obligation, including vested
     benefits of $967 in 1997 and $485 in 1996....................................     $       976     $       824
                                                                                       ===========     ===========

    Projected benefit obligations for service rendered to date....................     $     1,157     $       950
    Plan assets at fair value.....................................................              --              --
                                                                                       -----------     -----------
    Projected benefit obligation in excess of plan assets.........................          (1,157)           (950)
    Unrecognized net loss from past experience different from
     that assumed and effects of changes in assumptions...........................             140              50
    Unrecognized prior service cost being
     recognized over fifteen years................................................             295             322
    Additional liability..........................................................            (254)           (247)
                                                                                       -----------     -----------
    Accrued SERP Plan cost included in other liabilities..........................     $      (976)    $      (825)
                                                                                       ===========     ===========


                                      39-a

Net SERP Plan cost for the years ended September 30, 1997, 1996 and 1995 included the following components (in thousands):

                                                                          1997            1996            1995
                                                                          --------        --------        -----

Service cost - benefits earned during the period.................         $     39        $     35        $     52
Interest cost on projected benefit obligation....................               78             118              90
Actual return on plan assets.....................................               --              --              --
Net amortization and deferral....................................               27              27              (7)
Additional liability.............................................                7              --              --
Settlement loss..................................................               --              49              --
                                                                          --------        --------        --------

Net pension cost included in non-interest
 expenses -- compensation and benefits...........................         $    151        $    229        $    135
                                                                          ========        ========        ========


Assumptions used in 1997, 1996 and 1995 to develop the net periodic SERP Plan cost were:

                                                                           1997            1996            1995
                                                                          --------        --------        -----

Weighted average discount rate...................................      7.00% to 7.50%  7.50% to 8.00%  7.50% to 8.00%
Rate of increase in future compensation levels...................           4.00%            4.00%          4.00%
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


                                      39-b

The following table sets forth the plan's status and amounts recognized in the Company's consolidated financial statements at September 30 (in thousands):

                                                                                          1997            1996
                                                                                       -----------     -------
Accumulated postretirement benefit obligation:
    Retirees including covered dependents and beneficiaries........................    $     2,458     $     1,693
    Eligible active participants...................................................             82             100
    Other active participants......................................................            710             753
                                                                                       -----------     -----------
     Total accumulated postretirement benefit obligation...........................          3,250           2,546
Plan assets........................................................................             --              --
                                                                                       -----------     -----------
Accumulated benefit obligation in excess of plan assets............................         (3,250)         (2,546)
Unrecognized transition obligation.................................................          2,140           2,274
Unrecognized prior service cost....................................................           (452)           (503)
Unrecognized gain..................................................................         (1,428)         (2,062)
                                                                                       -----------     -----------
Accrued benefit obligation.........................................................    $    (2,990)    $    (2,837)
                                                                                       ===========     ===========

Net periodic postretirement benefit cost included the following components for the years ended September 30 (in thousands):

                                                                           1997            1996            1995
                                                                        ----------      ----------      -------

Service cost........................................................    $       74      $       59      $       51
Interest cost.......................................................           224             190             267
Amortization of transition obligation
 of $3.2 million over 20 years......................................           134             134             146
Amortization of prior service cost..................................           (52)            (52)            (39)
Amortization of gain................................................           (89)           (131)            (87)
                                                                        ----------      ----------      ----------
  Total postretirement benefit expense..............................    $      291      $      200      $      338
                                                                        ==========      ==========      ==========


The above plan does not have any assets and the Company presently intends to maintain the plan as unfunded. The assumed long-term health care cost trend used to measure the expected cost of benefits under the plan for 1997 is 5.5%. The discount rate used in determining the accumulated postretirement benefit obligation is 7.50%. The effect of raising the health care trend by 1% will increase the service and interest cost and the accumulated benefit obligation by approximately $54,000 and $406,000, respectively.

The amounts included in compensation and benefit expense for the above plans are as follows for the years ended September 30 (in thousands):

                                                                           1997            1996            1995
                                                                        ----------      ----------      -------

Pension plan........................................................    $      522      $      799      $      (47)
Supplemental executives retirement plan.............................           151             229             135
401(k) plan.........................................................           454             549             408
Retirees' benefit plan..............................................           291             200             338
                                                                        ----------      ----------      ----------
                                                                        $    1,418      $    1,777      $      834
                                                                        ==========      ==========      ==========


                                      40-a

Hamilton had also maintained a noncontributory retirement plan for its outside directors. The plan provided benefits for participants upon reaching age 65, and required at least 5 years of service, but not exceeding 10 years of service. On January 27, 1995, the plan was terminated in accordance with the plan's change in control provisions and distributions in the aggregate amount of $1,039,600 were made to all eligible participants. Included in compensation and benefit expense is $25,000 for the year ended September 30, 1995. Fiscal year 1995 also includes $638,000 in merger and restructuring expense related to the plan.


(19)     STOCK PLANS

STOCK OPTION PLANS

The stock option plans permit New York Bancorp common stock to be issued to key employees and directors of the Company and its subsidiaries. The options granted under the plans are intended to be either incentive stock options or non-qualified options.

Options have been granted to purchase common stock at the fair market value of the stock at the date of grant. Options generally vest over a three year period from the date of grant and generally expire ten years from the date of grant for employees and five years from the date of grant for directors.

Hamilton maintained incentive stock option plans for its officers, directors and other key employees. Generally, these plans provided for the grant of options to individuals at a price equivalent to the fair market value at the date of grant and were exercisable over a ten year period from the date of grant. In accordance with the plans' change in control provisions, the individuals became fully vested in their stock option grants on the merger date, January 27, 1995. The options were exchanged for options of the Company, and are set forth separately in the table below.

Additionally, stock appreciation rights ("SARs") have been granted to key employees of the Holding Company and its subsidiary. SARs entitle the grantee to receive cash equal to the excess of the market value of the shares at the date the right is exercised over the exercise price. An expense is accrued for the earned portion of the amount by which the market value of the stock exceeds the exercise price for each SAR outstanding. The expense related to the SARs for the years ended September 30, 1997, 1996 and 1995 was approximately $2,770,000, $1,775,000 and $171,000, respectively.


                                      40-b

The following table summarizes certain information regarding the option plans and has been prepared after giving effect to the 3-for-2 common stock split and the 4-for-3 common stock split.

                                                                      Number of shares of
                                --------------------------------------------------------------------
                                                                                                        Weighted
                                                                                       Non-qualified    Average
                                               Incentive Stock     Non-statutory         Options to     Exercise
                                 SARs             Options           Stock Options      Directors        Price
                                ---------------------------------------------------------------------------------

Balance outstanding at
 September 30, 1994.......       336,600            322,004            656,520            198,000        $   6.52
Hamilton options
 outstanding at
 January 27, 1995.........            --                 --            612,784            365,648        $   1.19
Forfeited.................       (19,800)           (68,356)           (96,066)                --        $   8.26
Granted...................            --            162,062            297,938                 --        $   9.67
Exercised.................       (39,600)          (120,940)          (649,988)                --        $   1.04
                              ----------        -----------        -----------       ------------
Balance outstanding at
 September 30, 1995.......       277,200            294,770            821,188            563,648        $   6.70
Forfeited.................            --             (5,782)                --            (49,500)       $   2.94
Granted...................            --            148,476            158,024             49,500        $  11.12
Exercised.................            --            (62,636)                --           (285,440)       $   3.66
                              ----------        -----------        -----------       ------------
Balance outstanding at
 September 30, 1996.......       277,200            374,828            979,212            278,208        $   8.18
Forfeited.................            --             (7,494)                --                 --        $  11.71
Granted...................            --            118,000                 --             49,500        $  21.52
Exercised.................      (257,200)          (125,153)           (26,000)          (139,708)       $   6.52
                              ----------        -----------        -----------       ------------
Balance outstanding at
 September 30, 1997.......        20,000            360,181            953,212            188,000        $  10.23
                              ==========        ===========        ===========       ============




The following table summarizes information about SARs and stock options outstanding at September 30, 1997.

                                           Options and SARs Outstanding              Options   and   SARs Exercisable
                              --------------------------------------------------     ---------------------------------
                                                                   Weighted
                                               Weighted            Average                             Weighted
                                               Average            Remaining                            Average
        Range of                Number         Exercise           Contractural        Number           Exercise
        Exercise Price        Outstanding        Price           Life (In Years)     Outstanding         Price
        ---------------------------------------------------------------------------------------------------------------

     $  3.79 -  3.94              90,882        $ 3.91                4.7                90,882        $   3.91
        6.67 -  8.98             547,141          7.77                5.3               547,141            7.77
        9.05 - 11.13             716,537         10.29                7.2               381,891           10.07
       16.94 - 23.44             166,833         21.51                7.8                    --              --
                            ------------                                          -------------
        3.79 - 23.44           1,521,393         10.23                6.5             1,019,914            8.29
                            ============                                          =============



                                      41-a

Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123 for awards after October 1, 1995, the Company's net income and net income per share would have been reduced to the pro forma amounts presented below for the years ended September 30 (dollars in thousands, except per share amounts):


                                                    1997              1996
                                                 ----------        ----------
Net income:
    As reported...............................     $51,211          $32,006
    Pro forma.................................      50,204           31,542

Earnings per share:
    As reported...............................      $2.25             $1.34
    Pro forma.................................       2.20              1.32

In preparing the pro forma information, the fair value of each grant of stock options by the Company in the years ended September 30, 1997 and 1996 was estimated on the date of grant using the Black-Scholes multiple option-pricing model, with the following weighted-average assumptions: expected lives of options of 4 years, volatility of 40%, and dividend yields of 2% for both years; risk free interest rates of 6.29% and 5.28% were used for the years ended September 30, 1997 and 1996, respectively.

RECOGNITION AND RETENTION PLAN

Hamilton maintained a RRP, under which restricted stock awards were made to officers, directors and other key employees, and an Employee Stock Ownership Plan (the "ESOP"). In accordance with the plans' change in control provisions, the participants became fully vested on the merger date, January 27, 1995. Distributions of the shares in the plans have been made to participants. Included in compensation and benefit expense is $464,000 for the year ended September 30, 1995. Fiscal year 1995 also includes $4,992,000 in merger and restructuring expense related to these plans.


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


                                      41-b

The Company has obligations under a number of noncancellable leases on property used for banking purposes. These leases contain escalation clauses which provide for increased rental expense based on a percentage of increases in real estate taxes. Rental expense under these leases, included in non-interest expense - occupancy, for the years ended September 30, 1997, 1996 and 1995 approximated $2,406,000, $2,096,000 and $2,040,000, respectively.
The projected minimum rentals under existing operating leases are as follows:

 Year ending September 30,                                      Amount
                                                             ---------------
                                                             (In Thousands)

 1998..................................................       $     2,307
 1999..................................................             2,214
 2000..................................................             1,548
 2001..................................................             1,058
 2002..................................................               790
 Later years...........................................             2,561
                                                              -----------
                                                               $   10,478


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

At September 30, 1996 the Company had outstanding notional amounts of interest rate swap arrangements of $600.0 million maturing through June 1997 with an unrealized gain amounting to $2.9 million (none outstanding at September 30, 1997). Further, at September 30, 1996 there was $1.5 million of net deferred gains relating to terminated interest rate swap contracts (none at September 30, 1997).


                                      42-a

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

At September 30, 1997 and 1996, the Bank was a party to $700.0 million of interest rate collar agreements which mature in August 1998. These agreements are intended to reduce the interest rate risk associated with certain short-term borrowings and certificates of deposit accounts. Under the terms of these agreements, the Bank receives interest when the three month LIBOR index is in excess of 7.50%, and pays interest when the three month LIBOR index is less than 5.00%. At September 30, 1997 and 1996, the three month LIBOR was 5.77% and 5.625%, respectively. At September 30, 1997 mortgage-backed securities with a market value of $13.6 million were pledged as collateral on these arrangements. The Bank's credit risk with respect to these interest rate collar arrangements is in the risk of nonperformance by the other party to the agreements. However, the Bank does not anticipate nonperformance by the counterparty and controls the risk through its usual monitoring procedures. At September 30, 1997, the unamortized premium on the Bank's interest rate collars amounted to $.4 million which approximated the current market value.

During fiscal year 1995, the Bank was a party to $1.0 billion of interest rate floor agreements which were scheduled to expire on February 22, 1998. During fiscal year 1995, in an effort to secure the hedge position provided against the aforementioned interest rate risk, the Bank terminated its position as a party to the $1.0 billion of interest rate floor agreements. Accordingly, and in conformity with generally accepted accounting principles, the Company deferred recognition of the gain on the terminated interest rate floor agreements and is amortizing such gain as an adjustment to the cost of interest-bearing deposit liabilities over the original contractual life of the interest rate floor agreements. At September 30, 1997, the amount of the unamortized gain was $1.2 million.


                                      42-b

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

At September 30, 1997, the Company had approximately $2.6 million in contracts for purposes of hedging the S & P Index. The call options maturities range from March 1999 through August 1999. The Company carries stock indexed call options at market value. Further, at September 30, 1997, there were no deferred gains or losses relating to terminated contracts. The Bank ceased offering MarketSmart CDs during fiscal year 1995 due to its inability to purchase such small quantities of stock indexed call options.

FINANCIAL FUTURES TRANSACTIONS

The Company from time to time may enter into various financial futures contracts to protect against changes in the market value of various interest-earning assets and interest-bearing liabilities, including the repricing of interest rate floor arrangements. Realized gains and losses on these contracts are deferred and accounted for as premiums or discounts on the related assets, liabilities or interest rate floor resets to the extent such contracts are matched against specific assets, liabilities or interest rate floor resets and meet specific hedge correlation criteria. Contracts which are not matched against specific assets, liabilities, or the repricing of interest rate floor arrangements or do not meet correlation criteria are accounted for at market value with the resulting gain or loss recognized in operations. At September 30, 1997 and 1996, the Company has no outstanding financial future transactions.

During the years ended September 30, 1997, 1996 and 1995, the Bank's net interest income increased by $6.3 million, $3.5 million and $1.2 million, respectively, as a net result of off-balance sheet financial instruments.


(22)     FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information


                                      43-a
about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

The following table summarizes the carrying values and estimated fair values of the Company's on-balance sheet financial instruments:

                                                                     September 30,
                                          -------------------------------------------------------------------
                                                           1997                            1996
                                          ---------------------------------    ------------------------------
                                                              Estimated                             Estimated
                                             Carrying            Fair              Carrying            Fair
                                               Value            Value               Value             Value
                                          --------------------------------------------------------------------
                                                                    (In Thousands)


FINANCIAL ASSETS:
Cash and cash equivalents..............   $       26,305    $        26,305    $        23,745    $        23,745
Debt and equity securities.............          107,743            107,759            136,776            136,774
Federal Home Loan Bank stock...........           54,119             54,119             27,938             27,938
Mortgage-backed securities.............          978,888            970,783            831,246            815,031
Loans receivable, net..................        2,020,416          2,052,611          1,853,162          1,872,423

FINANCIAL LIABILITIES:
Deposits...............................        1,684,419          1,687,876          1,715,959          1,721,433
Borrowed funds.........................        1,253,931          1,253,614          1,008,786          1,008,136


The following methods and assumptions were utilized in estimating the fair values of its on-balance sheet financial instruments at September 30, 1997 and 1996:

CASH AND CASH EQUIVALENTS

The estimated fair values are assumed to equal the carrying values as these financial instruments are either due on demand or mature within 90 days.


                                      43-b

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

DEPOSITS

The estimated fair value of deposit liabilities with no stated maturity (NOW, money market, savings accounts and non-interest bearing accounts, which represent 61.0% of all deposit liabilities) are equal to the carrying amounts payable on demand. The estimated fair value of certificates of deposit represent contractual cash flows discounted using interest rates currently offered on deposits with similar characteristics and remaining maturities.

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


                                      44-a

BORROWED FUNDS

The estimated fair value of borrowed funds is calculated based on the discounted value of contractual cash flows using interest rates currently in effect for borrowings with similar maturities and collateral requirements.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The estimated fair values of interest rate swap agreements, interest rate collars, interest rate floors, interest rate caps and stock indexed call options are obtained from dealer quotes and represent the cost of terminating the agreements. The estimated fair value of open off-balance sheet financial instruments results in an unrealized gain (loss) of $(.4) million and $2.9 million at September 30, 1997 and 1996, respectively.

Further, the estimated fair value of commitments to extend credit is estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. Generally, for fixed-rate loan commitments, estimated fair value also considers the difference between current levels of interest rates and the committed interest rates. The estimated fair value of commitments to purchase mortgage-backed securities is based on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. The estimated fair value of these off-balance sheet financial instruments results in no unrealized gain or loss at September 30, 1997 and 1996.


(23)     RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). The Statement is effective for transactions occurring after December 31, 1996. The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial - components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" ("SFAS No. 127"). The Statement delays for one year the implementation of SFAS No. 125, as it relates to (1) secured borrowings and collateral, and (2) transfers of financial assets that are part of repurchase agreement, dollar-roll, securities lending and similar transactions.


                                      44-b

The Company has adopted portions of SFAS No. 125 (those not deferred by SFAS No.
127) effective January 1, 1997. Adoption of these portions did not have a significant effect on the Company's financial condition or results of operations. Based on its review of SFAS No. 125, management does not believe adoption of the portions of SFAS No. 125 which have been deferred by SFAS No. 127 will have a material effect on the Company.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). The Statement is effective for periods ending after December 15, 1997, and will require restatement of all prior-period earnings per share ("EPS") data presented. The Statement establishes standards for computing and presenting EPS. It replaces the presentation of primary EPS with basic EPS, and requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Based on its review of the Statement, management believes the adoption of SFAS No. 128 will result in basic earnings per share being modestly higher than the current primary earnings per share, and at the same time will have no material effect on diluted earnings per share of the Company.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of prior periods will be required. Management has not completed its review of SFAS No. 130, and has not determined the impact, if any, that adoption of SFAS No. 130 will have on the Company.


                                      45-a

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The Statement establishes standards for the way an enterprise reports information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Statement requires a reconciliation of total segment revenue and expense items and segment assets to the amounts in the enterprise's financial statements. The Statement also requires a descriptive report on how the operating segments were determined, the products and services provided by the operating segments, and any measurement differences used for segment reporting and financial statement reporting. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. Management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of SFAS No. 131 will have a significant effect on the Company.


(24)     PARENT COMPANY ONLY FINANCIAL INFORMATION

New York Bancorp operates a wholly owned subsidiary, Home Federal Savings Bank. The earnings of the Bank are recognized by the Holding Company using the equity method of accounting. Accordingly, earnings of the Bank are recorded as increases in the Holding Company's investment and any dividends would reduce the Holding Company's investment in the Bank. The following is the condensed financial statements for New York Bancorp Inc. (parent company only) as of September 30, 1997 and 1996 and for the years ended September 30, 1997, 1996 and 1995:


                   CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                                                                                September 30,
                                                                                       ----------------------------
                                                                                          1997           1996
                                                                                       ----------------------------
                                                                                               (In Thousands)

ASSETS
Cash and due from banks...........................................................     $        60    $        236
Money market investments..........................................................           4,900          10,700
Debt and equity securities available for sale.....................................              31           4,841
Investment in Bank, at equity.....................................................         167,359         138,195
Other.............................................................................              68             195
                                                                                       -----------    ------------
                                                                                       $   172,418    $    154,167
                                                                                       ===========    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities............................................     $     3,355    $      2,264
Shareholders' equity..............................................................         169,063         151,903
                                                                                       -----------    ------------
                                                                                       $   172,418    $    154,167
                                                                                       ===========    ============

                                      45-b

                        CONDENSED STATEMENTS OF INCOME

                                                                                Year ended September 30,
                                                                      ---------------------------------------------
                                                                         1997             1996           1995
                                                                      ---------------------------------------------
                                                                                     (In Thousands)

Dividends from Bank.............................................      $     27,800     $    37,352    $     26,200
Interest income.................................................               374             509             720
Interest expense................................................                --              --             (48)
Non-interest income.............................................               125           3,141             353
Non-interest expense............................................              (469)           (410)           (649)
                                                                      ------------     -----------    ------------
Income before income taxes and equity in
 undistributed earnings of Bank.................................            27,830          40,592          26,576
Income tax expense..............................................                --          (1,471)           (154)
                                                                      ------------     -----------    ------------
Income before equity in undistributed
 earnings of Bank...............................................            27,830          39,121          26,422
Excess of dividends over current year earnings..................                --          (7,115)        (14,860)
Equity in undistributed earnings of Bank........................            23,381              --              --
                                                                      ------------     -----------    ------------
Net income......................................................      $     51,211     $    32,006    $     11,562
                                                                      ============     ===========    ============



                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                Year ended September 30,
                                                                      --------------------------------------------
                                                                         1997             1996           1995
                                                                      --------------------------------------------
                                                                                     (In Thousands)


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................  $     51,211     $    32,006    $     11,562
    Adjustments to reconcile net income to net cash
     provided by operating activities:
      Undistributed earnings of the Bank............................       (23,381)          7,115          14,860
      Gain on sale of debt and equity securities
       available for sale...........................................          (125)         (3,141)           (295)
      Amortization of premiums......................................            --              --              48
      Amortization of ESOP and RRP..................................            --              --             464
      Termination of ESOP and RRP...................................            --              --           4,992
      (Increase) decrease in other assets...........................           (96)            281             392
      Increase (decrease) in other liabilities......................         1,264           1,519            (241)
                                                                      ------------     -----------    ------------
      Total adjustments.............................................       (22,338)          5,774          20,220
                                                                      ------------     -----------    ------------
    Net cash provided by operating activities.......................        28,873          37,780          31,782
                                                                      ------------     -----------    ------------

                                                                     (continued)

                                      46-a

                                                                                Year ended September 30,
                                                                         -----------------------------------------
                                                                         1997             1996           1995
                                                                         -----------------------------------------
                                                                                     (In Thousands)


CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of mortgage-backed securities
   available for sale...............................................            --              --           6,957
  Proceeds from sale of debt and equity securities
   available for sale...............................................         5,589          16,336           1,159
  Investment in Bank................................................        (4,000)             --            (105)
  Investment in debt and equity securities available for sale.......          (138)        (14,457)         (4,812)
  Principal payments on mortgage-backed securities
   available for sale...............................................            --              --           2,273
                                                                      ------------     -----------    ------------
    Net cash provided by investing activities.......................         1,451           1,879           5,472
                                                                      ------------     -----------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchases of common stock for
   treasury or retirement...........................................       (27,733)        (29,028)        (32,496)
  Proceeds from sale of treasury stock..............................            --              --           4,530
  Repayment of long term debt.......................................            --              --            (217)
  Payment of common stock dividends.................................       (10,411)         (9,427)         (8,156)
  Cash paid in lieu of fractional shares
   resulting from stock splits......................................           (13)             --              --
  Exercise of stock options.........................................         1,857           1,202             872
                                                                      ------------     -----------    ------------
    Net cash used by financing activities...........................       (36,300)        (37,253)        (35,467)
                                                                      ------------     -----------    ------------

Net increase (decrease) in cash and cash equivalents................        (5,976)          2,406           1,787
Cash and cash equivalents at beginning of year......................        10,936           8,530           8,187
Hamilton's net cash flows for the three months
 ended December 31, 1994............................................            --              --          (1,444)
                                                                      ------------     -----------    ------------
Cash and cash equivalents at end of year............................  $      4,960     $    10,936    $      8,530
                                                                      ============     ===========    ============


                                      46-b

(25)     QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data for fiscal years ended September 30, 1997 and 1996 is presented below:

                                          Fiscal 1997                                         Fiscal 1996
                      -------------------------------------------------  ----------------------------------------------------------
                                                                     Quarter Ended
                      -------------------------------------------------------------------------------------------------------------
                      September 30,  June 30,    March 31,  December 31,  September 30,  June 30,    March 31,   December 31,
                         1997        1997         1997        1996           1996          1996       1996          1995
                      ==============================================================================================================
                                                        (In Thousands except per share data)


QUARTERLY OPERATING DATA:
Interest income....... $   62,447   $  61,919   $  59,066    $  55,417     $   54,349   $  52,392  $   50,091   $  50,659
Interest expense......     33,276      31,030      28,789       27,538         27,528      26,486      25,741      26,991
                       ----------   ---------   ---------    ---------     ----------   ---------  ----------   ---------
Net interest income...     29,171      30,889      30,277       27,879         26,821      25,906      24,350      23,668
Provision for possible loan
 losses                      (300)       (300)     (1,200)        (300)          (300)       (300)       (300)       (300)
Net interest income after
provision for possible
 loan losses               28,871      30,589      29,077       27,579          26,521     25,606      24,050      23,368
                       -----------  ----------  ---------    ---------    ------------  ----------  ---------   ---------
Non-interest income:
  Loan fees and service
   charges                    687         738         699          817             676        673         790         631
Banking service fees        1,838       1,677       1,558        1,491           1,461      1,444       1,175       1,243
Fees from sale of
   investment products        392         488         573          361             307        432         444         193
Net gain on sales
 of mortgage loans
 and securities
 available for sale         1,934         117         513          117           1,972        742       1,529         507
Other                          64          53       4,574           62              80        132         108         128
Total non-interest income   4,915       3,073       7,917        2,848           4,496      3,423       4,046       2,702
                        ---------    --------     -------    ---------       ---------    -------   ---------
Non-interest expense:
General and administrative 12,809      11,663      13,418       12,159          12,280     11,714      11,631      11,910
Real estate operations, net    25         164         466          269             123        253         (46)        133
SAIF recapitalization          --          --        --             --           9,432         --          --          --
                           ------      ------      -------      --------        -------    ------      -------     ------
 Total non-interest
  expense                  12,834      11,827      13,884       12,428          21,835     11,967      11,585      12,043
Income before
 income tax expense...     20,952      21,835      23,110       17,999           9,182     17,062      16,511      14,027
Income tax expense....      7,082       8,671       9,197        7,735           3,810      7,432       7,335       6,199
                       ----------   ---------   ---------    ---------      ----------  ---------  ----------   ---------
Net income............ $   13,870   $  13,164   $  13,913    $  10,264      $    5,372  $   9,630  $    9,176   $   7,828
                       ==========   =========   =========    =========      ==========  =========  ==========   =========

Earnings per
 common share.........     $  .62     $   .58      $  .61     $    .45        $   .23     $    .41    $   .38     $   .32



Summation of the quarterly earnings per common share, due to the averaging effect of the number of shares and share equivalents throughout the year, does not necessarily equal the annual amount.

                          INDEPENDENT AUDITORS' REPORT



To The Board of Directors and Shareholders of New York Bancorp Inc.:

We have audited the accompanying consolidated statements of financial condition of New York Bancorp Inc. and Subsidiary as of September 30, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New York Bancorp Inc. and Subsidiary as of September 30, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.




/s/ KPMG Peat Marwick LLP

October 27, 1997
Jericho, New York

At September 30, 1997 there were 2,632 holders of record of common stock.

The following table shows high and low closing sales prices as reported by the New York Stock Exchange. Such prices do not necessarily reflect retail markups, markdowns or commissions.


     Fiscal year ended September 30, 1997
-----------------------------------------------------
                                             Cash
                                           Dividends
                  High          Low        Per Share
4th Quarter    $32.000       $26.344        $.15
3rd Quarter    $26.156       $20.813        $.15
2nd Quarter    $25.125       $18.656        $.1125
1st Quarter    $19.375       $16.063        $.075


     Fiscal year ended September 30, 1996
-----------------------------------------------------
                                            Cash
                                          Dividends
                  High          Low      Per Share
4th Quarter    $16.063       $12.875        $ .10
3rd Quarter    $13.063       $11.875        $ .10
2nd Quarter    $11.625       $10.750        $ .10
1st Quarter    $11.250       $ 9.875        $ .10



                                       50